As filed with the Securities and Exchange Commission on July 9, 2014
Registration No. 333-196898

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Mobileye N.V.
(Exact name of Registrant as specified in its charter)
Not Applicable
(Translation of Registrant’s name into English)

The Netherlands	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Har Hotzvim, 13 Hartom Street
P.O. Box 45157
Jerusalem 97775, Israel
+972 2 541 7333
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Mobileye, Inc.
99 Jericho Turnpike
Jericho, NY 11753
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Ofer Maharshak Chief Financial Officer Mobileye N.V. Har Hotzvim, 13 Hartom Street P.O. Box 45157 Jerusalem 97775, Israel +972 2 541 7333	James R. Tanenbaum, Esq. Nilene R. Evans, Esq. Morrison & Foerster LLP 250 West 55th Street New York, NY 10019-5201 (212) 468-8000	Phyllis G. Korff, Esq. Yossi Vebman, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036-6522 (212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Ordinary shares, nominal value €0.01		$100,000,000	$12,880

(1)
  Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)
  Includes ordinary shares that may be purchased by the underwriters to cover over-allotments, if any.
(3)
  Previously paid.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale thereof is not permitted.
Subject to Completion. Dated July 9, 2014
PROSPECTUS
Ordinary Shares

This is an initial public offering of ordinary shares by Mobileye N.V. and no public market currently exists for our shares. We are selling           of our ordinary shares and the selling shareholders identified in this prospectus are selling          of our ordinary shares. We will not receive any proceeds from the sale of shares by the selling shareholders. The estimated initial public offering price is between $          and $          per share.
Our ordinary shares have been authorized for listing on the New York Stock Exchange under the symbol “MBLY,” subject to official notice of issuance.
We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for future filings.
See “Risk Factors” on page 14 to read about factors you should consider before buying ordinary shares.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to Mobileye	$	$
Proceeds, before expenses, to the selling shareholders	$	$

(1)
  See “Underwriting (Conflicts of Interest)” for a description of the compensation payable to the underwriters.
To the extent that the underwriters sell more than           ordinary shares, the underwriters have the option to purchase up to an additional       shares from the selling shareholders at the initial price to public less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on            , 2014.
Lead book-running managers

Goldman, Sachs & Co.	Morgan Stanley

Deutsche Bank Securities

Barclays	Citigroup

Wells Fargo Securities	Baird	William Blair	Raymond James

Prospectus dated            , 2014

[Pictures for inside front cover]

Through and including            , 2014 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

We, the selling shareholders and the underwriters have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by us or on our behalf or to which we may have referred you. We, the selling shareholders and the underwriters do not take any responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may give you. We, the selling shareholders and the underwriters have not authorized any other person to provide you with different or additional information, and none of us are making an offer to sell the ordinary shares in any jurisdiction where the offer or sale thereof is not permitted. This offering is being
i

made in the United States and elsewhere solely on the basis of the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the ordinary shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.
For investors outside of the United States, we have not, nor have the selling shareholders or any underwriter, done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.
Market and Industry Data
This prospectus includes estimates of market share and industry data and forecasts that we have obtained from industry publications, surveys and forecasts, which generally state that the information contained therein has been obtained from sources believed to be reliable. In addition, this prospectus includes market share and industry data that we have prepared primarily based on our knowledge of the industry in which we operate. Unless otherwise noted, internal analysis and estimates have not been verified by independent sources. Our estimates, in particular as they relate to market share and our general expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” In addition, while all information regarding our market and industry is based on the latest data currently available to us, in some cases, some of the information may be several years old. Further, some of the data and forecasts that we have obtained from industry publications and surveys and/or internal company sources are provided in foreign currencies.
Trademarks
We have proprietary rights to trademarks used in this prospectus, including EyeQ®, that are important to our business, many of which are registered under intellectual property laws in the United States, the European Union and/or China. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.
ii

Prospectus Summary
The following summary highlights certain information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that is important to you in making a decision to invest in our ordinary shares. Before making an investment decision, you should carefully read the entire prospectus, including “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements,” the consolidated financial statements and the notes thereto. Unless otherwise indicated or the context requires, all references in this prospectus to “Mobileye N.V.,” “Mobileye,” the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to Mobileye N.V. together with its subsidiaries. We also include a glossary of some of the terms used in this prospectus as Appendix A.
Company Overview
Mobileye is the global leader in the design and development of software and related technologies for camera-based Advanced Driver Assistance Systems (“ADAS”). Our technology keeps passengers safer on the roads, reduces the risks of traffic accidents, saves lives and has the potential to revolutionize the driving experience by enabling autonomous driving. Our proprietary software algorithms and EyeQ® chips perform detailed interpretations of the visual field in order to anticipate possible collisions with other vehicles, pedestrians, cyclists, animals, debris and other obstacles. Our products are also able to detect roadway markings such as lanes, road boundaries, barriers and similar items, as well as to identify and read traffic signs and traffic lights. Our products combine high performance, low energy consumption and low cost, with automotive-grade standards. Our technology was first included in serial models in 2007. We estimate that our products were installed in approximately 3.3 million vehicles worldwide through March 31, 2014. By the end of 2014, our technology will be available in 160 car models from 18 original equipment manufacturers (“OEMs”) worldwide. Further, our products have been selected for implementation in serial production of 237 car models from 20 OEMs by 2016. Mobileye’s more than 15 years of research and development and data collected from millions of miles of driving experience give us a significant technological lead. For the past six years, we have won more than 80% of the serial productions for which we have been requested to provide a quotation.
We believe that we are well-positioned to take advantage of two key industry trends:
•
  The first trend is the evolution in the demand for ADAS, one of the fastest growing segments within the automotive electronics industry. The rapid increase in the demand for ADAS is driven by growing public acceptance and awareness of driver safety technologies and by the rising influence of regulators and national and international safety organizations that issue safety ratings to encourage manufacturers to include safety features in their new or revamped car models. As regulators and safety organizations continue to increase the types and functions of ADAS applications required to maintain high ratings, ADAS will become standard on more vehicle models and the market for our products will continue to expand significantly. Our experience to date validates the exponential increase in demand for ADAS technology. It took approximately five years from 2007 to ship the first 1.0 million EyeQ® chips. In 2013 alone, we shipped approximately 1.4 million chips. Moreover, in early 2010 our technology was sourced by seven OEMs for inclusion in 36 car models. By the end of 2014, our technology will be adopted by 18 OEMs for inclusion in 160 car models worldwide.
•
  The second trend is the race to develop autonomous driving. Autonomous driving will require ADAS technological innovations of increasing complexity. Completely autonomous driving, where the driver is not actively engaged in driving the vehicle for extended periods of time, cannot be achieved in one step. In the near future, we believe that there will be at least three technological innovations that are likely to revolutionize the driving experience. The first innovation involves hands-free-capable driving at highway speeds and in congested traffic situations. We have design wins from two OEMs to launch these features in 2016, and are in development programs with an additional six OEMs for potential launch in 2018. The next two innovations, which we believe could launch as early as 2018, are the inclusion of country road capabilities and city traffic capabilities. These innovations should require only minor additional sensing hardware, but significant algorithmic advances, which we are currently developing. We believe the cost of our enabling technology, including hardware, software, packaging and related elements, will be well within acceptable automotive industry levels, which will provide us with a competitive advantage and accelerate the migration of the technology from premium to mass market car models.
We offer the only camera-based ADAS technology that covers all major safety and convenience-related functions available in the market today:
•
  Safety Functions
•
  Lane functions — Lane Departure Warning (LDW) and Lane Keeping and Support (LKS);
•
  Vehicle detection functions — Forward Collision Warning (FCW), Headway Monitoring and Warning (HMW), Adaptive Cruise Control (ACC), Traffic Jam Assist and Automatic Emergency Braking (AEB);
•
  Pedestrian detection functions — Pedestrian Collision Warning (PDW) and Pedestrian AEB;
•
  Convenience and Driving Enhancement Functions — Intelligent High Beam Control (IHC), Traffic Sign Recognition (TSR) and Speed Limit Indicator (SLI); and
•
  Autonomous Driving Technologies — Drivable path delimiter capabilities, including detection of curbs, barriers, construction zone obstructions, general obstacles, road bumps, potholes and debris.
We have strong direct relationships with OEMs. Mobileye’s products are or will be available in production vehicles from most of the global OEMs, including:
Adam Opel AG
Audi AG
Bayerische Motoren Werke (BMW) AG — BMW, Mini and Rolls Royce
Chrysler Group LLC — Chrysler, Dodge and Jeep
Fiat S.p.A.
Ford Motor Company — Ford and Lincoln
General Motors Company —  Buick, Cadillac, Chevrolet and GMC
Honda Motor Company, Ltd
HKMC — Hyundai and Kia
Jaguar Land Rover Automotive PLC — Jaguar and Land Rover
MAN SE
Mitsubishi Group
Nissan Motor Co., Ltd. —  Nissan and Infinity
PSA Peugeot Citroën —  Peugeot and Citroën
Renault S.A.
Scania Aktiebolag (publ)
Tesla Motors, Inc.
Volvo Car Corporation
Yulon Motor Co., Ltd.
IVECO
We supply our technology to OEMs through automotive system integrators, known as Tier 1 companies, which are direct suppliers to vehicle manufacturers. Sales to our OEM segment represented approximately 89% and 78% of our total revenues in the three months ended March 31, 2014 and the year ended December 31, 2013, respectively. Our Tier 1 customers include Magna Electronics Inc., TRW Automotive Holdings Corp., Autoliv, Inc., Delphi Automotive Plc, Gentex Corporation, Kansei Corporation, Leopold Kostal GmbH and Mando Corporation as well as Bendix Corporation and Mobis Transportation Alternatives, Inc. working jointly with TRW.

We also offer our technology as an aftermarket product in vehicles that do not come pre-equipped with such technology. Our aftermarket customers include commercial and governmental fleets, telematics providers and insurance companies. Since 2007, our aftermarket products have been installed in more than 120,000 vehicles. Aftermarket sales represented approximately 11% and 22% of our total revenues in the three months ended March 31, 2014 and the year ended December 31, 2013, respectively.
We have experienced significant growth in revenues in the last three years. For the years ended December 31, 2013, 2012 and 2011, our total revenues were $81.2 million, $40.3 million and $19.2 million, respectively, representing year-over-year growth in total revenues of 102% and 110% for our two most recent fiscal years. Over the same periods, we improved from net losses of $13.4 million in 2011 and $53,000 in 2012, to net income of $19.9 million in 2013. Our total revenues in the three months ended March 31, 2014 and 2013 were $35.6 million and $11.7 million, respectively, and our net loss was $19.6 million and $2.6 million, respectively. Our net income (loss) excluding the effects of share-based compensation, a non-GAAP measure, was $12.6 million and $1.9 million in the three months ended March 31, 2014 and 2013, respectively, and $33.1 million, $1.8 million and $(12.3) million in 2013, 2012 and 2011, respectively. See note (3) to “Summary Financial Information” for a reconciliation of Net Income (Loss) Before Share-Based Compensation to Net Income (Loss).
Market Opportunity
Road traffic accidents and injuries remain a major unresolved problem worldwide. The World Health Organization (the “WHO”) estimates that there were 1.24 million deaths on the world’s roads in 2010. The WHO also estimates that road traffic accidents can adversely affect 1-3% of a country’s gross domestic product. In 2011, AAA estimated that auto accidents cost the United States $300 billion annually. As a result, reducing traffic injuries has been a critical priority for governments, safety organizations and the automotive industry. Making vehicles safer has been critical to reducing road traffic injuries. The U.S. Insurance Institute for Highway Safety (the “IIHS”) cites studies finding that more than 90% of vehicular accidents are due to human factors. IIHS has estimated that if all vehicles were equipped with forward collision warning, lane departure warning, side-view assist, and adaptive headlights, as many as 1.9 million crashes involving passenger vehicles could be prevented or mitigated each year, including about one of every three fatal crashes and one of every five serious or moderate injury crashes. The ADAS market is a new and growing market. We believe that major regulatory changes, together with increased customer awareness of the benefits of active safety technology, will drive ADAS adoption to the point where the vast majority of new cars produced will be equipped with one or more ADAS capabilities.
Automobile safety is driven both by regulation and the availability to consumers of independent assessments of the safety performance of different car models, which have encouraged OEMs to produce cars that are safer than those required by law. In many countries, new car assessment programs (“NCAPs”), particularly the European NCAP, and the U.S. NCAP administered by the U.S. National Highway Traffic Safety Administration (the “NHTSA”), have created a “market for safety.” Car manufacturers seek to demonstrate that their new and revamped car models satisfy the NCAP’s highest rating, typically five stars, or can “tick the box” on the new car sticker. National NCAPs will continue to add specific ADAS applications to their evaluation items over the next several years, led by the European NCAP. We believe that this global rollout will lead to harmonized requirements across key geographic areas. For example, in 2014, the European NCAP increased its active safety weighting to 20% from 10%, meaning that a 5-star rating will require one or more active safety systems on each vehicle model; by 2017 active safety functions will be required to achieve a 4-star rating. Similarly, the U.S. NCAP continues to add ADAS features to its evaluation items, including forward collision warning and lane departure warnings, begun in 2011, and rearview video systems beginning in 2014. In addition, the IIHS has added collision avoidance technology such as FCW to its criteria for awarding a “Top Safety Pick+” rating.
In recent years, there has been increasing emphasis on “autonomous”, “automated” or “self-driving” vehicles. Self-driving vehicles are those in which operation of the vehicle occurs without direct driver input to control the steering, acceleration and braking, and are designed so that the driver is not expected to monitor the roadway constantly while operating in self-driving mode. Self-driving vehicles range from single applications with the driver required to continuously monitor traffic to semi-autonomous or fully autonomous driving where the driver increasingly relinquishes control. Semi-autonomous driving, under certain conditions, such as highway driving, means the driver does not have to monitor traffic continuously but must be ready to control the vehicle. Fully autonomous driving under all situations will not require any driver input. The move to the autonomous vehicle is expected to introduce significant potential economic savings as well as further reduce traffic accidents. While fully autonomous driving is not expected in the near future, we believe that there will be ongoing introductions of semi-autonomous driving capabilities. We believe these capabilities will start with hands-free highway driving that will gradually extend to other types of roadways, such as country and city driving. ADAS applications that warn, but do not perform a control function, are not, for this purpose, considered automated driving, but they are necessary for effective performance of the control functions. The key factors in the growth of autonomous driving will be increased safety, consumer demand and economic and social benefits, which we expect will subsequently be reflected in automobile regulations and rating systems. Controlling the costs of the systems is also critical as many studies have shown that consumers are interested in safety but are also very sensitive to costs.
Our Solution
Our sophisticated software algorithms and proprietary EyeQ® system on a chip (“SoC”) combine high performance, low energy consumption and low cost, with automotive-grade standards to provide drivers with interpretations of a scene in real-time and an immediate evaluation based on the analysis. Our products use monocular camera processing that works accurately alone, or together with radar for redundancy. We expect to launch products that work with multi-focal cameras for automated driving applications with the same high performance, low energy consumption and low cost starting in 2016.
Led by Professor Amnon Shashua, our co-Founder, Chief Technology Officer and Chairman, our more than 320 engineers and other research and development personnel have a history of innovation. We believe our position as the camera-based ADAS market leader is based on the following competitive strengths:
•
  All applications in one camera, resulting in cost savings and greater convenience — We have always understood that it was essential to develop the entire spectrum of camera functionalities in order to position the camera as the primary sensor due to its cost and packaging convenience. We provide all applications in a single system and camera. We believe this makes our solution compelling to OEMs. Further, many of our planned additional applications require a simple update to the software rather than costly and time-consuming changes to the hardware itself. We believe that as internet access becomes more available in cars, software updates may even be made wirelessly.
•
  Large validation datasets train and optimize our complex proprietary algorithms — Mobileye’s more than 15 years of ADAS research and development, largest number of serial production models in the industry and experience with most global OEMs have yielded millions of miles of road experience data covering more than 40 countries at all times of day and in multiple scenarios – highway, country, city – across hundreds of vehicle models. Our large datasets, unbiased as to any OEM, give us the unequalled ability to train and optimize our proprietary algorithms. We can also fully validate safety functions, which is crucial in order to avoid false-positive actuations, such as an inappropriate AEB actuation. We believe that no other company in the world has road experience datasets as deep and as wide as ours.
•
  We seek to work with all OEMs and Tier 1 companies — We seek to work with all OEMs and with Tier 1 companies. We believe our hybrid approach of working directly with OEMs to customize and validate our products and making our products available to multiple Tier 1 companies that may respond to a request for quotation (“RFQ”) for the same serial production contract offers us the opportunity for the greatest market share.

•
  Long-standing relationships with OEMs and Tier 1 companies provide for a leading and defensible market position — Our market leadership results from many years of review and validation from 20 of the global OEMs and our relationship with most of the leading Tier 1 companies. In early 2010 our proprietary technology was in 36 car models from seven OEMs. We currently have sourcing agreements for our technology to be in 237 car models from 20 OEMs by 2016. We expect that as regulations and ratings require more active safety features, more cars and more car models will have a camera. As the leading provider of camera-based ADAS, we are well-positioned to benefit from this trend. We believe there are significant barriers to entry to the ADAS market, particularly the camera-based market, primarily based on our innovative proven technology and our continued development of more advanced and innovative technology. In addition, our leading market position, combined with the very high investment of time and resources required, makes penetrating this market challenging. We believe that it can take up to seven years from the time a company has effective technology before it could be implemented in a vehicle.
•
  Self-designed, cost effective EyeQ® microchip — We have designed our own microprocessor chip that has the computing power to run LDW, FCW, AEB (for vehicles and pedestrians), TSR, AHC, ACC, Free-Space Analysis, debris detection, and more — at a frame rate of above 20 fps. We believe this kind of computational load is unusually high on a portable device. Our EyeQ® SoC is capable of achieving a very high throughput at a very low power consumption and very low cost. Each new generation of the EyeQ® SoC is many times faster than its predecessor, allowing for more and better image analysis. EyeQ2® was approximately six times faster than the original EyeQ®; EyeQ3®, launched in vehicles in 2015, is approximately eight times faster than EyeQ2®; and we are currently designing EyeQ4®, which we expect to launch in 2018. We believe our system is the only one that offers the full suite of ADAS applications currently available, and many of our additional applications will only require software updates, rather than additional hardware.
•
  Highly scalable business model — Our business model results in strong operating margins, and in 2013, we generated operating income and net income for the first time. We believe that our business can grow significantly without corresponding increases in fixed and capital expenditures because we have strong existing relationships with nearly all OEMs and Tier 1 companies, and are not reliant on traditional sales and marketing processes to develop the OEMs business.
Our Growth Strategies
We intend to expand our operations and continue to lead the ADAS market by:
•
  Capitalizing on regulatory and safety rating changes promoting standard feature ADAS — By 2015, we believe that in order to attain a four-star or five-star safety rating, a vehicle will need to be equipped with camera-based ADAS. As a result, OEMs have been moving to adopt ADAS technology as standard equipment on the majority of new launches of existing models as well as of most new models. We believe we are strongly positioned to benefit from the increased demand for ADAS and we have already been sourced for standard feature programs by 20 of the global OEMs. Further, we work with the European NCAP, the NHTSA and other NCAPs to demonstrate the capabilities and reliability of our technology and to help ensure that they develop regulations and ratings that address the full range of benefits that we believe ADAS can offer.
•
  Exploiting the advantages of camera-only ADAS — We believe the camera sensor is key for mass adoption of active safety features because only a camera can perform the full suite of ADAS functions at a reliability level that can ensure both real world performance in complex cluttered environments and offer acceptable false-positive levels. Unlike other sensor modalities, such as radar and lidar, which do not incorporate the full panoply of ADAS functions, camera-only ADAS reduces cost and package constraints.

•
  Leading the development of ADAS specifically for automated driving — We believe that we will be the first to supply the underlying technology to launch commercially viable semi-autonomous driving at highway speed. The move towards hands-free driving necessitates additional capabilities, such as traffic-light detection, detection of obstacles outside the driving path and significant growth of scene understanding in order to support automatic lateral control of the vehicle. We believe the camera is the sensor best suited to address the functionalities necessary for automated driving. Effective automated driving will require the coordination of multiple cameras around the vehicle to provide both a wide field of vision and protective redundancy. We have been designing new multiple cameras configurations to support the higher safety standards required for hands-free driving and have been further developing our existing AEB functions to meet even higher reliability standards. As we continue to gain experience in this area, we expect to be a leader in additional ADAS for automated driving.
•
  Creating additional and enhanced applications — We expect to launch full-braking, camera-only AEB with multiple OEMs in early 2015. We expect to launch additional and enhanced applications in 2014 and 2015, including “no entry” sign detection, new traffic signs, animal detection, general object detection, free space or construction zone assist, traffic light detection, pothole detection and debris detection. As we continue to expand the suite of ADAS we offer, we believe our technological advantages over our competitors will continue to grow.
•
  Developing surround-view capabilities — We are working on rear-view camera ADAS and surround-view ADAS, both of which are also critical to effective automated driving and the emerging market for automated parking functionality. The rear-view camera will also be critical to winning new serial production because in March 2014, the NHTSA issued a final rule requiring rear visibility technology in all new vehicles under 10,000 pounds by May 2018 to prevent backover accidents. Currently, OEMs offer surround-view cameras that display a bird’s-eye-view of the area around the car to assist the driver in manually parking. We are working with one OEM to launch the next generation of surround-view functionality, not merely for display but also for processing visual information to aid the function of automated parking.
•
  Winning additional serial productions with existing and new OEMs — We intend to leverage our strong relationships with existing OEM customers to win additional serial production contracts in order to make ourselves a fundamental component of our OEMs’ global platforms. We also believe our superior product and demonstrated ability to work with OEMs and Tier 1 companies will enable us to win serial production contracts from additional global and smaller OEMs for automobiles, as well as buses, trucks and other vehicles, which may require specialized customization.
•
  Expanding our aftermarket product sales — Our aftermarket products can be fitted for both automotive and truck uses. We believe there is significant opportunity for growth in our sales to fleet owners, fleet telematics providers, insurance companies, vehicle importers, public transportation providers, taxi operators and OEMs that may seek to offer our aftermarket product for vehicles that do not contain ADAS technology as a standard feature. We believe that we can leverage the growing public acceptance and awareness of driver safety technologies and the rising influence of “five-star” quality ratings in new car models to market our ADAS aftermarket products as well. We also seek to promote regulation that will mandate or encourage aftermarket installation of ADAS technology for certain usages, such as fleets, or certain drivers, such as young drivers.

Summary Risk Factors
Our business is subject to risks, as discussed more fully in the section entitled “Risk Factors” beginning on page 14. You should consider carefully all of the risks discussed in the “Risk Factors” section before investing in our ordinary shares. In particular, the following factors may have an adverse effect on our business, cause a decrease in the price of our ordinary shares and result in a loss of all or a portion of your investment:
•
  There is no assurance that monocular camera processing will be the dominant sensor modality in the ADAS industry.
•
  If we are unable to develop and introduce new ADAS functions and improve existing functions in a cost-effective and timely manner, our business, results of operations and financial condition would be adversely affected.
•
  We depend on STMicroelectronics N.V. to manufacture our EyeQ® chips.
•
  We may incur material costs as a result of actual or alleged product defects, product liability suits, and warranty and recall claims.
•
  We invest effort and money seeking OEM validation of our products, and there can be no assurance that we will win production models, which could adversely affect our future business, results of operations and financial condition.
•
  The period of time from a design win to implementation is long and we are subject to the risks of cancellation or postponement of the contract or unsuccessful implementation.
•
  We are dependent on our Founders.
•
  We may be unable to attract and retain key personnel, which could seriously harm our business.
•
  Our aftermarket segment is subject to a number of risks, including our ability to forecast demand for our aftermarket products, our ability to market our aftermarket products effectively and risks related to the manufacture of our aftermarket products in China.
•
  Our business would be adversely affected if certain OEMs were to change their ADAS technology and not include our products in future models.
•
  If we do not maintain sufficient inventory, we could lose sales.
•
  We may not be able to adequately protect or enforce our intellectual property rights, and our efforts to do so may be costly.
•
  We may become subject to litigation brought by third parties claiming infringement by us of their intellectual property rights.
•
  We may be required to pay monetary remuneration to employees who develop inventions, even if the rights to such inventions have been assigned to us and the employees have waived their rights to royalties or other compensation.
•
  In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes and know-how.
•
  Disruptions to our IT system may disrupt our operations and materially adversely affect our business and results of operations.
•
  We have a history of losses. Although we had net income in accordance with U.S. GAAP in the year ended December 31, 2013, we had a net loss in accordance with U.S. GAAP in the three months ended March 31, 2014, and there is no assurance that we will become and remain profitable.
•
  We have a material weakness in our internal control over financial reporting, which resulted in the restatement of our 2013 earnings per share.

•
  Our Founders and certain shareholders will retain a significant level of control over most matters requiring shareholder approval following this offering.
Implications of Being an Emerging Growth Company
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act (“SOX”) and reduced disclosure obligations regarding executive compensation in our periodic reports.
Under the JOBS Act, we will remain an “emerging growth company” until the earliest of:
•
  the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;
•
  the last day of the fiscal year following the fifth anniversary of completion of this offering;
•
  the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and
•
  the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will qualify as a “large accelerated filer” as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months; the value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter.
The JOBS Act also provides that an “emerging growth company” can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the ”Securities Act”), for complying with new or revised accounting standards. However, we are choosing to “opt out” of such extended transition period, and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for companies that are not “emerging growth companies.” Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
Corporate Information and Share Recapitalization
We were founded in Israel in 1999 by Professor Amnon Shashua, our Chief Technology Officer and Chairman, and Mr. Ziv Aviram, our President, Chief Executive Officer and a director, whom we refer to together as our Founders. In 2001, we incorporated Mobileye B.V. as the holding company in The Netherlands for all of our worldwide activities. In July 2003, Mobileye B.V. was converted into Mobileye N.V., a Dutch limited liability company. Our management is located in Israel. On July   , 2014, all outstanding ordinary shares, Class A, Class B, Class C, Class D, Class E and Class F shares, € 0.01 nominal value per share, were split   -for-one into shares of the same class (the “Stock Split”), and immediately prior to this offering, all shares of all classes other than ordinary shares will convert into ordinary shares, € 0.01 nominal value per share, on a one-to-one basis (collectively, the “Share Recapitalization”). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Corporate Information and Share Recapitalization” and “Description of Share Capital.”
Our executive offices and primary operations are located at Har Hotzvim, 13 Hartom Street, Jerusalem 97775, Israel and our telephone number at this location is +972-2-541-7333. Our website address is http://www.mobileye.com. The reference to our website is an inactive textual reference only, the information that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our ordinary shares.

The Offering
Ordinary shares offered by us
          ordinary shares, €0.01 nominal value per share
Ordinary shares offered by the selling shareholders
          ordinary shares, €0.01 nominal value per share (          ordinary shares if the underwriters exercise their over-allotment option in full)
Over-allotment option
The selling shareholders have granted the underwriters the right to purchase up to an additional           ordinary shares within 30 days of            , 2014, the date of this prospectus, to cover over-allotments, if any, in connection with the offering.
Ordinary shares to be outstanding after this offering
          ordinary shares, €0.01 nominal value per share
Use of Proceeds
We estimate that the net proceeds to us from this offering, after deducting the underwriting discount and estimated offering expenses, will be approximately $           million, assuming the ordinary shares are offered at $           per share, the mid-point of the estimated offering price range set forth on the cover page of this prospectus.
We intend to use the net proceeds of this offering as follows: (i) $30 million to purchase EyeQ® chips and Mobileye 5-Series aftermarket inventory and (ii) the balance for general corporate purposes, which may include working capital, capital expenditures and the acquisition of assets, technologies or companies complementary to our business. We will not receive any of the proceeds from the sale of ordinary shares by the selling shareholders.
Dividend policy
We do not intend to pay dividends on our ordinary shares for the foreseeable future following this offering.
Risk Factors
Investing in our ordinary shares involves a high degree of risk. Before buying any ordinary shares, you should read the discussion of material risks of investing in our ordinary shares in “Risk Factors” beginning on page 14.
Conflicts of Interest
Certain affiliates of Goldman, Sachs & Co., an underwriter in this offering, beneficially own 17.5% of our outstanding ordinary shares prior to this offering, will sell           ordinary shares in this offering (          ordinary shares if the underwriters exercise their over-allotment option in full) and will own    % of our ordinary shares after giving effect to this offering (   % if the underwriters exercise their over-allotment option in full). See “Principal and Selling Shareholders.” Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Rule 5121 requires that a “qualified independent underwriter” meeting certain standards participate in the preparation of the registration statement and prospectus and exercise the usual standards of due diligence with respect thereto. Morgan Stanley & Co. LLC will act as a “qualified independent underwriter” within the meaning of Rule 5121 in connection with this offering. Goldman, Sachs & Co.

will not confirm sales of the shares to any account over which it exercises discretionary authority without the prior written approval of the customer. See “Underwriting (Conflicts of Interest) — Relationships with the Underwriters.”
NYSE symbol
MBLY
The number of our ordinary shares to be outstanding after this offering assumes completion of the Share Recapitalization immediately prior to the date hereof and excludes           ordinary shares issuable upon the exercise of outstanding options. Unless otherwise indicated, all information in this prospectus assumes an initial public offering price of $    per ordinary share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus. The exercise of the underwriters’ option to purchase up to an additional           ordinary shares from the selling shareholders to cover over-allotments will not affect the number of ordinary shares outstanding after this offering.

Summary Financial Information
The following table summarizes our financial data. We have derived the summary consolidated statement of operations data for the three years ended December 31, 2013, 2012 and 2011 and the consolidated balance sheet data as of December 31, 2013 and 2012 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary consolidated statement of operations data for the three months ended March 31, 2014 and 2013 and the consolidated balance sheet data as of March 31, 2014 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the summary financial information as of March 31, 2014 and for the three months ended March 31, 2014 and 2013 reflects all adjustments (consisting only of normal recurring adjustments) that are necessary to state fairly the results for such interim period. We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Our historical results are not necessarily indicative of the results that should be expected in the future. The summary of our consolidated financial data set forth below should be read together with our consolidated financial statements and the related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

	Year ended December 31,			Three months ended March 31,
	2013 (Restated)	2012	2011	2014	2013
	(in thousands, except per share data)
Statement of Operations Data
Revenues	$81,245	$40,285	$19,168	$35,649	$11,738
Cost of Revenues	21,130	12,219	6,863	8,810	3,213
Gross Profit	60,115	28,066	12,305	26,839	8,525
Operating Costs and Expenses
Research and Development, net	22,309	15,866	15,377	8,621	4,606
Sales and Marketing	12,331	6,434	6,134	2,842	4,890
General and Administrative	10,277	7,418	2,567	30,851	2,291
Operating Profit (Loss)	15,198	(1,652)	(11,773)	(15,475)	(3,262)
Interest Income	1,059	1,531	1,543	385	351
Financial Income (Expenses), net	1,389	402	(2,709)	(286)	536
Profit (Loss) Before Taxes on Income	17,646	281	(12,939)	(15,376)	(2,375)
Benefit (Taxes) on Income	2,274	(334)	(447)	(4,183)	(192)
Net Income (Loss)	$19,920	$(53)	$(13,386)	$(19,559)	$(2,567)
Basic and Diluted Loss per Share(1)
Amount Allocated to Participating Shareholders	$(16,105)	$—	$—	$—	$—
Adjustment as a Result of Benefit to Participating Shareholders	(229,832)	—	—	—	—
Net Loss Applicable to Class A Ordinary Shares	$(226,017)	$(53)	$(13,386)	$(19,559)	$(2,567)
Basic and Diluted	$(30.15)	$(0.01)	$(1.67)	$(3.05)	$(0.32)
Weighted Average Number of Shares Used In Computation of Loss per Class A Ordinary Share
Basic and Diluted	7,495	8,038	8,038	6,414	8,038
Pro Forma Earnings per Share (Unaudited)(2)
Net Income	$19,920			$(19,559)
Basic	$0.51			$(0.48)
Diluted	$0.49			$(0.48)
Weighted Average Number of Shares Used in Computation of Pro Forma Earnings per Share
Basic	39,135			40,503
Diluted	40,986			40,503

	December 31,		March 31,
	2013	2012	2014
	(in thousands)
Balance Sheet Data
Cash, Cash Equivalents, Short Term Deposits and Marketable Securities	$124,284	$60,940	$129,451
Inventories	11,354	9,275	11,881
Long-Term Assets	12,997	9,681	16,557
Total Assets	168,228	89,994	185,042
Long-Term Liabilities	9,715	7,118	11,981
Accumulated Deficit	(100,887)	(120,807)	(120,446)
Total Shareholders’ Equity	142,638	71,568	156,092

	Year ended December 31,			Three months ended March 31,
	2013	2012	2011	2014	2013
	(in thousands)
Other Financial Data
Net Income (Loss) Before Share-Based Compensation(3)	$33,051	$1,802	$(12,268)	$12,614	$1,929

(1)
  Prior to this offering and the Share Recapitalization, our issued share capital has been composed of Class A ordinary shares (with no liquidation preference), ordinary shares (with liquidation preference), Class B, C, D, E, F1 and F2 Shares, all at EUR 0.01 par value. The only class of outstanding shares without a liquidation preference is the Class A ordinary shares. Therefore, under U.S. GAAP, earnings per share must be computed based on the outstanding Class A ordinary shares. Basic and diluted loss per share has been restated as described in Note 2(x) to our audited consolidated financial statements included elsewhere in this prospectus. For additional information, see Notes 8 and 9 to our audited consolidated financial statements included elsewhere in this prospectus and see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Comparison of Results of Operations for 2013, 2012 and 2011 — Earnings Per Share.”
(2)
  The pro forma earnings per share calculation for the year ended December 31, 2013 and the three months ended March 31, 2014 assumes the conversion of all outstanding shares (including Class A ordinary shares) to ordinary shares with no liquidation preferences on a one-to-one basis as set forth in our articles of association. See Note 9 to our audited consolidated financial statements and Note 6 to our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus.
(3)
  We prepare this non-GAAP measure to eliminate the impact of items that we do not consider indicative of our overall operating performance. To arrive at our non-GAAP net income (loss), we exclude share-based compensation expense from our GAAP net income (loss). We believe that this non-GAAP measure is useful to investors in evaluating our operating performance for the following reasons:
•
  We believe that elimination of share-based compensation expense is appropriate because treatment of this item may vary for reasons unrelated to our overall operating performance;
•
  We use this non-GAAP measure in conjunction with our GAAP financial measure for planning purposes, including the preparation of our annual operating budget, as a measure of operating performance and the effectiveness of our business strategies and in communications with our board of directors concerning our financial performance;

•
  We believe that this non-GAAP measure provides better comparability with our past financial performance, facilitates better period-to-period comparisons of operational results and may facilitate comparisons with similar companies, many of which may also use similar non-GAAP financial measures to supplement their GAAP reporting; and
•
  We anticipate that, after consummating this offering, our investor presentations and those of securities analysts will include non-GAAP measures to evaluate our overall operating performance.
Non-GAAP measures should not be considered as an alternative to gross profit, income (loss) from operations, net income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP measure may not be comparable to similarly titled measures of other organizations because other organizations may not calculate non-GAAP measures in the same manner. You are encouraged to evaluate these adjustments and the reason we consider them appropriate.
Set forth below is the reconciliation of Net Income (Loss) Before Share-Based Compensation to Net Income (Loss):

	Year ended December 31,			Three months ended March 31,
	2013	2012	2011	2014	2013
	(in thousands)
Net Income (Loss)	$19,920	$(53)	$(13,386)	$(19,559)	$(2,567)
Share-Based Compensation	13,131	1,855	1,118	32,173	4,496
Net Income (Loss) Before Share-Based Compensation	$33,051	$1,802	$(12,268)	$12,614	$1,929

Risk Factors
An investment in our ordinary shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our ordinary shares. Our business, financial condition or results of operations could be materially and adversely affected if any of these risks occurs and, as a result, the market price of our ordinary shares could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors.
Risks Related to Our Business
There is no assurance that monocular camera processing will be the dominant sensor modality in the ADAS industry.
Although we believe that monocular camera processing, the technology behind our ADAS, is, and will continue to be, the industry standard for ADAS, it is possible that other sensor modalities, such as radar or lidar — or a new, disruptive modality based on new or existing technology — will achieve acceptance or dominance in the market. If ADAS based on other sensory modalities gain acceptance by the market, regulators and safety organizations in place of or as a substitute to monocular camera processing, and we do not win additional production models to the same extent as we have to date, our business, results of operations and financial condition would be adversely affected.
If we are unable to develop and introduce new ADAS functions and improve existing functions in a cost-effective and timely manner, our business, results of operations and financial condition would be adversely affected.
Our business and future operating results will depend on our ability to complete development of existing ADAS programs and to develop and introduce new and enhanced ADAS functions that incorporate the latest technological advancements in outdoor image processing hardware, software and camera technologies and to satisfy evolving customer, regulatory and safety rating requirements. This will require us to invest resources in research and development and also require that we:
•
  design innovative and safety- and comfort-enhancing features that differentiate our products from those of our competitors;
•
  cooperate effectively on new designs with our OEM and Tier 1 customers;
•
  respond effectively to technological changes or product announcements by our competitors; and
•
  adjust to changing market conditions and regulatory and rating standards quickly and cost-effectively.
If there are delays in or we fail to complete our existing and new development programs, we may not be able to win additional production models or satisfy our OEM customers’ requirements, and our business, results of operations and financial condition would be adversely affected. In addition, we cannot assure you that our investment in research and development will lead to any corresponding increase in revenue, in which case our business, results of operations and financial condition would also be adversely affected.
We depend on STMicroelectronics N.V. to manufacture our EyeQ® chips.
We purchase all of our EyeQ® chips from STMicroelectronics N.V. All of our EyeQ® chips are produced at a single facility in France. Since our EyeQ® chip is incorporated in all of our products, any problems that occur and persist in connection with the manufacture, delivery, quality or cost of the assembly and testing of our EyeQ® chips could have a material adverse effect on our business, results of operations and financial condition that might not be fully offset by any inventory of EyeQ® chips that we maintain. Because of the complex proprietary nature of our EyeQ® chips, any transition from

STMicroelectronics N.V. to a new supplier or, if there were a disaster at the facility, bringing a new facility online, would take a significant period of time to complete and could potentially result in our having insufficient inventory, which could adversely affect our business, results of operations and financial condition. In addition, our contractual relationship with STMicroelectronics N.V. does not lock in rates for the long term, and both we and STMicroelectronics N.V. are free to terminate the arrangement at any time. Further, we are vulnerable to the risk that STMicroelectronics N.V. may become bankrupt.
We may incur material costs as a result of actual or alleged product defects, product liability suits, and warranty and recall claims.
Our software and EyeQ® chips are complex and could have, or could be alleged to have, defects in design or manufacturing or other errors or failures. STMicroelectronics N.V. is responsible for quality control and procedures for testing and manufacturing of our EyeQ® chips to our specifications, but we retain liability for failure in production caused by defective EyeQ® chip design or error, or if the software design does not function as represented. Material defects in any of our products could thus result in decreasing revenues due to adverse publicity, increased operating costs due to legal expenses and the possibility of consumer products liability. Although we have product liability insurance of up to an aggregate of $30 million, there is no assurance that such insurance will be adequate to cover all of our potential losses. Accordingly, we could experience significant costs, including defense costs, if we were required to recall our products or if we experience material warranty or product liability losses in the future. Product liability claims present the risk of protracted litigation, financial damages, legal fees and diversion of management’s attention from the operation of our business. We use disclaimers, limitations of liability and similar provisions in our agreements, but we have no assurance that any or all of these provisions will prove to be effective barriers to product liability claims.
Furthermore, the automotive industry in general is subject to litigation claims due to the nature of personal injuries that result from traffic accidents. As a provider of products related to, among other things, preventing traffic accidents, we could be subject to litigation for traffic-related accidents, even if our products or services or the failure thereof did not cause any particular accident. The emerging technologies of ADAS and autonomous driving have not yet been litigated or legislated to a point whereby their legal implications are well documented. As a provider of such products, we may become liable for losses that exceed the current industry and regulatory norms. If such a punitive liability landscape develops, we may also incur demand-related losses due to a reduction in the number of OEMs offering such technology.
In the event that we are required to pay significant damages as a result of one or more lawsuits that are not covered by insurance or that exceed our coverage limits, it could materially harm our business, results of operations and financial condition. The defense against such claims —  even if they are ultimately unsuccessful — could cause us to incur significant expenses and result in a diversion of management’s attention.
In addition, if any of our products are, or are alleged to be, defective, we may be required to participate in a recall of such products if the defect or the alleged defect relates to motor vehicle safety. OEMs are increasingly looking to their suppliers for contribution when faced with product liability, warranty and recall claims. Depending on the terms under which we supply our products, an OEM may hold us (through our Tier 1 customer that sold our products to the OEM) responsible for some or all of the entire repair or replacement costs of these products under the OEM’s new vehicle warranties. Our costs associated with recalls or providing product warranties could be material. Product liability, warranty and recall costs could have an adverse effect on our business, results of operations and financial condition.

We invest effort and money seeking OEM validation of our products, and there can be no assurance that we will win production models, which could adversely affect our future business, results of operations and financial condition.
We invest effort and money from the time of our initial contact with an OEM to the date on which the OEM chooses our technology for ADAS applications to be incorporated into one or more specific vehicle models to be produced by the OEM. The OEM acquires our products through a Tier 1 supplier, which integrates our proprietary software and EyeQ® chip into a complete ADAS product that it manufactures. This selection process is known as a “design win.” We could expend our resources without success. After a design win, it is typically quite difficult for a product or technology that did not receive the design win to displace the winner until the OEM issues a new RFQ because it is very unlikely that an OEM will change complex technology until a vehicle model is revamped. In addition, the firm with the winning design may have an advantage with the OEM going forward because of the established relationship between the winning firm and such OEM, which could make it more difficult for such firm’s competitors to win the designs for other production models. If we fail to win a significant number of OEM design competitions in the future, our business, results of operations and financial condition would be adversely affected.
The period of time from a design win to implementation is long and we are subject to the risks of cancellation or postponement of the contract or unsuccessful implementation.
Our products are technologically complex, incorporate many technological innovations and are typically intended for use in safety applications. Prospective OEM customers generally must make significant commitments of resources to test and validate our products before including them in any particular model vehicle. The development cycles of our products with new OEM customers are approximately one to three years after a design win, depending on the OEM and the complexity of the product. These development cycles result in our investing our resources prior to realizing any revenues from the production models. Further, we are subject to the risk that an OEM cancels or postpones implementation of our technology, as well as that we will not be able to implement our technology successfully. Further, our sales could be less than forecast if the vehicle model is unsuccessful, including reasons unrelated to our technology. Long development cycles and product cancellations or postponements may adversely affect our business, results of operations and financial condition.
We are dependent on our Founders.
We are dependent on Professor Amnon Shashua, our co-Founder, Chief Technology Officer and Chairman, and Mr. Ziv Aviram, our co-Founder, President, Chief Executive Officer and a director. Mobileye Vision Technologies Ltd., our Israeli subsidiary (“MVT”), has entered into employment agreements with Professor Shashua and Mr. Aviram through 2019 and both have substantial equity holdings in us. Under these agreements, Professor Shashua and Mr. Aviram will also not be permitted to compete with us or to hire our employees during the term of their employment and for 18 months thereafter if they were to leave our company for any reason. Furthermore, each of Professor Amnon Shashua and Ziv Aviram agreed in a Founders Agreement filed as an exhibit to the registration statement of which this prospectus is a part not to terminate his employment until the earlier of the third anniversary of the closing of this offering or an Acquisition (as defined), and agreed not to compete with us or to solicit any of our employees, subject to customary exceptions. See “Certain Relationships and Related Party Transactions — Company Founders Agreement.” The enforceability of non-competition covenants in Israel is subject to limitations. In addition, we do not have key-man life insurance for either of our Founders. The loss of either of them or other key members of management could adversely affect our business, financial condition or results of operations.
Pursuant to his employment agreement, Professor Shashua will be permitted to spend up to 50 hours per month on teaching and graduate student supervision at the Hebrew University and on business activities unrelated to us, so long as such activities do not involve companies in businesses substantially similar to our business. Pursuant to his agreement, Mr. Aviram will also be permitted to spend up to 20 hours per month on business activities unrelated to us so long as such activities do not involve companies in businesses substantially similar to our business. Professor Shashua is a co-founder and the Chief Technology Officer and Chairman of OrCam, which recently launched an assistive product for the visually impaired based on advanced computerized visual interpretation capabilities. Mr. Aviram is also a co-founder and is the President and Chief Executive Officer of OrCam. Each of them is expected to spend a part of his permitted time unrelated to us on OrCam. For additional information about our relationship with OrCam, see “Certain Relationships and Related Party Transactions — Relationship with OrCam Technologies Ltd.” The loss of either Professor Shashua or Mr. Aviram or other key members of management, or a significant diminution in their contribution to us, could adversely affect our business, financial condition or results of operations.
We may be unable to attract and retain key personnel, which could seriously harm our business.
We compete in a market that involves rapidly changing technological and other developments, which requires us to employ a workforce with a broad set of expertise and intellectual capital. In order for us to successfully compete and grow, we must attract, recruit, retain and develop the necessary software, engineering, technical and other personnel who can provide the needed expertise across the entire spectrum of our intellectual capital needs. The market for qualified personnel is competitive and we may not succeed in recruiting additional personnel, retaining current personnel or effectively replacing current personnel who may depart. We cannot assure you that qualified employees will continue to be employed by us or that we will be able to attract and retain additional qualified personnel in the future. Failure to retain or attract key personnel could have an adverse effect on our business, results of operations and financial condition.
We depend on licenses for certain technologies from third parties for which we pay royalties.
We integrate certain technologies developed and owned by third parties into our products, including the central processing unit core of our EyeQ® chips, through license and technology transfer agreements. Under these agreements, we are obligated to pay royalties for each unit of our products that we sell that incorporates such third party technology. In addition, some of our agreements with third parties entitle the licensor to purchase our products at a specified purchase price. If we are unable to maintain our contractual relationships with the third party licensors on which we depend, we may not be able to find replacement technology to integrate into our products on a timely basis or for a similar royalty fee, in which case our business, results of operations and financial condition would also be adversely affected.
Our aftermarket segment is subject to a number of risks, including our ability to forecast demand for our aftermarket products, our ability to market our aftermarket products effectively and risks related to the manufacture of our aftermarket products in China.
We sell our aftermarket products in part through independent dealers and distributors worldwide. If we and our dealers and distributors do not forecast demand accurately, we may not be able to supply them with sufficient products in a timely manner, which could cause our results of operations to suffer and adversely affect our relationships with our dealers and distributors. In the future, we may not be able to retain or attract a sufficient number of qualified dealers and distributors. Failure to maintain relationships with dealers and distributors, or to expand our aftermarket products distribution channels, could have an adverse effect on our business, results of operations and financial condition.
ADAS aftermarket products are also relatively new. We seek to sell our aftermarket products in bulk to fleets, telematics providers, insurance companies and other potential bulk purchasers as a way for them to, depending on their particular needs, monitor and analyze driver behavior, set premiums, reduce costs and otherwise prevent accidents. If we are not able to market our aftermarket products effectively, our business, results of operations and financial condition could be adversely affected.
Furthermore, our aftermarket products are manufactured by a contract manufacturer in China that provides surface-mount technology services as well as assembly, testing, packaging and logistics services. The Chinese contract manufacturer is subject to laws, regulations, duties and tariffs of the Chinese government. In the future China may eliminate, adjust or impose new quotas, duties, tariffs, safeguard measures, cargo restrictions to prevent terrorism, restrictions on the transfer of currency, product safety regulations or other charges or restrictions, any of which could affect our ability to procure our aftermarket products or sell our aftermarket products at affordable prices, which, in turn, could adversely affect our business, results of operations and financial condition. If we had to replace this contract manufacturer for any reason, we believe it could take between four to nine months to have a new manufacturer at full capacity. There is no assurance that the costs of such a new arrangement might not exceed our current costs, and during the transition period, it is possible that we might not have sufficient inventory and our aftermarket sales and results of operations could be adversely affected.
In addition, we use a broad range of manufactured components and raw materials in our aftermarket products, including electronic and electro-mechanical components, finished sub-components, molded plastic and rubber parts. Some of the parts for our aftermarket products, including the camera and certain mechanical parts, are provided by sole suppliers. Replacing those parts would take time and could also involve engineering efforts. Although we maintain inventory of product parts, it is possible that the amount of products needed at any given time will exceed our inventory levels, which would hinder our ability to sell aftermarket products. Moreover, if the costs for products components increase, and we cannot pass the increased costs onto to our customers in whole or in part, the profitability of our aftermarket segment would decrease.
Our business would be adversely affected if certain OEMs were to change their ADAS technology and not include our products in future models.
In 2013, sales through our Tier 1 suppliers to each of three OEMs accounted for more than 10% of our total revenues. These revenues were comprised of sales for more than 100 car models of which three production programs each accounted for more than 10% of our total revenues. We currently are in production phase with 20 OEMs for 237 car models by 2016 through arrangements with Tier 1 companies. We also have a number of advanced development and production programs with other OEMs. We have separate production programs for each vehicle model included in an RFQ that incorporates our products. However, if any OEM were to determine not to incorporate our technology in their future models generally, or if we fail to win a significant number of additional future models from one or more OEMs, our business, results of operations and financial condition would be adversely affected.
If we do not maintain sufficient inventory, we could lose sales.
Changing consumer demands and uncertainty surrounding new vehicle model launches could expose us to inventory risk. Demand for ADAS technology, particularly vehicle models containing our products, could change unexpectedly, and it is possible that we will not be able to time our purchases of inventory to coincide with OEM requirements. We cannot assure you that we can accurately predict OEM demand and avoid under-stocking our EyeQ® chips, which could cause us to lose sales.
We may not be able to adequately protect or enforce our intellectual property rights, and our efforts to do so may be costly.
If we are not able to adequately protect or enforce the proprietary aspects of our technology, competitors could be able to access our proprietary technology and our business, results of operations and financial condition could be adversely affected. We currently attempt to protect our technology through a combination of patent, copyright, trademark and trade secret laws, employee and third party nondisclosure agreements and similar means. Despite our efforts, other parties may attempt to disclose, obtain or use our technologies or systems. Our competitors may also be able to independently develop similar products or design around our patents. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. As a result, we may not be able to protect our proprietary rights adequately in the United States or abroad.
In addition, any litigation initiated by us concerning the violation by third parties of our intellectual property rights is likely to be expensive and time-consuming and could lead to the invalidation of, or render unenforceable, our intellectual property, or could otherwise have negative consequences for us. We have been, and in the future may be, a party to claims and litigation as a result of alleged infringement by third parties of our intellectual property. Even when we sue other parties for such infringement, that suit may have adverse consequences for our business. Any such suit may be time-consuming and expensive to resolve and may divert our management’s time and attention from our business. Furthermore, it could result in a court or governmental agency invalidating or rendering unenforceable our patents or other intellectual property rights upon which the suit is based, which would seriously harm our business.
We may become subject to litigation brought by third parties claiming infringement by us of their intellectual property rights.
The industry in which our business operates is characterized by a large number of patents, some of which may be of questionable scope, validity or enforceability, and some of which may appear to overlap with other issued patents. As a result, there is a significant amount of uncertainty in the industry regarding patent protection and infringement. In recent years, there has been significant litigation globally involving patents and other intellectual property rights. We could become subject to claims and litigation alleging infringement by us of third-party patents and other intellectual property generally, including by academic institutions. These claims and any resulting lawsuits, if resolved adversely to us, could subject us to significant liability for damages, impose temporary or permanent injunctions against our products or business operations, or invalidate or render unenforceable our intellectual property. In addition, because patent applications can take many years until the patents issue, there may be applications now pending of which we are unaware, which may later result in issued patents that our products may infringe. If any of our products infringes a valid and enforceable patent, or if we wish to avoid potential intellectual property litigation on any alleged infringement of such products, we could be prevented from selling, or elect not to sell, such products unless we obtain a license, which may be unavailable. Alternatively, we could be forced to pay substantial royalties or to redesign one or more of our products to avoid any infringement or allegations thereof. Additionally, we may face liability to our customers, business partners or third parties for indemnification or other remedies in the event that they are sued for infringement in connection with their use of our products.
We also may not be successful in any attempt to redesign our products to avoid any alleged infringement. A successful claim of infringement against us, or our failure or inability to develop and implement non-infringing technology, or license the infringed technology, on acceptable terms and on a timely basis, could materially adversely affect our business and results of operations. Furthermore, such lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management’s time and attention from our business, which could seriously harm our business. Also, such lawsuits, regardless of their success, could seriously harm our reputation with our OEMs and Tier 1 customers and in the industry at large.
We may be required to pay monetary remuneration to employees who develop inventions, even if the rights to such inventions have been assigned to us and the employees have waived their rights to royalties or other compensation.
Under Israeli Patents Law, 5727-1967 (the “Patents Law”), if there is no agreement that prescribes whether, to what extent and on what conditions an employee is entitled to remuneration for an invention developed by or with the contribution of such employee during and in connection with such employee’s employment, which is, in turn, owned by the employer, then such matter is decided by a government-appointed compensation and royalties committee special tribunal established under the Patents Law. In a decision issued in February 2010, the committee determined that a waiver by the employee of the right to receive remuneration must be explicit and specific. The decision also raised (but did not answer) the question of whether the waiver by an employee of the right to receive remuneration from the commercialization of such invention is enforceable under Israeli law. The committee stated that such waiver is not necessarily enforceable, since the entitlement to royalties from future commercialization of such invention may be deemed a basic labor law protective right that may not be waived. A subsequent decision of the Israeli Supreme Court from August 2012 left this question unresolved. If such waiver is not enforceable, then an employee may be entitled to seek a determination by the committee that royalties from the commercialization of such invention are payable to the employee by the employer despite the waiver. A decision issued by the Israeli Compensation and Royalties Committee on May 4, 2014 provides that, depending on the factual circumstances surrounding the employee’s waiver, a more generally phrased waiver of claims may suffice as a waiver of the right to receive remuneration under the Patents Law. Under the Patents Law the Committee’s decisions are final and non-appealable, however the plaintiff attempted to force a second review of the Committee’s May 4, 2014 decision, by filing a motion to the Israeli Supreme Court of Justice, on or around June 23, 2014, on administrative grounds challenging the decision as outside the scope of the Committee’s administrative authority. The motion is pending response of the Committee and of the Defendants (Respondents). While the Committee’s May 4th decision is valid at this time, and while the scope of judicial review on the Committee’s decisions seems limited, the enforceability of employees’ waivers, nevertheless, may still be subject to review by the Committee. A significant portion of our intellectual property (including our patents) has been developed by our employees in the course of their employment with us. All of our employees execute invention assignment agreements upon commencement of employment, in which they assign their rights to potential inventions and acknowledge that they will not be entitled to additional compensation or royalties from commercialization of inventions. However, given the foregoing uncertainty with respect to the enforceability of a waiver of the rights to future royalties, we may be required to pay royalties to our employees who have invented intellectual property that we have commercialized, which, in turn, may adversely affect our business, results of operations and financial condition.
In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes and know-how.
We rely on proprietary information (such as trade secrets, know-how and confidential information) to protect intellectual property that may not be patentable, or that we believe is best protected by means that do not require public disclosure. We generally seek to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, contractors, scientific advisors and third parties. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. We have limited control over the protection of trade secrets used by our third-party manufacturers and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, scientific advisors and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to our trade secrets.
We also rely on physical and electronic security measures to protect our proprietary information, but we cannot provide assurance that these security measures will not be breached or provide adequate protection for our property. There is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce our intellectual property rights.
Disruptions to our IT system may disrupt our operations and materially adversely affect our business and results of operations.
Our servers and equipment may be subject to computer viruses, break-ins and similar disruptions from unauthorized tampering with computer systems. We can provide no assurance that our current information technology (“IT”) system is fully protected against third-party intrusions, viruses, hacker attacks, information or data theft or other similar threats. A cyber-attack that bypasses our IT security systems causing an IT security breach may lead to a material disruption of our IT business systems and/or the loss of business information. Any such event could have a material adverse effect on our business until we recover using our back-up information. To the extent that such disruptions or uncertainties result in delays or cancellations of customer programs or misappropriation or release of our confidential data or our intellectual property, our business and results of operations could be materially and adversely affected.
We have a history of losses. Although we had net income in accordance with U.S. GAAP in the year ended December 31, 2013, we had a net loss in accordance with U.S. GAAP in the three months ended March 31, 2014, and there is no assurance that we will become and remain profitable.
Mobileye has a history of losses and became profitable on both an operating profit and net income basis as determined in accordance with U.S. GAAP only in 2013. However, we had a net loss in accordance with U.S. GAAP in the three months ended March 31, 2014. We had an accumulated deficit of $120.4 million as of March 31, 2014. If our revenue does not grow sufficiently, or if increases in our research and development costs and other operating expenses are not followed by commensurate increases in revenue, our business, results of operations and financial condition will be adversely affected. Additionally, we might not be able to decrease our research and development costs or our operating expenses, many of which are fixed, if our revenue does not grow at a sufficient rate. Therefore, we cannot assure you that we will maintain or increase our profitability in the future.
We may need to raise additional capital in the future, which may not be available on terms acceptable to us, or at all.
Since inception through March 31, 2014, our accumulated deficit was $120.4 million and we generated net income only in 2013. A majority of our operating expenses are for research and development activities. Our capital requirements will depend on many factors, including, but not limited to:
•
  technological advancements;
•
  market acceptance of our products and product enhancements, and the overall level of sales of our products;
•
  research and development expenses;
•
  our relationships with OEMs, Tier 1 customers and suppliers;
•
  our ability to control costs;
•
  sales and marketing expenses;
•
  enhancements to our infrastructure and systems and any capital improvements to our facilities;
•
  potential acquisitions of businesses and product lines; and
•
  general economic conditions, including the effects of international conflicts and their impact on the automotive industry in particular.
If our capital requirements are materially different from those currently planned, we may need additional capital sooner than anticipated. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our shareholders at that point in time will be reduced. Additional financing may not be available on favorable terms, on a timely basis, or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to continue our operations as planned, develop or enhance our products, expand our sales and marketing programs, take advantage of future opportunities or respond to competitive pressures.

If we acquire companies, products or technologies, we may face integration risks and costs associated with those acquisitions that could adversely affect our business, results of operations and financial condition.
If we are presented with appropriate opportunities, we may acquire or make investments in complementary companies, products or technologies. If we acquire companies or technologies, we will face risks, uncertainties and disruptions associated with the integration process, including difficulties in the integration of the operations of an acquired company, integration of acquired technology with our products, diversion of our management’s attention from other business concerns, the potential loss of key employees or customers of the acquired business and impairment charges if future acquisitions are not as successful as we originally anticipate. In addition, our operating results may suffer because of acquisition-related costs or amortization expenses or charges relating to acquired intangible assets. Any failure to successfully integrate other companies, products or technologies that we may acquire may have a material adverse effect on our business and results of operations. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which could be dilutive to our existing shareholders.
We are exposed to currency fluctuations.
Although our financial results are reported in U.S. dollars, a significant portion of our operating expenses are accrued in New Israeli Shekels (primarily related to payroll) and, to a lesser extent, the Euro and other currencies. Our profitability is affected by movements of the U.S. dollar against the New Israeli Shekel, and, to a lesser extent, the Euro and other currencies in which we generate revenues, incur expenses and maintain cash balances. Foreign currency fluctuations may also affect the prices of our products. Our prices in all countries are denominated primarily in U.S. dollars. If there is a significant devaluation of a particular currency, the prices of our products will increase relative to the local currency and may be less competitive. Despite our efforts to minimize foreign currency risks, primarily by maintaining significant cash balances in New Israel Shekels, significant long-term fluctuations in relative currency values, in particular a significant change in the relative values of New Israeli Shekel and, to a much lesser extent, the Euro and other currencies against the U.S. dollar could have an adverse effect on our profitability and financial condition. For example, an increase of 1% in the value of the New Israeli Shekel or the Euro against the U.S. dollar would have increased our expenses by $250,000 for the year ended December 31, 2013, the impact of which we seek to offset by maintaining significant cash balances in New Israeli Shekels.
We are subject to risks associated with doing business globally.
Our operations are subject to risks inherent in conducting business globally and under the laws, regulations and customs of various jurisdictions and geographies. In addition to risks related to currency exchange rates, these risks include changes in exchange controls, changes in taxation, importation limitations, export control restrictions, changes in or violations of applicable laws, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, economic and political instability, disputes between countries, diminished or insufficient protection of intellectual property, and disruption or destruction of operations in a significant geographic region regardless of cause, including war, terrorism, riot, civil insurrection or social unrest. Failure to comply with, or material changes to, the laws and regulations that affect our global operations could have an adverse effect on our business, results of operations and financial condition.
Risks Related to Our Industry
Adverse conditions in the automotive industry or the global economy more generally could have adverse effects on our results of operations.
Our business depends on, and is directly affected by, the global automobile industry. Automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rate levels and credit availability, consumer confidence, fuel costs, fuel availability, environmental impact, governmental incentives and regulatory requirements, and political volatility, especially in energy-producing countries and growth markets. In addition, automotive production and sales can be affected by our OEM customers’ ability to continue operating in response to challenging economic conditions, such as the financial crisis that began in 2007, and in response to labor relations issues, regulatory requirements, trade agreements and other factors. Globally, OEMs and their suppliers continue to experience significant difficulties from weakened economies and tightened credit markets, and many are still recovering from the financial crisis. The volume of automotive production in North America, Europe and the rest of the world has fluctuated, sometimes significantly, from year to year, and such fluctuations give rise to fluctuations in the demand for our products. Any significant adverse change in any of these factors, including, but not limited to, general economic conditions and the resulting bankruptcy of an OEM customer or the closure of an OEM manufacturing facility, may result in a reduction in automotive sales and production by our OEM customers, and could have a material adverse effect on our business, results of operations and financial condition.
If there is a slowing of the increasing requirements for active safety technology, our business, results of operations and financial condition would be adversely affected.
We have seen an increased demand for our technology and the growth of our business that correlates with driver awareness and acceptance of the safety features our ADAS provides. This acceptance and awareness is primarily due to the influence of regulators and safety organizations that provide both mandates and incentives, such as star ratings, to OEMs to include active safety technology in their vehicle models. We believe that this trend in regulation and ratings will continue and even accelerate over the next decade, thus increasing awareness and acceptance of, and consequently demand for, active safety technology. However, should there be a slowing of the increasing requirements for active safety technology, our growth might be limited and our business, results of operations and financial condition would be adversely affected.
If our OEM customers are unable to maintain and increase consumer acceptance of ADAS technology, our business, results of operations and financial condition would be adversely affected.
Our future operating results will depend on the ability of OEMs to maintain and increase consumer acceptance of ADAS generally and of our camera-based technology and autonomous driving specifically. There is no assurance that OEMs can achieve these objectives. Market acceptance of ADAS, our camera-based technology and autonomous driving depends upon many factors, including regulatory requirements, evolving safety standards, cost and driver preferences. Market acceptance of our products also depends on the ability of market participants, including Mobileye, to resolve technical challenges for increasingly complex ADAS in a timely and cost-effective manner. Consumers will also need to be made aware of the advantages of our camera-based ADAS compared to competing technologies, specifically those with different sensor modalities such as radar or lidar. If consumer acceptance of ADAS technology in the OEM market does not increase, sales of our aftermarket products could also be adversely affected.
Autonomous driving is a complex set of technology and there is no assurance that additional autonomous driving applications will develop in the near future or that a market for fully autonomous driving will develop.
Autonomous driving is a complex set of technologies, which requires the continuing development of both sensing technology and control technology. Functions and capabilities are in different stages of development and their reliability must continue to improve in order to meet the higher standards required for autonomous driving. Sensing technology provides information to the car and includes new sensors, communication and guidance technology, and software. Although we already have design wins with two OEMs and development programs with six additional OEMs for hands-free highway driving, there can be no assurance that we can finalize the development and validate that our technology has the necessary reliability for fully autonomous driving. Similarly, we are still in early development of our next generation self-driving features (namely, our country road capabilities and city traffic capabilities), which will require significant algorithmic innovation by us. There can be no assurance that we can complete such development in a timely manner. If we cannot achieve design wins for these additional capabilities or if, following any such design win, our product is not fully validated and does not go into serial production, our future business prospects and results of operations could be materially adversely affected.
Further, we do not develop control technology for serial production, such as brakes and steering. Although control functions already are in production for such applications as Automatic Emergency Braking (“AEB”), Lane Keeping and Assist and Adaptive Cruise Control, there can be no assurance that those applications can be developed and validated at the high reliability standard required in a cost-effective and timely manner. If the control technology is not ready to be deployed in vehicle models when our sensing technology is ready, launch of serial production could be delayed, perhaps for a significant time period, which could also materially adversely affect our business, results of operations and financial condition. There are also a number of additional challenges to autonomous driving, all of which are not within our control, including market acceptance of autonomous driving, particularly fully autonomous driving, state licensing requirements, concerns regarding electronic security and privacy, actual and threatened litigation (whether or not a judgment is rendered against us) and the general perception that the vehicle is not safe because there is no human driver. There can be no assurance that the market will accept any vehicle model including our technology, in which case our future business, results of operations and financial condition could be adversely affected.
We operate in a highly competitive market.
The ADAS industry is highly competitive. Competition is based primarily on technology, innovation, quality, delivery and price. Our future success will depend on our ability to develop superior advanced technology and to maintain our leading competitive position with respect to our technological advances over our existing and any new competitors. Although we believe that we are the only provider of ADAS with the amount and type of validation data necessary to compete effectively in the ADAS industry, and that there are significant other barriers to developing a feasible competing sensory modality, we face potential competition from Tier 1 companies and other technology companies, some of which have significantly greater resources than we do. Google Inc.’s autonomous car program has received significant public attention. It is not known how close Google Inc. is to commercializing its product or whether any OEM has agreed to manufacture an automobile with Google Inc.’s technology. It is possible that a competitor or potential competitor, including Google Inc., could create a competitive ADAS that gains significant market share, although we believe that they would experience the same five-to-seven year development timeline with an OEM as we do. If we were to lose a significant number of design wins to a new entrant, our future business, results of operations and financial condition would be adversely affected.
Risks Related to Operations in Israel
Conditions in Israel affect our operations and may limit our ability to produce and sell our products.
Although we are incorporated under the laws of The Netherlands, our headquarters and research and development center are located in the State of Israel. Political, economic and military conditions in Israel directly affect our operations. Since the State of Israel was established in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. Although Israel has entered into various agreements with Egypt, Jordan and the Palestinian Authority, there continues to be unrest and terrorist activity in Israel, which has continued with varying levels of severity through the current period of time and has led to ongoing hostilities between Israel and the Palestinian Authority and other groups in the West Bank and Gaza Strip. Starting in December 2008, for approximately three weeks, Israel engaged in an armed conflict with Hamas in the Gaza Strip, which involved missile strikes against civilian targets in various parts of Israel and negatively affected business conditions in Israel. In November 2012, for approximately one week, Israel experienced a similar armed conflict, resulting in hundreds of rockets being fired from the Gaza Strip and disrupting most day-to-day civilian activity in southern Israel. Rocket fire from the Gaza Strip into Israel continues to occur on an irregular basis. The future effects of these hostilities and violence on the Israeli economy and our operations is unclear, and we cannot predict the effect on us of an increase in these hostilities or any future armed conflict, political instability or violence in the region. We could be harmed by any major hostilities involving

Israel, the interruption or curtailment of trade between Israel and its trading partners or a significant downturn in the economic or financial condition of Israel. In the event of war, we and our Israeli aftermarket products subcontractors and suppliers may cease operations, which may cause delays in the distribution and sale of our aftermarket products. In the event that our principal executive office is damaged as a result of hostile action, or hostilities otherwise disrupt the ongoing operation of our offices, our ability to operate could be materially adversely affected. Furthermore, ongoing violence between Israel and the Palestinians, as well as tension between Israel and neighboring Syria and Lebanon and the continuing civil war in Syria, may have a material adverse effect on our business, financial condition and results of operations.
In December 2010, demonstrations and civil protests took place throughout the Arab states of the Middle East and North Africa, which has so far resulted in regime change in several states, including Egypt, with whom Israel signed a peace treaty in 1979. Since 2011, there has been civil war in Syria and most recently, civil war or an insurgency has begun in Iraq. The impact of these changes on Israel’s relations with its Arab neighbors, in general, or on our operations in the region, in particular, remains uncertain. Were these changes to result in the establishment of new fundamentalist Islamic regimes or governments more hostile to Israel, or, for example, were the Egyptian regime to abrogate its peace treaty with Israel, this could have serious consequences for the peace and stability in the region, place additional political, economic and military confines upon Israel, materially adversely affect our operations and limit our ability to sell our products to countries in the region.
Additionally, several countries, principally in the Middle East, still restrict doing business with Israel and Israeli companies, and additional countries and groups have imposed or may impose restrictions on doing business with Israel and Israeli companies if hostilities in Israel or political instability in the region continues or increases. These restrictions may limit materially our ability to obtain manufactured components and raw materials from these countries or sell our products to companies in these countries. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or significant downturn in the economic or financial condition of Israel, could adversely affect our business, results of operations and financial condition.
Our operations may be disrupted by the obligations of personnel to perform military service.
Some of our directors, executive officers and employees in Israel are obligated to perform annual reserve duty in the Israeli military and are subject to being called for additional active duty under emergency circumstances. In response to increased tension and hostilities, there have been since September 2000 occasional call-ups of military reservists, including in connection with the mid-2006 war in Lebanon, and the December 2008 and November 2012 conflicts with Hamas, and it is possible that there will be additional call-ups in the future. We cannot predict the full impact of these conditions on us in the future, particularly if emergency circumstances or an escalation in the political situation occurs. If many of our employees are called for active duty, our operations in Israel and our business may not be able to function at full capacity, and our business, results of operations and financial condition could be adversely affected.
The tax benefits that are available to us under Israeli law require us to meet various conditions and may be terminated or reduced in the future, which could increase our costs and taxes.
Our Israeli subsidiary is eligible for certain tax benefits provided to “Benefited Enterprises” under the Israeli Law for the Encouragement of Capital Investments, 1959, referred to as the Investment Law. In order to remain eligible for the tax benefits for “Benefited Enterprises” we must continue to meet certain conditions stipulated in the Investment Law and its regulations, as amended. If these tax benefits are reduced, cancelled or discontinued, our Israeli taxable income would be subject to regular Israeli corporate tax rates. The standard corporate tax rate for Israeli companies was increased to 25% in 2012 and 2013 and further increased to 26.5% for 2014 and thereafter. If these tax benefits are reduced, cancelled or discontinued, and we are subject to the standard corporate tax rate, we may be required to refund any tax benefits that we have already received, plus interest and penalties thereon. Additionally, if we increase our activities outside of Israel through acquisitions, for example, our expanded activities might not be eligible for inclusion in future Israeli tax benefit programs. See

“Material Israeli Tax Considerations and Government Programs — Israeli Taxation and Government Programs — Law for the Encouragement of Capital Investments, 1959.” The Israeli government may furthermore independently determine to reduce, phase out or eliminate entirely the benefit programs under the Investment Law, regardless of whether we then qualify for benefits under those programs at the time, which would also adversely affect our global tax rate and our results of operations. See Note 10 to our consolidated financial statements included elsewhere in this prospectus for a discussion of our current tax obligations. See also “Management’s Discussion and Analysis of Financial Position and Results of Operations — Corporate Information and Share Recapitalization.”
Our income tax rate is complex and subject to uncertainty.
The computation of our taxes on income is complex because it is based on the laws of numerous taxing jurisdictions and requires significant judgment on the application of complicated rules governing accounting for tax provisions under GAAP. The international nature of our structure and operations creates uncertainties as to the allocation of our global results among the various jurisdictions in which we operate as a result of different rules regarding taxable presence, allocations and transfer pricing. Taxes on income for interim quarters is based on a forecast of our global tax rate for the year, which includes forward looking financial projections. Such financial projections are based on numerous assumptions, including the expectations of profit and loss by jurisdiction. We may not accurately forecast the various items that comprise the projections. In addition, in connection with our reorganization into Israel (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Our Operating Results — Reorganization), although we have received opinions from Cyprus counsel and Dutch counsel that the reorganization should not result in any tax liabilities under the laws of Cyprus or the Netherlands, there can be no assurance that the relevant tax authorities might not determine that such taxes are owed.
Risks Related to the Offering and Our Ordinary Shares
There has been no public market for our ordinary shares prior to this offering, and an active market in the shares may not develop in which investors can resell our ordinary shares.
Prior to this offering there has been no public market for our ordinary shares. We cannot predict the extent to which an active market for our ordinary shares will develop or be sustained after this offering, or how the development of such a market might affect the market price for our ordinary shares. The initial public offering price of our ordinary shares in this offering will be agreed between us and the underwriters based on a number of factors, including market conditions in effect at the time of the offering, which may not be indicative of the price at which our shares will trade following completion of the offering. Investors may not be able to sell their shares at or above the initial public offering price.
The market price of our ordinary shares may fluctuate, and you could lose all or part of your investment.
The public offering price for our ordinary shares will be determined by negotiations between us and representatives of the underwriters, and may not be indicative of prices that will prevail on the New York Stock Exchange (“NYSE”) or elsewhere following this offering. The price of our ordinary shares may decline following this offering. The stock market in general has been, and the market price of our ordinary shares in particular will likely be, subject to fluctuation, whether due to, or irrespective of, our operating results and financial condition. The market price of our ordinary shares on the NYSE may fluctuate as a result of a number of factors, some of which are beyond our control, including, but not limited to:
•
  announcements by regulators, NCAPs and other safety organizations regarding ADAS and related technology;
•
  market acceptance of our products;
•
  announcements of the results of research and development projects by us or our competitors;

•
  development of new competitive systems and products by others;
•
  changes in earnings estimates or recommendations by securities analysts;
•
  developments concerning our intellectual property rights;
•
  loss of key personnel, particularly our Founders;
•
  changes in the cost of satisfying our warranty obligations;
•
  loss of key customers;
•
  delays between our expenditures to develop and market new or enhanced products and the generation of sales from those products;
•
  changes in the amount that we spend to develop, acquire or license new products, technologies or businesses;
•
  changes in our research and development and operating expenditures;
•
  variations in our and our competitors’ results of operations and financial condition;
•
  our sale or proposed sale or the sale by our significant shareholders of our ordinary shares or other securities in the future; and
•
  general market conditions and other factors, including factors unrelated to our operating performance.
These factors and any corresponding price fluctuations may materially and adversely affect the market price of our ordinary shares and result in substantial losses being incurred by our investors. Market prices for securities of technology companies historically have been very volatile. The market for these securities has from time to time experienced significant price and volume fluctuations for reasons unrelated to the operating performance of any one company. In the past, following periods of market volatility, public company shareholders have often instituted securities class action litigation in the United States. If we were involved in securities litigation, it could impose a substantial cost upon us and divert the resources and attention of our management from our business.
Goldman, Sachs & Co., the lead underwriter, has an interest in this offering beyond customary underwriting discounts and commissions due to its affiliates’ ownership interests in our Company.
Entities affiliated with Goldman, Sachs & Co., the lead underwriter in this offering, own in excess of 10% of our issued and outstanding ordinary shares on an aggregate basis. Goldman, Sachs & Co. is therefore deemed to be one of our “affiliates” and has a “conflict of interest” within the meaning of FINRA Rule 5121, which could expose us to certain risks in connection with this offering.
FINRA Rule 5121 requires that no sale be made by any FINRA member to discretionary accounts by affiliates of underwriters having a conflict of interest without the prior written approval of the account holder, and that a “qualified independent underwriter,” as defined in the rule, participate in the preparation of the registration statement for the offering and exercise the usual standard of due diligence with respect thereto, in addition to pricing this offering. Morgan Stanley & Co. LLC is serving as the qualified independent underwriter in this offering.
Although Morgan Stanley & Co. LLC has, in its capacity as qualified independent underwriter, performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part, and, although Goldman, Sachs & Co. will not confirm sales of the shares to any account over which it exercises discretionary authority without the prior written approval of the account holder, we cannot assure you that these prophylactic measures will adequately address any potential conflicts of interest with respect to the ownership interest in us held by affiliates of Goldman, Sachs & Co.

Our financial results may vary significantly from quarter-to-quarter due to a number of factors.
Our quarterly revenue and results of operations may vary significantly from quarter-to-quarter. These fluctuations are due to numerous factors, including:
•
  fluctuations in demand for our products;
•
  our ability to correlate our inventory purchases with OEM orders;
•
  seasonal cycles in consumer spending on vehicles;
•
  our ability to design, manufacture and deliver products in a timely and cost-effective manner;
•
  the timing of the introduction of new vehicle models containing our products;
•
  our ability to timely obtain adequate quantities of the components used in our products;
•
  unanticipated increases in costs or expenses; and
•
  fluctuations in foreign currency exchange rates.
For example, we typically experience our lowest sales in the first calendar quarter, but this apparent seasonality has been partially masked because of our overall growth in revenues in recent years. The foregoing factors are difficult to forecast, and these, as well as other factors, could materially and adversely affect our quarterly and annual results of operations. In addition, a significant amount of our operating expenses are relatively fixed due to our research and development, manufacturing, sales and marketing and general administrative efforts. Any failure to adjust spending quickly enough to compensate for a revenue shortfall could magnify the adverse impact of such revenue shortfall on our results of operations.
Your rights and responsibilities as our shareholder will be governed by Dutch law, which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.
We are incorporated under Dutch law and the rights and responsibilities of our shareholders are governed by our articles of association and Dutch law. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S jurisdictions. In the performance of its duties, our board of directors will be required by Dutch law to consider the interests of our company, its shareholders, its employees and other stakeholders, in all cases with due observation of the principles of reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, your interests as a shareholder. See “Management — Corporate Governance Practices,” “Management — Board of Directors” and “Description of Share Capital — Differences in Corporate Law.”
Our Founders and certain shareholders will retain a significant level of control over most matters requiring shareholder approval following this offering.
If they were to act in concert, following this offering our Founders and certain of our existing shareholders will be able to exercise a significant level of control over most matters requiring shareholder approval, including the election of directors, amendment of our articles of association and approval of significant corporate transactions. Following this offering, Professor Amnon Shashua and Mr. Ziv Aviram will control [   ]% and [   ]%, respectively, (assuming the underwriters do not exercise their over-allotment to purchase additional ordinary shares), of our ordinary shares. This control could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions difficult or impossible without the support of such shareholders, including transactions in which you might otherwise receive a premium for your shares over the then-current market price. The Goldman Sachs Group, Inc. will also hold a

considerable interest in our share capital, amounting to [   ]% (assuming no exercise of the underwriters’ over-allotment option). Our Founders and existing shareholders are not prohibited from selling a controlling interest in us to a third party and may do so without your approval and without providing for a purchase of your ordinary shares.
Our articles of association contain or may contain provisions that may discourage a takeover attempt.
Upon completion of this offering, provisions of our articles of association will impose various procedural and other requirements that may make it more difficult for shareholders to effect certain corporate actions and may make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders.
For example, our articles of association will provide that our shareholders may only suspend or remove the members of our board of directors when two-thirds of the votes are cast in favor of the resolution for suspension or removal, provided that the votes cast in favor of the resolution represent more than 50% of all of our issued and outstanding shares. In addition, under our articles of association the following actions can only be taken by us when two-thirds of the votes are cast in favor of the resolution for taking the relevant action, provided that the votes cast in favor of the resolution represent more than 50% of all issued and outstanding shares:
•
  amendment of our articles of association;
•
  sale of all or substantially all of our business;
•
  major acquisitions, joint ventures and divestitures that require shareholder approval under Dutch law;
•
  statutory merger or statutory demerger of the Company; and
•
  liquidation or dissolution of the Company.
In addition, none of these actions can be taken except pursuant to a proposal by our board of directors.
See “Description of Share Capital — General Meeting of Shareholders” for more detailed information.
Moreover, prior to completion of this offering, our general meeting of shareholders adopted a resolution delegating to our board of directors the power to issue shares and to grant options, warrants or other rights to acquire shares, and to exclude pre-emptive rights with respect to all issuances of shares and grants of the right to acquire shares. This resolution will continue in force until July 9, 2019. We also expect to propose a similar resolution for approval in future years at each shareholders meeting to be held after completion of this offering. Based on this delegation of authority, our board of directors will have the authority to issue shares at such prices (but generally not less than nominal value), and upon such terms and conditions, as our board of directors deems appropriate, based on its determination of what is in our best interests at the time shares are issued or the right to acquire shares is granted. Our board of directors will also have the authority to exclude pre-emptive rights with respect to any issuance of shares or grant of the right to acquire shares, if, in its discretion, it believes that any such exclusion is in our best interests. Issuance of shares by our board of directors could, depending on the circumstances, have the effect of making it more difficult for a hostile acquirer to take control of the Company.
In evaluating a response to a takeover offer, whether hostile or friendly, our board of directors is required under Dutch law to take into account not only the interests of shareholders, but also the interests of all other stakeholders in the Company, including employees, creditors, customers and other contract parties. Under this legal standard, our board of directors would be authorized to reject a takeover offer that it views as less beneficial to the interests of our employees and other stakeholders than a competing offer, even if the rejected offer were for a higher price than the offer that is accepted. This rule would also apply in an “auction” situation where the Company is actively encouraging competing offers to acquire the Company or its business.

Only one-third of our board of directors will be elected each year. The fact that not all of our directors will be elected each year could have the effect of delaying the date at which a hostile acquirer who acquires a controlling interest in our shares would be able to actually take control of the Company.
If you purchase ordinary shares in this offering, you will suffer immediate dilution of your investment.
The initial public offering price of our ordinary shares is substantially higher than our net tangible book value per ordinary share as of March 31, 2014. Therefore, if you purchase ordinary shares in this offering, you will pay a price per share that substantially exceeds our net tangible book value per ordinary share after this offering. To the extent outstanding options are exercised, you will incur further dilution. Based on the initial public offering price of $      per share, the midpoint of the range set forth on the cover of this prospectus, you will experience immediate dilution of $      per share, representing the difference between our net tangible book value per share after giving effect to this offering and the initial public offering price. In addition, purchasers of ordinary shares in this offering will have contributed approximately    % of the aggregate price paid by all purchasers of our ordinary shares but will own only approximately    % of our ordinary shares outstanding after this offering and only    % of the voting power of the ordinary shares. See “Dilution.”
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds to us from shares sold in this offering, and could spend such proceeds in ways that do not improve our business or enhance the value of our ordinary shares. The failure by our management to apply these funds effectively could result in financial losses that could have an adverse effect on our business, cause the price of our ordinary shares to decline and delay the development of our products. Pending their ultimate application, we may invest the net proceeds from shares sold in this offering by us in a manner that does not produce income or that loses value.
We are a holding company with no operations of our own.
We are a holding company with no operations of our own. Accordingly, our ability to conduct our operations, service any debt that we may incur in the future and pay dividends, if any, is dependent upon the earnings from the business conducted by our subsidiaries, particularly MVT, our Israeli subsidiary. The distribution of those earnings or advances or other distributions of funds by our subsidiaries to us, as well as our receipt of such funds, are contingent upon the earnings of our subsidiaries and are subject to various business considerations and applicable law, including the laws of The Netherlands and Israel. If our subsidiaries are unable to make sufficient distributions or advances to us, or if there are limitations on our ability to receive such distributions or advances, we may not have the cash resources necessary to conduct our corporate operations, which could have a material adverse effect on our business, results of operations and financial condition.
We do not expect to pay dividends in the foreseeable future.
We have not paid any dividends since our incorporation. Even if future operations were to lead to significant levels of profits that would allow us to pay dividends, we currently intend to retain all available funds for reinvestment in our business. Any decision to declare and pay dividends in the future will be made at the discretion of our general meeting of shareholders, acting pursuant to a proposal by our board of directors, and will depend on, among other things, our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors or general meeting of shareholders may deem relevant. Accordingly, investors cannot rely on dividend income from our ordinary shares and any returns on an investment in our ordinary shares will likely depend entirely upon any future appreciation in the price of our ordinary shares.
We will be a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.
Upon completion of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange

Act and although we are subject to Dutch laws and regulations with regard to such matters and intend to furnish quarterly financial information to the Securities and Exchange Commission (the “SEC”), we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information (although we intend to provide comparable quarterly information on Form 6-K), or current reports on Form 8-K, upon the occurrence of specified significant events. We will follow Dutch laws and regulations that are applicable to publicly traded Dutch companies listed outside the European Union (the “EU”). However, Dutch laws and regulations applicable to Dutch companies whose shares are not listed on an EU securities exchange do not contain any provisions comparable to the U.S. proxy rules, the U.S. rules relating to the filing of reports on Form 10-Q or Form 8-K or the U.S. rules relating to liability for insiders who profit from trades made in a short period of time, as referred to above. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information, although we will be subject to Dutch laws and regulations having substantially the same effect as Regulation FD. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.
As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all NYSE corporate governance requirements.
As a foreign private issuer, we have the option to follow certain Dutch corporate governance practices rather than those of the NYSE, provided that we disclose the requirements we are not following and describe the home country practices we are following. We intend to rely on this “foreign private issuer exemption” with respect to the NYSE requirements to have the Audit Committee appoint our external auditors, NYSE rules for shareholder meeting quorums and record dates and NYSE rules requiring shareholders to approve equity compensation plans and material revisions thereto. See “Management — Corporate Governance Practices — The NYSE Corporate Governance Rules.” We may in the future elect to follow home country practices in The Netherlands with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all NYSE corporate governance requirements. For an overview of our corporate governance practices, see “Management — Corporate Governance Practices,” including the section entitled “The NYSE Corporate Governance Rules.”
We will not comply with certain requirements of the Dutch Corporate Governance Code.
Dutch public companies are encouraged to comply with the provisions of the Dutch Corporate Governance Code adopted by the Dutch Corporate Governance Committee on December 9, 2003, as amended and restated in December 2008 (the “Dutch Code”). However, companies may elect not to comply with some or all of the provisions of the Dutch Code, provided that such non-compliance and the reasons for the non-compliance are disclosed. Most of the provisions of the Dutch Code are identical to, or substantially the same as, provisions applicable to publicly traded U.S. companies, and we intend to comply with those provisions of the Dutch Code. Other provisions of the Dutch Code, however, are contrary to customary market practice in the United States for publicly traded companies or are otherwise in our judgment inappropriate. See “Management — Corporate Governance Practices — Dutch Corporate Governance Code.”

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to “emerging growth companies” will make our ordinary shares less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an “emerging growth company,” we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of SOX. As an “emerging growth company” we are required to report fewer years of selected historical financial data than that reported by other public companies. We may take advantage of these exemptions until we are no longer an “emerging growth company.” We could be an “emerging growth company” for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our ordinary shares held by non-affiliates exceeds $700 million as of any June 30 (the end of our second fiscal quarter), in which case we would no longer be an “emerging growth company” as of the following December 31 (our fiscal year end). We cannot predict if investors will find our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and the price of our ordinary shares may be more volatile.
The requirements of being a public company in the United States may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”
Following completion of this offering, we will be required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and regulatory requirements will be time consuming, result in increased costs to us and could have a negative effect on our business, results of operations and financial condition.
As a public company in the United States, we will be subject to the reporting requirements of the Exchange Act and the requirements of SOX. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual and current reports with respect to our business and financial condition. SOX requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we may need to commit significant resources, hire additional staff and provide additional management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies in the United States. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.
As an “emerging growth company,” as defined in the JOBS Act, we may take advantage of certain temporary exemptions from various reporting requirements, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of SOX (and the rules and regulations of the SEC thereunder). When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with them. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.
We have a material weakness in our internal control over financial reporting, which resulted in the restatement of our 2013 earnings per share.
We identified a material weakness in our internal control over financial reporting as of December 31, 2013. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim financial statements will not be prevented, or detected on a timely basis.

The material weakness identified related to the calculation of basic and diluted earnings per Class A share for the year ended December 31, 2013, as further described in Notes 2(x) and 8(c) to our audited consolidated financial statements included elsewhere in this prospectus, and required us to restate our earnings per share for 2013. While we believe that there is little to no potential for this particular error to recur because we will no longer have multiple classes of shares upon completion of this offering, we have taken initiatives to improve our internal control over financial reporting and disclosure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting.” However, the implementation of these initiatives may not fully address any material weakness and deficiencies in our internal control over financial reporting we may have. If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our ordinary shares.
Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of SOX, or any subsequent testing by our independent registered public accounting firm, may, in the future, reveal further deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement.
We will be required to disclose changes made in our internal controls and procedures on an annual basis and our management will be required to assess the effectiveness of these controls annually. However, for as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404. We could be an “emerging growth company” for up to five years. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation.
If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price of our ordinary shares and our trading volume could decline.
The trading market for our ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no or too few securities or industry analysts commence coverage of our company, the trading price for our ordinary shares would likely be negatively affected. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our ordinary shares or publish inaccurate or unfavorable research about our business, the price of our ordinary shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our ordinary shares could decrease, which might cause the price of our ordinary shares and trading volume to decline.
We may be classified as a passive foreign investment company and, as a result, our U.S. shareholders may suffer adverse tax consequences.
Generally, if (taking into account certain look-through rules with respect to the income and assets of our subsidiaries) for any taxable year 75% or more of our gross income is passive income, or at least 50% of our assets are held for the production of, or produce, passive income, we would be characterized as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. Such a characterization could result in adverse U.S. federal income tax consequences to our U.S. shareholders, including having gains realized on the sale of our ordinary shares be treated as ordinary income, as opposed to capital gain, and having interest charges apply to such sale proceeds.

Because the value of our gross assets is likely to be determined in large part by reference to our market capitalization, a decline in the value of our ordinary shares may result in our becoming a PFIC. U.S. shareholders should consult with their own U.S. tax advisors with respect to the U.S. tax consequences of investing in our ordinary shares. Based upon our calculations, we believe that we were not a PFIC in 2013. However, PFIC status is determined as of the end of the taxable year and depends on a number of factors, including the value of a corporation’s assets and the amount and type of its gross income. Therefore, we cannot assure you that we will not be a PFIC for 2014 or in any future year.
It may be difficult to enforce a U.S. judgment against us, our officers and directors and the Dutch experts named in this prospectus in The Netherlands or the United States, or to assert U.S. securities laws claims in The Netherlands or serve process on our officers and directors and these experts.
We are incorporated in The Netherlands. None of our executive officers and a limited number of our directors are residents of the United States, and the Dutch experts named in this prospectus are located in The Netherlands. The majority of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult for an investor, or any other person or entity, to enforce a U.S. court judgment based upon the civil liability provisions of the U.S. federal securities laws against us or any of these persons in a U.S. or Dutch court, or to effect service of process upon these persons in the United States. There is no treaty between the United States and The Netherlands for the mutual recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be enforceable in The Netherlands unless the underlying claim is relitigated before a Dutch court of competent jurisdiction. Under current practice, however, a Dutch court will generally, subject to compliance with certain procedural requirements, grant the same judgment without a review of the merits of the underlying claim if (i) the relevant judgment is a final and conclusive money judgment in personam (other than for multiple or punitive damages, or for a fine or a tax or a penalty); (ii) that judgment resulted from legal proceedings compatible with Dutch notions of due process; (iii) that judgment does not contravene public policy of The Netherlands; (iv) the jurisdiction of the U.S. federal or state court rendering the judgment was compatible with internationally accepted principles in respect of jurisdictional matters; (v) the judgment was not obtained by fraud; and (vi) no new admissible relevant evidence is admitted in the Dutch courts. Based on the foregoing, there can be no assurance that U.S. investors will be able to enforce any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws, against us or members of our board of directors, officers or certain experts named herein who are residents of The Netherlands or countries other than the United States. In addition, there is doubt as to whether a Dutch court would impose civil liability on us, the members of our board of directors, our officers or certain experts named herein in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in The Netherlands against us or such members, officers or experts, respectively. See “Enforcement of Judgments.”
Our principal offices and operations are located in the State of Israel. Our officers and some of our directors reside in the State of Israel and all or a significant portion of the assets of such officers and directors and substantially all of our assets are located in the State of Israel. As a result, it may not be possible for you to effect service of process within the United States upon such persons or to enforce against them or against us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. There is doubt as to the enforceability in the State of Israel, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated on the U.S. federal securities laws.

Cautionary Statement Regarding Forward-Looking Statements
This prospectus contains forward-looking statements about us and our industry. These statements involve known and unknown substantial risks, uncertainties and other factors, as described in detail under “Risk Factors” in this prospectus, that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by the forward-looking statements. All statements, other than statements of historical fact, included in this prospectus regarding our strategy, future operations, future financial position, future net sales, projected expenses, prospects and plans and objectives of management are forward-looking statements. In some cases, you can also identify forward-looking statements by terms such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “will,” “would,” “should,” “could,” “can,” “predict,” “potential,” “continue,” “objective,” or the negatives of these terms, and similar expressions intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. All forward-looking statements reflect our current views about future events and are based on assumptions and subject to risks and uncertainties.
Forward-looking statements in this prospectus include, but are not limited to, statements about:
•
  our growth strategies;
•
  competition from existing or new entrants in the market and changes to the competitive landscape;
•
  the primacy of monocular camera processing as the dominant sensor modality in the ADAS industry;
•
  our belief that our relationship with STMicroelectronics N.V., the sole supplier for our EyeQ® chips, will continue without disruption;
•
  the expected timeline of development of our autonomous driving ADAS systems, including statements about launch dates;
•
  the expected timeline for development of additional functions and of our EyeQ4® chip;
•
  our ability to retain our largest customers and to implement our technology in their car models;
•
  the growing public awareness and acceptance of ADAS;
•
  the growth of regulatory requirements and safety rating incentives to OEMs for OEMs to include ADAS in their vehicle models;
•
  our future prospects, business development, results of operations and financial condition;
•
  our ability to retain our Founders;
•
  our ability to retain key personnel and attract new talent;
•
  our ability to adequately protect our intellectual property;
•
  our forecast of the strength of the aftermarket for ADAS;
•
  our use of forecasts in establishing our global tax rates;
•
  the effects of our internal reorganization;
•
  the risks that litigation and recalls of our products pose to our business;
•
  our ability to predict and maintain appropriate inventory;
•
  our ability to raise additional capital in the future;
•
  the strength of the automotive industry; and
•
  worldwide economic conditions.

You should not rely upon forward-looking statements as predictors of future events. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results. See “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus for a more complete discussion of these risks, assumptions and uncertainties and for other risks and uncertainties. These risks, assumptions and uncertainties are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. All of the forward-looking statements we have included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation, and specifically decline any obligation, to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

Use of Proceeds
We expect to receive total estimated net proceeds, after deducting estimated underwriting discounts and commissions and expenses, of approximately $          from the offering, based on the midpoint of the range set forth on the cover page of this prospectus.
One of the principal reasons for this offering is to provide our existing shareholders with liquidity through participation in this offering and by listing our ordinary shares for trading on the NYSE. In addition, the availability of a significant portion of the net proceeds to be used for general corporate purposes will allow us to respond to unexpected changes in our business more effectively.
We intend to use $30 million of the net proceeds to us of this offering to purchase EyeQ® chips and Mobileye 5-Series aftermarket inventory and the balance for general corporate purposes, which may include working capital and capital expenditures. We may also use a portion of the net proceeds to acquire assets, technologies or companies complementary to our business strategy and to capitalize on business opportunities. At this time, we have not identified any such specific assets, technologies or companies. Prior to their application, we intend to invest the net proceeds to us in cash-equivalents and highly liquid short-term investment-grade securities or deposits. Our management will have broad discretion over the uses of the net proceeds to us in this offering.
We will not receive any of the net proceeds from the sale of ordinary shares by the selling shareholders in this offering. For information on the selling shareholders, see “Principal and Selling Shareholders.” In the aggregate, the selling shareholders will receive approximately $          of the gross proceeds of this offering ($          if the underwriters’ overallotment option to purchase additional shares is exercised in full), assuming the ordinary shares are offered at $          per ordinary share, the midpoint of the range set forth on the cover page of this prospectus, prior to deducting estimated underwriting discounts and commissions.

Dividend Policy
We have never paid or declared any dividends on our ordinary shares. Moreover, even if future operations were to lead to significant levels of profits that would allow us to pay dividends, we currently intend to retain all available funds for reinvestment in our business. Any decision to declare and pay dividends in the future will be made at the discretion of our general meeting of shareholders, acting pursuant to a proposal by our board of directors, and will depend on, among other things, our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors and general meeting of shareholders may deem relevant.

Capitalization
The following table presents our capitalization as of March 31, 2014:
•
  On an actual basis;
•
  On a pro forma basis to give effect to the Share Recapitalization such that each outstanding class share (other than ordinary shares), irrespective of class, prior to the date hereof, is converted into ordinary shares on a one-to-one basis; and
•
  On a pro forma, as adjusted, basis, giving effect to (i) the Share Recapitalization and (ii) the issuance of          ordinary shares in this offering by us at an assumed initial public offering price of $      per share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses of $          payable by us.
This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

March 31, 2014
	Actual		Pro forma		Pro forma as adjusted
(U.S. dollars in thousands) (Unaudited)
Cash and cash equivalents		$64.274		$64.274	$
Long-term liabilities	$		$		$
Liability in respect of employee rights upon retirement
Total liabilities	$		$		$
Class B Ordinary shares, €0.01 par value, 5,000,000 shares authorized; 1,340,704 issued and outstanding; no shares issued and outstanding pro forma and pro forma as adjusted
Class C Ordinary shares, €0.01 par value: 5,000,000 shares authorized; 678,098 issued and outstanding; no shares issued and outstanding pro forma and pro forma as adjusted
Class D Ordinary shares, €0.01 par value, 10,000,000 shares authorized; 6,432,991 issued and outstanding; no shares issued and outstanding pro forma and pro forma as adjusted
Class E Ordinary shares, €0.01 par value: 4,000,000 shares authorized; 2,349,940 issued and outstanding; no shares issued and outstanding pro forma and pro forma as adjusted
Class F1 Ordinary shares, €0.01 par value, 3,000,000 shares authorized; 2,865,330 issued and outstanding; no shares issued and outstanding pro forma and pro forma as adjusted
Class F2 Ordinary shares, €0.01 par value, 13,000,000 shares authorized; 8,309,456 issued and outstanding; no shares issued and outstanding pro forma and pro forma as adjusted
Ordinary shares (with liquidation preference), €0.01 par value, 40,000,000 authorized; 12,111,943 issued and outstanding; no shares issued and outstanding pro forma and pro forma as adjusted
Class A Ordinary shares, €0.01 par value, 20,000,000 shares authorized; 6,414,167 issued and outstanding; no shares issued and outstanding pro forma and pro forma as adjusted

Ordinary shares, €0.01 par value, no shares authorized, issued or outstanding actual;           shares authorized and           issued and outstanding pro forma;           shares authorized and           issued and outstanding pro forma as adjusted

Additional paid-in capital
Accumulated other comprehensive income
Accumulated deficit
Total shareholders’ equity
Total capitalization	$		$		$

Excludes, as of the date hereof,           ordinary shares reserved for issuance under our equity incentive plan, in respect of which we had outstanding options to purchase           ordinary shares at a weighted average exercise price of $          per share.

Dilution
If you purchase ordinary shares from us, your interest will be diluted to the extent of the difference between the public offering price per share you pay and the net tangible book value per share of our ordinary shares after giving effect to this offering. Our net tangible book value as of March 31, 2014 was $          million, or $          per ordinary share. Net tangible book value per ordinary share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets of $          , and dividing this amount by the           issued and outstanding ordinary shares after giving effect to the Share Recapitalization immediately prior to the date hereof. The exercise of the underwriters’ option to purchase up to an additional           ordinary shares from the selling shareholders to cover over-allotments will not have any effect on the number of ordinary shares outstanding after this offering.
For illustration purposes, assuming we sold           ordinary shares at a price to the public of $          per share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and after deducting the estimated commissions and offering expenses of $          payable by us in such event, our adjusted net tangible book value as of would have been approximately $          million, or $          per ordinary share. Purchasers of our ordinary shares in this offering will experience substantial and immediate dilution in net tangible book value per share for financial accounting purposes, as illustrated in the following table:

Assumed offering price per ordinary share	$
Net tangible book value per ordinary share as of (1)	$
Increase in net tangible book value per ordinary share attributable to the offering	$
Pro forma net tangible book value per ordinary share as of after giving effect to the offering	$
Dilution per ordinary share to new investors	$

(1)
  After giving effect to the Share Recapitalization. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Corporate Information and Share Recapitalization” and “Description of Share Capital.”
The following table summarizes the differences between the number of ordinary shares acquired from us, the total paid and the average price per share paid by existing shareholders and by purchasers in this offering, assuming an initial public offering price of $          per ordinary share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus after deducting the estimated commissions and offering expenses of $          payable by us in such event.

	Ordinary Shares		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders(2)		%	$	%	$
Purchasers in this offering		%	$	%	$

(2)
  Consideration includes certain amounts paid through 2001 for shares in the Israeli-incorporated predecessor entity of the Company. No cash consideration was paid in the Share Recapitalization. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Corporate Information and Share Recapitalization” and “Description of Share Capital.”

Selected Financial Data
The following table summarizes our financial data. We have derived the summary consolidated statement of operations data for the three years ended December 31, 2013, 2012 and 2011 and the consolidated balance sheet data as of December 31, 2013 and 2012 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the selected consolidated statement of operations data for the three months ended March 31, 2014 and the consolidated balance sheet data as of March 31, 2014 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the selected financial data as of March 31, 2014 and for the three months ended March 31, 2014 and 2013 reflects all adjustments (consisting only of normal recurring adjustments) that are necessary to state fairly the results for such interim period. We prepare our financial statements in accordance with U.S. GAAP. Our historical results are not necessarily indicative of the results that should be expected in the future. The summary of our consolidated financial data set forth below should be read together with our consolidated financial statements and the related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

	Year ended December 31,			Three months ended March 31,
	2013 (Restated)	2012	2011	2014		2013
	(in thousands, except per share data)
Statement of Operations Data
Revenues	$81,245	$40,285	$19,168		$35,649	$11,738
Cost of Revenues	21,130	12,219	6,863		8,810	3,213
Gross Profit	60,115	28,066	12,305		26,839	8,525
Operating Costs and Expenses
Research and Development, net	22,309	15,866	15,377		8,621	4,606
Sales and Marketing	12,331	6,434	6,134		2,842	4,890
General and Administrative	10,277	7,418	2,567		30,851	2,291
Operating Profit (Loss)	15,198	(1,652)	(11,773)		(15,475)	(3,262)
Interest Income	1,059	1,531	1,543		385	351
Financial Income (Expenses), net	1,389	402	(2,709)		(286)	536
Profit (Loss) Before Taxes on Income	17,646	281	(12,939)		(15,376)	(2,375)
Benefit (Taxes) on Income	2,274	(334)	(447)		(4,183)	(192)
Net Income (Loss)	$19,920	$(53)	$(13,386)		$(19,559)	$(2,567)
Basic and Diluted Loss per Share(1)
Amount Allocated to Participating Shareholders	$(16,105)	$—	$—		$—	$—
Adjustment as a Result of Benefit to Participating Shareholders	(229,832)	—	—		—	—
Net Loss Applicable to Class A Ordinary Shares	$(226,017)	$(53)	$(13,386)	$$	($(19,559)	$(2,567)
Basic and Diluted	$(30.15)	$(0.01)	$(1.67)		$(3.05)	$(0.32)
Weighted Average Number of Shares Used In Computation of Loss per Class A Ordinary Share
Basic and Diluted	7,495	8,038	8,038		6,414	8,038
Pro Forma Earnings per Share (Unaudited)(2)
Net Income	$19,920				$(19,559)
Basic	$0.51				$(0.48)
Diluted	$0.49				$(0.48)
Weighted Average Number of Shares Used in Computation of Pro Forma Earnings per Share
Basic	39,135				40,503
Diluted	40,986				40,503

	December 31,		March 31, 2014
	2013	2012
	(in thousands)
Balance Sheet Data
Cash, Cash Equivalents, Short Term Deposits and Marketable Securities	$124,284	$60,940	$129,451
Inventories	11,354	9,275	11,881
Long-Term Assets	12,997	9,681	16,557
Total Assets	168,228	89,994	185,042
Long-Term Liabilities	9,715	7,118	11,981
Accumulated Deficit	(100,887)	(120,807)	(120,446)
Total Shareholders’ Equity	142,638	71,568	156,092

	Year ended December 31,			Three months ended March 31,
	2013	2012	2011	2014	2013
	(in thousands)
Other Financial Data
Net Income (Loss) Before Share-Based Compensation(3)	$33,051	$1,802	$(12,268)	$12,614	$1,929

(1)
  Our issued share capital is composed of Class A ordinary shares (with no liquidation preference), ordinary shares (with liquidation preference), Class B, C, D, E, F1 and F2 Shares, all at EUR 0.01 par value. The only class of outstanding shares without a liquidation preference is the Class A ordinary shares. Therefore, under U.S. GAAP, earnings per share must be computed based on the outstanding Class A ordinary shares. Basic and diluted loss per share has been restated as described in Note 2(x) to our audited consolidated financial statements included elsewhere in this prospectus. For additional information, see Notes 8 and 9 to our audited consolidated financial statements included elsewhere in this prospectus and see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Comparison of Results of Operations for 2013, 2012 and 2011 — Earnings Per Share.”
(2)
  The pro forma earnings per share calculation for the year ended December 31, 2013 and the three months ended March 31, 2014 assumes the conversion of all outstanding shares (including Class A ordinary shares) to ordinary shares with no liquidation preferences on a one-to-one basis as set forth in our articles of association. See Note 9 to our audited consolidated financial statements and Note 6 to our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus.
(3)
  See Note (3) to “Summary Financial Information” for a reconciliation of Net Income (Loss) Before Share-Based Compensation to Net Income (Loss).

Management’s Discussion and Analysis of Financial Condition and
Results of Operations
The following information should be read together with our selected financial data and the consolidated financial statements and notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Cautionary Statement Regarding Forward-looking Statements.” We prepare our financial statements in accordance with U.S. GAAP.
Overview
Mobileye is the global leader in the design and development of software and related technologies for camera-based Advanced Driver Assistance Systems (“ADAS”). Our technology keeps passengers safer on the roads, reduces the risks of traffic accidents, saves lives and has the potential to revolutionize the driving experience by enabling autonomous driving. Our proprietary software algorithms and EyeQ® chips perform detailed interpretations of the visual field in order to anticipate possible collisions with other vehicles, pedestrians, cyclists, animals, debris and other obstacles. Our products are also able to detect roadway markings such as lanes, road boundaries, barriers and similar items, as well as to identify and read traffic signs and traffic lights. Our products combine high performance, low energy consumption and low cost, with automotive-grade standards. Our technology was first included in serial models in 2007. We estimate that our products were installed in approximately 3.3 million vehicles worldwide through March 31, 2014. By the end of 2014, our technology will be available in 160 car models from 18 OEMs worldwide. Further, our products have been selected for implementation in serial production of 237 models from 20 OEMs by 2016. Mobileye’s more than 15 years of research and development and data collected from millions of miles of driving experience give us a significant technological lead. For the past six years, we have won more than 80% of the serial productions for which we have been requested to provide a quotation.
Corporate Information and Reorganization
Our business was originally incorporated in Israel in 1999. In 2001, we incorporated Mobileye B.V. as the holding company in The Netherlands for all of our worldwide activities. In July 2003, Mobileye B.V. was converted into Mobileye N.V., a Dutch limited liability company. Our management is located in Israel and Mobileye N.V. is a resident of Israel (and not The Netherlands) for tax purposes. Immediately prior to the date hereof, we completed the Share Recapitalization. We are also reorganizing the relationships of certain of our subsidiaries. See “— Factors Affecting Our Operating Results — Taxes on Income — Reorganization” and “Description of Share Capital.”
Key Performance Indicators
Our two key performance indicators are revenue growth and profitability, and in recent years, the levels of our free cash flow.
Revenue Growth
Our business model requires us to invest significant time and other resources early in our relationship with an OEM before we can begin to recognize significant revenues. During the first few years, we educate the OEM about our technology, including our sophisticated algorithms and the EyeQ® SoC platform and its capabilities, and the OEM evaluates and validates our technology in its facilities. After the OEM has evaluated our technology, if it intends to include our product in one or more of its new or redesigned automobile models, it will issue an RFQ for one or more applications. RFQs are usually issued for models that will be in production two to three years after the design win is awarded. An OEM’s model can remain in production for three or more years before the OEM decides either to discontinue the model or to engage in partial or substantial redesign. The revenues that we may receive in any given year are attributable to design wins in previous years. Therefore, management can typically determine the number of models that will include our products for at least two to three years in advance, subject to possible cancellation, postponement or termination of a program, which has happened only once since 2007.
We experienced overall revenue growth of more than 100% in each of 2013 and 2012 and 203.7% in the three months ended March 31, 2014 compared to the same period in 2013. We derive our revenues from two segments: sales to OEMs (the “OEM Segment”), substantially all of which are through Tier 1 companies, and sales of aftermarket products (the “AM Segment”).
Our OEM segment revenues grew by more than 120% in each of 2013 and 2012 and 243.9% in the three months ended March 31, 2014 compared to the same period in 2013. This growth was attributable to design wins in prior years with a number of OEMs including Chrysler, Ford, General Motors, Hyundai, Honda and Nissan.
Winning additional production programs is important to our future revenue growth. We invest significant effort in understanding the OEM market and identifying areas of growth, including with new OEMs and through the continuation of existing production programs. A key factor that affects our ability to win additional production programs is maintaining our technological leadership through investment in research and development. The other key factor is the continuing impact of regulation and the ratings systems deployed by the various NCAPs, particularly the European NCAP and the U.S. NCAP, administered by the NHTSA. As these NCAPs demand more ADAS applications, particularly AEB, in order to achieve or maintain the highest safety ratings, more automakers will include ADAS as standard fit in their models. In the past year, we have been sourced for standard fit programs for certain models in the regions where these ratings provisions have been instituted, such as Europe in 2014.
Additional factors that may affect our ability to increase our revenue is if the market were to turn to a competing camera-based offering or a reliance on a different sensory modality for ADAS, such as radar without including camera capability, any decrease in the quality of the manufacturing of our product and the timing of the launch of a particular model production. We seek to mitigate these risks by maintaining strong relationship with our OEMs and Tier 1 companies, gaining knowledge of relevant safety ratings and regulatory trends and maintaining adequate internal resources to support our existing production programs. We are also initiating an inventory purchase plan to mitigate unexpected difficulties in our primary subcontractor’s supply chain (like natural disasters) and manufacturing.
Management believes that our long term revenue growth opportunity will come from the increasing emphasis on autonomous driving, which will require ADAS technological innovations of increasing complexity. We have design wins from two OEMs to launch features involving hands-free-capable driving at highway speeds and in congested traffic situations in 2016. We are also in development programs with six additional OEMs for potential launches in 2018. We believe the next autonomous driving innovation will be the inclusion of country road capabilities and city traffic capabilities. These capabilities require significant algorithmic advances, which we are currently developing. If we cannot complete such development in a timely manner or achieve design wins for these additional capabilities or if, following any such design win, our product is not fully validated and does not go into serial production, our long-term revenue growth will suffer. Further, although there is continuing regulatory concern about autonomous driving, we believe that the driver should remain responsible for driving the car and that such a position would significantly reduce regulators’ cause for concern. This view is evidenced in the recent acceptance of autonomous driving by the states of California and Nevada in the United States and recent statements by the European NCAP.
Our AM Segment revenue grew by 44% and 88% in 2013 and 2012, respectively, and 53% in the three months ended March 31, 2014 compared to the same period in 2013. The growth of our AM Segment revenue will be influenced by several trends:
•
  Increasing market awareness attributable to the regulatory and safety ratings trend as well as OEMs creating awareness for their new car models through commercials;
•
  Regulation and other actions that seek to incentivize the purchase of safety systems, including tax benefits and insurance premium discounts for installing ADAS; and

•
  Sales to small OEMs that prefer an aftermarket solution rather than a built-in solution.
Unlike in the OEM segment where the universe of potential end customers is defined, AM Segment revenue growth requires significant sales and marketing efforts and a distribution network to reach the large but fragmented pool of potential customers worldwide, including fleets, insurance companies, government agencies and private end customers. There are also risks associated with manufacturing our aftermarket products and their delivery and installation, as well as our more direct involvement in the education of drivers regarding the products.
We generally work directly with large customers and our distributors distribute our products locally to smaller customers. This helps to keep our efforts concentrated into support to distributors and creating market awareness rather than building a large direct distribution chain, which would be more expensive and challenging to manage.
Profitability
We achieved marginal profitability on an adjusted basis in 2012, which increased in 2013 and in the three months ended March 31, 2014. The key indicator for our profitability is our adjusted net income, which is a non-GAAP measure reflecting U.S. GAAP net income after eliminating the impact of items that we do not consider indicative of our overall operating performance. To arrive at our non-GAAP net income (loss), we exclude share-based compensation expense from our U.S. GAAP net income (loss). We believe that this non-GAAP measure is useful to investors in evaluating our operating performance (see “— Reconciliation of Non-GAAP Measures”).
Our adjusted net income is influenced by our Gross Profit and our Operating Expenses as well as Financial Income (Loss), Interest Income (Loss) and Tax Expenses (Benefit).
Our Gross Profit is primarily affected by our Average Selling Price (ASP) in the OEM segment. ASP in our OEM segment varies based on the ADAS applications and their complexity. Our ASP has grown over the past few years as we began deliveries in launched production programs with more advanced ADAS features such as FCW, AEB and Pedestrian AEB. Accordingly, our gross margin in the OEM segment (excluding share-based compensation) increased to 75.6% for the three months ended March 31, 2014 and 74.9% for the year ended December 31, 2013 compared to 70.8% and 66.7% for the years ended December 31, 2012 and 2011, respectively.
We are considered a Tier 2 supplier because we sell our product to Tier 1 companies which then integrate our product into the overall system supplied to the OEMs. Our business model of being a Tier 2 supplier that subcontracts its manufacturing, together with our market leadership, results in an advantageous cost structure that requires minimal sales and marketing expenses for our OEM segment. Our OEM segment represents 89% and 78% of our revenues in the three months ended March 31, 2014 and the year ended December 31, 2013, respectively, and we expect that percentage to increase moderately over time as a result of the faster growth in the OEM segment. Therefore, an increase in revenues will not cause a material increase to our operating expenses (excluding share-based compensation), which increases our profitability. Our revenue increase of 100% in 2013 led to an increase of only 14% in our operating expenses (excluding share-based compensation) for the same year. Similarly, our revenues increased by 203.7% in the three months ended March 31, 2014 compared to the same quarter in 2013 but our operating expenses (excluding share based compensation) increased by only 189%. We expect a similar trend for the forseeable future. While our operating expenses will increase as our revenues grow, the percentage they will represent of revenues is expected to decrease compared to 2013, resulting in both an increase in absolute amount of operating profit as well as the percentage operating profit bears to revenues.
We also benefit from a favorable tax rate of approximately 9% in Israel, where we derive most of our income, and we do not have any indebtedness or related interest expense. See also “— Factors Affecting Our Operating Results — Taxes on Income — Reorganization.”
Free Cash Flow
We also monitor carefully our free cash flow, particularly as our operations have become profitable. Free cash flow is a non-GAAP measure, which we define as cash flow from operating activities minus capital expenditures. Free cash flow is important to reflect the cash that can allow us to pursue business opportunities and fulfill our goals.
We generated $25.6 million of free cash flow for the year ended December 31, 2013 while we had negative free cash flow of $3.2 million and $11 million for the years ended December 31, 2012 and 2011, respectively. This free cash flow compares to net cash provided by (used in) operating activities of $28.1 million, $(1.7) million and $(9.3) million for the years ended December 31, 2013, 2012 and 2011, respectively. Our free cash flow for the three months ended March 31, 2014 was $5 million compared to negative free cash flow of $0.5 million for the same period in 2013. Our net cash provided by operating activities for the three months ended March 31, 2014 was $5 million compared to zero (break-even) net cash used in operating activities for the same period in 2013.
Reconciliation of Non-GAAP Measures
We prepare these non-GAAP measures to eliminate the impact of items that we do not consider indicative of our overall operating performance. To arrive at our non-GAAP net income (loss), we exclude share-based compensation expense from our GAAP net income (loss). To arrive at our non-GAAP free cash flow, we exclude capital expenditures from cash flow from operations. We believe that these non-GAAP measures are useful to investors in evaluating our operating performance for the following reasons:
•
  We believe that elimination of share-based compensation expense for the calculation of adjusted net income is appropriate because treatment of this item may vary for reasons unrelated to our overall operating performance;
•
  We believe that excluding capital expenditures for the calculation of free cash flow is appropriate because capital expenditures are part of the company’s investment in its operations;
•
  We use these non-GAAP measures in conjunction with our related GAAP financial measures for planning purposes, including the preparation of our annual operating budget, as a measure of operating performance and the effectiveness of our business strategies and in communications with our board of directors concerning our financial performance;
•
  We believe that these non-GAAP measures provide better comparability with our past financial performance, facilitate better period-to-period comparisons of operational results and may facilitate comparisons with similar companies, many of which may also use similar non-GAAP financial measures to supplement their GAAP reporting; and
•
  We anticipate that, after consummating this offering, our investor presentations and those of securities analysts will include non-GAAP measures to evaluate our overall operating performance.
Non-GAAP measures should not be considered as an alternative to gross profit, income (loss) from operations, net income (loss), cash flow from operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate non-GAAP measures in the same manner. You are encouraged to evaluate these adjustments and the reason we consider them appropriate.

Adjusted Net Income
Set forth below is the reconciliation of Net Income (Loss) Before Share-Based Compensation to Net Income (Loss):

	Year ended December 31,			Three months ended March 31,
	2013	2012	2011	2014	2013
	(in thousands)
Net Income (Loss)	$19,920	$(53)	$(13,386)	$(19,559)	$(2,567)
Share-Based Compensation	13,131	1,855	1,118	32,173	4,496
Net Income (Loss) Before Share-Based Compensation	$33,051	$1,802	$(12,268)	$12,614	$1,929

Free Cash Flow
Set forth below is the reconciliation of Free Cash Flow to Cash Flow from Operating Activities

	Year ended December 31,			Three months ended March 31,
	2013	2012	2011	2014	2013
	(in thousands)
Net cash provided by (used in) operating activities	$28,188	$(1,665)	$(9,332)	$5,035	$(5)
Capital Expenditures	(2,592)	(1,526)	(1,652)	(82)	(442)
Free Cash Flow	$25,596	$(3,191)	$(10,984)	$4,953	$(447)

Factors Affecting Our Operating Results
We believe there are several important factors that have affected and that we expect to continue to affect our results of operations:
Revenues
We evaluate segment performance based on our two segments’ operating income.
Sales to OEMs.   We supply our technology to OEMs through our arrangements with automotive system integrators, known as Tier 1 companies, which are direct suppliers to OEMs. Our products are ultimately integrated into a new vehicle by the OEM to perform ADAS functions. We have strong direct relationships with OEMs. Mobileye’s OEM products have been available in production vehicles since 2007. Sales to OEMs represented approximately 89.4%, 77.9%, 69.0% and 65.3% of our total revenues for the three months ended March 31, 2014 and for each of the years ended December 31, 2013, 2012 and 2011, respectively.
Aftermarket Product Sales.   We also offer our ADAS technology as an aftermarket product directly and through distributors to end customers, including commercial and governmental fleet owners, fleet management system providers, insurance companies, new vehicle dealers and importers. Mobileye’s aftermarket products have been sold since 2007. To date, more than 120,000 vehicles have installed our aftermarket products. Our aftermarket sales represented approximately 10.6%, 22.1%, 31.0%, and 34.7% of our total revenues for the three months ended March 31, 2014 and for each of the years ended December 31, 2013, 2012 and 2011, respectively.
We believe there are two important factors that affect both our OEM revenues and, to a lesser extent, our aftermarket product revenues:
•
  Regulation and NCAP ratings — The continual emphasis on safety is driven both by regulation and the availability to consumers of independent assessments of the safety performance of different car models, which have encouraged OEMs to produce cars that are safer than those required by law. In many countries, new car assessment programs (“NCAPs”) have created a “market for safety.” OEMs seek to demonstrate that their new and revamped car models satisfy the NCAP’s highest rating, typically five stars, or can “tick the box” on the new car sticker. National NCAPs will continue to add specific ADAS applications to their evaluation items over the next several years. We believe that this global rollout will also lead to harmonized requirements across key geographic areas. We further believe that these increasing requirements will help us increase our revenues.
•
  Consumer awareness and acceptance of ADAS — Our sales are also driven by public awareness and demand for driver safety technology. In recent years, as regulatory requirements and NCAP ratings have increased, OEMs have also begun to highlight their safety features as a competitive advantage. For example, an OEM emphasized its safety features based on Mobileye technology in an advertisement during the 2014 Super Bowl.
We believe these factors will have a greater impact on our OEM segment, which, based in part on the expected additional serial production already sourced from us through 2016, is expected to grow more rapidly than our aftermarket segment.
The average sale price (“ASP”) for our OEM products is primarily based on the bundle of applications that are included in the specific product. Each OEM determines the application bundle set that it wants for the particular model.
Our ASP for the aftermarket is primarily based on the sales channel, the end customer sub-segment and volume. Generally, when we sell directly to the end customer, our ASP is higher than when we sell through distributors. To date most of our aftermarket sales have been to the commercial fleet sub-segment. We believe there is significant potential for growth in other sub-segments such as insurance companies and governmental incentive programs, which are focused on saving lives and reducing the number of road accidents.
Although parts of the automotive industry are subject to seasonality, depending on the location of the OEM and other factors, it is not yet clear whether seasonality will affect our results of operations because our continuing growth in revenues has masked any seasonality impact.
Cost of Revenues and Gross Profit
Cost of revenues of our OEM segment includes the manufacturing cost of our EyeQ® chips as well as royalty fees for the intellectual property that is included in the EyeQ SoC, logistics costs, depreciation, product liability insurance reserves for estimated warranty expenses and, to the extent relevant, charges to write down the carrying value of our inventory when it exceeds its estimated net realizable value and to provide for obsolete and on-hand inventory in excess of forecasted demand.
Cost of revenues of our aftermarket product includes, in addition to the cost of the EyeQ® chips (including royalties), direct material, labor costs, depreciation, manufacturing and supply chain overhead, quality control, shipping and logistic costs and reserves for estimated warranty expenses. Cost of revenues also includes charges to write down the carrying value of our inventory when it exceeds its estimated net realizable value and to provide for obsolete and on-hand inventory in excess of forecasted demand. We purchase the majority of the components directly and our products are manufactured primarily by one contract manufacturer in China.
Our gross profit equals total revenues less our total cost of revenues, and our gross margin is our gross profit expressed as a percentage of total revenues.
Our cost of revenue is expected to increase as our sales continue to grow.
Research and Development Expenses
Research and development activities are conducted at our machine vision center in Jerusalem, Israel. Our activities are divided among:
•
  Core technology, which are (i) algorithms, including visual processing, camera control, vehicle control, camera/radar fusion and related engineering tasks and (ii) application software;

•
  New products and enhancements to existing products in response to OEM requirements; and
•
  Hardware, which includes (i) silicon design for the EyeQ® chip including the EyeQ4®; (ii) hardware electronics design for testing and other equipment and (iii) new aftermarket hardware; for example, we are currently developing the next generation of our aftermarket products incorporating the EyeQ3® chip.
Research and development expenses primarily consist of expenses related to personnel, including share-based compensation, material, parts and other prototype development, consulting and other professional services, amortized equipment expense, patent-related expenses, including legal fees in connection with new patent prosecution and maintenance fees, and quality assurance within the development programs.
Our research and development expenses are partially offset by non-refundable Non-Recurring Engineering (“NRE”) reimbursement that we receive from OEMs attributable to specific development programs with the OEMs. Any such reimbursement is not contingent upon success of the program. We retain all the rights to our work on these programs.
We intend to continue our significant investment in research and development activities as we believe that being the technology leader and the most innovative ADAS company is our key strength. Accordingly, we expect the absolute amount of our research and development expenses to increase but to decrease as a percentage of revenue as our business grows.
Sales and Marketing
Selling and marketing expenses consist of personnel and personnel-related expenses, including share-based compensation, of our sales force as well as advertising and marketing expenses. We expect to increase our sales and marketing activities, mainly in order to increase our aftermarket sales. We expect to increase our sales and marketing expenses as we continue our efforts to increase market awareness of the benefits of ADAS and to increase our aftermarket segment revenues, but sales and marketing expenses should decrease as a percentage of revenue as our business grows.
General and Administrative Expenses
General and administrative expenses consist of personnel and personnel-related expenses, including share-based compensation, of our executive, finance, legal and information systems departments as well as legal and accounting fees, litigation expenses, and fees for professional and contract services. We expect the amount of our general and administrative expenses to increase but to decrease as a percentage of revenue as our business grows. The primary reasons for the growth in general and administrative expenses will be the costs related to being a public company, including the need to hire more personnel to support compliance with the applicable provisions of SOX and other SEC rules and NYSE regulations as well as increased premiums for director and officers insurance and the increased use of share-based compensation for general and administrative personnel.
Interest Income
Interest income consists of interest earned on cash balances and short-term investments, such as debentures and money market funds. We have historically invested our available cash balances primarily in short term deposits and debentures. The primary objective of our investments in debt instruments is to preserve principal while maximizing yields, which generally track the U.S. dollar three-month LIBOR.
Financial Income (Expenses), net
Our functional currency is the U.S. Dollar. Financial income (expense), net consist primarily of fluctuations in value due to foreign exchange differences between our monetary assets and liabilities denominated in New Israeli Shekels and to a much lesser extent, the Euro, the Japanese Yen and other currencies. In addition, Financial income (expense), net, includes realized gains and losses on sales of financial investments and any decline in the value that is considered not temporary.

Taxes on Income
We and each of our subsidiaries are taxed under the law of the respective country of its residence. The enacted statutory tax rates applicable to our significant subsidiaries are as follows:
•
  Our Cypriot subsidiary is taxed at the Cypriot corporate tax rate, which was 10% prior to 2013 and became 12.5% from 2013 and thereafter. Our Cypriot subsidiary can offset profits arising in future years with taxable losses (carryforward losses) for the five years prior to the fiscal year in which the losses were incurred. Interest income is taxed at the Defence tax rate, which was 30% in 2013 and thereafter (effective from May 1, 2013), 15% in 2012 and 15% to 17% in 2011. Most of the benefit (tax) on income is incurred from Cyprus, which is the current location of our intellectual property. See “— Reorganization” below.
•
  MVT, our Israeli subsidiary, is taxed under Israeli law. Income not eligible for benefits under the Investment Law (described below) is taxed at the corporate tax rate. Corporate tax rates in Israel were 25% in both 2013 and 2012, and 24% in 2011. A recent amendment of the Israeli Income Tax Ordinance increased the corporate tax rate to 26.5% commencing on January 1, 2014. However, the effective tax rate payable by a company that derives income from a Benefited Enterprise or a Preferred Enterprise under the Investment Law may be considerably less. Capital gains derived by an Israeli company are subject to tax at the prevailing corporate rate.
Israel Tax Benefits Under the Law for Encouragement of Capital Investments, 1959
MVT has been granted “Benefited Enterprise” status under the Israeli Law for Encouragement of Capital Investments, 1959 (the “Investment Law”). The Investment Law was significantly amended effective April 1, 2005 (the “2005 Amendment”), and further amended as of January 1, 2011 (the “2011 Amendment”). Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the 2005 Amendment. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or to elect irrevocably to forego such benefits and have the benefits of the 2011 Amendment apply.
Tax Regime Under the 2005 Amendment (“Benefited Enterprise”)
The extent of the tax benefits available under the 2005 Amendment to qualifying income of a Benefited Enterprise depends on, among other things, the geographic location in Israel of the Benefited Enterprise. The location will also determine the period for which tax benefits are available. Such tax benefits include an exemption from corporate tax on undistributed income for a period of between two to ten years, depending on the geographic location of the Benefited Enterprise in Israel, and a reduced corporate tax rate of between 10% to 25% for the remainder of the “Benefits Period,” depending on the level of “Foreign Investment,” as defined under law, in the company in each year. A company qualifying for tax benefits under the 2005 Amendment that pays a dividend out of income derived by its Benefited Enterprise during the tax exemption period will be subject to corporate tax in respect of the gross amount of the dividend at the otherwise applicable rate of 25%, or lower rates in the case of a qualified Foreign Investors Company (“FIC”), according to the rate of Foreign Investment in the company at the applicable tax year. Dividends paid out of income attributed to a Benefited Enterprise are generally subject to withholding tax at source at the rate of 15%, or such lower rate as may be provided in an applicable tax treaty. The benefits available to a Benefited Enterprise are subject to the fulfillment of conditions stipulated in the Investment Law, its regulations and any ruling received from the ITA. In the event of failure to comply with these conditions, the entitlement to the benefits might be cancelled and MVT might be required to refund the amount of the benefits, in whole or in part, together with linkage to the Israeli Consumer Price Index, interest and penalties.
Tax Regime Under the 2011 Amendment (“Preferred Enterprise”)
The 2011 Amendment canceled the availability of the benefits granted to companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a

“Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes, inter alia, a company incorporated in Israel that is (i) not wholly owned by a governmental entity; (ii) owns a Preferred Enterprise, as defined under law, (iii) is controlled and managed from Israel, and subject to further conditions described in the Investment Law. From 2014 and thereafter a Preferred Company is entitled to a reduced corporate tax rate of 16% with respect to its income derived by its Preferred Enterprise, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 9%. MVT’s location is entitled to the reduced tax rate of 9%.
Dividends paid out of income attributed to a Preferred Enterprise are generally subject to withholding tax at the source at the rate of 20% with respect to dividends to be distributed after January 1, 2014, subject to certain conditions, or such lower rate as may be provided in an applicable tax treaty. However, if such dividends are paid to an Israeli company, no tax is required to be withheld (although, if the funds are subsequently distributed to individuals or to a non-Israeli company, the withholding tax would apply to such subsequent distribution).
We have had Benefited Enterprise programs under the Investment Law since 2005, which, we believe, has entitled us to certain tax benefits. Additionally, in connection with the original grant of “Benefited Enterprise” status, in 2006, MVT was recognized by the Israeli Chief Scientist Office as a “Research and Development Company.”
The Company’s management has determined not to distribute any amounts of its undistributed income as a dividend if such distribution would result in a tax liability. The Company intends to reinvest the amount of such profits. Accordingly, no deferred income taxes have been provided for.
According to a tax ruling that we expect to obtain from the Israeli Tax Authority (“ITA”), and following the reorganization described below, MVT will become a “Preferred Company” under the Investment Law and will be able to benefit from a reduced tax rate of approximately 9%, subject to the fulfillment of terms and conditions in the law and under such ruling.
From time to time, the Israeli Government has discussed reducing the benefits available to companies under the Investment Law. The termination or substantial reduction of any of the benefits available under the Investment Law could materially increase our tax liabilities.
Reorganization
Prior to this offering, we reorganized our internal corporate structure. Our Cypriot subsidiary, which owned all of our intellectual property, is being liquidated and all of its intellectual property and net assets transferred to MVT. In connection with such reorganization, we expect to obtain a tax ruling from the ITA providing that, among other matters, the reorganization will not trigger any tax in Israel and will not violate any of the Israeli tax covenants to which MVT and its shareholder are bound pursuant to a 2001 tax ruling. We have also received opinions from Cyprus counsel and Dutch counsel that the reorganization should not result in tax liabilities under the laws of Cyprus or the Netherlands although there can be no assurance that the relevant tax authorities might not determine that such taxes are owed. In addition, prior to this offering, we took the necessary steps, including shareholder approval, to transfer the management and control of Mobileye N.V to Israel in order for Mobileye N.V to become an Israeli tax resident. Following the reorganization, we expect MVT to be a “Benefited Enterprise” under the Investment Law. See “— Taxes on Income — Tax Regime Under the 2011 Amendment (“Preferred Enterprise”).”
Segment Information
We manage the Company and its subsidiaries on the basis of two reportable segments. The OEM segment supplies the proprietary software algorithms and EyeQ® chip that are the core technology of the complete ADAS to the Tier 1 companies that are the system integrators for the automotive industry. Except for limited direct sales of testing equipment to OEMs, our direct customer is the Tier 1 company with which we have a contractual relationship and which is responsible for paying us for our products. Because of the complex nature of our product and the need to customize and validate the product and to integrate it into the OEM’s overall ADAS system, we also have strong direct relationships with the OEMs. In the AM segment, the Company sells a complete system, which includes our proprietary software algorithms and EyeQ® chip as well as the camera and other necessary components. The complete system offers a variety of ADAS functions to end customers including commercial fleet owners, fleet management system providers, new vehicle dealers and importers. We generate sales in the AM segment either directly or through distributors. For a discussion of our major customers, see Note 13 to our audited consolidated financial statements and Note 10 to our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus.
Our revenues in the OEM segment increased by 127.5% in the year ended December 31, 2013 from the year ended December 31, 2012, and increased by 122.1% in the year ended December 31, 2012 from the year ended December 31, 2011. Our OEM revenues increased 243.9% in the three months ended March 31, 2014 compared to the same period in 2013. Our revenues in the AM segment increased by 44% in the year ended December 31, 2013 from the year ended December 31, 2012 and increased by 87.7% in the year ended December 31, 2012 from the year ended December 31, 2011. Our AM revenues increased 53.2% in the three months ended March 31, 2014 compared to the same period in 2013.
The most material operating expenses in the OEM segment are research and development expenses, while the most material operating expenses in the AM segment are sales and marketing expenses.
Set forth below is selected information for each of our business segments:
Revenues by Segment

	Year ended December 31,			Three months ended March 31,
	2013	2012	2011	2014	2013
	(in thousands)
OEM	$63,290	$27,818	$12,526	$31,856	$9,262
AM	17,955	12,467	6,642	3,793	2,476
Total	$81,245	$40,285	$19,168	$35,649	$11,738

Segment Performance*

	Year ended December 31,			Three months ended March 31,
	2013	2012	2011	2014	2013
	(in thousands)
OEM	$23,917	$(605)	$(6,369)	$16,177	$1,352
AM	4,412	808	(4,286)	521	(118)
Total	$28,329	$203	$(10,655)	$16,698	$1,234

*
  Excludes share-based compensation
Segment Revenue as Percentage of Total Revenues

	Year ended December 31,			Three months ended March 31,
	2013	2012	2011	2014	2013
OEM	77.9%	69.0%	65.3%	89.4%	78.9%
AM	22.1%	31.0%	34.7%	10.6%	21.1%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Segment Performance as a Percentage of Segment Revenues

	Year ended December 31,			Three months ended March 31,
	2013	2012	2011	2014	2013
OEM	37.8%	(2.2)%	(50.8)%	50.8%	14.6%
AM	24.6%	6.5%	(64.5)%	13.7%	(4.8)%

For more information regarding our segments, including a reconciliation of segment performance to consolidated operating profit, see Note 12 to our audited consolidated financial statements and Note 9 to our condensed consolidated interim financial statements included elsewhere in this prospectus.
Our financial results for the periods presented below are not necessarily indicative of the financial results that we may achieve in future periods.
Comparison of Results of Operations for 2013, 2012 and 2011
Revenues
For the year ended December 31, 2013, our total revenue increased by $41.0 million to $81.2 million, or 101.7%, from $40.3 million for the year ended December 31, 2012. For the year ended December 31, 2012, our revenue increased by $21.1 million, or 110.2%, from $19.2 million for the year ended December 31, 2011. The principal factors affecting our revenue growth were:
•
  OEM — Revenues from OEM sales grew by approximately $35.5 million, or 127.5%, from 2012 to 2013 and by approximately $15.3 million, or 122.1%, from 2011 to 2012. The increase in 2013 reflected the increase in sales from (i) six new launches (meaning the beginning of series deliveries to OEMs through Tier 1 companies) of production programs with General Motors, Scania, Nissan, Ford, Jaguar Land Rover and HKMC (Hyundai and Kia) through Tier 1 companies; and (ii) the full year effect of four launches in 2012 with General Motors, Chrysler, Mitsubishi and Honda. In addition, during 2013 we launched more complex bundle applications, which caused our ASP to increase by approximately 18%. The increase in 2012 reflected the increase in sales from (i) four new launches with General Motors, Chrysler, Mitsubishi and Honda through Tier 1 companies; and (ii) the full year effect of three launches in 2011 with General Motors, BMW and Ford.
•
  AM — Revenues from aftermarket sales increased by $5.49 million, or 44.0%, from 2012 to 2013 and by $5.8 million, or 87.7%, from 2011 to 2012. The increases in both years reflected increases in sales attributable to increasing market awareness and our continuing investment in sales activities, including the formation of our subsidiaries in Germany and the People’s Republic of China and the increased sales teams in these regions and throughout the world. Our aftermarket product revenues are also affected by our sales channel mix. Typically, our ASP for sales through distributors is less than the ASP for direct sales. Our overall ASP increased by 3% from 2012 to 2013, despite the fact that only 39% of 2013 aftermarket revenues were derived from direct sales, because our 2012 ASP reflected unusual conditions. In 2012 we introduced a then new aftermarket product, the Mobileye C2-270, which incorporated our EyeQ2® chip and had a price substantially the same as the prior product, at the same time that we were selling the older product at a reduced price to selected customers to reduce our inventory, which resulted in a lower ASP than would likely have resulted based on the channel mix. Our 2012 ASP decreased by 12% from the 2011 ASP not only for the foregoing reasons but also because the 2011 ASP reflected a significantly more favorable sales mix, with 53% of our aftermarket revenues derived from direct sale to fleets. However, because total aftermarket revenues are relatively low and can be disproportionately affected by the limited number of transactions, we do not believe the changes in ASP are indicative of significant trends.
Major Customers
In the year ended December 31, 2013, three of our Tier 1 customers represented 34%, 18% and 11% of our total revenues. In the year ended December 31, 2012, two of our Tier 1 customers represented 29% and 11% of our total revenues. In the year ended December 31, 2011, three of our Tier 1 customers represented 14%, 13% and 10% of our total revenues. Our sales to any single Tier 1 company typically cover more than one OEM and more than one production program from any OEM and therefore we view major customers on the OEM level. In 2013, three production programs each accounted for more than 10% of our total revenues. Below is analysis of OEM and AM major customers:

•
  OEM — Set forth below are OEMs that represented more than 10% of our OEM revenues:
•
  OEM 1 represented 29%, 30% and 18% of OEM revenues during 2013, 2012 and 2011, respectively;
•
  OEM 2 represented 25%, 17% and less than 10% of OEM revenues during 2013, 2012 and 2011, respectively;
•
  OEM 3 represented 15%, 18% and 30% of OEM revenues during 2013, 2012 and 2011, respectively. The decrease in percentage is related to the increase in total OEM revenues. The absolute revenue amount increased during the years; and
•
  OEM 4 represented 10% of OEM revenues during 2013 and less than 10% of OEM revenues during 2012 and 2011.
We believe that in future years, because of the increase in the number of car models that will contain our products as well as in the number of OEMs with which we will be working, our reliance on any specific OEM should decline significantly.
•
  AM — Set forth below are distributors or customers that represented more than 10% of our AM revenues:
•
  Distributor 1 represented 42%, 21% and 12% of our AM revenues during 2013, 2012 and 2011, respectively;
•
  Distributor 2 represented 7%, 10% and 11% of our AM revenues during 2013, 2012 and 2011, respectively; and
•
  No other direct customer or distributor represented more than 10% of our AM revenues for any specified period.
We believe that in future years, because of the increase in our revenues, our reliance on any specific distributor company should decline significantly.
Cost of Sales
Cost of sales increased during the year ended December 31, 2013 by $8.9 million, or 72.9%, compared to the year ended December 31, 2012, and by $ 5.4 million, or 78.0%, compared to the year ended December 31, 2011. In both years the increase correlated to the increased sales of our products.
Our Gross Profit for the year ended December 31, 2013 was $60.1 million, an increase of 114.2%, compared to $28.1 million for the year ended December 31, 2012. Our 2012 Gross Profit increased 128.1% compared to Gross Profit of $12.3 million for the year ended December 31, 2011.
•
  OEM — Our 2013 OEM Gross Profit was $47.4 million (gross margin of 74.9%), an increase of 140.7%, compared to $19.7 million (gross margin of 70.8%) for 2012. Our 2012 OEM Gross Profit increased 135.6% compared to Gross Profit of $8.4 million (gross margin of 66.7%) for 2011. The increase in Gross Profit in both years resulted from an increase in the volume of products sold as well as the increase in our ASP described above. The increase in ASP also resulted in our higher gross margin.
•
  AM — Our AM Gross Profit for the year ended December 31, 2013 increased by 51.5% to $12.7 million (gross margin of 71.0%) compared to $8.4 million (gross margin of 67.5%) for 2012, and increased 112.9% compared to $4 million (gross margin of 60%) for 2011. The increase in Gross Profit in both years resulted from increases in the volume of products sold. The 2013 increase in gross margin resulted from the increased ASP described above. The 2012 increase in gross margin was a result of the introduction of our then new product, the Mobileye C series product, which resulted in an 18% reduction in cost, offset by the decrease in ASP described above and a provision for obsolete and on-hand inventory in excess of forecasted demand because many components of our older products could not be used in the newer product.

Research and Development Expenses, net
Research and development expenses, net as a percentage of revenues decreased to 27.5% for the year ended December 31, 2013 compared to 39.4% for the year ended December 31, 2012 and 80.2% for the year ended December 31, 2011, primarily due to the increase in our revenues.
•
  Gross research and development expenses increased by $7.0 million, or 27%, to $32.8 million for 2013. Gross research and development expenses of $25.9 million in 2012 increased by 13% from $22.9 million for 2011. The 2013 increase was mainly due to increases in headcount that resulted in an increase of payroll and related expenses by $4.6 million, and depreciation of $0.5 million related mainly to our additional IT hardware needed to accommodate our validation dataset. Share-based compensation related to research and development increased by $1.2 million, primarily attributable to increased headcount. In 2012 the gross research and development expenses increased by $3.0 million mainly due to an increase in headcount.
•
  Development reimbursement (see above), which offsets our gross research and development expenses, increased by $0.5 million for 2013 and by $2.5 million for 2012, resulting from our increased number of development programs with OEMs.
•
  As a result, research and development expenses, net increased by $6.4 million, or 40.6%, to $22.3 million for 2013 compared to $15.9 million for 2012 and $15.4 million for 2011.
Research and development expenses are primarily related to our OEM segment.
Sales and Marketing Expenses
Sales and marketing expenses as a percentage of revenues decreased to 15.2% for the year ended December 31, 2013 compared to 16.0% for the year ended December 31, 2012 and 32.0% for the year ended December 31, 2011, primarily due to the increase in our revenues.
Sales and marketing expenses increased by $5.9 million, or 92%, to $12.3 million for the year ended December 31, 2013 compared to $6.4 million for the year ended December 31, 2012. Sales and marketing expenses of $6.4 million for 2012 increased by $0.3 million, or 5%, for the year ended December 31, 2011. During 2012 our German subsidiary began operations and during 2013 our Chinese subsidiary began operations. The 2013 increase was almost entirely the result of share-based compensation in the amount of $5.2 million attributable to options granted. Without the share-based compensation effect, sales and marketing expenses increased by $0.7 million attributable to increased personnel at our German and Chinese subsidiaries. The 2012 increase was mainly due to an increase in the number of employees, primarily in our new German subsidiary, which resulted in an increase in payroll and related expenses of $0.7 million. This increase was offset by a decrease in advertising expenses of $0.5 million.
General and Administrative Expenses
General and administrative expenses as a percentage of revenue decreased to 12.6% for the year ended December 31, 2013 compared to 18.4% for the year ended December 31, 2012, and 13.4% in the year ended December 31, 2011. The 2013 decrease was mainly due to the increase in our revenue, while the 2012 increase was related to increased professional fees for legal expenses in connection with patents and intellectual property litigation.
General and administrative expenses increased by $2.9 million, or 38.5%, to $10.3 million for 2013 compared to $7.4 million for 2012. The increase was primarily attributable to an increase in share-based compensation of $4.8 million mainly related to option grants to our Founders and an increase in headcount that resulted in $0.5 million increase, offset by a decrease of $2.5 million in legal expenses. Our legal fees decreased in 2013 compared to 2012 because an intellectual property litigation that we initiated against a small U.S-based start-up company ended. General and administrative expenses increased for 2012 by $4.9 million, or 189.0%, compared to $2.6 million for 2011. The increase from 2011 to 2012 resulted mainly from the legal fees incurred in connection with the litigation described in this paragraph.

Interest Income
Interest income decreased by $0.5 million, or 30.8%, to $1.1 million for the year ended December 31, 2013 compared to $1.5 million for the year ended December 31, 2012. There was no material change in the Interest income between 2011 and 2012. The decrease in 2013 resulted principally from lower interest rates.
Financial Income
Financial income increased by $1 million, or 245.5%, to $1.4 million for the year ended December 31, 2013 compared to $0.4 million for the year ended December 31, 2012. The 2013 increase resulted mainly from an increase in foreign currency gains by $1.3 million. Financial income increased by $3.1 million to $0.4 million for the year ended December 31, 2012 compared to a loss of $(2.7) million for the year ended December 31, 2011. The 2012 increase resulted mainly from an increase in foreign currency gains by $2.9 million. We seek to offset sensitivity to fluctuations in foreign currency exchange rates by maintaining significant cash balances in New Israel Shekels.
Taxes on Income
During the year ended December 31, 2013, we released the valuation allowance on deferred taxes of our Cypriot subsidiary since management believes that it is more likely than not that the deferred tax asset will be realized within the foreseeable future. The result of such release and utilization of the carryforward losses in the current year resulted in a benefit of $3.0 million. This amount was offset by current taxes of $0.7 million.
For the years ended December 31, 2012 and 2011, we had current taxes of $0.3 million and $0.5 million, respectively, mainly from income at MVT.
Earnings Per Share
For 2013, we had net income of $19.92 million. Our calculation of earnings per share in 2013 is affected by two factors that we do not expect to recur following this offering.
The first factor is that our issued share capital prior to this offering is composed of Class A ordinary shares (with no liquidation preference), ordinary shares (with liquidation preference), and Class B, C, D, E, F1 and F2 Shares (with liquidation preferences). The only class of outstanding shares without a liquidation preference is the Class A ordinary shares. Therefore, under U.S. GAAP, earnings per share must be computed based on the outstanding Class A ordinary shares. While the weighted average number of all of our share capital for 2013 is 39.1 million (basic) and 41.0 million (diluted), as used in the computation of our unaudited pro forma basic and diluted earnings per share, the weighted average number of outstanding Class A ordinary shares in 2013 was only 7.5 million for purposes of both the basic and diluted calculation of loss per share.
The other factor is that during the year ended December 31, 2013, as a result of the investment transaction described in note 8(c) to our financial statements included elsewhere in this prospectus, the Company redeemed 8,691,235 aggregate shares of classes B, C, D, E and Ordinary shares (with liquidation preference), which were subsequently converted to Class F1 and Class F2 shares and sold to new investors. In connection with this redemption, the Company transferred value to the preferred shareholders, which was calculated as the difference between (1) the fair value of the consideration transferred and (2) the carrying value of the 8,691,235 shares of classes B, C, D, E and Ordinary shares (with liquidation preferences) surrendered. The difference, in the amount of $230 million, was recorded as a reduction to net income applicable to Class A Ordinary shares used to calculate basic and diluted loss per share.

Therefore, the calculation of earnings per Class A ordinary share resulted in a loss per Class A ordinary share of $30.15, calculated as follows:

Year Ended December 31, 2013 (Restated)
(U.S. Dollars in thousands, except per share data)
Basic and diluted EPS for Class A Ordinary Shares
Numerator
Net income	$19,920
Amount allocated to participating shareholders	(16,105)
Adjustment as a result of benefit to participating shareholders	(229,832)
Net loss applicable to Class A ordinary shares	$(226,017)
Denominator
Weighted average Class A ordinary shares outstanding	7,495,319
Net loss per share
Basic and Diluted	$(30.15)

Immediately prior to this offering, all of our outstanding classes of shares will convert into ordinary shares, none of which will have any liquidation preference, on a one-to-one basis as set forth in our articles of association. Therefore, neither of the two factors described above is relevant to the calculation of earnings per share following this offering. The pro forma earnings per share for the year ended December 31, 2013, which assumes the conversion of all outstanding shares (including Class A ordinary shares) to ordinary shares with no liquidation preferences, results in earnings per share of $0.51 (basic) and $0.49 (diluted). See Notes 8 and 9 to our audited consolidated financial statements included elsewhere in this prospectus.
Comparison of Results of Operations for the Three Months Ended March 31, 2014 and 2013
Revenues
Our total revenues for the three months ended March 31, 2014 increased by $23.9 million to $35.6 million, or 203.7%, from $11.7 million for the three months ended March 31, 2013. The principal factors affecting our revenue growth were:
•
  OEM — Revenues from OEM sales grew by approximately $22.6 million, or 243.9%, for the three months ended March 31, 2014 compared to the same period in 2013. The increase reflected the increase in sales from (i) launches of eight new production programs with General Motors, Nissan, Ford, Jaguar Land Rover and HKMC (Hyundai and Kia) through Tier 1 companies; and (ii) increased demand, primarily related to existing production programs with General Motors, Chrysler, Volvo, BMW and Honda. In addition, our ASP increased by approximately 3.8% in the three months ended March 31, 2014 compared to the same period in 2013 as a result of a more favorable product mix due to more complex bundles of applications included in new launches.
•
  AM — Revenues from aftermarket sales grew by $1.3 million, or 53.2%, for the three months ended March 31, 2014 compared to the same period in 2013. The increase was attributable to continued market awareness as well as the impact of six new car dealer distributors.
Cost of Revenues and Gross Profit
Cost of revenues for the three months ended March 31, 2014 increased by $5.6 million to $8.8 million, or 174.2%, from $3.2 million for the three months ended March 31, 2013. The increase correlated to the increased sales of our products.

Our gross profit for the three months ended March 31, 2014 was $26.8 million, an increase of 214.9% compared to $8.5 million for the three months ended March 31, 2013.
•
  OEM gross profit for the three months ended March 31, 2014 was $24.1 million (gross margin of 75.6%), an increase of 253.9% compared to $6.8 million (gross margin of 73.5%) for the three months ended March 31, 2013. The increase resulted from an increase in the volume of products sold, as well as the increase in our ASP described above. The increase in ASP also resulted in our higher gross margin.
•
  AM gross profit for the three months ended March 31, 2014 was $2.8 million (gross margin of 73.0%), an increase of 60.9% compared to $1.7 million (gross margin of 69.5%) for the three months ended March 31, 2013. The increase in gross profit resulted from increases in the volume of products sold. The increase in gross margin was mainly due to the increased ASP, as well as a reduction in the average cost of the new AM products as a result of moving to a mass production process of our series 5 product.
Research and Development, net
Research and development expenses, net, as a percentage of revenues decreased to 24.2% (20.6% excluding share-based compensation) for the three months ended March 31, 2014 compared to 39.2% (35.8% excluding share-based compensation) for the three months ended March 31, 2013. This decrease was due to the increase in our revenues, which was greater than the increase in the research and development expenses.
Gross research and development expenses increased by $3.8 million, or 55.6% (45.8% excluding share-based compensation), to $10.8 million for the three months ended March 31, 2014, mainly due to an increase in headcount as we continue our investment in technological innovation, development of our new EyeQ generation, EyeQ4, and the share-based compensation allocated to research and development expenses.
Sales and Marketing
Sales and marketing expenses as a percentage of revenues decreased to 8.0% (4.9% excluding share-based compensation) for the three months ended March 31, 2014 compared to 41.6% (11.5% excluding share-based compensation) for the three months ended March 31, 2013, primarily due to the increase in our revenues, which was greater than the increase in the sales and marketing expenses, and the decrease in share-based compensation expenses from $3.5 million to $1.1 million.
In the three months ended March 31, 2014, sales and marketing expenses, excluding share-based compensation, increased by $0.4 million, mainly due to an increase in advertising expenses and in headcount.
General and Administrative
General and administrative expenses for the three months ended March 31, 2014 increased significantly because of the impact of share-based compensation related primarily to aggregate grants of 2,300,000 options to our Founders that vested one-third immediately and the balance over two years. Share-based compensation expenses allocated to general and administrative expenses were $29.8 million in the three months ended March 31, 2014 compared to $0.5 million in the three months ended March 31, 2013. General and administrative expenses excluding share-based compensation decreased by 40.5% to $1 million for the three months ended March 31, 2014 compared to $1.7 million for the three months ended March 31, 2013. The decrease in expenses was mainly due to a decrease in legal expenses associated with litigation concerning intellectual property that we initiated against a small U.S-based start-up company, which ended in 2013.
Taxes on Income
Taxes on income expenses for the three months ended March 31, 2014 were $4.2 million compared to $0.2 million for the three months ended March 31, 2013. The increase in tax expense was the result of $2.3 million of tax expenses related to taxable profit in the three months ended March 31,

2014, compared to the prior period in which the Cypriot subsidiary had no tax expense as a result of losses for the period. Additionally, there was an increase in a tax provision of $1.9 million for uncertain tax positions in the three months ended March 31, 2014. All of the above amounts of unrecognized tax benefits would affect the effective tax rate if recognized.
Liquidity and Capital Resources
Our primary sources of funds have been issuance of shares to new investors during the year ended December 31, 2013 and 2011. During the year ended December 31, 2013 we achieved positive cash flow from operating activities. In each year, we also received cash proceeds upon the exercise of outstanding options. Our primary uses of funds have been for increasing our headcount across Research and Development, Sales and Marketing and General and Administrative as well as for capital expenditures related to our increasing size of our validation datasets. Our capital expenditures related mainly to data storage and other computer related equipment, and were $2.6 million, $1.5 million and $1.7 million, during 2013, 2012 and 2011, respectively. In the three months ended March 31, 2014, our capital expenditures of $3.7 million also related primarily to data storage at our recovery site.
In August 2013, we closed the sale of 859,599 newly issued Class F1 shares to an investor at a per share price of $34.90 and aggregate consideration of $30 million. In connection with such sale, shareholders of the Company also sold various classes of the Company’s shares to an affiliated entity, which were converted, on a one-to-one basis, into 2,005,731 additional Class F1 shares to the same investor that purchased the newly issued Class F1 shares and 8,309,456 Class F2 shares, which were sold to other investors.
We believe that our existing cash and cash flows from our operating activities together with the proceeds of this offering will be sufficient to meet our anticipated cash needs for the next 12 months. Our future capital requirements will depend on many factors, including our growth rate and the timing and extent of operating expenses.
Cash Flows
The following table sets forth certain statement of cash flows data:

	Year Ended December 31,			Three month ended March 31,
	2013	2012	2011	2014	2013
	(in thousands)
Cash flows from (used in) operating activities	$28,188	$(1,665)	$(9,332)	$5,035	$(5)
Cash flows from (used in) investing activities	(8,936)	613	(1,178)	(13,825)	5,548
Cash flows from financing activities	38,049	272	13,449	613	76
Exchange rate differences on cash and cash equivalents	280	103	(224)	(109)	(23)
Increase (decrease) in cash and cash equivalents	$57,581	$(677)	$2,715	$(8,286)	$5,596

Cash flows from (used in) operating activities increased by $29.9 million to $28.2 million for 2013, from $(1.7) million for 2012. Cash flows from (used in) operating activities increased by $7.7 million to $(1.7) million for 2012 from $(9.3) million in 2011. The increase in cash flows from operating activities was primarily the effect of cash received as a result of the significant increase in Net Income Before Share-Based Compensation of $31.2 million and $14.1 million for the years ended December 31, 2013 and 2012, respectively, which was slightly offset by working capital needs.
During the three months ended March 31, 2014, we generated cash from operating activities of $5.0 million compared to (break-even) cash flows during the three months ended March 31, 2013. This increase was mainly due to the effect of cash received as a result of the increase in adjusted net income (excluding share-based compensation) of $11.2 million, which was partially offset by working capital needs.

Cash flows from (used in) investing activities decreased by $9.5 million, to $(8.9) million for 2013, from $0.6 million for 2012. Cash flows from (used in) investing activities increased by $1.8 million to $0.6 million in 2012. The decrease in 2013 and increase in 2012 cash flows from (used in) investing activities was due primarily to changes in deposits and marketable securities.
Cash flows from (used in) investing activities decreased by $19.4 million to $(13.8) million during the three months ended March 31, 2014 compared to the same period in 2013, mainly due to changes in deposits and marketable securities.
Cash flows from financing activities increased by $37.7 million to $38.0 million for 2013, from $0.3 million for 2012.The increase in 2013 was due to the issuance and sale of approximately 860,000 F1 shares, net of issuance costs and exercise of options. Cash flows from financing activities decreased by $13.2 million from $13.5 million in 2011. The decrease in 2012 in cash flows from financing activities was due primarily to the issuance and sale of approximately 784,000 E shares for an aggregate purchase price of approximately $14.5 million in 2011 and no corresponding issuances of shares in 2012.
Liability in Respect of Employee Rights Upon Retirement
Israeli labor laws and agreements require severance payments upon dismissal of an employee or upon termination of employment in other circumstances. The severance pay liability of our Israeli subsidiary, which reflects the undiscounted amount of the liability as if it were payable at each balance sheet date, is calculated based upon length of service and the latest monthly salary (one month’s salary for each year worked). Our liability for severance pay required by Israeli law is covered by deposits with financial institutions and by accrual. In our balance sheet, we present the accrued severance pay liability as a long-term liability and the amounts funded are presented separately as employee rights upon retirement funded.
Our Israeli subsidiary’s liability for severance pay, for its Israeli employees, is calculated pursuant to the Israeli Severance Pay Law based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date.
Liability in respect of employee rights upon retirement increased $2.2 million, or 35.5%, to $8.3 million as of December 31, 2013, from $6.1 million as of December 31, 2012. Liability in respect of employee rights upon retirement increased by $0.4 million, or 4.4%, to $8.7 million as of March 31, 2014, from $8.3 million as of December 31, 2013. These increases were due to the increased number of employees together with an increase in the period of service.
Indebtedness
MVT has several bank guarantees aggregating approximately $1.7 million (denominated in New Israeli Shekels) mainly in connection with a lease agreement and the employment encouragement plan of the Israeli Ministry of Industry Trade & Labor plan it had undertaken.

Contractual Obligations
A summary of our contractual obligations as of December 31, 2013 is as follows:

	Payments Due by Period
	Total	Less than 1 Year	1 − 3 Years	3 − 5 Years	More than 5 Years
	(U.S. dollars in thousands)
Operating leases	$7,490	$1,874	$2,986	$2,428	$202
Total(1)	$7,490	$1,874	$2,986	$2,428	$202

(1)
  In addition, our other liabilities include $1.4 million related to uncertain tax positions. Due to uncertainties in the timing of the completion of tax audits, the timing of the resolution of these positions is uncertain, and we are unable to make a reasonably reliable estimate of the timing of payments in individual years beyond 12 months. As a result, this amount is not included in the above table.
Our Cypriot subsidiary has license agreements with third parties that allow the Cypriot subsidiary to utilize and leverage the third parties’ technology in order to integrate it into our products (“Integrated Product”). For these rights, the Cypriot subsidiary is obligated to pay royalties for each unit of the applicable Integrated Product sold to other parties. Some agreements include special terms, such as entitlement of the third party to purchase from the Cypriot subsidiary the applicable Integrated Product at a specified purchase price as stipulated in the agreement. We expect to transfer all these agreements to MVT through the reorganization described under “— Factors Affecting Our Operating Results — Reorganization.”
In addition, in connection with its contractor and agent agreements, we pay commissions ranging between 1% and 3% of the direct sales earned as a result of these agreements.
Critical Accounting Policies
Our significant accounting policies are described in the notes to our consolidated financial statements appearing elsewhere in this prospectus. We believe that of our significant accounting policies, the accounting policies listed below involve a greater degree of judgment and complexity. Accordingly, we believe these are the most critical to understand and evaluate fully our financial condition and results of operations.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclose contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the years reported. Actual results could differ from those estimates. On an on-going basis, management evaluates its estimates, judgments and assumptions. The most significant estimates and assumptions relate to write-down of inventory, allowance for doubtful accounts and employee compensation in connection with equity awards, realizability of deferred tax assets, provision for uncertain tax positions and contingencies.
Inventories
Inventories are stated at the lower of cost or market value. Cost is computed using standard cost, which approximates average cost. We analyze and adjust excess and obsolete inventories primarily by future demand forecasts. Although we make every effort to ensure the accuracy of our forecasts of future product demand, any significant unanticipated changes in demand or technological developments would significantly impact the value of the inventory and reported operating results. If actual market conditions are less favorable than our assumptions, additional write-downs may be required.

Research and Development
Research and development expenses are expensed as incurred, and consist primarily of personnel, facilities, equipment and supplies for research and development activities.
Participations in research and development expenses for research and development projects are recognized on the basis of the costs incurred and is deducted from research and development expenses in the statement of operations. We do not receive any additional compensation or royalties upon completion of the project. The participation reimbursement received is not dependent on having future benefit from the project. All intellectual property generated from these arrangements is exclusively owned by us.
Revenue Recognition
We recognize revenue related to sales of our products, net of volume discounts, provided that (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the price is fixed or determinable and (iv) collectability is reasonably assured. We generally provide our products to a Tier 1 company for serial production in an OEM’s vehicles pursuant to the Tier 1 company’s standard purchase order and our customary terms and condition. Revenue is recorded upon shipment of product to customers and transfer of title and risk of loss under our standard commercial terms (typically Ex-Works distribution point). We evaluate the creditworthiness of our customers to determine that appropriate credit limits are established prior to the acceptance of an order. The Company does not provide rights of return to its customers.
Revenue of sales of products to resellers and distributors occurs upon delivery of products to the resellers and distributors. We do not give distributors any adjustments to cover price adjustments.
We also grant volume discounts to our OEM customers. These discounts are recorded as a reduction to revenue and are estimated at the time of sale. Total discounts for the three months ended March 31, 2014 and the years ended December 31, 2013, 2012 and 2011 were immaterial.
Share-based Compensation
We have a stock option plan whereby options equal to up to 18% of our issued and outstanding aggregate number of shares of all classes may be granted to employees and service providers for purchase of our ordinary shares. Equity awards granted to employees, officers, directors, consultants and directors are accounted for using the grant date fair value method. The fair value of share-based payment transactions is determined based on the Black-Scholes option pricing model and recognized as an expense over the requisite service period, net of estimated forfeitures. We estimate forfeitures based on historical experience and anticipated future conditions. We elect to recognize compensation cost for awards that have a graded vesting schedule using the accelerated multiple-option approach. Equity awards granted to non-employees are re-measured at each reporting period at fair value until they have vested. The fair value of equity awards is charged to the statement of operations over the service period. There are approximately 1.3 million shares available for option grants remaining under the Company’s stock option plan.
Valuation of Share-Based Awards and Ordinary Shares
Under U.S. GAAP, we account for our share-based compensation for employees in accordance with the provisions of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 “Compensation — Stock Based Compensation”, which requires us to measure the cost of options based on the fair value of the award on the grant date. The Company also applies ASC 718 “Compensation — Stock Compensation” (“ASC No. 718”) and ASC No. 505-50 “Equity Based Payments to Non-Employees” (“ASC No. 505-50”) with respect to options issued to non-employee consultants.
We selected the Black-Scholes-Merton option pricing model as the most appropriate method for determining the estimated fair value of our share-based awards. The resulting cost of an equity incentive award is recognized as an expense over the requisite service period of the award, which is usually the vesting period. We recognize compensation expense over the vesting period using the straight-line method and classify these amounts in the consolidated financial statements based on the department to which the related employee reports.
Option Valuations
The determination of the grant date fair value of options using an option pricing model is affected by estimates and assumptions regarding a number of complex and subjective variables. These variables include the expected volatility of our share price over the expected term of the options, share option exercise and cancellation behaviors, risk-free interest rates and expected dividends, which are estimated as follows:
•
  Fair Value of our Ordinary Shares.   Because our shares are not publicly traded, we must estimate the fair value of ordinary shares, as discussed in “Ordinary Share Valuations” below. Estimates of the fair value of our ordinary shares will not be necessary once the underlying shares begin trading upon completion of this offering.
•
  Expected Term.   The expected term of options granted represents the period of time that options granted are expected to be outstanding, and is determined based on the contractual life for consultants and the simplified method in accordance with ASC No. 718-10-S99-1 (SAB No. 110), as adequate historical experience is not available to provide a reasonable estimate.
•
  Volatility.   The expected share price volatility was based on the historical equity volatility of the ordinary shares of comparable companies that are publicly traded.
•
  Risk-free Rate.   The risk-free interest rate is based on the yield from U.S. Treasury zero-coupon bonds with a term equivalent to the contractual life of the options.
•
  Dividend Yield.   We have not paid any dividends and do not expect to pay dividends for the foreseeable future. Consequently, we used an expected dividend yield of zero.
If any of the assumptions used in the Black-Scholes-Merton model changes significantly, share-based compensation for future awards may differ materially compared with the awards granted previously.
The following table presents the weighted-average assumptions used to estimate the fair value of options granted to employees during the periods presented. The number of options granted to non-employees was immaterial.

	Year ended December 31,		Three month ended March 31, 2014
	2013	2012
Expected term (in years)	1 − 12.35	6.26 – 7.06	5.54 – 7.27
Expected volatility	42 – 53%	52 – 53%	41 – 53%
Risk-free rate	0.19% – 2.74%	0.88% – 1.33%	0.71% – 2.17%
Dividend yield	0.0%	0.0%	0.0%

During the three months ended March 31, 2014 and the years ended December 31, 2013, 2012 and 2011, we incurred non-cash stock-based compensation expense of $32.2 million, $13.1 million, $1.9 million and $1.1 million, respectively. We expect to continue to grant stock options in the future, and to the extent that we do, our share-based compensation expense for employees and consultants recognized will likely increase.

The following table presents the grant dates, number of underlying shares and related exercise prices of awards granted to employees and non-employees, from April 1, 2012 through March 31, 2014, as well as the estimated fair value of the underlying ordinary shares on the grant date.

Date of Grant	Number of Shares Subject to Awards Granted	Exercise Price Per Share ($)	Estimated Fair Value Per Ordinary Share at Grant Date ($)
April 2012	150,302	18.50	19.68
October 2012	113,505	18.50	23.23
February 2013	152,311	18.50	24.93
March 2013	1,730,000	18.50	24.79
October 2013	220,300	34.90	29.33
January 2014	2,300,000	34.90	56.04
February 2014	182,620	34.90	62.78
March 2014	67,000	34.90	62.78

Based on the assumed initial public offering price of $          per share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, the intrinsic value of the awards outstanding as of March 31, 2014 was $          million, of which $          million related to vested options and $          million related to unvested options.
Ordinary Share Valuations
Due to the absence of an active market for our ordinary shares, the fair value of our ordinary shares has been determined in good faith by our management and approved by our supervisory board. In connection with preparing our financial statements for this offering, our management considered the fair value of our ordinary shares based on a number of objective and subjective factors consistent with the methodologies outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, referred to as the AICPA Practice Aid, including:
•
  the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, given prevailing market conditions and the potential effect of such event on our stock price;
•
  third-party valuations of our ordinary shares;
•
  the prices, rights, preferences and privileges of our non-ordinary shares relative to our ordinary shares;
•
  the prices of our Class shares sold to outside investors in arms’-length transactions;
•
  the ordinary shares underlying the award involved illiquid securities in a private company;
•
  our results of operations and financial position;
•
  the material risks related to our business;
•
  our business strategy;
•
  the market performance of publicly traded companies in the automotive and semiconductor industries; and
•
  external market conditions affecting the automotive and semiconductor industries.

For the purpose of the valuation referred to above, we determined our equity value, and allocated that equity value to each element of our capital structure (Class shares, ordinary shares and options). We used two methodologies:
•
  First, we determined our equity value based on a fully diluted scenario where all Class shares convert into ordinary shares in an exit scenario due to a liquidity event, such as an IPO. In this scenario, we based our equity value in October 2013 on the most recent investment round prior to the valuation and in 2014, on our estimates of our valuation in an IPO. The equity value was then divided by the resulting number of shares to determine a per share value.
•
  Second, we determined our equity value based on an assumed liquidity scenario in which the Class shares benefit from their liquidation preference, such as a sale, merger or liquidation. We used the discounted cash flow, or DCF, and the backsolve method to determine our equity value, and the option pricing methodology, or OPM, to allocate it to each element of our capital structure.
•
  Under the DCF method, our projected after-tax cash flows available to return to holders of invested capital were discounted back to present value, using the discount rate. The discount rate, known as the weighted cost of capital, accounts for the time value of money and the appropriate degree of risk inherent in a business.
•
  Under the backsolve method, we “backsolved” the price per share to equal the total price per share issued as reflected in the most recent investment round prior to the applicable grant date.
•
  Under the OPM method, ordinary and Class shares are treated as call options, with the Class shares having an exercise price based on the liquidation preference of the Class shares. Ordinary shares will only have value if funds available for distribution to the shareholders exceed the value of the liquidation preference at the time of a liquidity event, such as a merger, sale or IPO, assuming there are funds available to make a liquidation preference meaningful and collectible to the shareholders. The ordinary shares are modeled as call options with a meaningful enterprise at an exercise price equal to the remaining value immediately after the classes of shares with liquidation preference are liquidated. The value of the call options is determined using the Black-Scholes option-pricing model.
In making the final determination, the valuation was then discounted due to factors such as marketability and restrictions on transfer.
We have set out below the application of the above methodologies to the valuation of our ordinary shares on each of the grant dates:
•
  April 2012 Grant.   We determined that the fair value of our ordinary shares as of April 29, 2012 was $19.68 per share. As part of this determination, along with market considerations, our management considered a third-party valuation analysis.
We prepared detailed financial projections and discounted the future income that our business is expected to generate. The resulting equity value was allocated among the elements of our capital structure using the OPM assuming a liquidity event in 3.67 years. This resulted in a value per ordinary share of $25.35, to which we applied a 22% discount for lack of marketability, to arrive at a final value of $ 19.68 per ordinary share.
•
  October 2012 Grant.   We determined that the fair value of our ordinary shares as of October 12, 2012 was $23.23 per share. As part of this determination, along with market considerations, our management considered a third-party valuation analysis.
For the purpose of this valuation we used the same methodologies as we had to value our shares as of April 2012. The resulting equity value was allocated among the elements of our capital structure using the OPM assuming a liquidity event in 3.22 years. This resulted in a value per ordinary share of $28.63, to which we applied a 19% discount for lack of marketability, to arrive at a final value of $23.23 per ordinary share.

•
  February 2013 Grant.   We determined that the fair value of our ordinary shares as of February 14, 2013 was $24.93 per share. As part of this determination, along with market considerations, our management considered a third-party valuation analysis.
There were no significant intervening events or conditions that were identified between December 2012 and August 2013. For the February 2013 valuation we used the equity value derived by the backsolve method from the purchase at arms’ length of our Class F shares pursuant to transactions that closed in August 2013. Accordingly, we determined that the reasonable approach was to take the estimated fair value based on the linear progression of the two valuations to reflect the ongoing growth of the business. The resulting equity value was allocated among the elements of our capital structure using the OPM assuming a liquidity event in 2.88 years. This resulted in a value per ordinary share of $30.12, to which we applied a 17% discount for lack of marketability, to arrive at a final value of $24.93 per ordinary share.
•
  March 2013 Grant.   We determined that the fair value of our ordinary shares as of March 31, 2013 was $24.79 per share. As part of this determination, along with market considerations, our management considered a third-party valuation analysis.
For the purpose of this valuation we used the same methodologies as we had to value our shares as of February 2013. The resulting equity value was allocated among the elements of our capital structure using the OPM assuming a liquidity event in 2.75 years. This resulted in a value per ordinary share of $29.79, to which we applied a 17% discount for lack of marketability, to arrive at a final value of $24.79 per ordinary share.
•
  October 2013 Grant.   We determined that the fair value of our ordinary shares as of October 1, 2013 was $29.33 per share. As part of this determination, along with market considerations, our management considered a third-party valuation analysis.
For the purpose of the fully diluted scenario, we use the equity value derived from the purchase at arms’ length of our Class F shares in August 2013. This resulted in a value per ordinary share of $37.50.
For the purpose of the liquidity scenario, we used the equity value derived by the backsolve method from the purchase at arms’ length of our Class F shares in August 2013. The resulting equity value was allocated among the elements of our capital structure using the OPM assuming a liquidity event in 2.25 years. This resulted in a value per ordinary share of $34.90.
Using the hybrid method, we then estimated that the probability of the fully diluted scenario was 10%, while the probability of the liquidity scenario was 90%. Applying these weightings, we arrived at a value of $35.16 per ordinary share, which we discounted by 15% due to lack of marketability, to arrive at a fair value of $29.33 per share.
•
  January 2014 Grant.   We determined that the fair value of our ordinary shares as of January 13, 2014 was $56.04 per share. As part of this determination, along with market considerations, our management considered a third-party valuation analysis.
In addition, at about the time of the January 2014 grant, we initiated internal discussions regarding the timing of an IPO, which we determined could be accomplished no earlier than the third quarter of 2014. For purposes of the fully diluted scenario, the Company determined that it was reasonable, given its results of operations and expected revenues, to consider that its equity value could be approximately $3 billion. This resulted in an estimated fair value per ordinary share of $59.70 after discounting to present value the preliminary estimated IPO valuation.
For the purpose of the liquidity scenario, relying on our updated annual projections, a DCF model was utilized for valuing the equity value. We used a discount rate of 16.5% for the DCF. The resulting equity value was allocated among the elements of our capital structure using the OPM, which resulted in a value per ordinary share of $67.34.

Using the hybrid method, we then estimated that the probability of the fully diluted scenario had increased to 40%, since an IPO had become more likely, while the probability of the liquidity scenario had decreased to 60%. Applying these weighting, we arrived at a value of $64.30 per ordinary share, which we discounted by 13% due to lack of marketability, to arrive at a fair value of $56.04 per share.
•
  February 2014 Grant.   We determined that the fair value of our ordinary shares as of February 16, 2014 was $62.78 per share. As part of this determination, along with market considerations, our management considered a third-party valuation analysis.
For the purpose of the fully diluted scenario, we assumed an initial public offering in the third quarter of 2014. This resulted in an estimated fair value per ordinary share of $75.30, after discounting to present value the preliminary estimated initial public offering valuation.
For the purpose of the liquidity scenario, relying on our updated projections, a DCF model was utilized for valuing the equity value. We used a discount rate of 16.5% for the DCF. The resulting equity value was allocated among the elements of our capital structure using the OPM, which resulted in a value per ordinary share of $67.14.
Using the hybrid method, we then estimated that the probability of the fully diluted scenario had increased to 60%, while the probability of the liquidity scenario had decreased to 40%. Applying these weightings, we arrived at a value of $72.04 per ordinary share, which we discounted by 13% due to lack of marketability, to arrive at a fair value of $62.78 per share.
•
  March 2014 Grant.    In reviewing the grant made in March 2014, our management considered the valuation analysis as of February 16, 2014, and concluded that, as no significant development had occurred in our business from February 16, 2014 to March 27, 2014, it was appropriate to continue to use a fair value of $62.78 per share for all grants made.
There is inherent uncertainty in these estimates and if we had made different assumptions than those used, the amount of our share-based compensation expense, net profit or net loss, including per share amounts, could have been significantly different.
As we accumulate additional employee option data over time and we incorporate trading data related to our ordinary shares, we may calculate significantly different volatilities, expected lives and forfeiture rates, which could materially impact the valuation of our share-based awards and the share-based compensation expense that we will recognize in future periods. Share-based compensation expense is recorded in our cost of sales, research and development expenses, and selling, general and administrative expenses.
We recorded share-based compensation of approximately $1.9 million and $1.1 million during the years ended December 31, 2012 and 2011, respectively. We recorded share-based compensation of $13.1 million during the year ended December 31, 2013, of which approximately $800 thousand was related to a modification of certain outstanding stock options granted to employees for the extension of all such options with a termination date earlier than December 31, 2014 to December 31, 2016. In 2013, share-based compensation expenses included aggregate grants of options to acquire 450,000 ordinary shares to each of our Founders, Professor Shashua and Mr. Aviram, at an exercise price of $18.50 per share that vest over four years, subject to acceleration upon an exit event, which includes this offering. As of March 31, 2014 the remaining benefit related to these options to be expensed upon the closing of the offering equaled $5.2 million ($6.3 million as of December 31, 2013).
We recorded share-based compensation of approximately $32.2 million during the three months ended March 31, 2014 and $4.5 million for the same period in 2013. In the three months ended March 31, 2014, share-based compensation expenses included grants dated January 13, 2014 to Professor Shashua and Mr. Aviram of options to acquire 1,175,000 and 1,125,000 ordinary shares, respectively, at an exercise price of $34.90 per share of which one-third vested immediately and the balance vests over two years. Share-based compensation for the three months ended March 31, 2014 included $28.5 million that related to these grants. As of March 31, 2014, we had approximately $57.3 million of unrecognized share-based compensation costs, net of estimated forfeitures, that is expected to be recognized over a weighted-average period of 1.73 years.
We account for stock options issued to non-employees also based on their estimated fair value determined using the Black-Scholes option pricing model. However, the fair value of the equity awards granted to non-employees is re-measured as the awards vest, and the resulting increase in value, if any, is recognized as expense during the period the related services are rendered.
Taxes on Income
We account for income taxes in accordance with Accounting Standards Codification (“ASC”) 740, “Income taxes.” Deferred taxes are determined utilizing the assets and liabilities method, which is based on the estimated future tax effects of the differences between the financial accounting and tax bases of assets and liabilities under the applicable tax laws. Deferred tax balances are computed using the tax rates expected to be in effect when those differences reverse. A valuation allowance in respect of deferred tax assets is provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.
We do not provide for deferred taxes attributable to dividend distributions out of retained tax-exempt earnings from “Benefited Enterprise” plans since we intend to permanently reinvest them and have no intention to declare dividends out of such tax-exempt income in the foreseeable future. Our management considers such retained earnings to be essentially permanent in duration.
Results for tax purposes for MVT, our Israeli subsidiary, are measured and reflected in New Israeli Shekels. In accordance with ASC 740, we have not provided deferred income taxes on the differences resulting from changes in exchange rate and indexation.
We follow a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate resolution. Our policy is to include interest and penalties related to unrecognized tax benefits within income tax expense. Such liabilities are classified as long-term, unless the liability is expected to be resolved within twelve months from the balance sheet date.
Provision for Warranty
We provide warranties for our products, which vary with respect to each arrangement and in accordance with the nature of each specific product. We estimate the costs that may be incurred under our warranty and record a liability in the amount of such costs at the time the product is shipped. We periodically assess the adequacy of our recorded warranty liabilities and adjust the amounts as necessary.
Provision for warranty as of March 31, 2014, December 31, 2013 and 2012 was $339 thousand, $307 thousand and $259 thousand, respectively.
Internal Control Over Financial Reporting
We identified a material weakness in our internal control over financial reporting as of December 31, 2013. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim financial statements will not be prevented, or detected on a timely basis.The material weakness identified relates to the calculation of basic and diluted earnings per share.
The material weakness identified relates to the calculation of basic and diluted earnings per Class A shares for the year ended December 31, 2013. See “— Earnings Per Share” above and Notes 2(x)and 8(c) to our audited consolidated financial statements included elsewhere in this prospectus. While we believe that there is little to no potential for this particular error to recur because we will no longer have multiple classes of shares upon completion of this offering, we have taken initiatives to further improve our internal control over financial reporting and disclosure. We retained a globally recognized business and accounting advisory firm to assist us in improving our internal processes, including enhancement of accounting policies and procedures, reviewing the design and implementation of our internal control over financial reporting, and providing assistance with technical accounting questions and interpretations. Following this offering, we will also have an independent audit committee, which will oversee the design and implementation of our internal control over financial reporting processes. We also intend to provide enhanced training to existing financial and accounting employees related to U.S. GAAP accounting and reporting issues, and we expect to hire additional qualified professionals with U.S. GAAP accounting experience as the need arises. However, the implementation of these initiatives may not fully address any material weakness and deficiencies in our internal control over financial reporting we may have. See “Risk Factors — Risks Relating to Our Offering and our Ordinary Shares — We have a material weakness in our internal control over financial reporting, which resulted in the restatement of our 2013 earnings per share.”
As an “emerging growth company,” as defined in the JOBS Act, we may take advantage of certain temporary exemptions from various reporting requirements, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of SOX (and the rules and regulations of the SEC thereunder). When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with them. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements that either have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.
Recent Accounting Pronouncements
In February 2013, the Financial Accounting Standards Board (“FASB”) issued accounting standard update Accounting Standards Update (“ASU”) No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. Previously, information about amounts reclassified out of accumulated other comprehensive income and their corresponding effect on net income had been presented in separate places throughout the financial statements. ASU No. 2013-02 requires entities to present this information in one centralized disclosure in the financial statements; however, it emphasized that there is no change in the current requirements for reporting net income or other comprehensive income in financial statements. Our adoption of ASU No. 2013-02 on December 31, 2013 did not have a material effect on our consolidated financial statements.
In July 2013, the FASB issued accounting standard update ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (a consensus of the FASB Emerging Issues Task Force). An unrecognized tax benefit should be presented in the financial statements as a reduction of a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except to the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at: (i) the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position; or (ii) the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, in which case the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date.

This guidance is effective for fiscal years beginning after December 15, 2013 with early adoption permitted. We do not expect it to have a material effect on our consolidated financial statements upon adoption.
On May 28, 2014, the FASB and IASB issued their converged standard on revenue recognition. The objective of the revenue standard (ASC 606) is to provide a single, comprehensive revenue recognition model for all contracts with customers to improve comparability within industries, across industries, and across capital markets. The revenue standard contains principles that an entity will apply to determine the measurement of revenue and timing of when it is recognized. The underlying principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. For public companies, the revenue standard is effective for the first interim period within annual reporting periods beginning after December 15, 2016 and early adoption is not permitted. Given the recentness of the standard, the Company has not fully evaluated the impact the standard will have on its revenue recognition policies.
Quantitative and Qualitative Disclosures About Market Risk
A significant portion of our business is located outside the United States and, as a result, we generate revenue and incur expenses denominated in currencies other than the U.S. dollar, a majority of which is denominated in the Israeli Shekel and, to a much lesser extent, the Euro and other currencies. In 2013 and 2012, approximately 4% and 10%, respectively, of our sales were denominated in foreign currencies. As a result, our revenue can be affected by fluctuations in foreign currency exchange rates. We have attempted to minimize foreign currency risk, primarily by maintaining significant cash balances in New Israel Shekels. For example, an increase of 1% in the value of the New Israeli Shekel or the Euro against the U.S. dollar would have increased our expenses by $250 thousand for the year ended December 31, 2013, the impact of which we seek to offset by maintaining significant cash balances in New Israeli Shekels. We are not generally exposed to interest rate because we have no floating rate debt.
Inflation
Inflationary factors, such as increases in our cost of goods sold, may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain and increase our gross profit if the selling prices of our products do not increase as much or more than these increased costs.

Business
Please see Appendix A for a glossary of certain terms and acronyms used in this section.
Overview
Mobileye is the global leader in the design and development of software and related technologies for camera-based Advanced Driver Assistance Systems (“ADAS”). Our technology keeps passengers safer on the roads, reduces the risks of traffic accidents, saves lives and has the potential to revolutionize the driving experience by enabling autonomous driving. Our proprietary software algorithms and EyeQ® chips perform detailed interpretations of the visual field in order to anticipate possible collisions with other vehicles, pedestrians, cyclists, animals, debris and other obstacles. Our products are also able to detect roadway markings such as lanes, road boundaries, barriers and similar items, as well as to identify and read traffic signs and traffic lights. Our products combine high performance, low energy consumption and low cost, with automotive-grade standards. Our technology was first included in serial models in 2007. We estimate that our products were installed in approximately 3.3 million vehicles worldwide through March 31, 2014. By the end of 2014, our technology will be available in 160 car models from 18 OEMs worldwide. Further, our products have been selected for implementation in serial production of 237 models from 20 OEMs by 2016. Mobileye’s more than 15 years of research and development and data collected from millions of miles of driving experience give us a significant technological lead. For the past six years, we have won more than 80% of the serial productions for which we have been requested to provide a quotation.
We believe that we are well-positioned to take advantage of two key industry trends:
•
  The first trend is the evolution in the demand for ADAS, one of the fastest growing segments within the automotive electronics industry. The rapid increase in the demand for ADAS is driven by growing public acceptance and awareness of driver safety technologies and by the rising influence of regulators and national and international safety organizations that issue safety ratings to encourage manufacturers to include safety features in their new or revamped car models. As regulators and safety organizations continue to increase the types and functions of ADAS applications required to maintain high ratings, ADAS will become standard on more vehicle models and the market for our products will continue to expand significantly. Our experience to date validates the exponential increase in demand for ADAS technology. It took approximately five years from 2007 to ship the first 1.0 million EyeQ® chips. In 2013 alone, we shipped approximately 1.4 million chips. Moreover, in early 2010 our technology was sourced by seven OEMs for inclusion in 36 car models. By the end of 2014, our technology will be adopted by 18 OEMs for inclusion in 160 car models worldwide.
•
  The second trend is the race to develop autonomous driving. Autonomous driving will require ADAS technological innovations of increasing complexity. Completely autonomous driving, where the driver is not actively engaged in driving the vehicle for extended periods of time, cannot be achieved in one step. In the near future, we believe that there will be at least three technological innovations that are likely to revolutionize the driving experience. The first innovation involves hands-free-capable driving at highway speeds and in congested traffic situations. We have design wins from two OEMs to launch these features in 2016, and are in development programs with an additional six OEMs for potential launch in 2018. The next two innovations, which we believe could launch as early as 2018, are the inclusion of country road capabilities and city traffic capabilities. These innovations should require only minor additional sensing hardware, but significant algorithmic advances, which we are currently developing. We believe the cost of our enabling technology, including hardware, software, packaging and related elements, will be well within acceptable automotive industry levels, which will provide us with a competitive advantage and accelerate the migration of the technology from premium to mass market car models.

We offer the only camera-based ADAS technology that covers all major safety and convenience-related functions available in the market today:
•
  Safety Functions
•
  Lane functions — Lane Departure Warning (LDW) and Lane Keeping and Support (LKS);
•
  Vehicle detection functions — Forward Collision Warning (FCW), Headway Monitoring and Warning (HMW), Adaptive Cruise Control (ACC), Traffic Jam Assist and Automatic Emergency Braking (AEB);
•
  Pedestrian detection functions — Pedestrian Collision Warning (PDW) and Pedestrian Automatic Emergency Braking;
•
  Convenience and Driving Enhancement Functions — Intelligent High Beam Control (IHC), Traffic Sign Recognition (TSR) and Speed Limit Indicator (SLI); and
•
  Autonomous Driving Technologies — Drivable Path Delimiter capabilities, including detection of curbs, barriers, construction zone obstructions, general obstacles, road bumps, potholes and debris.
We have strong direct relationships with OEMs. Mobileye’s products are or will be available in production vehicles from most of the global OEMs, including:
Adam Opel AG
Audi AG
Bayerische Motoren Werke (BMW) AG — BMW, Mini and Rolls Royce
Chrysler Group LLC — Chrysler, Dodge and Jeep
Fiat S.p.A.
Ford Motor Company — Ford and Lincoln
General Motors Company —  Buick, Cadillac, Chevrolet and GMC
Honda Motor Company, Ltd
HKMC — Hyundai and Kia
Jaguar Land Rover Automotive PLC — Jaguar and Land Rover
MAN SE
Mitsubishi Group
Nissan Motor Co., Ltd. —  Nissan and Infinity
PSA Peugeot Citroën —  Peugeot and Citroën
Renault S.A.
Scania Aktiebolag (publ)
Tesla Motors, Inc.
Volvo Car Corporation
Yulon Motor Co., Ltd.
IVECO
We supply our technology to OEMs through automotive system integrators, known as Tier 1 companies, which are direct suppliers to vehicle manufacturers. Sales to our OEM segment represented approximately 89% and 78% of our total revenues in the three months ended March 31, 2014 and the year ended December 31, 2013, respectively. Our Tier 1 customers include Magna Electronics Inc., TRW Automotive Holdings Corp., Autoliv, Inc., Delphi Automotive Plc, Gentex Corporation, Kansei Corporation, Leopold Kostal GmbH and Mando Corporation as well as Bendix Corporation and Mobis Transportation Alternatives, Inc. working jointly with TRW.
We also offer our technology as an aftermarket product in vehicles that do not come pre-equipped with such technology. Our aftermarket customers include commercial and governmental fleets, telematics providers and insurance companies. To date, our aftermarket products have been installed in more than 120,000 vehicles. Aftermarket sales represented approximately 11% and 22% of our total revenues in the three months ended March 31, 2014 and the year ended December 31, 2013, respectively.
We have experienced significant growth in revenues in the last three years. For the years ended December 31, 2013, 2012 and 2011, our total revenues were $81.2 million, $40.3 million and $19.2 million, respectively, representing year-over-year growth in total revenues of 102% and 110% for our two most recent fiscal years. Over the same periods, we improved from net losses of $13.4 million in 2011 and $53,000 in 2012, to net income of $19.9 million in 2013. Our total revenues in the three months ended March 31, 2014 and 2013 were $35.6 million and $11.7 million, respectively, and our net loss was $19.6 million and $2.6 million, respectively. Our net income (loss) excluding the effects of share-based compensation, a non-GAAP measure, was $12.6 million and $1.9 million in the quarters ended March 31, 2014 and 2013, respectively, and $33.1 million, $1.8 million and $(12.3) million in 2013, 2012 and 2011, respectively. See note (3) to “Summary Financial Information” for a reconciliation of Net Income (Loss) Before Share-Based Compensation to Net Income (Loss).
Market Opportunity
Road traffic accidents and injuries remain a major unresolved problem worldwide. The World Health Organization (the “WHO”) estimates that there were 1.24 million deaths on the world’s roads in 2010. The WHO also estimates that road traffic accidents can adversely affect 1-3% of a country’s gross domestic product. In 2011, AAA estimated that auto accidents cost the United States $300 billion annually. As a result, reducing traffic injuries has been a critical priority for governments, safety organizations and the automotive industry.
Making vehicles safer has been critical to reducing road traffic injuries. These efforts began in the 1960s with seat-belts and expanded to include crumple zones, air bags and anti-lock brakes. The U.S. Insurance Institute for Highway Safety (the “IIHS”) cites studies finding that more than 90% of vehicular accidents are due to human factors. Other organizations cite similar statistics. IIHS has estimated that if all vehicles were equipped with forward collision warning, lane departure warning, side-view assist, and adaptive headlights, as many as 1.9 million crashes involving passenger vehicles could be prevented or mitigated each year, including about one of every three fatal crashes and one of every five serious or moderate injury crashes.
The ADAS market is a new and growing market. We believe that major regulatory changes, together with increased customer awareness of the benefits of active safety technology, will drive ADAS adoption to the point where the vast majority of new cars produced will be equipped with one or more ADAS capabilities. We estimate that, as the ADAS market continues to grow, our total addressable market (“TAM”) will reach $4.5-6 billion in the next several years. Furthermore, as autonomous driving gains acceptance, we expect our addressable market to be significantly greater due to the use of multiple cameras and sensors required to enable this technology.
In addition, there are an estimated one billion existing automobiles on the road worldwide which could be retrofitted with certain ADAS capabilities. Although safety legislation and ratings have not focused on retrofitting, other organizations and interest groups, such as insurance companies and fleets, have shown interest in adapting ADAS to reduce road traffic injuries and damage from collisions. We believe this represents a meaningful growth opportunity in future years.
Regulations and Ratings Drive ADAS Market
Automobile safety is driven both by regulation and the availability to consumers of independent assessments of the safety performance of different car models, which have encouraged OEMs to produce cars that are safer than those required by law. In many countries, new car assessment programs (“NCAPs”), particularly the European NCAP, and the U.S. NCAP administered by the U.S. National Highway Traffic Safety Administration (the “NHTSA”), have created a “market for safety.” Car manufacturers seek to demonstrate that their new and revamped car models satisfy the NCAP’s highest rating, typically five stars, or can “tick the box” on the new car sticker.
National NCAPs will continue to add specific ADAS applications to their evaluation items over the next several years, led by the European NCAP. We believe that this global rollout will lead to harmonized requirements across key geographic areas. Significant NCAP actions include the following:
•
  Europe — In 2014, the European NCAP increased its active safety weighting to 20% from 10%, meaning that a 5-star rating will require one or more active safety systems on each vehicle model. The active safety technologies include speed assistance system, known as adaptive cruise control (ACC), electronic stability control, lane departure warning/lane keeping assist and autonomous emergency braking (AEB). The European NCAP also plans to add AEB in front of pedestrians in 2016, and will require active safety functions to achieve a four-star rating by 2017. Accordingly, it is expected that the ADAS fitment rates in Europe will increase from 50% in 2015 to 100% in 2017 for OEMs that intend on receiving a four-star or five-star safety rating for new models manufactured during these years.
•
  United States — The U.S. NCAP envisioned the implementation of forward collision warning and lane departure warnings as evaluation items beginning in 2011 and rearview video systems beginning in 2014. On March 31, 2014, the NHTSA issued a final rule requiring rear visibility technology in all new vehicles under 10,000 pounds by May 2018 in order to prevent backover accidents. The NHTSA is also currently reviewing adding dynamic brake support or crash imminent braking (“CIB” and equivalent to AEB) to the NCAP, and we believe that the plans of Europe’s NCAP could lead the NHTSA to require this feature in the next several years. In addition, the IIHS has added collision avoidance technology such as FCW to its criteria for awarding a “Top Safety Pick+” rating.
•
  Japan and Australia — The Japanese Ministry of Land Infrastructure Transport and Tourism (“MLIT”) has announced AEB mandates for 2016. The Australasian ANCAP announced similar measures since 2012.
The impact of these NCAP evaluations is clear. For example, since the NHTSA began promoting these technologies, OEMs have responded by integrating FCW and LDW into their fleets. According to the NHTSA, LDW systems were available in 124 vehicle models in 2013, 69 vehicle models in 2012 and 51 vehicle models in 2011. FCW systems were available in 167 vehicle models in 2013, 79 vehicle models in 2012 and 50 vehicle models in 2011.
The Autonomous Driving Revolution
In recent years, there has been increasing emphasis on “autonomous”, “automated” or “self-driving” vehicles. Self-driving vehicles are those in which operation of the vehicle occurs without direct driver input to control the steering, acceleration and braking, and are designed so that the driver is not expected to monitor the roadway constantly while operating in self-driving mode. Self-driving vehicles range from single applications with the driver required to continuously monitor traffic to semi-autonomous or fully autonomous driving where the driver increasingly relinquishes control. Semi-autonomous driving, under certain conditions, such as highway driving, means the driver does not have to monitor traffic continuously but must be ready to control the vehicle. Fully autonomous driving under all situations will not require any driver input. In May 2013, the NHTSA issued its first statement on automated or self-driving vehicles, including its plans for research on related safety issues and recommendations for states related to the testing, licensing and regulation of autonomous or self-driving vehicles.
The move to the autonomous vehicle is expected to introduce significant potential economic savings as well as further reduce traffic accidents. In October 2013, the ENO Center for Transportation, a neutral, non-partisan think-tank that promotes policy innovation in the transportation industry, identified potential savings from fully autonomous vehicles. Assuming half of U.S. vehicles are autonomous, the ENO Center’s analysis, which is subject to significant assumptions, estimates that the transition from manual driving to autonomous driving would save 9,600 lives per year and reduce car crashes by 1.9 million per year, while generating crash cost savings of $158 billion and $37 billion in fuel cost savings from more efficient route selections.
While fully autonomous driving is not expected in the near future, we believe that there will be ongoing introductions of semi-autonomous driving capabilities. We believe these capabilities will start with hands-free highway driving that will gradually extend to other types of roadways, such as country and city driving. ADAS applications that warn, but do not perform a control function, are not, for this purpose, considered automated driving, but they are necessary for effective performance of the control functions. The key factors in the growth of autonomous driving will be increased safety, consumer demand and economic and social benefits, which will subsequently be reflected in automobile regulations and rating systems. Controlling the costs of the systems is also critical as many studies have shown that consumers are interested in safety but are also very sensitive to costs.

Available ADAS Sensors
Developers have largely approached the challenges of ADAS and autonomous driving through the use of multiple sensors and imaging devices, including radar, lidar and cameras.
Radar.   In the early 2000s ADAS applications were based on radar. Radar-based sensors compare microwaves of emitted and reflected signals and are generally unaffected by weather. However, unlike cameras, radar is not as sensitive to non-metal objects and cannot detect lane markings and traffic signs. Radar has improved in resolution, performance and cost over the years. A short- or medium-range radar system performing adaptive cruise control (“ACC”) is price competitive to a monocular camera. Radar resolution and sensitivity have also improved to the level of possibly detecting pedestrians under certain scenarios. We believe that the biggest challenge for radar processing is the ability to detect stationary objects (where the Doppler Effect cannot be exploited to filter out “clutter”). As a result, all radar-based ACC to date does not respond to stationary targets (including pedestrians, who are essentially stationary relative to the speed of a car). Radar-only automatic emergency braking (“AEB”) systems to date have also resulted in false braking scenarios, which in some cases have led to vehicle recalls. We believe that as safety testing becomes more reflective of real-world conditions, radar’s inherent limitations with respect to stationary targets will limit its ability to achieve the highest safety rating as a standalone AEB sensor.
Lidar.   Lidar is a sensor that measures distance by illuminating a target with laser and analyzing the reflected light. In automotive applications, lidars with a small number of beams (typically three) have been used in low-speed AEB applications. Given the growing role of the monocular camera in AEB applications, we believe the triple-beam lidars are not expected to maintain their dominance in the low-speed AEB category. Future lidar development includes commercialization of scanning-beam lidars, which could cover a dense field of view (like a camera) by scanning a single beam throughout a predefined field of view. We believe the cost for a 360 degree scanning-beam lidar currently is and will remain too expensive for standard production vehicles. However, we believe that a scanning-beam lidar with a more modest field of view, covering 145 degrees horizontal and few degrees vertical, is currently being developed that could be more rationally priced for mass production. We also believe that due to their limited vertical field of view, such new lidars are not likely to replace the camera as the primary sensor, but instead could be used as a third front facing sensor for additional redundancy in autonomous vehicles or as side-facing sensors (instead of external cameras) in addition to side radars. Another possible development is the commercialization for automotive use of flash lidar technology, which consists of an array of fixed laser beams. Commercially available flash lidars are not appropriate for automotive use because of their high cost and unreliability. Further, the lidar beams have relatively low resolution that is approximately three orders of magnitude less than the camera resolutions used in automotive applications. We are not aware of any effort to commercialize flash lidars for automotive use but their low resolution would make it unlikely that it will serve as the primary sensor in the package of sensors necessary for autonomous driving.
Growth of Camera Use.   A camera, similar to the human eye, gathers a richer amount of data than either a radar or a lidar sensor. However, processing and interpreting this data requires immense computing power and sophisticated software. To counteract that camera precision weakens in poor weather, sophisticated fail-safe measures that deactivate the system when visibility drops below the functioning limit of the camera are also necessary. Following improvements in camera-sensing technologies, especially our pioneering visual processing improvements over the years, the camera has gradually gained prominence in ADAS, particularly the monocular camera. Over time, the camera has demonstrated its ability to perform ADAS applications formerly accomplished only by radar, including forward collision warning (“FCW”), ACC and AEB. Significant milestones in camera-based applications, all accomplished by Mobileye, include:

There is a clear trend towards the primacy of the camera sensor. This primacy is driven by the lower cost and packaging benefits of the “bundling effect” of having a single camera performing multiple ADAS and the relative ease of adding functionality through simple software updates. We believe the bundling effect is unique to the camera-based sensing modality since all other sensor modalities specialize in limited ADAS subsets.
Stereo Camera.   The growth of the camera as the leading ADAS sensor led to a view that having two cameras acting in tandem would provide better protection. We believe real world experience has demonstrated that “stereo camera” sensors are not as effective as a monocular camera sensor. In the automotive context, “stereo” is a system that uses a depth map throughout the processing chain of target detection, object separation and range estimation and it cannot function if one camera is deactivated. Stereo systems can best analyze a field of between 40 and 50 meters (compared to 150 meters for our monocular camera) but small errors in triangulation can lead to disproportionate errors in the analysis necessary to provide effective warnings. Stereo-based systems are also more expensive than monocular systems, use more power and occupy more space on the windshield, which is a critical factor given the limited available space. Stereo systems also have more problems separating objects from background.
Monocular Camera.   Monocular camera systems, similar to human vision, measure the rate of the increase in the size of the image, which we believe offers the best imaging of the circumstances surrounding a vehicle with less of the “noise” that can lead to errors in the analysis. Monocular camera technology is not reliant on a depth map and avoids the triangulation errors inherent in the stereo camera model. Unlike radar, monocular camera technology is unaffected by the metallic or non-metallic composition of an object or whether the object is stationary or moving. Our technology is based on the monocular camera sensor.
Fusion.   We believe that the combination, or “fusion,” of camera and a single short/medium/long range radar could have a sizable niche of the ADAS market, especially for premium models where price sensitivity is relatively low. Our use of fusion technology improves our product offering and allows higher levels of sensory redundancy and performance coverage over a wider range of conditions than a single sensor modality.
Multiple Sensors.   We believe autonomous driving applications will require multi-focal camera configurations (two or more cameras placed side-by-side but not working together in “stereo”) where increased field of view and robustness of the detection process will require redundancy beyond that of current ADAS applications. The different focal lengths enable a wide field of view while maintaining a sufficient number of image pixels per degree. The multiplicity of cameras also allows for depth through triangulation, which will provide additional redundancy cues within the detection process. The additional redundancy is necessary for self-driving applications, where there is an urgent need both to reduce false braking to a minimum and reduce false negatives (missing a true target) to zero. Our first multifocal array (called a “trifocal sensor”) is in series development for 2016 with two OEMs. Fusion between a multifocal front-facing camera and multiple radars will also be a necessary part of self-driving due to the needed redundancy. It is too early to predict what role lidar sensors will have, but it is possible to have side-facing lidars (instead of cameras) in future self-driving sensory systems.
Our Solution
Our sophisticated software algorithms and proprietary EyeQ® system on a chip (“SoC”) combine high performance, low energy consumption and low cost, with automotive-grade standards to provide drivers with interpretations of a scene in real-time and an immediate evaluation based on the analysis. Our technology keeps passengers safer on the roads, reduces the risks of traffic accidents, saves lives and has the potential to revolutionize the driving experience by enabling autonomous driving. Our products use monocular camera processing that works accurately alone or together with radar for redundancy. We expect to launch products that work with multi-focal cameras for automated driving applications with the same high performance, low energy consumption and low cost starting in 2016.
Led by Professor Amnon Shashua, our co-Founder, Chief Technology Officer and Chairman, our more than 320 engineers and other research and development personnel have a history of innovation. We began developing vehicle detection from a single camera in 2000 and pedestrian detection in 2002.

We believe our position as the camera-based ADAS market leader is based on the following competitive strengths:
•
  All applications in one camera, resulting in cost savings and greater convenience — We have always understood that it was essential to develop the entire spectrum of camera functionalities in order to position the camera as the primary sensor due to its cost and packaging convenience. We provide all applications in a single system and camera. We believe this makes our solution compelling to OEMs. An OEM avoids implementing ADAS technologies from more than one supplier because of supplier management concerns, easier integration of a single system and attractive and more compact packaging (one camera instead of a different camera/sensor for each function). Further, many of our planned additional applications require a simple update to the software rather than costly and time-consuming changes to the hardware itself. We believe that as internet access becomes more available in cars, software updates may even be made wirelessly.
•
  Large validation datasets train and optimize our complex proprietary algorithms — Mobileye’s more than 15 years of ADAS research and development, largest number of serial production models in the industry and experience with most global OEMs have resulted in millions of miles of road experience data covering more than 40 countries at all times of day and in multiple scenarios — highway, country, city — across hundreds of vehicle models. For example, we had more than 30,000 hours of driving data across many vehicle models when we developed the AEB application. Our large datasets, unbiased as to any OEM, give us the unequalled ability to train and optimize our proprietary algorithms. We can also fully validate safety functions, which is crucial in order to avoid false-positive actuations, such as an inappropriate AEB actuation. For example, our FCW algorithm has a demonstrated 99.99% accuracy. We believe that no other company in the world has road experience datasets as deep and as wide as ours.
•
  We seek to work with all OEMs and Tier 1 companies — We seek to work with all OEMs and with Tier 1 companies. We believe our hybrid approach of working directly with OEMs to customize and validate our products and making our products available to multiple Tier 1 companies that may respond to an RFQ for the same serial production contract offers us the opportunity for the greatest market share. OEMs often source from multiple Tier 1 companies. Because we provide the technology itself, an OEM can choose to work with its preferred Tier 1 company while having our technology powering their ADAS application. We have a very strong track record of winning business with OEMs. For the past six years, we have won more than 80% of the serial productions for which we have been requested to provide a quotation.
•
  Long-standing relationships with OEMs and Tier 1 companies provide for a leading and defensible market position — Our market leadership results from many years of review and validation from 20 of the global OEMs and our relationship with most of the leading Tier 1 companies. We expect that as regulations and ratings require more active safety features, more cars and more car models will have a camera. As the leading provider of camera-based ADAS, we are well-positioned to benefit from this trend. We believe there are significant barriers to entry to the ADAS market, particularly the camera-based market, primarily based on our innovative proven technology and our continued development of more advanced and innovative technology. In addition, our leading market position, combined with the very high investment of time and resources required, makes penetrating this market challenging. We believe that it can take up to seven years from the time a company has effective technology before it could be implemented in a vehicle. Since the financial crisis began in 2007, the ADAS market has consolidated and a number of Tier 1 companies have ceased their internal development and become our customers. We believe it would be even more difficult for a start-up company, even a large technology company, to enter this market for all those reasons.

•
  Self-designed, cost effective EyeQ® microchip — We have designed our own microprocessor chip that has the computing power to run LDW, FCW, AEB (for vehicles and pedestrians), TSR, AHC, ACC, Free-Space Analysis, debris detection, and more — at a frame rate of above 20 fps. We believe this kind of computational load is unusually high on a portable device. Our EyeQ® SoC is capable of achieving a very high throughput at a very low power consumption and very low cost. Each new generation of the EyeQ® SoC is many times faster than its predecessor, allowing for more and better image analysis. EyeQ2® was approximately six times faster than the original EyeQ®; EyeQ3®, launched in vehicles in 2015, is approximately eight times faster than EyeQ2®; and we are currently designing EyeQ4®, which we expect to launch in 2018. We believe our system is the only one that offers the full suite of ADAS applications currently available, and many of our additional applications will only require software updates, rather than additional hardware.
•
  Highly scalable business model — Our business model results in strong operating margins, and in 2013, we generated operating income and net income for the first time. We believe that our business can grow significantly without corresponding increases in fixed and capital expenditures because we have strong existing relationships with nearly all OEMs and Tier 1 companies, and are not reliant on traditional sales and marketing processes to develop the OEMs business. Further, we believe that STMicrolectronics N.V., a leading provider of integrated circuits, is well prepared to increase production of our EyeQ® chips as our sales increase.
Our Growth Strategies
We intend to expand our operations and continue to lead the ADAS market by:
•
  Capitalizing on regulatory and safety rating changes promoting standard feature ADAS — By 2015, we believe that in order to attain a four-star or five-star safety rating, a vehicle will need to be equipped with camera-based ADAS. As a result, OEMs have been moving to adopt ADAS technology as standard equipment on the majority of new launches of existing models as well as of most new models. We believe we are strongly positioned to benefit from the increased demand for ADAS and we have already been sourced for standard feature programs by 20 of the global OEMs. Further, we work with the European NCAP, the NHTSA and other NCAPs to demonstrate the capabilities and reliability of our technology and to help ensure that they develop regulations and ratings that address the full range of benefits that we believe ADAS can offer.
•
  Exploiting the advantages of camera-only ADAS — We believe the camera sensor is key for mass adoption of active safety features because only a camera can perform the full suite of ADAS functions at a reliability level that can ensure both real world performance in complex cluttered environments and offer acceptable false-positive levels. Unlike other sensor modalities, which do not incorporate the full panoply of ADAS functions, camera-only ADAS reduces cost and package constraints.
•
  Leading the development of ADAS specifically for automated driving — We believe that we will be the first to supply the underlying technology to launch commercially viable semi-autonomous driving at highway speed. The move towards hands-free driving necessitates additional capabilities, such as traffic-light detection, detection of obstacles outside the driving path and significant growth of scene understanding in order to support automatic lateral control of the vehicle. We believe the camera is the sensor best suited to address the functionalities necessary for automated driving. Effective automated driving will require the coordination of multiple cameras around the vehicle to provide both a wide field of vision and protective redundancy. We have been designing new multiple cameras configurations to support the higher safety standards required for hands-free driving and have been further developing our existing AEB functions to meet even higher reliability standards. As we continue to gain experience in this area, we expect to be a leader in additional ADAS for automated driving.

•
  Creating additional and enhanced applications — We expect to launch full-braking, camera-only AEB with multiple OEMs in early 2015. We expect to launch additional and enhanced applications in 2014 and 2015, including “no entry” sign detection, new traffic signs, animal detection, general object detection, free space or construction zone assist, traffic light detection, pothole detection and debris detection. As we continue to expand the suite of ADAS we offer, we believe our technological advantages over our competitors will continue to grow.
•
  Developing surround-view capabilities — We are working on rear-view camera ADAS and surround-view ADAS, both of which are also critical to effective automated driving and the emerging market for automated parking functionality. The rear-view camera will also be critical to winning new serial production because in March 2014, the NHTSA issued a final rule requiring rear visibility technology in all new vehicles under 10,000 pounds by May 2018 to prevent backover accidents. Currently, OEMs offer surround-view cameras that display a bird’s-eye-view of the area around the car to assist the driver in manually parking. We are working with one OEM to launch the next generation of surround-view functionality, not merely for display but also for processing visual information to aid the function of automated parking.
•
  Winning additional serial productions with existing and new OEMs — We intend to leverage our strong relationships with existing OEM customers to win additional serial production contracts in order to make ourselves a fundamental component of our OEMs’ global platforms. We also believe our superior product and demonstrated ability to work with OEMs and Tier 1 companies will enable us to win serial production contracts from additional global and smaller OEMs for automobiles, as well as buses, trucks and other vehicles, which may require specialized customization.
•
  Expanding our aftermarket product sales — Our aftermarket products can be fitted for both automotive and truck uses. We believe there is significant opportunity for growth in our sales to fleet owners, fleet telematics providers, insurance companies, vehicle importers, public transportation providers, taxi operators and OEMs that may seek to offer our aftermarket product for vehicles that do not contain ADAS technology as a standard feature. We believe that we can leverage the growing public acceptance and awareness of driver safety technologies and the rising influence of “five-star” quality ratings in new car models to market our ADAS aftermarket products as well. We also seek to promote regulation that will mandate or encourage aftermarket installation of ADAS technology for certain usages, such as fleets, or certain drivers, such as young drivers.
Our Technology
Our technology rests on three pillars. The first pillar is software, particularly our visual processing algorithms that extract meaningful information from a video camera. In the context of ADAS, meaningful information consists of high-level information that is used by the car control systems to avoid collisions and unintended road departure, to perform longitudinal control (such as ACC) and lateral control (LKA, hands-free driving), to control lighting (such as AHC) and to provide the driver with relevant information about traffic signs and traffic lights. The second pillar is our silicon core designs that run on our EyeQ® family of SoCs. We designed vector accelerators (called VMP, PMA and MPC) that per silicon area are an order of magnitude more efficient than off-the-shelf vector accelerators (like DSPs, GPUs, FPGAs) for the purpose of computer vision algorithms. Over our more than 12 years of silicon design, we have acquired crucial know-how and developed innovations that give our SoC high levels of computing intensity in a low-power and low-cost package. The third pillar is our electronic circuitry design, which we use for our aftermarket products and as reference designs for our Tier 1 customers.
Software
Our software activity is divided into algorithms, which are the engines for extracting meaningful information from video; application software, which supports development with tools for data analysis and validation; and embedded software on our SoC.

Our visual interpretation algorithms consist of the following:
•
  Road signs interpretation — lane markings, curbs, road edge, barriers, and other information that allows high-level control systems to make sense of where the host car is located relative to the roadway. The most basic example of this technology is the LDW feature (launched in 2007), which was followed by LKA (launched in 2012). Further growth of this technology is designed to support hands-free driving in challenging roadway situations.
•
  Object detection — pattern recognition of vehicles, pedestrians and (large) animals for collision avoidance. Object detection is one of our “signature” strengths, with a development history of 15 years. We were the first (and are still the only company) to launch pedestrian detection from a monocular camera (fused with radar) in 2010 on the Volvo S60. We subsequently launched camera-only pedestrian detection in 2013 on BMW and Nissan models. We were also the first to launch camera-only FCW on vehicles in 2011 and camera-only AEB (partial braking) in 2013.
•
  Range and Time-to-Contact (“TTC”) to targets — Actuation (alert or braking) to avoid a collision requires knowledge of the range (or distance) and TTC to the target object. Measuring range and TTC accurately from a monocular signal requires innovation and know-how that we have acquired over many years of development.
•
  Motion-based measurements — the flow of pixels along a sequence of images due to camera motion provides three-dimensional (3D) cues that are analyzed in many levels of the system. This analysis includes validation filters for object detection engines (vehicles, pedestrians, animals); separating moving objects from the background; detecting general (not model-based) objects; detecting debris (of at least 10 centimeters in height) from 50 meters away; reconstructing the road profile in order to detect bumps and potholes; generating a 3D map of the visual field using the principle of “structure from motion,” which is the process of estimating 3D structures from 2D image sequences, and which may be coupled with local motion signals; and fusing 3D and image pattern recognition to aid in scene interpretation, all of which will also support automated-driving functionality.
•
  Pattern Recognition — We have developed state-of-the-art multiclass classifiers to enable traffic sign detection (first launched worldwide in 2008 on BMW and later by many other OEMs), traffic light detection (to be launched in 2015) and detection of other structures from the scene that are useful for supporting hands-free driving.
•
  Lighting functions — our Adaptive High Beam Control (AHC) is enabled by an innovative set of algorithms that read and interpret the spots of light in the night scene to determine when to turn on or off the high beam. We launched this feature in 2008. It was the first worldwide in the sense of implementation on a camera (rather than a specialized sensor) and first worldwide in conjunction with other functions (LDW and TSR).
Silicon Core Design — EyeQ® Chips
Our technology addresses an important challenge — to run all the above algorithms, and the functions they support, simultaneously at a frame rate between 10 to 36 frames per second (depending on the EyeQ® generation). Running this kind of computational load on a low-power microprocessor calls upon the second pillar of our technological innovation — the EyeQ® family of SoCs.
Each generation of the EyeQ® SoC consists of a combination of central processing unit (CPU) cores (licensed from third parties) and dedicated vector accelerators that we have designed and own. Each generation of the EyeQ® SoC has been 6 to 8 times more powerful (yet maintains approximately the same power profile) than its predecessor and is designed to support the increasing functional demands of our customers, which drive the need to run greater numbers of different algorithms simultaneously. The EyeQ generations support the following functional bundles:
•
  EyeQ1® — launched in 2007, supported two bundle types: (i) LDW, TSR and IHC, and (ii) LDW and Vehicle AEB fusion with radar.

•
  EyeQ2® — launched in 2010, supported a variety of functional bundles, including LDW, TSR, IHC, FCW and AEB for vehicles and pedestrians (partial braking).
•
  EyeQ3® — to be launched in early 2015 by seven OEMs. We also currently have design wins with three additional OEMs for launches expected after 2015. In addition to significant upgrades of all of the above functions, EyeQ3® supports full braking AEB, structure from motion functionalities, road profile reconstruction, debris detection, general object detection, and traffic light detection. Multiple EyeQ3s® working with multiple focal cameras will be part of our first launch of autonomous driving, which we currently expect in 2016.
•
  EyeQ4® — is in the early design phase. We currently expect initial launches in serial production in early 2018. EyeQ4® is being designed to support processing from multiple cameras consisting of a multifocal sensor (facing forward) and possibly side- and rear-view cameras, all to support autonomous driving functions. EyeQ4® is also being designed to support the emerging field of automated parking, which requires the simultaneous processing of multiple surround cameras.
We also integrate certain technologies developed and owned by third parties into our products, including the central processing unit core of our EyeQ® chips, through license and technology transfer agreements.
Electronic Circuitry
The third pillar of our technology consists of the electronic circuitry design that surrounds our SoCs, which serve both as reference design to guide our Tier 1 customers when responding to RFQs and as the basis of our aftermarket products. This technological pillar is key to our position in the OEM market as it gives us the maturity and know-how of a Tier 1 company and thereby allows us to make a significant impact on the entire product chain, rather than being limited to the position of a component provider. A secondary benefit is our ability to work with less experienced Tier 1 companies (in the field of ADAS) and bring them up to the required level of knowledge in a relative short time.
Our Products
Functions
We offer the only camera-based ADAS technology that covers all of these applications:
•
  Safety Functions
•
  Lane functions — Lane Departure Warning (LDW) and Lane Keeping and Support (LKS);
•
  Vehicle detection functions — Forward Collision Warning (FCW), Headway Monitoring and Warning (HMW), Adaptive Cruise Control (ACC), Traffic Jam Assist and Automatic Emergency Braking (AEB);
•
  Pedestrian detection functions — Pedestrian Collision Warning (PDW) and Pedestrian Automatic Emergency Braking;
•
  Convenience and Driving Enhancement Functions — Intelligent High Beam Control (IHC), Traffic Sign Recognition (TSR) and Speed Limit Indicator (SLI); and
•
  Autonomous Driving Technologies — Drivable path delimiter capabilities, including detection of curbs, barriers, construction zone obstructions, general obstacles, road bumps, potholes and debris.
Each OEM will require a different bundle of applications for a particular model. Similarly, purchasers of larger amounts of our aftermarket products, such as fleet owners, will also usually designate the specific bundle of applications they need. The price for our products depends on the particular bundle of applications and their relative complexity.

The following are illustrations of the capabilities of the functions of our products:

The image above shows some of the detected objects within the 50-degree horizontal field of view of a monocular camera. Integrated with our EyeQ SoC, a monocular camera can detect pedestrians, vehicles, lanes, traffic signs and more.

To support autonomous driving applications, we use three cameras with different field of views. While basic ADAS functionality is performed by a 50-degree monocular camera ([2] in the above image), two other cameras extend the system’s ability. The 150-degree field of view ([1] in the above image) enables early detection of close objects such as close cut-in vehicles, crossing pedestrians and cyclists. The 30-degree camera ([3] in the above image) enables an extended detection range for small objects such as traffic lights and obstacles on the road.

OEM Products
Mobileye provides the software and the EyeQ® SoC to the Tier 1 companies. Typically, after we work with the OEM so that it can validate our product, the OEM issues a RFQ. We create a reference design for the camera sensor and electronics that are built around our SoC to each Tier 1 company that determines to respond to the RFQ. The Tier 1 company, based on our reference design, builds a module for the complete sensor system that includes the windshield-mounted camera, our proprietary EyeQ® SoC and our application software using our software algorithms. This complete sensor system with the required ADAS functionalities is then integrated into new cars by the OEM. We also give the Tier 1 company the pricing of our product per vehicle depending on the bundle of applications, which is incorporated into its RFQ. Although our direct customers are the Tier 1 companies, we maintain strong direct relationship with the OEMs.
Aftermarket Products
We have sold our products in the aftermarket since 2007. In the aftermarket, we currently offer the Mobileye 5-Series product, which incorporates the Mobileye EyeQ® SoC and related algorithms and software on a windshield-mounted vision sensor unit with a compact High Dynamic Range CMOS (HDRC) camera and related hardware (together, Mobileye’s SeeQ2® image processing board) as well as a display unit (“EyeWatch”). The Mobileye 5-Series product complies with NHTSA standards for collision avoidance systems and offers the following complete ADAS function set:
•
  Lane Departure Warning (LDW) Forward Collision Warning (FCW)
•
  Headway Monitoring and Warning (HMW)
•
  Pedestrian Collision Warning (PCW)
•
  Intelligent High Beam Control (IHC)
•
  Traffic Sign Recognition (TSR)
We also offer additional features such as Enhanced Cruise Control and pre-lighting of brake lights.
In 2013, we added Bluetooth connectivity and a related Smartphone Application to the Mobileye 5-Series to serve as a display unit and offer statistics and a telematics solution. The 5-Series product requires a short professional installation by a certified Mobileye installer. The price of the Mobileye 5-Series depends on the specific function set, distribution channel and characteristics of the order including the number of units.
Our Customers
Mobileye’s customers include OEMs, Tier 1 system integrators, fleets and fleet management systems providers (telematics), insurance companies, leasing companies and others.

OEMs
Mobileye’s products were first included in production vehicles in 2007 with three manufacturers — BMW, General Motors and Volvo. By the end of 2014, our technology will be available in 160 car models from 18 OEMs worldwide, either as an option or a standard feature. Further, our products have been selected for implementation in serial production of 237 models from 20 OEMs by 2016. Not all Mobileye ADAS applications are available in each car model, and typically, the number of applications available in a model increases over time. Mobileye currently has production agreements with respect to the following OEMs (an asterisk means models are in serial production and in the market):

Automakers	Truck Manufacturers

Adam Opel AG*
Audi AG
Bayerische Motoren Werke (BMW) AG* (BMW, Mini and Rolls Royce)
Chrysler Group LLC* (Chrysler, Dodge and Jeep)
Fiat S.p.A.
Ford Motor Company* (Ford and Lincoln)
General Motors Company* (Buick, Cadillac, Chevrolet and GMC)
Honda Motor Company, Ltd*

HKMC* (Hyundai and Kia)
Jaguar Land Rover Automotive PLC* (Jaguar and Landrover)
Mitsubishi Group*
Nissan Motor Co., Ltd.* (Nissan and Infinity)
PSA Peugeot Citroën* (Peugeot and Citroën)
Renault S.A.
Tesla Motors, Inc.
Volvo Car Corporation*
Yulon Motor Co., Ltd.*
MAN SE Scania Aktiebolag (publ)* IVECO

The following chart illustrates the increase in car models (by model year) in which Mobileye products have been or will be integrated by OEMs.

5
10
13
19
34
54
109
160
213
237
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016

There is usually a five-to-seven year period from when we are first introduced to an OEM until our product is included in serial production. During the first several years, we educate the OEM about our technology, including our sophisticated algorithms and the EyeQ® SoC platform and its capabilities, and the OEM evaluates and validates our technology in its testing facilities. During this period, we receive revenues from the OEM for selling testing equipment for its evaluation purposes. If the OEM requires specific customizations for its evaluation, we may charge the OEM fees as participation in our research and development expenses. After the OEM has evaluated our technology, it will usually issue a request for quotation to Tier 1 companies of its own choice. The RFQ will identify, among other items, the applicable bundle of applications required and the expected size of the production run for the particular automobile model. The OEM will send the RFQ to Tier 1 companies that are working with us on the basis that these Tier 1 companies will quote Mobileye technology and also to other Tier 1 companies that may have their own technology. If a Tier 1 company includes our technology, we will provide a quotation (we provide a different quotation for each different RFQ) for the fees we will charge the Tier 1 for the work we are doing for the specific program and the EyeQ® price for the duration of the program. The prices are differentiated by the applicable bundle within the program. An OEM may also send an RFQ only to Tier 1 companies that are working with Mobileye, which means that we will be selected as the technology provider irrespective of the winning Tier 1 company. If we, through a Tier 1 company, win the RFQ and a production program is initiated, there is typically approximately two to three years of production development before the product is included in a car model. This long design and validation process results in our having a strong direct relationship with an OEM, which we believe offers us advantages when ADAS are being proposed for additional car models. We generally provide our products to a Tier 1 company for serial production pursuant to the Tier 1 company’s standard purchase order and our customary terms and condition.
All of our working relationships with the OEMs listed above are in the production development or serial production phases. We believe that we win new serial production in respect of the RFQs in which we participate by a ratio exceeding eight to one to any other competitor in the market, and that this rate has been consistent for the past approximately seven years.
Tier 1 Companies
Mobileye supplies OEMs with the EyeQ® platform through our arrangements with automotive system integrators, known as Tier 1 companies, which are direct suppliers to vehicle manufacturers. Our Tier 1 customers include Magna Electronics Inc., TRW Automotive Holdings Corp. and Autoliv, Inc., Delphi Automotive Plc, Gentex Corporation, Kansei Corporation, Leopold Kostal GmbH and Mando Corporation as well as Bendix Corporation and Mobis Transportation Alternatives, Inc. jointly with TRW.
The Tier 1 company, based on our reference design, builds a module for the sensor system that includes the windshield-mounted camera, our proprietary EyeQ® SoC and our application software using our software algorithms. This complete sensor system with the required ADAS functionality is then integrated into new cars by the OEM. In connection with its response to the RFQ, the Tier 1 company receives a quotation from us in which we determine the price of our product for the following years as well as the fees we will charge for adjusting our core technology to the OEM specifications.
If the OEM awards the design to the Tier 1 company that incorporates our product, we will start production development with the Tier 1 company and the Tier 1 company is responsible for paying our invoices for the products we supply to it.
Aftermarket Customers
Since 2007, Mobileye aftermarket products have been installed in more than 120,000 vehicles. We currently have over 63 distributors covering 39 countries. We also have wholly owned subsidiaries in China, Germany and the United States that serve as aftermarket distributors. We offer our ADAS aftermarket product line to the following types of customers:
•
  Commercial and fleet customers — We sell our aftermarket products to fleets such as C.R. England, the largest refrigerated trucking company in the United States, Werner Trucking, Dart and Pride. We also sell through distributors to fleet management systems (FMS) providers. We currently have 36 FMS provider customers in 19 countries, including the United States, the United Kingdom, Germany, Poland, China and Australia. Our distributors also sell to leasing companies such as Sumitumo Mitsui in Japan and GE Leasing in the United States. The integration of our product with FMS allows fleets to monitor their drivers’ vehicular operations through online alerts and to provide accurate information in the event of an accident. Mobileye currently has more than 200 direct fleet customers in EU countries and the United States and more than 20 FMS customers.
•
  OEM customers — We sell our aftermarket products to smaller OEMs, such as Volvo Bus and Renault Trucks, and to OEMs that want an aftermarket solution for their models that do not have ADAS as a factory option. Our aftermarket products also give OEMs the flexibility to offer these solutions at different levels throughout their logistics network. We also sell to importers or dealers that add our aftermarket product to vehicles that did not come with our product as a factory option.
•
  Insurance customers —  We believe our aftermarket products offer insurance companies the potential for significant savings because they can reduce their spending on accidents. A 2013 study for Israel’s Finance Ministry prepared by an independent third party on the basis of data transferred from Mobileye through Israel’s Finance Ministry and from all insurance companies in Israel since 1985, showed a 45% reduction in compulsory insurance (bodily injury) claims frequency for the years 2009 through 2012 among private car owners who installed our aftermarket products. We believe that the potential savings may even be greater since this survey included accidents our system cannot detect (such as side or rear collisions). A pilot study by one of our insurance company customers over the course of 10 months with 400 vehicles also showed a reduction of 45% in claims frequency, which was found to be statistically significant. By recommending that insureds have our aftermarket products in their vehicles, insurance companies can offer premium discounts, while increasing customer loyalty through customer care and accident prevention measures. Our insurance company customers include Clal Insurance Company Ltd. and Phoenix Insurance Company Ltd. in Israel and Generali in Poland.
We also seek to promote regulation that will mandate or encourage aftermarket installation of ADAS technology for certain usages, such as fleets, or certain drivers, such as young drivers. A small number of governments and governmental organizations currently offer incentives for installing ADAS products in vehicles, including aftermarket products. Israel offers tax benefits to importers who install ADAS products. The State of Florida is expected to pass a law allowing insurance companies to provide premium discounts to insured customers who install an ADAS product, such as ours. In addition, fleets owned by U.S. governmental organizations, including the U.S federal General Services Administration and the States of Florida and Nevada, have installed Mobileye aftermarket products as part of their research into saving lives and containing operational costs.
Mobileye’s aftermarket products are also available for consumers; however, we do not target direct to consumer sales because consumer market awareness is not yet widespread and we do not believe that making the significant investment necessary for the retail segment is appropriate for us.
Distribution and Marketing
After 15 years of operation that has resulted in our market-leading position, we believe we are well known to all global OEMs and large Tier 1 companies and that our superior technology, innovation, quality assurance, reputation and personal relationships should help us achieve introductions to additional OEMs and Tier 1 companies as needed. We believe that our marketing efforts are best served by our engineers meeting regularly with OEM engineers at one-on-one meetings, conventions and other venues to showcase our technology. We work closely with our existing OEMs and Tier 1 customers in order to ensure that we are aware of their requirements and plans for future car models and can respond promptly and effectively. We also regularly present our technology to regulators and safety organizations to demonstrate its capabilities and reliability and to help ensure that they develop regulations and ratings that address the full range of benefits that we believe ADAS can offer.
We market our products mainly through distributors and resellers under distribution agreements according to which we typically provide the distributor with a non-exclusive license to distribute our products within a specific region. We have over 63 distributors covering 39 countries. Under our distribution agreements we provide a 14 month limited warranty unless a longer period is mandatory or an industry requirement. The distributor’s responsibilities are generally to (1) install the product and provide training to its customers by professional installers that are certified by us; (2) provide a warranty to its customers; (3) not market competing products during the distribution agreement term and for six months thereafter; (4) maintain proper insurance to cover its liabilities including for installation; and (5) use the Mobileye brand name in accordance with the agreement’s provisions. In addition to local distributors, we also have our own wholly owned distribution companies in China, Germany and the United States that employ sales people who initiate direct sales, identify new distributors and manage current distributors.
Research and Development
We believe our strong research and development is our principal competitive strength and has led to our dominant position in the market. Our research and development activities are conducted at our machine vision center in Jerusalem, Israel. We have more than 320 full time-equivalent employees engaged in research and development, primarily in Israel. We also work with our OEM customers to develop new products and enhancements to existing products responsive to their requirements. Our research and development costs and expenses were approximately $31.7 million (39.0% of revenue) and $25.1 million (62.3% of revenue) in 2013 and 2012, respectively. Our research and development efforts focus on algorithms, including visual processing, camera control, vehicle control, camera/radar fusion and related engineering tasks, as well as application software, silicon design and hardware electronics design.
Our current research and development activities include the following:
•
  Extension of Monocular Visual Processing Capabilities — Over the past two years we have been developing extensive new capabilities in our monocular visual processing. In particular, we have developed new “structure from motion” algorithms allowing the system to create a full 3D rendering of the camera field of view that is then used as raw material for 2D and 3D fusion algorithms. These algorithms extract “driver path delimiter features” that contribute to customer functions like “construction zone assist” and towards hands-free driving in general. We have also been developing Road Profile reconstruction capabilities using innovative algorithms that can detect and measure road bumps, potholes and debris that are at least 10 centimeters in height from a distance of 50 meters. These size and distance parameters should permit the appropriate reaction from the relevant ADAS, whether it is engaging the AEB or ultimately being able to drive around the object. We have also significantly expanded our Traffic Sign Recognition, Traffic Light Detection and Road Analysis capabilities. All of these developments are currently scheduled to launch in series development during 2015, and we expect them to strengthen our leadership position in our market.
•
  Development of Autonomous Driving Functionality — We are conducting multidisciplinary research in multifocal front-sensing design, significant upgrades in “scene understanding” to allow hands-free driving in complex scenes, lateral control algorithms and the fusion between sensing and control. While some components of these activities are expected to launch in 2016, most of this research and development has a longer development cycle that is currently targeted for 2018.
•
  Development of Automated Parking Support Functions — Starting in 2015 we will be developing visual processing capabilities based on surround views (side- and rear-facing cameras) to support the growing need for automated parking functions. These functions will initially include the detection of pedestrians, children and other obstacles that could stand in the way of automated parking and prevent backover collisions in general.
•
  EyeQ3® Production and Migration/and EyeQ4® Design and Production — We are launching EyeQ3® in early 2015 on multiple OEM models. We have also begun designing an EyeQ4® family of SoCs with our supplier, STMicroelectronics, and are targeting production in early 2018.
•
  Aftermarket Product Migration to EyeQ3® — We plan to move the aftermarket line of products to EyeQ3® during 2015-2016. We believe this will further strengthen our lead in this market and keep our customer functions updated to the latest state-of-the-art performance.

As a result of all the above activities, we expect to incur significant research and development expenditures in future periods.
Manufacturing
Our products are designed and manufactured specifically for automotive applications and have achieved automotive grade quality after extensive validation tests under stringent automotive environmental conditions.
All of our EyeQ® integrated circuits are manufactured by STMicroelectronics N.V., which is a leading supplier and innovator of semiconductor devices dedicated to automotive applications. Many of our customers are also direct STMicroelectronics N.V.’s customers, which allows us to benefit from their existing relationship with STMicroelectronics N.V. and gives our customers familiarity with STM’s manufacturing processes, including Quality Assurance, Customer Care, Failure Analysis and Manufacturing Standards. We believe that our relationship with STMicroelectronics N.V. also creates significant cross-selling potential for our products. Further, as a leading provider of integrated circuits, STMicrolectronics N.V. has the capacity to increase production of our EyeQ® chips as our sales increase.
Our STMicroelectronics N.V. agreements, which currently provide for a termination date of December 31, 2022, provide us manufacturing services on standard automotive terms, including a three year warranty for failures of our EyeQ® SoCs due to manufacturing, testing or assembly and a covenant by STMicroelectronics N.V. to provide us with similar terms to the terms that STMicroelectronics N.V. provides directly to our customers on other STMicroelectronics N.V. products. STMicroelectronics N.V. is also responsible for failure analysis and ongoing improvements of the testing programs. STMicroelectronics N.V. is committed to manufacture our EyeQ® SoC for an undefined term with end-of-life terms that can extend at least six years from the qualification date and offers us a total of five years’ supply of units consisting of three years’ supply, one additional year to place orders and one additional year to take delivery. STMicroelectronics N.V., as a contract manufacturer, has no title to the EyeQ® and cannot sell it to anyone other than Mobileye. STMicroelectronics N.V. has also agreed not to compete with Mobileye for 18 months following the termination of our agreement, and it cannot develop a competing SoC/ASIC for any third party.
We are ISO 9001-certified, which means that we have met the requirements for a quality management system that demonstrates our ability to provide product that consistently meets customer and applicable statutory and regulatory requirements, and are an organization that seeks to enhance customer satisfaction through the effective application of the system, including processes for continual improvement of the system and the assurance of conformity to customer and applicable statutory and regulatory requirements. In addition, we manufacture based on HIS Automotive SPICE methods (targeted goal: Level 2). HIS (Herstellerinitiative Software, German for “OEM software initiative”) is an interest group consisting of Audi AG, Bayerische Motoren Werke (BMW) AG, Daimler AG, Porsche Automobil Holding SE and Volkswagen AG. Automotive SPICE® is an initiative of the Automotive Special Interest Group supported by the Quality Management Center in the German Association of Automotive Industry, which is intended to harmonize products and processes to reduce supplier effort to adapt to differing OEM requirements and to establish standardized assessments of these products and processes. We also require our subcontractor manufacturers, including STMicroelectronics, to comply with ISO 16949, Automotive Electronics Council (AEC), various European Community Regulations on chemicals and their safe use (REACH) and Automotive Safety Integrity Level (ASIL) standards.
Our aftermarket products are manufactured by a contract manufacturer in China pursuant to an agreement with an initial term ending in January 2016. The manufacturer provides surface-mount technology services as well as assembly, testing, packaging and logistics services.
Validation and Quality Assurance
Our validation and quality assurance, or QA, is divided among QA on software and algorithms development (Offline QA), product quality for our production programs after a design win (Online QA), supplier quality within our manufacturing process (QC) and our organizational processes.

Offline QA — The primary scope of the Offline tests are statistical performance of image processing running in laboratory conditions. These tests are done as “Host Environment Tests” using simulation of large volumes of data running on servers and computers.
Online/Product QA — The primary scope of the Online tests is real-time interaction between the Mobileye EyeQ Processor and the customer’s microcontroller. Tests are done as “Target Environment Tests” using actual customer systems while running on the test bench or in an actual driving situation. The Online QA tests the overall stability of the integrated system.
Functional Safety Verification — Code and Hardware blocks that are active in safety functions will adhere to the functional safety verification plan that is created based on ISO26262.
Manufacturing and Supplier Quality Control — We work with our main suppliers to ensure that their processes and systems are capable of delivering the parts we need at the required quality level, on time, and on budget.
Intellectual Property
Our ability to compete effectively depends in part on our ability to develop and maintain the proprietary aspects of our technology. Our policy is to obtain appropriate proprietary rights protection for any potentially significant new technology acquired or developed by us. We currently hold 18 U.S. patents, seven European patents, 29 U.S. patent applications, 24 European and other non-US patent applications, and 16 provisional patent filings. We are a party to a re-examination proceeding involving one of our U.S. patents and two post-grant opposition proceedings involving one of our European patents.
In addition to patent laws, we rely on copyright and trade secret laws to protect our proprietary rights. We attempt to protect our trade secrets and other proprietary information through agreements with OEMs, distributors, other customers and suppliers, proprietary information agreements with our employees and consultants, and other similar measures. Our primary trademarks are for our name and product names. We cannot be certain that we will be successful in protecting our proprietary rights. While we believe our patents, patent applications, software and other proprietary know-how have value, changing technology makes our future success dependent principally upon our ability to successfully achieve continuing innovation.
Litigation may be necessary in the future to enforce our proprietary rights, to determine the validity and scope of the proprietary rights of others, or to defend us against claims of infringement or invalidity by others. An adverse outcome in such litigation or similar proceedings could subject us to significant liabilities to third parties, require disputed rights to be licensed from others or require us to cease marketing or using certain products, any of which could have a material adverse effect on our business, financial condition and results of operations. In addition, the cost of addressing any intellectual property litigation claim, both in legal fees and expenses, as well as from the diversion of management’s resources, regardless of whether the claim is valid, could be significant and could have a material adverse effect on our business, financial condition and results of operations.
In May 2014, we filed two petitions to the First Intermediate People’s Court of Beijing appealing the Chinese Trademark Appeal Board’s decision refusing our opposition to trademark applications for MOBIIEYE and MOBILEYE filed by Dongguan Mobiieye Auto Intelligent Technology Co., Ltd. (“Dongguan”). Our petitions alleged that Dongguan’s trademark applications were filed in bad faith as the trademarks are similar or identical to our MOBILEYE trademark. In the event we do not prevail in the actions, two of our pending MOBILEYE trademark applications in China may be refused by the Chinese Trademark Office based upon Dongguan’s prior applications, and our ability to protect our trademarks in China may be adversely affected. We intend to vigorously pursue these actions.
We are not a party to any pending litigation for infringement of intellectual property rights. Certain of our Tier 1 customers are parties in cases involving infringement of intellectual property rights. We have received discovery requests for production of information related to these pending cases. These customers have notified us that they have received notices of potential infringement of intellectual property rights. These customers have also requested that we provide potentially relevant information or indemnify them against infringement claims should litigation occur. We have agreed to provide potentially relevant information but have not agreed to indemnify any customer.
Competition
The ADAS industry is highly competitive. Competition is based primarily on technology, innovation, quality, delivery and price. Our future success will depend on our ability to develop superior advanced technology and to maintain our leading competitive position with respect to our technological advances over our existing and any new competitors. Although we believe that we are the only provider of ADAS that offers all major safety and convenience-related functions in one cost-effective and well-packaged system and that has the amount and type of validation data necessary to compete effectively in the ADAS industry and there are significant other barriers to developing a competing sensory modality, we face potential competition primarily from Tier 1 companies and potentially other technology companies. However, we believe that some of our Tier 1 competitors have considerably reduced their internal efforts to offer an alternative camera technology in part because of our stated policy that we do not work with Tier 1 companies that sell products that compete with our products. More importantly, developing effective ADAS technology is technologically complex, requires the development of large validation datasets in order to train the software algorithms effectively, requires a long term commitment to validation and qualification with an OEM before serial production can even begin and requires significant financial resources. We further believe that, due to the high barriers to entry described above, the market will not easily open to new start-up participants. While large technology companies could possibly enter the market, we believe that they would experience the same five-to-seven year development timeline with an OEM as any other competitor, thus creating a significant barrier to entry for even the most resource-rich companies.
Employees
As of March 31, 2014, we employed an aggregate of 404 full-time-equivalent employees, including 325 full time-equivalent employees engaged in research and development, primarily in Israel; 35 full time-equivalent employees in general management, administration and finance; 65 full time-equivalent employees in sales and marketing; and 18 full time-equivalent employees in operations, manufacturing and quality assurance. We also have 150 full time-equivalent personnel in quality assurance employed by an exclusive subcontractor in Sri Lanka.
Israeli labor laws govern the length of the workday, minimum wages for employees, procedures for hiring and dismissing employees, determination of severance pay, annual leave, sick days, advance notice of termination of employment, equal opportunity and anti-discrimination laws and other conditions of employment for most of our employees. Subject to certain exceptions, Israeli law generally requires severance pay upon the retirement, death or dismissal of an employee, and requires us and our employees to make payments to the National Insurance Institute, which is similar to the U.S. Social Security Administration. Our employees have defined benefit pension plans that comply with the applicable Israeli legal requirements.
None of our employees currently work under any collective bargaining agreements. We believe our relations with our employees are good.
Legal Proceedings
We are from time to time involved in actions, claims, suits and other proceedings incidental to our business, including those arising out of breach of contracts, competition, intellectual property matters, personal injury claims and employment-related matters. It is our opinion that the outcome of such matters will not have a material adverse effect on our consolidated financial position, results of operations or cash flows. With respect to warranty matters, although we cannot ensure that the future costs of warranty claims by customers will not be material, we believe our established reserves are adequate to cover potential warranty settlements. However, the final amounts required to resolve these matters could differ materially from our recorded estimates.

Insurance and Product Liability
We attempt to mitigate the risks of product liability claims through product testing and by including security features in the product design as well as by obtaining product liability insurance for a total of $30 million.
Properties
The Company leases its principal offices at 13 Hartom Street, Jerusalem, totaling approximately 20,000 square feet, pursuant to a lease that expires in February 2019. See “Certain Relationships and Related Party Transactions — Relationship with OrCam Technologies Ltd.” for a description of a sublease of a portion of the leased space. The Company also leases office space in New York State and New Jersey, United States of America, Shanghai, Peoples’ Republic of China, Cyprus, Düsseldorf, Germany and Tokyo, Japan.
Environmental Matters
We believe that our operations in Israel comply in all material respects with applicable laws and regulations concerning the environment. While it is impossible to predict accurately the future costs associated with environmental compliance and potential remediation activities, compliance with environmental laws is not expected to require significant capital expenditures and has not had, and is not expected to have, a material adverse effect on our results of operations or our business.

Management
The following description sets forth certain information about management and our corporate governance. This discussion, among other things, summarizes certain material terms of our articles of association, and the rules and regulations (reglement) of our board of directors to be adopted by the board pursuant to our articles of association, each as they will be in effect upon completion of this offering. This discussion does not purport to be complete and is subject to, and qualified in its entirety by, reference to Dutch law and our articles of association and the rules and regulations of the board as they will be in effect upon completion of this offering. The forms of our articles of association and the rules and regulations of the board as they will be in effect upon completion of this offering are filed as an exhibit to the registration statement of which this prospectus forms a part.
Executive Officers and Directors
Set forth below is information concerning the directors and executive officers of the Company. The business address for each of our directors and executive officers is c/o Mobileye N.V., Har Hotzvim, 13 Hartom Street, P.O. Box 45157, Jerusalem 97775, Israel. See “— Board of Directors — Election, Removal and Suspension of Directors.”

Name	Age	Position
Professor Amnon Shashua(1)(6)	54	Co-founder, Chief Technology Officer, Chairman and Executive Director
Ziv Aviram(1)(6)	55	Co-founder, President, Chief Executive Officer and Executive Director
Ofer Maharshak	43	Senior Vice President and Chief Financial Officer
Gaby Hayon	45	Senior Vice President, Research and Development
Elchanan Rushinek	59	Senior Vice President, Engineering
Yonah Lloyd	48	Senior Vice President, Business Development and Chief Communications Officer
Itay Gat	49	Vice President of Production Programs
Eli Barkat(2)(3)(5)(8)		Non-executive Director
Eyal Desheh(2)(3)(4)(7)	61	Non-executive Director
Peter Seth Neustadter(2)(3)(4)(7)	66	Non-executive Director and Presiding Director
Tomaso A. Poggio(2)(5)(8)	66	Non-executive Director
Judith Richter(2)(4)(5)(8)		Non-executive Director

(1)
  Executive director
(2)
  Independent director under NYSE rules
(3)
  Member of our Audit Committee
(4)
  Member of our Compensation Committee
(5)
  Member of our Nominating and Corporate Governance Committee
(6)
  Term of office expires in 2015
(7)
  Term of office expires in 2016
(8)
  Term of office expires in 2017
Effective as of July 9, 2014, our two-tier board structure will be changed to a single tier, our supervisory board will be disbanded and certain members of our supervisory board will become members of our board of directors. Vivian Rinat, our former sole managing director under the two-tier structure, resigned effective June 18, 2014. In addition, in preparation for our becoming a public company, three members of our former supervisory board elected not to become a member of our one-tier board of directors. At our shareholders meeting prior to this offering, Mr. Barkat, Professor Poggio and Dr. Richter were elected to our board of directors effective immediately prior to the pricing of this offering.

Backgrounds of Executive Officers and Directors
Professor Amnon Shashua is our co-Founder, Chief Technology Officer and Chairman and former Chairman of our supervisory board. Professor Shashua holds the Sachs Chair in computer science at the Hebrew University of Jerusalem. His field of expertise is computer vision and machine learning. He received the MARR Prize Honorable Mention in 2001, the Kaye Innovation Award in 2004, and the Landau Award in Exact Sciences in 2005. He is the co-founder in 2010, Chief Technology Officer and Chairman of OrCam, an Israeli company that recently launched an assistive product for the visually impaired based on advanced computerized visual interpretation capabilities.
Ziv Aviram is our co-Founder, President, Chief Executive Officer and a director. Mr. Aviram is also co-founder in 2010, President and Chief Executive Officer of OrCam. Prior to founding Mobileye, he was the chief executive officer of three private Israeli companies, all leaders in their fields (Keter — Retail Chain, Gali — Retail Chain, Attrakzia). In all three cases, Mr. Aviram led the companies from loss to profit by restructuring the organization appropriately. He earned a B.A. in Industrial Engineering and Management from Ben-Gurion University in 1984.
Ofer Maharshak is our Senior Vice President and Chief Financial Officer. Prior to joining Mobileye in 2007, Mr. Maharshak served as Corporate Finance Manager (FP&A) at Lipman Electronics Engineering, Director of Finance at Atrica Inc., Corporate Controller for Printlife and was a manager at Ernst & Young Israel. Mr. Maharshak holds a Bachelor’s degree in Business from the College of Management in Israel with a specialty in accounting, and is a licensed CPA in Israel.
Gaby Hayon is our Senior Vice President of Research and Development. Dr. Hayon joined Mobileye in August 1999 after working at Applied Materials in the wafer inspection division, where he developed algorithms for vision and image processing applications. Dr. Hayon received his Ph.D. from the Center of Neural Computation of the Hebrew University, where his research concerned theoretical exploration of temporal correlation based approaches for neural networks. He holds a M.Sc. in Physics from the Weitzman Institute of Science, where he performed theoretical work in field theory, and a B.Sc. in Physics from the Technion — Israel Institute of Technology.
Elchanan Rushinek is our Senior Vice President of Engineering. Mr. Rushinek joined Mobileye in November 2000. Mr. Rushinek has 20 years of experience in the very large scale integrated (VSLI) circuits area. Mr. Rushinek started as VLSI designer at Intel Israel, involved in the design of the first 10Mbit Ethernet controller product. In 1983, Mr. Rushinek joined Motorola Semiconductor Israel, and led the VLSI design of Motorola’s first Digital Signal Processor product. In 1987 he managed Motorola’s Semiconductor Israel VLSI DSP design group, which designed products based on 56000 DSP cores as well as the new DSP56300 DSP core and products. Mr. Rushinek also managed Motorola Wireless Handset Baseband’s System On Chip VLSI design group.
Yonah Lloyd has served as our Senior Vice President, Business Development and Chief Communications Officer since June 2014. From 2010 to 2014, Mr. Lloyd served as Chief Corporate Development and Communications Officer for SodaStream Intl. Ltd (Nasdaq:SODA). From 2008 to 2010, Mr. Lloyd was a consultant for Cupron, Inc., and later served as its Executive Vice President of Sales and Business Development. From 1996 to 2007, Mr. Lloyd served as Senior Vice-President of Sales and Marketing at Net2Phone, Inc. From 1990 to 1996, Mr. Lloyd was an Assistant District Attorney in Bronx County, New York. Mr. Lloyd holds a J.D. from Fordham University School of Law and a B.A. from Queens College (New York City).
Itay Gat is our Vice President of Production Programs. Dr. Gat graduated from the Israeli military Talpiyot program and later served in the Israeli Defense Force (IDF) research and development corps. Prior to joining Mobileye in October 2003, Dr. Gat worked at Comverse, Inc. (NASDAQ:CMVT), as a researcher in the field of speech processing and at Compugen, Inc. (NASDAQ:CGEN), where he led several basic research groups, primarily in the computational medicine area. Dr. Gat received his Ph.D. from the Institute of Computer Science of the Hebrew University, focusing on the analysis of cortical activity, and utilized tools from the domain of machine learning.
Eli Barkat has been elected to our board of directors with his term of office to begin immediately prior to this offering. In 1998, Mr. Barkat co-founded BRM Group (formerly BRM Technologies), which is currently a privately held holding company that invests in high-tech, financial markets and established industries. Mr. Barkat currently serves as Chairman of BRM Group, Chairman of MEITAV-DS Investments, Ltd. and as a director of GigaSpaces Technologies and Playscape. Mr. Barkat holds a B.Sc. in Computer Science and Mathematics from the Hebrew University of Jerusalem, Israel.
Eyal Desheh is a non-executive director and was a member of our supervisory board since November 2012. Mr. Desheh served as Deputy Chief Financial Officer of Teva Pharmaceutical Industries (NYSE:TEVA) (“Teva”), an international pharmaceutical company that produces generic and specialty medicines, from 1989 to 1996, as Teva’s Chief Financial Officer from 2008 to 2012, as Teva’s Group Executive Vice President from 2012 to 2013, and as Teva’s acting President and CEO from October 2013 to February 2014. In February 2014, Mr. Desheh resumed his role as Teva’s Chief Financial Officer. Mr. Desheh also served as Chief Financial Officer of Scitex Ltd., a printing equipment manufacturer, from 1996 to 2000 and as Executive Vice President and Chief Financial Officer of Check Point Software Technologies Ltd., an international provider of information technology security products, between 2000 and 2008. Mr. Desheh received a B.A. in Economics in 1978 and an M.B.A. in Finance in 1981, both from the Hebrew University.
Peter Seth Neustadter is a non-executive director and our Presiding Director and was a member of our supervisory board since 2009. Mr. Neustadter is President and Managing Director of IAT Automotive Inc. and IAT Holdings LLC, respectively, which invest in innovative technologies in the automotive industry (including Mobileye). From 1982 to 1996, Mr. Neustadter was President of Durawool Inc., one of the world’s largest manufacturers and suppliers of friction materials to the automotive industry. Since 1994, Mr. Neustadter has been President and Chairman of Zhuhai Dazheng Metal Fiber Co. Ltd Zhuhai China, a major producer of metallic friction materials. Mr. Neustadter received his B.A. in Economics from Brooklyn College.
Tomaso A. Poggio has been elected to our board of directors with his term of office to begin immediately prior to this offering. Since 2013, Professor Poggio has been Director of the Center for Brains, Minds, and Machines at the Massachusetts Institute of Technology (MIT). Since 2002, Professor Poggio has been a professor at MIT in the Department of Brain & Cognitive Sciences, Computer Science & Artificial Intelligence Laboratory and the McGovern Institute for Brain Research. A former Corporate Fellow of Thinking Machines Corporation, Professor Poggio was a director of PHZ Capital Partners, Inc. and was involved in starting, or investing in, several other high-tech companies, including Arris Pharmaceutical Corp., DigitalPersona, Inc. and DeepMind. Professor Poggio holds a Ph.D in Theoretical Physics from the University of Genoa.
Judith Richter has been elected to our board of directors with her term of office to begin immediately prior to this offering. In 1993, Dr. Richter founded Medinol Ltd., a global medical device company based in Israel, and since then has served as Medinol Ltd.'s Chief Executive Officer. In 1992, Dr. Richter founded Medcon Ltd., a global provider of web-based cardiac imaging and information management, and served as its Chief Executive Officer through 1993, and then as a member of its board of directors. From 1994 to 2000, Dr. Richter served on the board of directors of Bezeq Ltd., Israel’s leading telecommunications company. During this period, Dr. Richter also served on the board of directors of Emital, an international subsidiary of Bezeq Ltd. in Hungary. Dr. Richter has been a member of the Executive Committee of the Hebrew University in Jerusalem since 2006. Dr. Richter was also a faculty member at Tel-Aviv University’s Graduate School of Business Administration from 1984 to 1993. Dr. Richter holds a Ph.D in Organizational Psychology from Boston University and an M.A. from the Hebrew University in Jerusalem.

Corporate Governance Practices
The NYSE Corporate Governance Rules
As a foreign private issuer whose shares are listed on the NYSE, we have the option to follow certain Dutch corporate governance practices rather than those of the NYSE, except to the extent that such laws would be contrary to U.S. securities laws and provided that we disclose the practices we are not following and describe the home country practices we are following. We intend to rely on this “foreign private issuer exemption” with respect to the following NYSE requirements:
•
  Dutch law requires that our external auditors be appointed by our general meeting of shareholders and not by our Audit Committee, as required by NYSE corporate governance standards. Our Audit Committee will, however, through our board of directors make a recommendation each year to our shareholders for the appointment of our independent registered public accounting firm. In addition, our Audit Committee will oversee and evaluate the work of our independent auditors and will determine their compensation.
•
  NYSE corporate governance standards require that our shareholders be given the opportunity to vote on any equity compensation plans and material revisions thereto, except in certain limited cases. Under Dutch law and the Dutch Code, shareholder approval is only required for the grant of equity-based compensation to members of our board of directors, and not for the grant of equity-based compensation to other employees. Prior to this offering, our general meeting of shareholders adopted a resolution giving our board of directors the power to grant equity-based compensation from time to time to our directors after completion of the offering, up to the maximum number of shares available for grant under our equity incentive plans as in effect from time to time.
•
  We are exempt from NYSE’s quorum requirements applicable to shareholder meetings since Dutch law does not contain any minimum quorum requirements for shareholder meetings.
•
  As mandated by Dutch law, the record date for all of our shareholder meetings will be the date that is 28 days before the date of the meeting. See “Description of Share Capital — General Meeting of Shareholders” below. We will thus not comply with the NYSE requirement that the record date for a shareholders meeting not be earlier than 30 days before the date of the meeting.
Except as stated above, we intend to comply with the rules generally applicable to U.S. domestic companies listed on the NYSE subject to certain exemptions the JOBS Act provides to emerging growth companies. However, we will maintain compliance with the NYSE requirement that a majority of our board of directors be independent within the meaning of the NYSE regulations. We may in the future decide to use other foreign private issuer exemptions with respect to some or all of the other NYSE listing requirements. Following our home country governance practices, as opposed to the requirements that would otherwise apply to a company listed on the NYSE, may provide less protection than is accorded to investors under NYSE listing requirements applicable to domestic issuers. For more information, see “Risk Factors — We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to “emerging growth companies” will make our ordinary shares less attractive to investors” and “Risk Factors — As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all NYSE corporate governance requirements.”
Dutch Corporate Governance Code
Dutch listed companies are encouraged to comply with the provisions of the Dutch Code. However, companies may elect not to comply with some or all of the provisions of the Dutch Code provided that such non-compliance, and the reasons for the non-compliance, are disclosed in the company’s annual report included as part of its Dutch statutory accounts. Most of the provisions of the Dutch Code are identical to, or substantially the same as, provisions applicable to publicly traded U.S.

companies and we intend to comply with those provisions of the Dutch Code. Other provisions of the Dutch Code, however, are contrary to customary market practice in the United States or are otherwise in our judgment inappropriate. The most material provisions of the Dutch Code with which we will not comply are the following:
•
  The Dutch Code provides that a company’s general meeting of shareholders can remove and suspend directors by a simple majority vote. Our articles of association as in effect after the completion of the offering will, however, provide that directors can only be removed or suspended when two-thirds of the shareholder votes are cast in favor of the resolution for removal or suspension, provided that the votes cast in favor of the resolution represent more than 50% of our issued and outstanding shares. We believe that this deviation from the provisions of the Dutch Code is justified by the need to ensure continuity of management and to prevent coercive takeover bids for less than a substantial majority of our outstanding shares.
•
  The Dutch Code provides that non-executive directors may not be elected for more than three four-year terms. We do not believe in term limits for directors because they would deprive our board of directors of the service of directors who have developed, through valuable experience over time, increasing insight into us and our operations. We therefore do not intend to comply with this provision of the Dutch Code.
•
  The Dutch Code provides that neither an audit committee nor a compensation committee may be chaired by the presiding director or chairman or by a former executive director of a company. We believe that it may be appropriate under certain circumstances for our Presiding Director (as defined below), if he has special financial or other expertise, to serve as chairperson of these committees. We have therefore chosen not to comply with this provision of the Dutch Code.
•
  The Dutch Code provides that non-executive directors may not be awarded share options or other forms of equity-based compensation. However, we plan to issue share options and/or other forms of equity-based compensation to one or more non-executive directors, as we believe that granting equity to non-executive directors may enable us to attract and retain, in a competitive international environment, skillful and experienced non-executive directors. We also believe that the interests of non-executive directors who receive equity-based compensation will be more closely aligned with the interests of shareholders than would be the case if non-executive directors had no right to receive equity-based compensation.
•
  The Dutch Code provides that options granted to directors may not be exercised during the first three years following the date of grant, and that restricted shares held by directors may not vest within the first five years following the date of grant. However, we believe that exercisability of options during the first three years following the date of grant, and vesting of restricted shares within the first five years following the date of grant, are appropriate in view of the objectives of our equity incentive plan, in particular our goal of aligning the interests of directors and shareholders, and our need to attract skillful and experienced directors in a competitive international environment.
•
  The Dutch Code provides that restricted shares and options may only be granted to executive directors if such executive directors have met challenging goals that we have established for them in advance of the grant. We believe that grants to our executive directors of restricted shares or options that vest over time sufficiently align the interests of our executive directors with our shareholders and will be helpful if we seek to attract additional skillful and experienced executive directors in a competitive international environment. We have therefore chosen not to comply with this provision of the Dutch Code.
•
  The Dutch Code provides that severance payments to an executive director in the event of his or her dismissal may not generally exceed one year’s salary. Although we have no current intentions to do so, we may, in order to attract skillful and experienced executive directors in a competitive international recruiting environment, enter into agreements with executive directors providing for severance pay in excess of that prescribed by the Dutch Code.

•
  The Dutch Code provides that an executive director may not serve as a non-executive director of more than two listed companies. We expect generally to comply with this provision. However, we reserve the right to allow our executive directors to serve on additional boards as non-executive members where appropriate under the circumstances and where approved in advance by our Nominating and Corporate Governance Committee. An exception to this provision of the Dutch Code could, for example, be appropriate where we might realize benefits from business opportunities that could arise from our executive directors’ service as a non-executive director of another listed company.
•
  Our board of directors has not appointed a Vice-Chairman. Vice-Chairmen are a feature of a large board where members have a varied background and communication may be difficult. Our board of directors is not large and consists of members with extensive knowledge of our business. We have therefore elected not to comply with this provision of the Dutch Code.
•
  We have chosen not to include all aspects of our compliance with the Dutch Code as a non-voting discussion item at our annual shareholder meetings, as suggested by the Dutch Code. We believe that our annual Dutch statutory accounts will contain adequate and sufficient disclosure to shareholders concerning compliance with the Dutch Code. There is therefore in our view no need for further non-binding discussion of this item at shareholder meetings.
Board of Directors
Following this offering, our board of directors will consist of seven directors, less than a majority of whom are citizens or residents of the United States.
Responsibilities of Executive and Non-Executive Directors
We have a one-tier board structure, consisting of executive directors and non-executive directors.
Our executive directors are responsible for our day-to-day management, in accordance with the policies adopted from time to time by our board of directors as a whole. The executive directors must comply with any specific instructions given to them by the board as a whole. Our board of directors as a whole determines our policies with respect to the following matters:
•
  our long- and short-term operational and financial goals and the strategy to be followed in reaching those goals;
•
  matters of corporate responsibility;
•
  selecting, regularly evaluating the performance of, and approving the compensation of, our senior executives;
•
  general oversight with respect to the conduct of our business, with a view to evaluating whether the business is properly managed;
•
  general oversight with respect to the process for maintaining the integrity of our financial statements and other public disclosures, and with respect to compliance with law and ethics;
•
  monitoring the effectiveness of the governance practices under which the board and executive officers operate and making or proposing changes in those governance practices;
•
  compliance with relevant laws and regulations;
•
  shareholder and investor relations; and
•
  such other matters as the board may from time to time determine.
In making decisions our board of directors is required by Dutch law to take into account not only the interests of shareholders, but also of all other persons having an interest in us, including employees, creditors and persons with whom we have business dealings.

Our non-executive directors supervise the conduct of our business by our executive directors and provide general advice to our executive directors. Non-executive directors are not involved in our day-to-day management except in relation to those matters specifically assigned to the non-executive directors or the board as a whole pursuant to Dutch law, our articles of association or our corporate governance guidelines.
Only our executive directors are authorized to represent us by signing contracts or entering into other dealings with third parties.
Our board of directors appoints a Presiding Director (in Dutch: voorzitter) from among its members. The Presiding Director, who must be a non-executive director, will not have a casting (or tie-breaking) vote. We currently expect that the Presiding Director of our board of directors will be Peter Seth Neustadter.
Resolutions of the board must be adopted by an absolute majority of the votes cast. Each director is entitled to one vote. Executive directors will not participate in the decision-making and votes concerning the determination of the compensation of executive directors.
Election, Removal and Suspension of Directors
Following this offering, our board of directors is expected to consist of five non-executive directors and two executive directors, Professor Shashua and Mr. Aviram. Any change in the number of our executive or non-executive directors, or in the total number of members of our board of directors, must be approved by a resolution of our board of directors, including the affirmative vote of a majority of the executive directors and a majority of the non-executive directors.
Approximately one-third of our board of directors will be elected annually. Directors will generally be elected for a three-year term expiring at the end of the annual general meeting of shareholders held in the third year following their election. However, the initial terms of office of Messrs. Shashua and Aviram will expire at the end of our annual general meeting of shareholders held in the year 2015 and the initial terms of office of Messrs. Desheh and Neustadter will expire at the end of our annual general meeting of shareholders held in the year 2016. Upon any increase or decrease in the number of directors, or in the case of an election of a new director to fill a vacancy created by a director not completing his or her term of office, the newly elected board member may be elected for a shorter or longer term of office than three years, so as to ensure that the terms of office of approximately one-third of the entire number of directors expire each year.
Our directors are elected by our general meeting of shareholders by a simple majority of the votes cast. Directors are designated as either executive directors or non-executive directors at the time of their election. Dutch law does not permit cumulative voting for directors. A director is not required to hold any of our shares by way of qualification.
A general meeting of shareholders may only suspend or remove directors when two-thirds of the votes are cast in favor of the resolution for suspension or removal, provided that the votes cast in favor of the resolution represent more than 50% of all issued and outstanding shares.
Executive directors also may be suspended for a period of up to three months by a majority vote of the directors present or represented at a board meeting (excluding the executive director whose suspension is being proposed).
A suspension cannot last longer than three months. During this three-month period, if the general meeting of shareholders does not adopt a resolution removing the suspended director by a supermajority vote as described above, the suspended director will be reinstated.
Our articles of association do not provide any term limits for our directors, and our directors will not be required to retire upon reaching any specified age.
Director Independence
As a foreign private issuer, we are not required to comply with NYSE rules that would otherwise require us to have independent directors on our board of directors, except to the extent that our Audit Committee is required to consist of independent directors. However, we will maintain compliance with the NYSE requirement that a majority of our board of directors be independent within the meaning of the NYSE listing standards. Our board of directors has determined that, under current NYSE listing standards regarding independence, and taking into account any applicable committee standards, following this offering, only Professor Shashua and Mr. Aviram will not be independent directors. The Dutch Code also requires that a majority of our board of directors consists of independent directors. Immediately following this offering, only Professor Shashua and Mr. Aviram will not be independent directors within the meaning of the Dutch Code.
Board Committees
Audit Committee
Following this offering, our Audit Committee will consist of three directors independent under the NYSE requirements. Our Audit Committee consists of Mr. Desheh, Mr. Neustadter and Mr. Barkat. Mr. Desheh serves as the chairman of our Audit Committee. Our board of directors has determined that at least one member of the Audit Committee, Mr. Desheh, is an “audit committee financial expert” as defined by the SEC and a “financial expert” as that term is defined in the Dutch Code and also meets the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(1) under the Exchange Act.
The principal duties and responsibilities of our Audit Committee are to oversee and monitor the following:
•
  our financial reporting process and internal control system;
•
  the integrity of our consolidated financial statements;
•
  the independence, qualifications and performance of our independent registered public accounting firm;
•
  the performance of our internal audit function;
•
  our related party transactions; and
•
  our compliance with legal, ethical and regulatory matters.
Under the Dutch Code, our Audit Committee will also exercise general supervision and control over our policies in regard to tax planning, corporate finance and information technology.
Approval of Transactions with Related Parties
The approval of the Audit Committee is required for specified actions and transactions with office holders and controlling shareholders and their relatives, or in which they have a personal interest. See “Certain Relationships and Related Party Transactions — Related Party Transaction Policy” and “Description of Share Capital — Differences in Corporate Law — Conflict-of-Interest Transactions.” The Audit Committee may not approve an action or a transaction with a controlling shareholder or with an office holder unless at the time of approval the majority of the members of the Audit Committee are present, of whom a majority must be independent directors, and at least one of whom is a non-executive director. In addition, under Dutch law any member of the Audit Committee who himself has a conflict of interest with respect to the matter as to which approval is being sought must refrain from participating in the decision-making process concerning, or casting any vote with respect to, any resolution relating to that matter. The Audit Committee is also required to determine whether certain related party transactions are “material” or “extraordinary” for purposes of determining which approvals are required for such transactions.
Compensation Committee
Following this offering, our Compensation Committee will consist of Mr. Neustadter, Mr. Desheh and Dr. Richter. Mr. Neustadter serves as the chairman of the Compensation Committee.

The principal duties and responsibilities of the Compensation Committee are as follows:
•
  to review, evaluate and make recommendations to the full board of directors regarding our compensation policies and establish performance-based incentives that support our long-term goals, objectives and interests;
•
  to review and approve the compensation of our Chief Executive Officer, all employees who report directly to our Chief Executive Officer and other members of our senior management;
•
  to review and make recommendations to our board of directors with respect to our incentive compensation plans and equity-based compensation plans;
•
  to review, and recommend for approval by our board of directors and general meeting of shareholders, the compensation of, and reimbursement policies for, non-executive directors;
•
  to provide oversight concerning selection of officers, management succession planning, expense accounts, indemnification and insurance matters, and separation packages; and
•
  to provide regular reports to our board of directors and take such other actions as are necessary and consistent with our articles of association.
Each designated member of our Compensation Committee is an “independent director” in accordance with the NYSE rules and the provisions of the Dutch Code, as affirmatively determined by our board of directors.
Nominating and Corporate Governance Committee
Following this offering, our Nominating and Corporate Governance Committee consists of Mr. Barkat, Dr. Richter and Professor Poggio. Mr. Barkat serves as the chairman of the Nominating and Corporate Governance Committee. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:
•
  to establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to our board of directors and for membership on committees of our board of directors; and
•
  to make recommendations to our board of directors regarding board governance matters and practices.
Officer and Director Compensation
Compensation of Non-Executive Directors
Our general meeting of shareholders, acting pursuant to a proposal by our board of directors, will determine the compensation of our non-executive directors. Prior to completion of this offering, our general meeting of shareholders adopted a resolution approving annual compensation to our non-executive directors of $50,000 in cash and a grant of options for 10,000 (on a pre-Stock Split basis) shares, with the first such grant to be effective as of the date of this offering at the initial public offering price. During the year ended December 31, 2013 we paid total compensation of $50,000 (including share-based compensation) to one member of our supervisory board (who performed functions similar to those now performed by the non-executive directors) for his services on the supervisory board; no other members of our supervisory board received compensation for serving on the supervisory board in 2013.

Compensation of Executive Directors and Officers
The compensation of our executive directors is determined by our board of directors as a whole, within the general framework of those principles contained in our compensation policy for directors, as adopted from time to time by our general meeting of shareholders. Prior to completion of this offering our general meeting of shareholders approved a compensation policy for our executive directors, containing the following general principles:
•
  The objective in establishing the compensation policy for our executive directors is to provide a compensation package that is aligned with our strategic goals and that enables us to attract, motivate and retain highly qualified professionals.
•
  Executive directors’ performance targets will be determined and assessed annually by our Compensation Committee.
•
  The compensation package for our executive directors will be benchmarked on a regular basis against other Israeli high-growth companies in the software technology industry.
•
  In addition to base salary and bonuses, our executive directors may be entitled to other benefits as described generally under “— Additional Benefits” and “— Option Plan” below.
The compensation policy for our executive directors may be amended in the future by our general meeting of shareholders, acting pursuant to a proposal by our board of directors. The compensation policy for our executive directors will also apply in general terms to the compensation of our other executive officers.
Our executive directors will not participate in any board discussion relating to the determination of executive director compensation or to proposed amendments to our compensation policy for executive directors.
For the year ended December 31, 2013, our executive officers, including our Founders, received aggregate cash compensation of $1.1 million. In addition, in 2013, we granted share options exercisable for an aggregate of 910,000 ordinary shares to our executive officers, including our Founders, at an exercise price of $18.50 per share, which options vest over four years, subject to full vesting upon certain extraordinary events, including this offering, and having seven year terms. See also “— Employment Agreements” and “— Option Plan.”
During the year ended December 31, 2013, Vivian Rinat, our sole managing director during that year, received total compensation of €19,500.
Employment Agreements
Professor Shashua and Mr. Aviram have entered into employment agreements with MVT, with a term of five years from the date of this prospectus. Pursuant to his agreement, Professor Shashua will be permitted to spend up to 50 hours per month on teaching and graduate student supervision at the Hebrew University and on business activities unrelated to us, such as OrCam, so long as such activities do not involve companies in businesses substantially similar to our business. Pursuant to his agreement, Mr. Aviram will be permitted to spend up to 20 hours per month on business activities unrelated to us, such as OrCam, so long as such activities do not involve companies in businesses substantially similar to our business. The agreements provide for termination for “cause,” which is defined as: (i) material failure to carry out or comply with any lawful and reasonable directive of our board of directors consistent with the terms of the agreement, or willful failure to substantially perform his duties and responsibilities under the agreement that, in either case, is not promptly remedied within 30 days after we give written notice specifying such failure or breach; and (ii) conviction for a felony, which conviction is not subject to any further right of appeal. If the employment of either Professor Shashua or Mr. Aviram is terminated for any reason other than cause, all his unvested options shall vest and be immediately exercisable. Each of Professor Shashua and Mr. Aviram has also agreed to customary non-competition and non-solicitation provisions during the term of the agreements and for 18 months after termination of their employment for any reason. The agreements are governed by Israeli law.

Mr. Ofer Maharshak has also entered into an employment agreement with MVT, with a term of three years from the date of this prospectus. Pursuant to his agreement, Mr. Maharshak is required to devote his full business time and attention to us. The agreement provides for termination for “cause,” which is defined as: (i) material failure to carry out or comply with any lawful and reasonable directive of our board of directors consistent with the terms of the agreement, or willful failure to substantially perform his duties and responsibilities under the agreement that, in either case, is not promptly remedied within 30 days after we give written notice specifying such failure or breach; and (ii) conviction for a felony, which conviction is not subject to any further right of appeal. If Mr. Maharshak’s employment is terminated for any reason other than cause, MVT will pay him 75% of his base salary (as defined) and all his unvested options shall vest and be immediately exercisable. Mr. Maharshak has also agreed to customary non-competition and non-solicitation provisions during the term of the agreement and for 12 months after termination. The agreement is governed by Israeli law.
Option Plan
All grants of equity-based compensation for executive and non-executive directors must be approved by our general meeting of shareholders. Prior to this offering, our general meeting of shareholders adopted a resolution giving our board of directors the power to grant equity-based compensation from time to time to our directors, up to the maximum number of shares available for grant under our present and future equity incentive plans as in effect from time to time.
Our 2003 Share Option Plan (the “2003 Plan”) was approved and adopted by our supervisory board in January 2004. In December 2013, the supervisory board extended the original ten year term of the 2003 Plan another ten years so that it will expire in January 2024. There is also an Israeli Appendix for option holders who are residents of Israel. The 2003 Plan provides for the grant of options to our and our subsidiaries’ directors, employees, officers, advisors and consultants. In May 2014, our supervisory board increased the pool of options to be available under the 2003 Plan to up to 18% of the issued and outstanding shares of the Company. As of March 31, 2014, options to purchase 6,008,621 ordinary shares were issued and outstanding of which options to purchase 2,651,339 ordinary shares were vested as of that date, and all outstanding options had a weighted average exercise price of $17.44 per share. In connection with the extension of the 2003 Plan in December 2013, all then outstanding 1,227,235 options that were scheduled to expire before December 31, 2014 had their terms extended until December 31, 2016.
The 2003 Plan is administered by our board of directors or our Compensation Committee, which determines, subject to Israeli and Dutch law, the grantees of awards and various terms of the grant. The 2003 Plan provides for granting options in compliance with Section 102 of the Israeli Income Tax Ordinance, 1961 (the “Ordinance”). Options granted under the 2003 Plan to Israeli employees have been granted under the capital gains track of Section 102 of the Ordinance. In order to comply with the terms of the capital gains track, all options that have been granted under the 2003 Plan pursuant and subject to the provisions of Section 102 of the Ordinance, as well as the shares issued upon exercise of these options and other shares received subsequently following any realization of rights with respect to such options, such as a result of a share dividend or share split, are granted to a trustee for the benefit of the relevant employee, director or officer and are held by the trustee for at least two years after the date of grant.
Options granted under the 2003 Plan are exercisable at such times and under such conditions as are determined by our board of directors or Compensation Committee. Unless a shorter term is set by our board of directors or Compensation Committee with respect to a specific award, options, other than certain incentive share options, expire 10 years from the grant date. If we terminate a grantee’s employment or service for cause, all of the grantee’s vested and unvested options expire on the date of termination. If a grantee’s employment or service terminates due to death or disability, the grantee’s vested options may be exercised by him or her, or by his or her estate (as the case may be), for one year following the death or disability. If a grantee’s service or other relationship to our company terminates for any other reason, the grantee may exercise his or her vested options within one month after the date of such termination (or such different period as our Compensation Committee shall prescribe), unless earlier terminated in accordance with an agreement between the Company and the grantee. In addition to the shares reserved under the 2003 Plan, any options granted under the 2003 Plan that are terminated or forfeited for any reason without having been exercised, return to the pool under the 2003 Plan and enlarge the reserved shares under the 2003 Plan.
In the event of our merger or consolidation, or sale of all or substantially all of our shares or assets, then, without the consent of the option holder, each outstanding option shall be assumed or an equivalent option substituted by the successor company or an affiliate of the successor company. In the event that the successor company refuses to assume or substitute outstanding options, all unvested options will automatically expire, unless our board of directors or Compensation Committee determines otherwise with respect to certain options. In that case, our board of directors or Compensation Committee will notify the option holder that the option will be fully exercisable for a period of 15 days from the date of such notice and will terminate upon the expiration of such period.
Additional Benefits
As is customary in Israel, we lease automobiles for our executive officers. In addition, our executive officers participate in customary benefit plans available to all of our Israeli-based employees.
Indemnification, Exculpation and Insurance
Our articles of association provide for indemnification by us of all present and former directors, officers, employees and agents, as well as any person acting at our request as a director, officer, employee or trustee of another entity, against liabilities, costs and expenses incurred by them in connection with the performance of their duties as directors, officers, employees or trustees of the Company or such other entities, provided they acted in good faith and in a manner that they reasonably believed to be in or not opposed to our best interests and, in respect of indemnification for liabilities arising from a criminal procedure, had no grounds for believing that their conduct was unlawful. There is no entitlement to indemnification to the extent that a court of competent jurisdiction determines, in a final, non-appealable judgment, that any person seeking indemnification has been guilty of willful misconduct or gross negligence in respect of the matter for which such person is seeking indemnification, unless the court determines that indemnification is nevertheless proper in the circumstances. Indemnification is not available under Dutch law with respect to liability arising under certain mandatory provisions of Dutch law.
Persons entitled to indemnification may receive payment in advance of legal and other expenses incurred by them in defending actions in respect of which they may be entitled to indemnification, subject to their providing us with an undertaking to refund any amount in respect of which a court of competent jurisdiction by a final, non-appealable judgment determines that the relevant director or officer is not entitled to indemnification.
In addition to these indemnification provisions in our articles of association, we have entered into agreements to indemnify members of our board of directors and our executive officers against expenses and liabilities to the fullest extent permitted by law. These agreements also provide, subject to certain exceptions, for indemnification for related expenses including, among others, attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by any of these individuals in any action or proceeding. In addition to such indemnification, we maintain directors’ and officers’ liability insurance.
Our articles of association provide that directors are not personally liable to us for breaches of their duties as directors, other than for (i) violation of the duty of loyalty owed to us or our shareholders, (ii) transactions from which the director derives an improper personal benefit, (iii) willful misconduct or deliberate violation of law or (iv) liability arising under mandatory provisions of Dutch law.
Insofar as indemnification of liabilities arising under the Securities Act may be permitted to members of our board of directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Principal and Selling Shareholders
The table below sets forth information regarding the beneficial ownership of our ordinary shares by:
•
  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our ordinary shares;
•
  each of our executive officers and the members of our board of directors; and
•
  the selling shareholders, which consist of the entities and individuals shown as having shares listed in the column “Ordinary Shares Being Offered.”
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities and include shares subject to options that are exercisable within 60 days of the date of this prospectus. Such shares are also deemed outstanding for purposes of computing the percentage ownership of the person holding the option, but not the percentage ownership of any other person.
Unless otherwise noted, all persons named in the table below may be contacted at our executive offices and, to our knowledge, have sole voting and investment power over the shares listed. Percentage computations are based on           ordinary shares outstanding immediately prior to the date hereof, after giving effect to the Share Recapitalization and           ordinary shares expected to be outstanding following completion of this offering, including the           ordinary shares offered by us hereby. As of May 31, 2014, after giving effect to the Share Recapitalization, there were     holders of record of our ordinary shares of which 58 were in the United States.

	Beneficial Ownership of Ordinary Shares Prior to This Offering			Beneficial Ownership of Ordinary Shares After This Offering
Name of Beneficial Owner	Number	Percentage	Shares Being Offered	Number	Percentage
5% shareholders
The Goldman Sachs Group, Inc.(1)	7,108,666	17.5%
Fidelity(2)	3,154,153	7.8%
Enterprise Holdings, Inc.(3)	2,865,330	7.1%
BlackRock, Inc.(4)	2,292,264	5.7%
Executive officers and directors
Prof. Amnon Shashua(5)	3,816,557	9.2%
Ziv Aviram(6)	3,848,573	9.3%
Ofer Maharshak(7)	47,701	*
Gaby Hayon(7)	76,798	*
Elchanan Rushinek(7)	109,805	*
Yonah Lloyd	—
Itay Gat(7)	60,000	*
Eli Barkat	—
Eyal Desheh(7)	7,000	*
Peter Seth Neustadter(8)	398,800	*
Tomaso A. Poggio	—
Judith Richter	—
All executive officers and directors as a group (11 persons)(9)
Other selling shareholders

*
  Represents beneficial ownership or holdings of less than 1% of the outstanding ordinary shares.
(1)
  Includes 6,093,891 shares held by Goldman Sachs Investment Partners (collectively, the “GSIP Funds”). The mailing address of each of the GSIP Funds is 200 West Street, New York, New

York 10282. GS Investment Strategies, LLC (“GSIS”) is a wholly owned subsidiary of The Goldman Sachs Group, Inc. and is the investment manager of the GSIP Funds. GSIS exercises voting and investment power with respect to the shares held by the GSIP Funds. The Goldman Sachs Group, Inc. disclaims beneficial ownership of the shares owned by the GSIP Funds, except to the extent of its pecuniary interest therein, if any.
Also includes 1,014,775 shares held by ELQ Investors II, Ltd. The mailing address of ELQ Investors II, Ltd. is 200 West Street, New York, New York 10282. ELQ Investors II, Ltd. is an indirect subsidiary of The Goldman Sachs Group, Inc. The GSIP Funds disclaim beneficial ownership of the shares owned by ELQ Investors II, Ltd.
(2)
  Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of the referenced securities as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Fidelity Funds”). Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the Fidelity Funds each has sole power to dispose of the referenced securities owned by the Fidelity Funds. Members of the family of Edward C. Johnson 3d, chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds’ boards of trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity Funds’ boards of trustees. The shares referenced in the table above are owned by the following investment companies:

Fidelity Fund	Number of Ordinary Shares Owned
Fidelity Magellan Fund: Fidelity Magellan Fund	254,387
Fidelity Puritan Trust: Fidelity Puritan Fund	371,968
Fidelity Contrafund: Fidelity Contrafund	1,660,543
Fidelity Contrafund: Fidelity Advisor New Insights Fund	398,824
Fidelity Contrafund: Fidelity Series Opportunistic Insights Fund	74,319
Fidelity Contrafund: Fidelity Advisor Series Opportunistic Insights Fund	9,333
Variable Insurance Products Fund III: Balanced Portfolio	48,671
Fidelity Advisor Series I: Fidelity Advisor Dividend Growth Fund	32,777
Fidelity Securities Fund: Fidelity Dividend Growth Fund	276,749
Fidelity Rutland Square Trust II: Strategic Advisers Core Multi-Manager Fund	167
Fidelity Rutland Square Trust II: Strategic Advisers Core Fund	26,415
Total	3,154,153

(3)
  Enterprise Holdings, Inc. is a wholly owned subsidiary of The Crawford Group, Inc. The following individuals may be deemed to share the right to vote and direct the disposition of the shares held by Enterprise Holdings, Inc.: Andrew C. Taylor, Jo Ann T. Kindle, Christine B. Taylor and Carolyn Kindle. The address of these persons is 600 Corporate Park Drive, St. Louis, Missouri 63105.
(4)
  BlackRock, Inc. is the ultimate parent holding company of certain advisory subsidiaries that have the power to vote or dispose of the referenced securities but disclaim an economic benefit therefrom except to the extent of any pecuniary interest therein. Of the 2,292,264 shares listed above, 1,438,544 are for the benefit of BlackRock Global Allocation Fund, Inc., 298,073 are for the benefit of BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc., 7,040 are for the benefit of BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc., 24,563 are for the benefit of BlackRock Global Allocation Fund (Australia), 16,175 are for the benefit of MassMutual Select BlackRock Global Allocation Fund, 55,302 are for the benefit of JNL/BlackRock Global Allocation Fund of JNL Series Trust, 392,644 are for the benefit of BlackRock Global Funds — Global Allocation Fund, 33,412 are for the benefit of BlackRock Global Funds —  Global Dynamic Equity Fund, 12,219 are for the benefit of AZL BlackRock Global Allocation Fund, a Series of Allianz Variable Insurance Products Trust, and 14,292 are for the benefit of BlackRock Global Allocation Collective Fund (collectively, the “BlackRock Funds”). On behalf of BlackRock Investment Management, LLC and BlackRock Institutional Trust Company, N.A., the Investment Manager, Adviser, Sub-Adviser and/or Trustee (as applicable) of the BlackRock Funds, Dennis Stattman, as a Managing Director of BlackRock Investment Management, LLC and BlackRock Institutional Trust Company, N.A., has voting and investment power over the shares held by the BlackRock Funds. The address of the BlackRock Funds, BlackRock Investment Management, LLC, BlackRock Institutional Trust Company, N.A. and Dennis Stattman is c/o BlackRock Investment Management, LLC, 1 University Square Drive, Princeton, NJ 08540.
(5)
  Includes 845,000 ordinary shares subject to options exercisable within 60 days of the date hereof.
(6)
  Includes 825,000 ordinary shares subject to options exercisable within 60 days of the date hereof.
(7)
  Ordinary shares subject to options exercisable within 60 days of the date hereof.
(8)
  These shares are owned by IAT Holdings LLC, of which Mr. Neustadter is a managing director. Mr. Neustadter has sole voting and sole dispositive power with respect to these shares. Mr. Neutstadter disclaims an economic benefit from the ownership of these shares except to the extent of his pecuniary interest in IAT Holdings LLC.
(9)
  Includes ordinary shares subject to options exercisable within 60 days of the date hereof.

Certain Relationships and Related Party Transactions
Shareholders Agreement
All our shareholders prior to this offering are parties to a shareholders agreement that, among other matters, addressed pre-emptive rights, restrictions on transfers of shares, appointment of directors and liquidation. The shareholders agreement also incorporated by reference the rights investors received in their investment agreements in connection with their original investments in us. The shareholders agreement and those rights terminate upon the closing of this offering.
Registration Rights Agreement
Shareholders owning          % of our ordinary shares prior to this offering and          % of our ordinary shares after this offering (         % of our ordinary shares if the underwriters exercise their over-allotment option in full), including our current holders of more than 5% of our ordinary shares from and after the expiration of the lock-up for this offering are entitled to incidental (“piggyback”) registration rights, which are subject to a good faith determination by our board of directors that such registration would not interfere with a material financing, acquisition, corporate reorganization, merger or other material transaction or event involving us. The shareholders holding registration rights include the affiliates of The Goldman Sachs Group, Inc., Fidelity and BlackRock, Inc. identified in footnotes (1), (2) and (3), respectively, to the table included in “Principal and Selling Shareholders,” Enterprise Holdings, Inc. and other shareholders none of whom owns more than 5% of our ordinary shares. In addition, at any time following the expiration of the lock-up period following this offering, the shareholders affiliated with Goldman, Sachs & Co. are also entitled to request that we register their ordinary shares under the Securities Act, subject to a good faith determination by our board of directors that such registration would not interfere with a material financing, acquisition, corporate reorganization, merger or other material transaction involving us. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, following the effectiveness of such registration. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our ordinary shares.
Company Founders Agreements
Shareholders owning           of our ordinary shares prior to this offering, and          % of our ordinary shares after this offering (          % if the underwriters exercise their overallotment option in full), including our current holders of more than 5% of our ordinary shares, have entered into agreements in connection with their original investments in us (collectively, the “Founders Agreements”) with Professor Amnon Shashua and Ziv Aviram, pursuant to which each of the Founders agreed not to terminate his employment until the earlier of the third anniversary of the closing of this offering or an Acquisition, and agrees not to compete with us or to solicit any of our employees, subject to customary exceptions. For purposes of the Founders Agreement, “Acquisition” means (i) the acquisition of Mobileye by one or more Persons (as defined therein) by means of a transaction or series of related transactions (including, without limitation, any merger or consolidation or recapitalization, but excluding any merger effected exclusively for the purpose of changing the domicile of Mobileye) unless Mobileye’s shareholders of record as constituted immediately prior to such transaction or series of transactions will, immediately after such transaction or series of transactions, hold a number of securities representing a majority of the voting power of the resulting or surviving entity, (ii) the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of Mobileye, whether in a single transaction or in a series of related transactions, to Persons that are not wholly owned Subsidiaries of Mobileye or (iii) the closing of the transfer (whether by merger, consolidation or otherwise, but excluding any merger effected exclusively for the purpose of changing the domicile of Mobileye and any transaction or series of related transactions the sole purpose of which is to create a holding company that is owned in substantially the same proportions by the persons who held Mobileye’s securities immediately prior to such transaction or series of related transactions), in a transaction or series of related transactions, to a person or group of affiliated persons, of Mobileye’s securities if, after such closing, such person or group of affiliated persons would hold a majority of the voting power of Mobileye. Until the earlier of completion of this offering or an acquisition of the Company, these shareholders also have the right to participate pro rata in any sale of our ordinary shares, subject to certain customary exceptions.
Indemnification Agreement
See “Management — Indemnification, Exculpation and Insurance.”
Relationship with OrCam Technologies Ltd.
In 2010, Professor Shashua and Mr. Aviram co-founded OrCam Technologies Ltd., an Israeli company that is developing artificial vision technology for the visually impaired. Professor Shashua is the Chairman of the Board and Chief Technology Officer, and Mr. Aviram is the President and Chief Executive Officer, of OrCam. Under their employment agreements with us, each of them has the right to spend a limited amount of time on other ventures, including OrCam. Other than Professor Shashua and Mr. Aviram, Mobileye and OrCam do not share any employees.
OrCam subleases approximately 90 square meters (approximately 967 square feet) with an option to increase to 130 square meters (approximately 1,399 square feet) from Mobileye at its Jerusalem facility for monthly rent of $29 per square meter inclusive of management and maintenance fees and payment by OrCam of certain other obligations, including insurance and municipal taxes. The lease expires on August 1, 2014 with automatic one year renewals provided that OrCam satisfies the renewal requirements. We believe the sublease terms are comparable to those that would have been reached in an arms-length negotiation.
August 2013 Sale of Primary and Secondary Shares
On June 28, 2013, we entered into a share purchase agreement with an investor pursuant to which we agreed to sell and issue to the investor 859,599 Class F1 Shares at a purchase price of $34.90 per share for total consideration of $30,000,000. On the same day, investors, including the investor in the preceding sentence, entered into an agreement with us and a newly formed Dutch private company (“Newco”), which owned 100 of our ordinary shares, pursuant to which Newco agreed to sell to the investors an aggregate of 2,005,731 of our Class F1 shares and 8,309,456 of our Class F2 shares for aggregate consideration of $360 million. In order to acquire the necessary shares to sell to the new investors, Newco made an offer to all of our shareholders to purchase the same number of shares of any class then outstanding. Each existing shareholder was entitled to participate in the offer to purchase on the same pro rata basis but if the offer to purchase was not fully subscribed, Newco agreed to purchase additional shares from tendering shareholders starting with the holders of the smallest amount of shares. Newco purchased 10,315,187 issued and outstanding Class A shares, ordinary shares (with liquidation preference), Class B, Class C, Class D and Class E shares from existing shareholders, at a purchase price of US $33.04 per share (which was the $34.90 purchase price paid by the investors to Newco net of transaction expenses). Newco then converted the 10,315,187 shares it had acquired from the existing shareholders into 2,005,731 Class F1 and 8,309,456 Class F2 shares. The closing of the purchase of the 859,599 F1 shares from the Company and the 2,005,731 Class F1 and 8,309,456 Class F2 shares from Newco occurred on August 22, 2013. The Goldman Sachs Group Inc. investors identified in note 1 to the table in “Principal and Selling Shareholders,” each of the Founders and our other executive officers all sold shares to Newco. After the sale by Newco to the investors, Newco merged into us. For information about the accounting treatment of this transaction, see note 8 to our consolidated financial statements.
Relationship with Event Planning Company
We receive event organization services from a company that employs Mr. Aviram’s brother-in-law. Since January 1, 2011, we have paid this company approximately $360,000. We believe the event planning fees are comparable to those that would have been negotiated in an arms’-length transaction.
Option Plan
See “Management — Option Plan.”

Related Party Transaction Policy
Prior to this offering, our board of directors will adopt certain written policies and procedures with respect to related party transactions. These policies and procedures will require that certain transactions (other than transactions involving compensation) between us and any of our directors, executive officers or beneficial holders of more than 5% of our share capital, or any immediate family member of, or person sharing the household with, any of these individuals, may be consummated only when we determine that the transaction is in, or is not inconsistent with, the best interests of our company and its stakeholders, including situations where we may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Whether a proposed transaction is on comparable terms to those available from an unrelated third party may be determined by, among other means, gathering publicly available information about the terms offered by third parties in similar transactions, soliciting offers from third parties or engaging independent experts to evaluate the terms offered by the related party.
Our policies and procedures with respect to related party transactions also apply to certain charitable contributions by us or our executive directors and executive officers and to the hiring of any members of the immediate family of any of our directors or executive officers as our permanent full-time employees. Approval or ratification of any transaction that requires approval or ratification under our policies concerning related party transactions must be obtained from our board of directors by a majority vote of the disinterested members thereof. A related party transaction can also be approved by a majority vote of the disinterested members of our Audit Committee.
Transactions involving compensation of our executive directors must be approved by a disinterested vote of our non-executive directors. Transactions involving compensation of our non-executive directors must be approved at a general meeting of our shareholders. See “Management — Compensation of Executive Directors and Officers.”
Dutch law prohibits directors with a conflict of interest in respect of any matter from participating in the decision-making process relating to that matter. However, where all of our directors are conflicted with respect to any matter, our board of directors as a whole will decide the relevant matter by a majority vote of all directors present at the meeting at which the matter is being considered, including those directors who have a conflict of interest.
Upon the effectiveness of the registration statement of which this prospectus forms a part, copies of our policies and procedures concerning related party transactions will be posted on our website at www.mobileye.com under the Investor Relations section. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.
Transactions entered into prior to this offering were not subject to any of the policies and procedures above.

Description of Share Capital
The following discussion summarizes the material terms of our share capital. This discussion does not purport to be complete and is qualified in its entirety by reference to our articles of association that will be in effect upon completion of this offering. The form of our articles of association that will be in effect upon completion of this offering is filed as an exhibit to the registration statement of which this prospectus forms a part.
We are registered with the Trade Register of the Chamber of Commerce for Amsterdam, The Netherlands under file number 34158597. Our official registered office, principal executive offices and management headquarters are located at Har Hotzvim, 13 Hartom Street, P.O. Box 45157, Jerusalem 97775, Israel and our telephone number at that address is +972 2 541 7333. Our management is located in Israel and Mobileye N.V. is a resident of Israel (and not The Netherlands) for tax purposes.
Authorized Share Capital
Under Dutch law, our authorized share capital is the maximum capital that we may issue without amending our articles of association. Our authorized share capital upon completion of this offering will amount to €     , consisting of         ordinary shares, with nominal value of €0.01 per share.
All of our authorized shares will, when issued and outstanding, validly exist under Dutch law.
An amendment of our articles of association to increase or alter our authorized share capital will require shareholder approval.
Issued Share Capital
Immediately prior to the date hereof, after giving effect to the Share Recapitalization,           ordinary shares were issued and outstanding, all of which were fully paid. In addition, there were outstanding options for the purchase of an aggregate of           ordinary shares, at a weighted average exercise price of $          per share, which options were granted under our 2003 Share Option Plan.
Our shareholders are not required to make any further contributions to us in respect of shares that are fully paid and they may not be held personally liable for our debts based on their ownership of our shares.
Issuance of Shares
Our board of directors will have the authority to resolve to issue shares, and to grant options, warrants or other rights to acquire shares, and to determine the price and further terms and conditions of such issuances of shares, warrants, options or other rights, if and insofar as our board of directors has been designated by our general meeting of shareholders as the authorized corporate body for this purpose. Such designation will only be valid for a specific period of no more than five years and may from time to time be extended for an additional period of not more than five years. Prior to this offering, our general meeting of shareholders authorized our board of directors, for a period of five years ending July 9, 2019, to issue shares and to grant options, warrants and other rights to acquire shares. We also expect to request our shareholders, at each annual shareholders meeting held after this offering, to adopt a resolution further delegating the power to issue shares, and to grant options, warrants and other rights to acquire shares, to our board of directors for a period of five years following the date of each such annual meeting. A separate resolution for the issuance of shares is not required for the issuance of shares following an exercise of a grant of the right to acquire shares that has previously been approved by our board of directors.
At least the nominal value of all shares, €0.01 for each ordinary share, or the equivalent thereof in other currencies, plus any additional agreed consideration, must generally be paid in full at the time of issuance of any shares.
Pre-emptive Rights
Under our articles of association, each existing holder of our ordinary shares will in principle have pre-emptive rights in respect of future issuances of shares, and future grants of options, warrants or other rights to acquire shares, in proportion to the number of ordinary shares held by such holder, unless pre-emptive rights are limited or excluded as described below. Pre-emptive rights do not apply to issuances of shares for consideration other than cash, to issuances of shares and option grants to our employees or to employees of one of our subsidiaries or to issuances of shares upon exercise of previously granted options, warrants or similar rights to acquire shares.
Our general meeting of shareholders may authorize our board of directors to limit or exclude pre-emptive rights to which shareholders might be entitled.
Prior to this offering, the general meeting of shareholders delegated to our board of directors the authority to limit or exclude pre-emptive rights in connection with the issuance of shares, and the grant of the right to acquire shares, for a period of five years ending July 9, 2019. In addition, we expect to request our shareholders, at each annual shareholders meeting held after this offering, to adopt a resolution further delegating the power to exclude pre-emptive rights to our board of directors for a period of five years following the date of each such annual meeting. A resolution to delegate to our board of directors the power to exclude pre-emptive rights in connection with the issuance of shares, or the grant of the right to acquire shares, requires the approval of at least an absolute majority of the votes cast or, if the holders of less than 50% of our issued share capital are present or represented at the meeting at which a resolution to delegate the power to exclude pre-emptive rights is taken, the approval of at least two-thirds of the votes cast at the meeting.
If our board of directors is not authorized to exclude pre-emptive rights with respect to the issuance of shares, or the grant of the right to acquire shares, pre-emptive rights with respect to any particular share issuance or grant of the right to acquire shares can only be excluded by a resolution of our general meeting of shareholders. Such a resolution would require the approval of at least an absolute majority of the votes cast or, if the holders of less than 50% of our issued capital are present or represented at the meeting at which a resolution to exclude pre-emptive rights is taken, the approval of at least two-thirds of the votes cast at the meeting.
Form and Transfer of Shares
We expect that our shares will be issued in registered form only. Our shares will only be available in the form of an entry in the share register, without issuance of any share certificate. A register of shareholders will be maintained by us or by third parties upon our instruction. Transfer of record ownership of shares is effected by a written deed of transfer acknowledged by us, or by our transfer agent and registrar acting as our agent on our behalf.
Repurchase of Our Shares
Under Dutch law, we and our subsidiaries may repurchase our own shares for consideration, provided that the consideration being paid for such shares, plus the cumulative aggregate consideration paid for all other repurchases of our shares since the date of our most recently adopted Dutch statutory accounts, plus the cumulative aggregate amount of dividends or other distributions paid to our shareholders since the date of those Dutch statutory accounts, is not greater than our positive shareholders’ equity (net of any reserves required to be maintained by law or our articles of association) as shown on our stand-alone balance sheet included in those Dutch statutory accounts, less the aggregate nominal value of our issued and outstanding shares at the time of repurchase. No repurchase of shares is permitted if as a result of the repurchase we and our subsidiaries would hold shares (including shares pledged in favor of us or our subsidiaries) exceeding 50% in aggregate nominal value of our issued share capital at the time of repurchase. In addition, if our shareholders fail to adopt our Dutch statutory accounts for any year by June 30 of the following year, we and our subsidiaries will not be able to repurchase any of our shares until those statutory accounts have been adopted.
There are no restrictions under Dutch law on our or our subsidiaries’ ability to acquire our shares for no consideration.
We and our subsidiaries may only acquire shares for consideration if the authority to repurchase shares has been granted by our shareholders to our board of directors. A resolution granting the authority to repurchase shares is valid only for 18 months and must specify the maximum price for which shares can be repurchased and the maximum number of shares that can be repurchased. Prior to this offering, our general meeting of shareholders adopted a resolution giving our board of directors the authority to repurchase up to 50% in aggregate nominal value of our outstanding ordinary shares for a period of 18 months ending on January 9, 2016, for a price per share not to exceed 110% of the most recently available trading price of such ordinary shares as of the date of repurchase. We expect that a similar resolution will be presented to our shareholders for approval at each annual meeting of shareholders held after completion of the offering.
No votes may be cast at a general meeting of shareholders on the shares held by us or our subsidiaries. None of our issued shares is held by us or any of our subsidiaries.
None of our ordinary shares will be subject to mandatory redemption by us for any reason, and no shareholder will be entitled to have such holder’s shares mandatorily redeemed by us for any reason.
Capital Reduction
Subject to compliance with certain procedural requirements of Dutch law and our articles of association, at the proposal of our board of directors, our general meeting of shareholders may resolve to reduce our outstanding share capital by the cancellation of shares held by us or our subsidiaries. A resolution to reduce our share capital requires the approval of at least an absolute majority of the votes cast or, if the holders of less than 50% of our issued share capital are present or represented at the meeting at which a vote on a resolution to reduce our share capital is taken, the approval of at least two-thirds of the votes cast.
Liquidation Rights
Upon liquidation, all amounts available for distribution to shareholders will be distributed to the holders of ordinary shares, in proportion to the number of ordinary shares held by each of them.
Dividends and Other Distributions
We have no current plans to declare or pay any dividends on our shares following completion of this offering. We currently intend to retain all available funds for reinvestment in our business. See “Dividend Policy.” Whether or not dividends will be paid in the future will depend on, among other things, our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors or our general meeting of shareholders may deem relevant. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.
Subject to certain exceptions, dividends may only be paid pursuant to a resolution of our general meeting of shareholders, acting pursuant to a proposal of our board of directors, out of profits for any prior year as shown on our annual Dutch statutory accounts for that year as adopted by our general meeting of shareholders held in the following year.
However, our board of directors may, without any shareholder vote, make distributions at any time from reserves that are not required to be maintained by law or our articles of association, such as our profit reserve (consisting of profits from prior years that have not been paid out as dividends in respect of the year during which such profits were earned) and our share premium reserve (consisting of amounts received upon issuance of our equity in excess of the nominal value of our shares).
In addition, our board of directors may without any shareholder vote declare and pay interim dividends to our shareholders out of anticipated profits for the current year, subject to confirmation of such dividend by our general meeting of shareholders at the time of adoption of the annual financial statements for the relevant year.
Dividends or other distributions, including interim dividends, may not be made if the distribution would reduce our shareholders’ equity below the aggregate nominal value of our issued shares plus the amount of any reserves that we are required to maintain by Dutch law or pursuant to our articles of association.

Fiscal Year and Auditor
Our fiscal year begins on January 1 of each year and ends on December 31 of the same year. Each year, our general meeting of shareholders will appoint an external auditor to audit our Dutch statutory accounts and to issue a report thereon. Prior to completion of this offering, our general meeting of shareholders adopted a resolution appointing PricewaterhouseCoopers Accountants N.V. as the external auditor of our Dutch statutory accounts for our fiscal year ending December 31, 2014.
Limitations on Non-residents and Exchange Controls
There are no limitations under the laws of The Netherlands, or in our articles of association, on non-residents of The Netherlands holding or voting our shares. Currently, there are no exchange controls under the laws of The Netherlands that are relevant to the conduct of our operations or that affect our payment of dividends.
Adoption of Annual Accounts and Discharge of our Board of Directors
No later than May 31 of each year (subject to an extension of up to six months by our general meeting of shareholders in extraordinary circumstances), our board of directors must prepare our Dutch statutory accounts for the preceding fiscal year. Our Dutch statutory accounts are expected to be prepared in accordance with International Financial Reporting Standards (IFRS). After approval of our Dutch statutory accounts by our board of directors, these financial statements must be made available for inspection by our shareholders during the period from the time when our annual shareholders meeting is called until the date when the meeting is held. The Dutch statutory accounts, including any proposed distribution to our shareholders of profits received during the relevant year, must then be adopted by our shareholders at the annual meeting.
We will, at each annual shareholders meeting adopting the annual financial statements for the preceding fiscal year, propose that our shareholders adopt a resolution granting discharge from liability to the members of our board of directors for their management of the Company during the prior fiscal year. Under Dutch law this discharge will only apply to matters that are apparent from the face of the annual financial statements or that have otherwise been fully disclosed (for example, in a press release or other public filing) to all shareholders.
Prior to this offering, our general meeting of shareholders adopted our Dutch statutory accounts for all years through the year ended December 31, 2013. The general meeting of shareholders also granted discharge to Vivian Rinat, who resigned from her position as sole managing director on June 18, 2014, for her management of the Company through the date of her resignation. The general meeting of shareholders also granted discharge to each of the members of the supervisory board for their supervision of the management of the Company through July 9, 2014 and to Ziv Aviram and Amnon Shashua, who officially acted as temporary managing directors of the Company from June 20, 2014 until July 9, 2014, for their management of the Company during this interim period.
General Meeting of Shareholders
Our annual general meeting of shareholders must be held not later than June 30 of each year.
At the annual general meeting of shareholders our shareholders will be able to, inter alia, discuss the annual report of our board of directors with respect to the general state of affairs of our company, adopt our annual Dutch statutory accounts, vote whether to grant discharge to directors and elect members to fill any vacancies on our board of directors.
Our board of directors will determine the items on the agenda for our shareholders meeting. In addition, any shareholders holding individually or in the aggregate more than 3% of our issued and outstanding shares may submit proposals for inclusion on the agenda of any shareholders meeting. Provided we receive such proposals no later than 60 days before a shareholders meeting, we must include such proposals on the agenda for the meeting.

An extraordinary general meeting of shareholders may be convened at any time by our board of directors. Shareholders representing alone or in aggregate at least 10% of our issued and outstanding share capital may also request the board to call an extraordinary general meeting of shareholders with an agenda as requested by the shareholders requesting the meeting. If our board of directors does not in response to such a request call an extraordinary general meeting to be held within six weeks from the date of our receipt of the request, the persons requesting the meeting may be authorized upon their request by a Dutch court in summary proceedings to convene an extraordinary general meeting with the agenda requested by them. The court will only grant such request if it finds that the persons requesting a shareholders meeting have a sufficiently strong interest in holding a meeting with the agenda requested by them to justify authorizing them to convene a shareholders meeting.
Each of our ordinary shares is entitled to one vote at each shareholders meeting. Shareholders may vote by proxy. We may not exercise voting rights with respect to any shares held by us or our subsidiaries.
Except as specifically otherwise stated in our articles of association, decisions of the general meeting of shareholders will be taken by an absolute majority of the votes cast at the meeting.
Under Dutch law, we may not take any of the following actions without the prior approval of our general meeting of shareholders:
•
  Sell or otherwise dispose to a third party all or substantially all of our business;
•
  Enter into or terminate any joint venture or similar long-term cooperative arrangement with third parties, including becoming or ceasing to be a general partner in a partnership, in each case if such arrangement or the termination thereof is material to us; and
•
  Acquire (directly or through a subsidiary) shares in another company, or dispose of (directly or through a subsidiary) shares in a company, in each case having a value in excess of one-third of our assets as shown on our most recently adopted consolidated balance sheet included in our Dutch statutory accounts.
Our articles of association will provide that the following actions may only be taken when two-thirds of the votes are cast in favor of the resolution approving such action, provided that the votes cast in favor of the resolution represent more than 50% of all of our issued and outstanding shares:
•
  Amendment of our articles of association;
•
  Approval of a sale of all or substantially all of our business, as described above;
•
  Approval of major acquisitions, joint ventures and divestitures required to be approved by shareholders as described above;
•
  Statutory merger or statutory demerger; and
•
  Liquidation or dissolution.
In addition, our articles of association will provide that none of the actions listed above may be taken except pursuant to a proposal by our board of directors.
Shareholders meetings may be held only in the following places in The Netherlands: Amsterdam, The Hague, Rotterdam or Haarlemmermeer (Schiphol Airport).
We must mail notices of each shareholders meeting to all shareholders, at their addresses as shown in our shareholders register, not later than 15 days prior to the date of the meeting. We will also post a notice of each shareholders meeting on our website at the time the meeting is called.
Prior to any shareholders meeting, our board of directors may set a record date in order to determine the eligibility of shareholders to attend, and to vote at, the meeting. If our board elects to set a record date for a meeting, the record date must be exactly 28 days before the scheduled date of the meeting. In the absence of a record date for a meeting, any person who is a shareholder as of the date when the meeting is held may attend and vote at the meeting.

In order to exercise the right to attend our general meetings of shareholders, to address our general meeting of shareholders or to vote in person at our general meeting of shareholders, shareholders must provide us with written notice of their intention to attend the shareholders meeting by no later than the deadline specified in the notice convening the meeting.
Our general meeting of shareholders will be presided over by our Presiding Director. In the absence of the Presiding Director, one of our other non-executive directors will preside over the meeting.
Shareholder action by written consent without a meeting will not be permitted by our articles of association.
Anti-takeover Provisions
Dutch law permits us to adopt protective measures against takeovers. Prior to this offering, we adopted the following anti-takeover measures:
•
  Our board of directors has been authorized for a period of five years ending July 9, 2019 to issue shares and grant rights to subscribe for shares, up to the amount of our authorized share capital, and to exclude pre-emptive rights with respect to the issuance of shares and the grant of the right to subscribe for shares.
•
  Our articles of association will provide that our shareholders may only suspend or remove the members of our board of directors when two-thirds of the votes are cast in favor of the resolution for suspension or removal, provided that the votes cast in favor of the resolution represent more than 50% of our issued share capital.
•
  Our articles of association will provide that only approximately one-third of our board of directors will be elected each year. The fact that not all of our directors are elected each year could have the effect of delaying the time when a hostile acquirer who acquires a controlling interest in our shares would be able to actually take control of us.
Squeeze-out
In accordance with Dutch law, a shareholder who holds for its own account at least 95% of a company’s issued share capital may institute proceedings against all of a company’s other shareholders requiring them to transfer their shares to the plaintiff. The proceedings will be held before the Enterprise Chamber of the Amsterdam Court of Appeal (the “Enterprise Chamber”) and must be initiated by service of a summons upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure. Upon the request of any minority shareholder, the Enterprise Chamber will appoint an expert, or a panel of three experts, to report to the Enterprise Chamber their views on the value of the shares held by the minority shareholders. Provided certain conditions are satisfied, the Enterprise Chamber will grant the plaintiff’s petition and will determine the price to be paid by the plaintiff for the minority shareholders’ shares. Once the Enterprise Chamber’s order has become final, the plaintiff must notify the minority shareholders in writing of the time and place when payment for their shares will be made and of the price that will be paid for their shares. If the plaintiff does not know the address of all minority shareholders, this notice must also be published in a Dutch daily newspaper. The minority shareholders will then be obligated to transfer their shares to the plaintiff against payment of the cash consideration specified in the Enterprise Chamber’s judgment.
Differences in Corporate Law
We are incorporated under the laws of The Netherlands. The following discussion summarizes material differences between the rights of holders of our ordinary shares and the rights of holders of the common stock of a typical corporation incorporated under the laws of the state of Delaware that result from differences in governing documents and the laws of The Netherlands and Delaware. This discussion does not purport to be a complete statement of the rights of holders of our ordinary shares under applicable Dutch law and our articles of association or the rights of holders of the common stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.

Duties of Directors
Delaware
The board of directors of a Delaware corporation bears the ultimate responsibility for managing the business and affairs of the corporation.
In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner the director reasonably believes to be in the best interests of the corporation. The director must not use his or her corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.
In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.
The Netherlands
Under Dutch law the board of directors is collectively responsible for the policy and day-to-day management of the company. The non-executive directors are assigned the task of supervising the executive directors and providing them with advice. Each director has a duty towards the company to properly perform the duties assigned to him. Furthermore, each board member has a duty to act in the corporate interest of the company.
Unlike under Delaware law, under Dutch law the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of all stakeholders in the company also applies in the event of a proposed sale or break-up of the company. The board of directors is therefore not under any obligation under Dutch law to seek the highest value for the shares of the company in the event of a proposed sale or break-up of the company, if in the opinion of the board of directors sale to the person offering the highest value for the company would not be in the best interest of the company, taking into account the interests of all stakeholders.
Director Terms
Delaware
The Delaware General Corporation Law generally provides for a one-year term for directors, but permits directorships to be divided into up to three classes with up to three-year terms, with the years for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the shareholders. A director elected to serve a term on a “classified” board may not be removed by shareholders without cause. There is no limit to the number of terms a director may serve.
The Netherlands
Our governing documents provide that our board of directors will be elected annually on a staggered basis, with each director elected holding office for a three-year term except that the initial terms of office of certain persons serving as directors at the time of the offering will expire in 2015 and 2016. See “Management — Executive Officers and Directors” above. The term of office of a director elected to fill a vacancy created by a director not completing his or her entire term of office, or to fill a vacancy arising after an increase or decrease in the number of directors, may also be longer or shorter than three years, as necessary to ensure that the terms of office of approximately one-third of the entire number of directors expire each year. See “Management — Board of Directors — Election, Removal and Suspension of Directors” above. An executive director may at all times be suspended by a majority vote of the board of directors. Under our articles of association, an executive or non-executive director may otherwise be removed or suspended only when two-thirds of the votes cast at a general meeting of shareholders are cast in favor of the resolution for removal or suspension, provided that the votes cast in favor of the resolution represent more than 50% of all issued and outstanding shares. Directors whose removal or suspension is proposed are entitled to certain procedural protections, including the right to attend and address the shareholders meeting which will be voting on the proposal for their removal or suspension.
Director Vacancies
Delaware
The Delaware General Corporation Law provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.
The Netherlands
Under Dutch law, new members of the board of directors of a company such as ours are elected by the general meeting of shareholders, rather than by the board of directors, as is typical for a Delaware corporation.
Conflict-of-Interest Transactions
Delaware
Under the Delaware General Corporation Law, a transaction with directors must be approved by disinterested directors or by the shareholders, or otherwise proven to be fair to the company as of the time it is approved. Such transaction will be void or voidable, unless (1) the material facts of any interested directors’ interests are disclosed or are known to the board of directors and the transaction is approved by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; (2) the material facts of any interested directors’ interests are disclosed or are known to the shareholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the shareholders; or (3) the transaction is fair to the company as of the time it is approved.
The Netherlands
Under Dutch law, a board member with a conflict of interest must abstain from participating in the decision-making process with respect to the relevant matter. If all directors have a conflict of interest, then a resolution relating to the matter may nevertheless be adopted by a majority of the votes cast at a meeting of the board of directors (including votes cast by those directors having a conflict of interest).
Proxy Voting by Directors
Delaware
A director of a Delaware corporation may not grant a proxy to another person to vote on such director’s behalf at a board meeting.

The Netherlands
An absent director may grant a proxy for a specific board meeting but only in writing to another director.
Voting Rights
Delaware
Under the Delaware General Corporation Law, each shareholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. Cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Either the certificate of incorporation or the bylaws may specify the number of shares or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one-third of the shares entitled to vote at a meeting, except that, where a separate vote by a class or series or classes or series is required, a quorum will consist of no less than 1/3 of the shares of such class or series or classes or series.
Shareholders as of the record date for the meeting are entitled to vote at the meeting. The board of directors may fix a record date that is no more than 60 days nor less than 10 days before the date of the meeting. If no record date is set then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the shareholders of record entitled to notice or to vote at a meeting of shareholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.
The Netherlands
Under Dutch law all shareholder resolutions are taken by an absolute majority of the votes cast, unless the articles of association or applicable statutory provisions provide otherwise. Dutch law does not provide for cumulative voting. The holders of our ordinary shares will be entitled to cast one vote per share. If a record date for a shareholders meeting is set, then only persons who were shareholders of record at such record date will be entitled to attend and vote at the meeting, in respect of the number of shares owned by them at the record date. The record date must be set exactly 28 days before the date of the meeting. If no record date is set for the meeting, then all persons who are shareholders as of the date of the meeting may attend the meeting and vote the shares held by them at the time of the meeting.
There is no specific provision in Dutch law relating to adjournments of shareholders meetings.
Shareholder Proposals
Delaware
Delaware law does not provide shareholders an express right to put any proposal before a meeting of shareholders. A corporation’s bylaws may provide that if the corporation solicits proxies with respect to the election of directors, it may be required to include in its proxy solicitation materials one or more individuals nominated by a shareholder. In keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws.
Additionally, if a Delaware corporation is subject to the SEC’s proxy rules, a stockholder who owns at least $2,000 in market value or 1% of the corporation’s securities entitled to vote for a continuous period of one year as of the date he submits a proposal, may propose a matter for a vote at an annual or special meeting in accordance with those rules.
The Netherlands
Pursuant to our articles of association, extraordinary shareholders’ meetings will be held as often as the board of directors deems necessary. Pursuant to Dutch law and our articles of association, one or more shareholders representing at least 10% of our issued share capital may upon their request in certain circumstances be authorized by a Dutch court to convene an extraordinary shareholders meeting. See “— General Meetings of Shareholders” above.
The agenda for a meeting of shareholders contains such items as the board of directors or the person or persons convening the meeting decide. Under Dutch law, unlike Delaware law, the agenda will also include such other items as one or more shareholders, representing at least 3% of our issued share capital, may request of the board of directors in writing, at least 60 days before the date of the meeting. Only matters listed on the agenda for a shareholders meeting may be voted on at the meeting.
Action by Written Consent
Delaware
Unless otherwise provided in the corporation’s certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of shareholders of a corporation may be taken without a meeting, without prior notice and without a vote, if one or more consents in writing, setting forth the action to be so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
The Netherlands
The articles of association of a Dutch company may provide for adoption of shareholders resolutions in writing without holding a meeting of shareholders, provided that the resolution is adopted unanimously by all shareholders entitled to vote. The requirement of unanimity makes it impossible in practice to adopt a shareholders resolution without holding a meeting. Therefore, our articles of association do not provide for the adoption of shareholder resolutions without holding a meeting.
Shareholder Suits
Delaware
Under the Delaware General Corporation Law, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated shareholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a shareholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a shareholder not only at the time of the transaction that is the subject of the suit, but also throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.
The Netherlands
In the event that a director, officer or other third party is liable to a Dutch company, only the company itself can bring a civil action against that party. Individual shareholders do not have the right to bring a derivative action on behalf of the company. Dutch law does allow suits by a shareholder against directors or officers of a company if their actions constitute a tort committed against that shareholder. Class actions against directors or officers for a declaratory judgment based on tort claims may also be brought in specified circumstances by certain associations having as their general goal the protection of shareholder rights. Following entry of a declaratory judgment in favor of such association, the association may enter into a voluntary settlement agreement with the defendant based on that judgment, which may provide for the payment of money damages to shareholders.
Repurchase of Shares
Delaware
Under the Delaware General Corporation Law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.
The Netherlands
Under Dutch law a company may repurchase its existing and outstanding shares if permitted to do so by its articles of association and provided that the authority to do so has been granted by the general meeting of shareholders to the board of directors. We may acquire our own shares either without paying any consideration, or, in the event any consideration is to be paid, only if the conditions described under “— Repurchase of Our Shares” above are met.
Anti-takeover Provisions
Delaware
In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.
Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested shareholder that beneficially owns 15% or more of a corporation’s voting stock (or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years), within three years after the person becomes an interested shareholder, unless:
•
  the transaction that will cause the person to become an interested shareholder is approved by the board of directors of the target prior to the transactions;
•
  after completion of the transaction in which the person becomes an interested shareholder, the interested shareholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and also officers of interested shareholders and shares owned by specified employee benefit plans; or
•
  after the person becomes an interested shareholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested shareholder.
A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until twelve months following its adoption.
The Netherlands
Several provisions of our articles of association and the laws of The Netherlands could make it difficult for our shareholders to change the composition of our board of directors, thereby preventing them from changing the composition of our management. In addition, the same provisions may discourage, delay or prevent a merger, consolidation or acquisition that shareholders may consider favorable. Provisions of our articles of association impose various procedural and other requirements, which could make it more difficult for shareholders to effect certain corporate actions. These anti-takeover provisions could substantially impede the ability of our shareholders to benefit from a change in control and, as a result, may materially adversely affect the market price of our ordinary shares and your ability to realize any potential change of control premium.

Our general meeting of shareholders has empowered our board of directors to issue shares and restrict or exclude pre-emptive rights on those shares for a period of five years. Accordingly, an issue of new shares may make it more difficult for a shareholder to obtain control of the Company.
Inspection of Books and Records
Delaware
Under the Delaware General Corporation Law, any shareholder may inspect for any proper purpose the corporation’s stock ledger, a list of its shareholders and its other books and records during the corporation’s usual hours of business.
The Netherlands
Our shareholders register will after completion of the offering not be available for inspection by shareholders, since our shareholders register will be kept in the United States pursuant to U.S. listing requirements. However, a shareholder can obtain from us or our transfer agent and registrar at any time, free of charge, an extract from our shareholders register showing that shareholder’s ownership of shares. Shareholders of a Dutch company are generally not otherwise entitled to inspection of the Company’s books and records.
The board of directors is required to answer questions posed to it by shareholders at shareholders meetings of a Dutch company, unless answering the question would conflict with a substantial interest of the company. Shareholders are not entitled to obtain information from the board of directors, or from individual directors, other than at a shareholders meeting.
Removal of Directors
Delaware
Under the Delaware General Corporation Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.
The Netherlands
Under our articles of association a director can only be removed or suspended when two-thirds of the votes are cast at a shareholders meeting in favor of the resolution for the removal or suspension, provided that the votes in favor of the resolution represent more than 50% of all of our issued and outstanding shares.
An executive director can at all times be suspended by a majority of the board of directors.
See “— Director Terms” above.
Pre-emptive Rights
Delaware
Under the Delaware General Corporation Law, shareholders have no pre-emptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

The Netherlands
Under Dutch law, in the event of an issuance of shares or grant of the right to subscribe for shares, each shareholder has in principle a pro rata pre-emptive right to subscribe for such shares, or to participate in such grant of the right to subscribe for shares.
In practice, however, pre-emptive rights may be limited or excluded under the circumstances specified at “— Pre-emptive Rights” above. The authority to limit or exclude pre-emptive rights with respect to all issuances of shares, and all grants of the right to subscribe for shares, has been granted by our general meeting of shareholders to our board of directors for a period of five years ending July 9, 2019. See “— Pre-emptive Rights” above.
Dividends
Delaware
Under the Delaware General Corporation Law, a Delaware corporation may, subject to any restrictions contained in its certificate of incorporation, pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of ordinary shares, property or cash.
The Netherlands
Dutch law provides that distributions to shareholders may be made only under the circumstances specified in “— Dividends and Other Distributions” above. Dividends may be paid in the form of shares as well as in cash.
Shareholder Vote on Certain Reorganizations
Delaware
Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required.
Under the Delaware General Corporation Law, no vote of the shareholders of a surviving corporation to a merger is needed, unless required by the certificate of incorporation, if (a) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (b) the shares of stock of the surviving corporation are not changed in the merger and (c) the number of ordinary shares of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common shares outstanding immediately prior to the effective date of the merger. In addition, shareholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the shareholders will be entitled to appraisal rights.
The Netherlands
Under our articles of association, our general meeting of shareholders may resolve, upon a proposal of the board of directors, that we conclude a statutory merger or demerger. In addition, our general meeting of shareholders must approve resolutions of the board of directors concerning an important change in the identity or character of us or our business, in any event including those matters listed under “— General Meeting of Shareholders” above.
A shareholder holding at least 95% of the company’s issued and outstanding shares may initiate squeeze-out proceedings against other shareholders as described under “— Squeeze-out” above.
Compensation of Board of Directors
Delaware
Under the Delaware General Corporation Law, the shareholders do not generally have the right to approve the compensation policy for the board of directors or the senior management of the corporation, although certain aspects of the compensation policy may be subject to shareholder vote due to the provisions of federal securities and tax law.
The Netherlands
In contrast to Delaware law, under Dutch law the general meeting of shareholders adopts the compensation policy for the board of directors, containing general policy guidelines for determining the compensation of the members of our board of directors.
Pursuant to our articles of association, our general meeting of shareholders will determine the compensation of non-executive directors. The non-executive directors will determine the level and structure of the compensation of the executive directors, within the general framework set by the compensation policy adopted by the general meeting of shareholders.
Insider Trading and Market Manipulation
The Dutch Financial Markets Supervision Act (Wet op het financieel toezicht) (the “FMSA”) provides for specific rules intended to prevent market abuse, including prohibitions on insider trading, divulging inside information and engaging in market manipulation. We are subject to the Dutch laws prohibiting insider trading (in particular, if we trade in our own securities or in financial instruments the value of which is determined, in whole or in part, by the value of our securities), divulging inside information and engaging in market manipulation. The Dutch prohibition on engaging in market manipulation may limit our ability to buy back our shares from shareholders.
Our shareholders may also in certain circumstances be subject to Dutch laws prohibiting insider trading, divulging inside information and engaging in market manipulation.
Pursuant to the FMSA rules, our directors and officers, and certain persons who are deemed to be closely associated with them, must notify the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) (the “AFM”) of all transactions in our securities or in financial instruments the value of which is determined, in whole or in part, by the value of our securities.
The persons who are deemed to be closely associated with our directors and officers, and thus required to file reports of transactions in our securities and related financial instruments, include: a director’s or officer’s spouse or any partner considered by local law as equivalent to a spouse; a director’s or officer’s dependent children or other relatives who have been a part of the director’s or officer’s household during the 12-month period preceding the date of the relevant transaction; and any legal entity, trust or partnership managed in whole or in part by a director or officer, or by any of the persons listed above.
All notifications of transactions as referred to in the preceding paragraph must be made by no later than the fifth business day following the date when the relevant transaction takes place. No notification is required to be made in any calendar year by any director or officer, or related persons, until the cumulative aggregate value of transactions in the Company’s securities and related financial instruments during such year by such director or officer, and all related persons, exceeds €5,000.
All notifications to the AFM are made public on the AFM’s website.

In connection with completion of this offering, we will adopt an insider trading policy, which will be available on our website. This policy will contain, among other things, rules on ownership of, and transactions by directors, officers and employees in, our securities or in financial instruments the value of which is determined, in whole or in part, by the value of our securities, including the sanctions which can be imposed in the event of a violation of these rules.
Dutch Financial Reporting Supervision Act
On the basis of the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving) (the “FRSA”) the AFM supervises the application of financial reporting standards by Dutch companies whose securities are listed on a Dutch or foreign stock exchange.
Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from us regarding our application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt our financial reporting meets such standards and (ii) recommend to us the making available of further explanations. If we do not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber of the Court of Appeal of Amsterdam order us to (i) provide an explanation of the way we have applied the applicable financial reporting standards to our financial reports or (ii) prepare our financial reports in accordance with the Enterprise Chamber’s orders.
Transfer Agent and Registrar
A register of holders of our ordinary shares will be maintained in the United States by American Stock Transfer & Trust Company, LLC, which is serving as registrar and transfer agent for our ordinary shares.
Listing
We have applied to have our ordinary shares listed on the New York Stock Exchange under the symbol “MBLY.”

Ordinary Shares Eligible For Future Sale
Prior to this offering there has been no public market for our ordinary shares. Future sales of our ordinary shares in the public market, the availability of such shares for sale in the public market or the perception that those sales may occur could adversely affect market prices prevailing from time to time.
Based on the number of ordinary shares to be issued in this offering,           ordinary shares will be outstanding upon completion of this offering, assuming no exercise of options. All of the ordinary shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act by persons other than by our affiliates. In addition, all of our ordinary shares outstanding before this offering will be freely transferable and may be resold in the United States without restriction or further registration under the Securities Act following expiration of the lock-up period described below other than           ordinary shares held by our affiliates. Under Rule 144 of the Securities Act, an “affiliate” of a company is a person that directly or indirectly controls, is controlled by or is under common control with that company. Affiliates may sell only the volume of shares described below and their sales are subject to additional restrictions described below.
Lock-up Agreements
We, along with our directors, executive officers and holders of substantially all of the Company’s ordinary shares, including the selling shareholders, have agreed with the underwriters, for a period of 180 days following the date of this prospectus, not to, directly or indirectly, offer for sale, sell, contract to sell, transfer the economic risk of ownership in, grant any option for the sale of (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) of the Exchange Act, or otherwise dispose of any ordinary shares or options to acquire ordinary shares or any security or instrument related to such ordinary shares or options, whether now owned or hereafter acquired, or publicly announce the holder’s intention to do any of the foregoing, subject to specified exceptions. Goldman, Sachs & Co., in its sole discretion, at any time may release all or any portion of the shares from the restrictions in any such agreement.
Rule 144
In general, under Rule 144 of the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.
A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of our then outstanding ordinary shares or the average weekly trading volume of our ordinary shares on the NYSE during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.
Equity Plan
As soon as practicable after completion of this offering, we intend to file a Form S-8 registration statement under the Securities Act to register our ordinary shares subject to options outstanding or reserved for issuance under our 2003 Share Option Plan. This registration statement will become effective immediately upon filing, and shares covered by this registration statement will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates and any lock-up agreements. For a more complete discussion of our equity plans, see “Management — Option Plan.”

Registration Rights
Shareholders owning          of our ordinary shares prior to this offering and           ordinary shares after this offering (           ordinary shares if the underwriters exercise their over-allotment option in full), from and after the expiration of the lock-up for this offering are entitled to incidental (“piggyback”) registration rights, which are subject to a good faith determination by our board of directors that such registration would not interfere with a material financing, acquisition, corporate reorganization, merger or other material transaction or event involving us. In addition, at any time following the expiration of the lock-up period following this offering, the shareholders affiliated with Goldman, Sachs & Co. are also entitled to request that we register their ordinary shares under the Securities Act, subject to a good faith determination by our board of directors that such registration would not interfere with a material financing, acquisition, corporate reorganization, merger or other material transaction involving us. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, following the effectiveness of such registration. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our ordinary shares. See “Certain Relationships and Related Party Transactions — Registration Rights Agreement.”

Material Dutch Tax Considerations
The following description is not intended to constitute a complete analysis of all the Dutch tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction other than The Netherlands.
General
The information set out below is a summary of certain material Dutch tax consequences of the acquisition, ownership and transfer of our ordinary shares. This summary does not purport to be a comprehensive description of all the Dutch tax considerations that may be relevant to a particular holder of our ordinary shares. Such holders may be subject to special tax treatment under any applicable law and this summary is not intended to be applicable in respect of all categories of holders of our ordinary shares.
This summary is based on the tax laws of The Netherlands as in effect on the date of this prospectus, as well as regulations, rulings and decisions of The Netherlands or of its taxing and other authorities available in printed form on or before such date and now in effect, and as applied and interpreted by Netherlands courts, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect. All of the foregoing is subject to change, which change could apply retroactively and could affect the continued validity of this summary.
Because it is a general summary, prospective holders of our ordinary shares should consult their own tax advisors as to the Dutch or other tax consequences of the acquisition, holding and disposition of our ordinary shares including, in particular, the application to their particular situations of the Dutch tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.
This summary does not describe any tax consequences arising under the laws of any taxing jurisdiction other than The Netherlands. The Netherlands means that part of the Kingdom of The Netherlands located in Europe.
Any reference hereafter made to a treaty for the avoidance of double taxation concluded by The Netherlands, includes the Tax Arrangement for the Kingdom of The Netherlands (Belastingregeling voor het Koninkrijk) and the Tax Arrangement for the country of The Netherlands (Belastingregeling voor het land Nederland).
For Dutch tax purposes, a holder of our ordinary shares may include an individual who, or an entity which, does not have the legal title to ordinary shares, but to whom our ordinary shares are nevertheless attributed based either on such individual or entity holding a beneficial interest in our ordinary shares or based on specific statutory provisions.
General Matters Relating to Dutch Tax Considerations
Under the Netherlands-Israel Convention (as defined below) we are a resident for tax purposes of Israel and not of The Netherlands.
The relevant considerations regarding the tax residency of the Company are as follows:
Pursuant to article 2, 4th paragraph, of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) as well as article 1, 3rd paragraph, of the Dutch Dividend Tax Act 1965 (Wet op de dividendbelasting 1965), a company which is incorporated under Dutch law is generally deemed to be resident in The Netherlands for corporate income tax and dividend withholding tax purposes, respectively.
However, the Convention between the Kingdom of The Netherlands and the State of Israel for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and on capital executed in Jerusalem on July 2, 1973 (as amended from time to time, the “Netherlands-Israel Convention”), in principle supersedes Dutch domestic law.

In this respect, article 4, 1st paragraph, of the Netherlands-Israel Convention provides that the term “resident of one of the States” means any person who, under the law of that State, is liable to taxation therein by reason of his domicile, residence, place of management or any other criterion of a similar nature. Moreover, article 4, 4th paragraph, of the Netherlands-Israel Convention provides that where by reason of the provisions of article 4, 1st paragraph, of the Netherlands-Israel Convention a person other than an individual is a resident of both States, it shall be deemed to be a resident of the State in which its place of effective management is situated.
Since our place of management is situated in Israel, and not in The Netherlands, and assuming the Company is liable to taxation in Israel by virtue of having its place of effective management in that State, the Company will be considered to be exclusively tax resident in Israel pursuant to article 4, 4th paragraph, of the Netherlands-Israel Convention.
Although the Company is deemed to be tax resident in The Netherlands pursuant to article 2, 4th paragraph, of the Dutch Corporate Income Tax Act 1969, the Company will, as a consequence of the above, effectively not pay corporate income tax in The Netherlands by virtue of the Netherlands-Israel Convention.
Dividend Withholding Tax
Given that the Company will be considered exclusively tax resident in Israel for the purposes of the Netherlands-Israel Convention, by virtue of article 11, 7th paragraph, of that Convention, generally The Netherlands may not impose Dutch dividend withholding tax on dividends paid by the Company to persons who are not residents of The Netherlands, even though the Company is deemed to be tax resident in The Netherlands pursuant to article 1, 3rd paragraph, of the Dutch Dividend Tax Act 1965. Based on the ruling from the Dutch Supreme Court in the case known as BNB 1992/379, it is generally considered that such prohibition on extraterritorial taxation also applies to shareholders who are tax resident in a third state and we will act accordingly.
Thus, with respect to a holder of our ordinary shares, who is not and is not deemed to be a resident of The Netherlands for purposes of Dutch taxation, The Netherlands is precluded from imposing any Dutch dividend withholding tax on dividends paid by the Company under article 11, 7th paragraph, of the Netherlands-Israel Convention.
If and to the extent dividends are paid on our ordinary shares to a holder of ordinary shares who is, or who is deemed to be, a resident of The Netherlands for purposes of Dutch taxation, such dividends are generally subject to withholding tax of 15% imposed by The Netherlands. Generally, the dividend withholding tax will not be borne by us, but we will withhold from the gross dividends paid on our ordinary shares.
The term “dividends” for this purpose includes, but is not limited to:
•
  distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital not recognized for Dutch dividend withholding tax purposes;
•
  liquidation proceeds, proceeds of redemption of shares or, generally, consideration for the repurchase of shares in excess of the average paid-in capital recognized for Dutch dividend withholding tax purposes;
•
  the nominal value of shares issued to a shareholder or an increase of the nominal value of shares, as the case may be, to the extent that it does not appear that a contribution to the capital recognized for Dutch dividend withholding tax purposes was made or will be made; and
•
  partial repayment of paid-in capital, recognized for Dutch dividend withholding tax purposes, if and to the extent that there are net profits (zuivere winst), within the meaning of the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965), unless the general meeting of shareholders has resolved in advance to make such a repayment and provided that the nominal value of the shares concerned has been reduced by a corresponding amount by way of an amendment of our articles of association.

A holder of our ordinary shares who is, or who is deemed to be, a resident of The Netherlands can generally credit the withholding tax against his Dutch income tax or Dutch corporate income tax liability and is generally entitled to a refund of dividend withholding taxes exceeding his aggregate Dutch income tax or Dutch corporate income tax liability, provided certain conditions are met, unless such holder of our ordinary shares is not considered to be the beneficial owner of the dividends.
A holder of our ordinary shares who is the recipient of dividends (the “Recipient”) will not be considered the beneficial owner of the dividends for this purpose if:
•
  as a consequence of a combination of transactions, a person other than the Recipient wholly or partly benefits from the dividends, whereby such other person retains, directly or indirectly, an interest similar to that in the ordinary shares on which the dividends were paid; and
•
  that other person is entitled to a credit, reduction or refund of dividend withholding tax that is less than that of the Recipient.
Tax on Income and Capital Gains
General
The description of taxation set out in this section of this prospectus is not intended for any holder of our ordinary shares, who:
•
  is an individual and for whom the income or capital gains derived from the ordinary shares are attributable to employment activities the income from which is taxable in The Netherlands;
•
  is an entity that is a resident or deemed to be a resident of The Netherlands and that is, in whole or in part, not subject to or exempt from Netherlands corporate income tax;
•
  is an entity that has an interest in us to which the participation exemption (deelnemingsvrijstelling) or the participation credit (deelnemingsverrekening) is applicable as set out in the Dutch Corporate Income Tax Act 1969;
•
  is a fiscal investment institution (fiscale beleggingsinstelling) or an exempt investment institution (vrijgestelde beleggingsinstelling) as defined in the Netherlands Corporate Income Tax Act 1969; or
•
  has directly or indirectly a substantial interest (aanmerkelijk belang) or a deemed substantial interest as defined in the Netherlands Income Tax Act 2001 (Wet inkomstenbelasting 2001) in us.
Generally a holder of our ordinary shares will have a substantial interest in us within the meaning of the fifth bullet point above if he holds, alone or together with his partner (a statutorily defined term), whether directly or indirectly, the ownership of, or certain other rights over, shares representing 5% or more of our total issued and outstanding capital (or the issued and outstanding capital of any class of our shares), or rights to acquire shares, whether or not already issued, which represent at any time 5% or more of our total issued and outstanding capital (or the issued and outstanding capital of any class of our shares) or the ownership of certain profit participating certificates that relate to 5% or more of our annual profit and/or to 5% or more of our liquidation proceeds. A holder of our ordinary shares will also have a substantial interest in us if one of certain relatives of that holder or of his partner (a statutorily defined term) has a substantial interest in us.
If a holder of our ordinary shares does not have a substantial interest, a deemed substantial interest will be present if (part of) a substantial interest has been disposed of, or is deemed to have been disposed of, without recognizing taxable gain.
Residents of The Netherlands
Individuals
An individual who is resident or deemed to be resident in The Netherlands, or who opts to be taxed as a resident of The Netherlands for purposes of Dutch taxation (this option to be taxed as a resident of The Netherlands will not be available as of January 1, 2015) (a “Dutch Resident Individual”) and who holds our ordinary shares will be subject to Netherlands income tax on income and/or capital gains derived from our ordinary shares at progressive rates (up to 52%; rate for 2014) if:
•
  the holder derives profits from an enterprise or deemed enterprise, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of such enterprise (other than as an entrepreneur or a shareholder), to which enterprise our ordinary shares are attributable; or
•
  the holder derives income or capital gains from our ordinary shares that are taxable as benefits from “miscellaneous activities” (resultaat uit overige werkzaamheden, as defined in the Netherlands Income Tax Act 2001), which include the performance of activities with respect to our ordinary shares that exceed regular, active portfolio management (normaal, actief vermogensbeheer).
If the conditions above do not apply, any holder of our ordinary shares who is a Dutch Resident Individual will be subject to Netherlands income tax on a deemed return regardless of the actual income and/or capital gains derived from our ordinary shares. This deemed return has been fixed at a rate of 4% of the individual’s yield basis (rendementsgrondslag) insofar as this exceeds a certain threshold (heffingsvrijvermogen). The individual’s yield basis is determined as the fair market value of certain qualifying assets (including, as the case may be, our ordinary shares) held by the Dutch Resident Individual less the fair market value of certain qualifying liabilities, both determined on January 1 of the relevant year. The deemed return of 4% will be taxed at a rate of 30% (rate for 2014).
Entities
An entity that is resident or deemed to be resident in The Netherlands (a “Dutch Resident Entity”) will generally be subject to Netherlands corporate income tax with respect to income and capital gains derived from our ordinary shares. The Netherlands corporate income tax rate is 20% for the first €200,000 of the taxable amount, and 25% for the excess of the taxable amount over €200,000 (rates applicable for 2014).
Non-Residents of The Netherlands
A person who is neither a Dutch Resident Individual nor Dutch Resident Entity (a “Non-Dutch Resident”) and who holds our ordinary shares is generally not subject to Netherlands income tax or corporate income tax on income and capital gains derived from our ordinary shares, provided that:
•
  such Non-Dutch Resident does not derive profits from an enterprise or deemed enterprise, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of such enterprise (other than as an entrepreneur or a shareholder) which enterprise is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands and to which enterprise or part of an enterprise, as the case may be, our ordinary shares are attributable or deemed attributable;
•
  in the case of a Non-Dutch Resident who is an individual, such individual does not derive income or capital gains from our ordinary shares that are taxable as benefits from “miscellaneous activities” performed or deemed to be performed in The Netherlands (resultaat uit overige werkzaamheden in Nederland, as defined in the Netherlands Income Tax Act 2001), which include the performance of activities with respect to our ordinary shares that exceed regular, active portfolio management (normaal, actief vermogensbeheer);
•
  in the case of a Non-Dutch Resident who is not an individual, such Non-Dutch Resident is neither entitled to a share in the profits of an enterprise effectively managed in The Netherlands nor co-entitled to the net worth of such enterprise, other than by way of the holding of securities, to which enterprise our ordinary shares or payments in respect of our ordinary shares are attributable; and

•
  in the case of a Non-Dutch Resident who is an individual, such individual is not entitled to a share in the profits of an enterprise effectively managed in The Netherlands, other than by way of the holding of securities or through an employment contract, to which enterprise our ordinary shares or payments in respect of our ordinary shares are attributable.
A Non-Dutch Resident that nevertheless falls under any of the exclusions above, may be subject to Netherlands income tax or Netherlands corporate income tax on income and capital gains derived from our ordinary shares. In case such holder of our ordinary shares is considered to be a resident of a country other than The Netherlands under the provisions of a double taxation convention The Netherlands has concluded with such country, the following may apply. Such holder of ordinary shares may, depending on the terms of and subject to compliance with the procedures for claiming benefits under such double taxation convention, be eligible for a full or partial exemption from, reduction or refund of Netherlands taxes (if any) on (deemed) income or capital gains in respect of our ordinary shares, provided such holder is entitled to the benefits of such double taxation convention.
Gift or Inheritance Tax
No Netherlands gift or inheritance taxes will be levied on the transfer of our ordinary shares by way of gift by or on the death of a holder of our ordinary shares, who is neither a resident nor deemed to be a resident of The Netherlands for the purpose of the relevant provisions, unless:
•
  the transfer is construed as an inheritance or bequest or as a gift made by or on behalf of a person who, at the time of the gift or death, is or is deemed to be a resident of The Netherlands for the purpose of the relevant provisions;
•
  such holder dies while being a resident or deemed resident of The Netherlands within 180 days after the date of a gift of our ordinary shares; or
•
  the gift is made under a condition precedent and such holder is or is deemed to be a resident of The Netherlands at the time the condition is fulfilled.
For purposes of Netherlands gift and inheritance tax, an individual who is of Dutch nationality will be deemed to be a resident of The Netherlands if he has been a resident in The Netherlands at any time during the ten years preceding the date of the gift or his death.
For purposes of Netherlands gift tax, an individual will, irrespective of his nationality, be deemed to be resident of The Netherlands if he has been a resident in The Netherlands at any time during the 12 months preceding the date of the gift.
Value Added Tax
No Netherlands value added tax will be payable by a holder of our ordinary shares in consideration for the issue or offer of our ordinary shares (other than value added taxes on fees payable in respect of services not exempt from Netherlands value added tax).
Other Taxes and Duties
No Netherlands registration tax, custom duty, stamp duty or any other similar tax or duty, other than court fees, will be payable in The Netherlands by a holder of our ordinary shares in respect of or in connection with the acquisition, ownership and disposition of our ordinary shares.

Material U.S. Federal Income Tax Considerations
The following is a description of the material U.S. federal income tax considerations to a U.S. Holder (as defined below) relating to the acquisition, ownership and disposition of our ordinary shares. This description addresses only the U.S. federal income tax consequences to holders that are initial purchasers of our ordinary shares pursuant to this offering and that will hold our ordinary shares as capital assets for U.S. federal income tax purposes. This description does not address many of the tax considerations applicable to holders that may be subject to special tax rules, including, without limitation:
•
  banks, certain financial institutions or insurance companies;
•
  real estate investment trusts, regulated investment companies or grantor trusts;
•
  dealers or traders in securities, commodities or currencies;
•
  tax-exempt entities;
•
  certain former citizens or long-term residents of the United States;
•
  persons that received our ordinary shares as compensation for the performance of services;
•
  persons that will hold our shares as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;
•
  partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or holders that will hold our ordinary shares through such an entity;
•
  S-corporations;
•
  persons whose “functional currency” is not the U.S. dollar;
•
  persons that own directly, indirectly or through attribution 10% or more of the voting power or value of our shares; or
•
  persons holding our ordinary shares in connection with a trade or business conducted outside the United States.
Moreover, this description does not address the U.S. federal estate, gift or alternative minimum tax consequences, or any state, local or foreign tax consequences, of the acquisition, ownership and disposition of our ordinary shares.
This description is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as available on the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurance that the U.S. Internal Revenue Service (“IRS”) will not take a different position concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares or that the IRS’s position would not be sustained.
For purposes of this description, a “U.S. Holder” is a beneficial owner of our ordinary shares that, for U.S. federal income tax purposes, is:
•
  a citizen or resident of the United States;
•
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any jurisdiction thereof;
•
  a trust, if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust; or

•
  an estate, the income of which is subject to United States federal income taxation regardless of its source.
If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our ordinary shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to its tax consequences.
Holders should consult their tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of our ordinary shares.
Distributions
Subject to the discussion below under “Passive Foreign Investment Company Considerations,” the gross amount of any distribution made to a U.S. Holder with respect to our ordinary shares before reduction for any Israeli taxes withheld therefrom, other than certain pro rata distributions of our ordinary shares to all our shareholders, generally will be includible in the U.S. Holder’s income as dividend income to the extent the distribution is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Subject to the discussion below under “Passive Foreign Investment Company Considerations,” non-corporate U.S. Holders may qualify for preferential rates of taxation with respect to dividends on ordinary shares provided that certain conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions. However, dividends on our ordinary shares will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders. Subject to the discussion below under “Passive Foreign Investment Company Considerations,” to the extent that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of tax basis in our ordinary shares and thereafter as capital gain. We do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles and, therefore, U.S. Holders should expect that the entire amount of any distribution generally will be reported as dividend income.
Dividends paid to U.S. Holders with respect to our ordinary shares will be treated as foreign source income, which may be relevant in calculating a U.S. Holder’s foreign tax credit limitation. Subject to certain conditions and limitations, Israeli tax withheld on dividends may be deducted from taxable income or credited against U.S. federal income tax liability. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if certain minimum holding period requirements are not satisfied. The rules relating to the determination of the foreign tax credit are complex, and U.S. Holders should consult their tax advisors to determine whether and to what extent they will be entitled to this credit.
The amount of a distribution will equal the U.S. dollar value of any foreign currency received, calculated by reference to the exchange rate in effect on the date that distribution is received, whether or not a U.S. Holder in fact converts any such foreign currency received into U.S. dollars at that time. If the foreign currency is converted into U.S. dollars on the date of receipt, a U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect of the distribution. A U.S. Holder may have foreign currency gain or loss if the foreign currency is converted into U.S. dollars after the date of receipt, depending on the exchange rate at the time of conversion. Any gains or losses resulting from the conversion of foreign currency into U.S. dollars generally will be treated as ordinary income or loss, as the case may be, and generally will be treated as U.S. source.
Sale, Exchange or Other Disposition of Ordinary Shares
Subject to the discussion below under “Passive Foreign Investment Company Considerations,” U.S. Holders generally will recognize gain or loss on the sale, exchange or other disposition of our ordinary shares equal to the difference between the amount realized on the sale, exchange or other disposition and the holder’s tax basis in our ordinary shares, and any gain or loss will be capital gain or loss. The tax basis in an ordinary share generally will be equal to the cost of the ordinary share. For non-corporate U.S. Holders, capital gain from the sale, exchange or other disposition of ordinary shares is generally eligible for a preferential rate of taxation if such non-corporate U.S. Holder’s holding period for such ordinary shares exceeds one year on the date of such sale, exchange or other disposition (i.e., such gain is long-term capital gain). The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Any gain or loss that a U.S. Holder recognizes generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.
Passive Foreign Investment Company Considerations
If we were to be classified as a PFIC, in any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.
A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules, either
•
  at least 75% of its gross income is “passive income”, or
•
  at least 50% of the average quarterly value of its gross assets is attributable to assets that produce passive income or are held for the production of passive income.
Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income and amounts derived by reason of the temporary investment of funds raised in offerings of our ordinary shares. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as directly receiving its proportionate share of the other corporation’s income. If we are classified as a PFIC in any year with respect to which a U.S. Holder owns our ordinary shares, we generally will continue to be treated as a PFIC with respect to that U.S. Holder in all succeeding years during which the U.S. Holder owns our ordinary shares, regardless of whether we continue to meet the tests described above.
Based on our most current estimates of our gross income and the value of our assets (which is based on the expected share price at the time of the offering), our intended use of the proceeds to us of this offering, and the nature of our business, we do not expect that we will be classified as a PFIC for the taxable year ending December 31, 2014. However, our PFIC status for each taxable year may be determined only after the end of such year and will depend on the composition of our income and assets, our activities and the value of our assets (which may be determined in large part by reference to the market value of our ordinary shares, which may be volatile) from time to time. Our PFIC status for 2014 may also depend, in part, on how quickly we utilize the cash proceeds to us from this offering in our business. Therefore, there can be no assurance that we will not be considered a PFIC for 2014 or any other taxable year. If we are a PFIC then unless a U.S. Holder makes one of the elections described below, a special tax regime will apply to both (i) any “excess distribution” by us to that U.S. Holder (generally, the U.S. Holder’s ratable portion of distributions in any year which are greater than 125% of the average annual distribution received by the holder in the shorter of the three preceding years or its holding period for our ordinary shares) and (ii) any gain realized on the sale or other disposition of the ordinary shares.
Under this regime, any excess distribution and realized gain described above will be treated as ordinary income and will be subject to tax as if (i) the excess distribution or gain had been realized ratably over the U.S. Holder’s holding period, (ii) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for that year (other than income allocated to the current period or any taxable period before we became a PFIC, which will be subject to tax at the U.S. Holder’s regular ordinary income rate for the current year and will not be subject to the interest charge discussed below), and (iii) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, dividend distributions made to a U.S. Holder will not qualify for preferential rates of taxation, as discussed above under “Distributions.” If we are determined to be a PFIC, the general tax treatment for U.S. Holders described in this paragraph would apply to indirect distributions and gains deemed to be realized by U.S. Holders in respect of any of our subsidiaries that also may be determined to be PFICs.
Certain elections may be available that would result in an alternative treatment (such as mark-to-market treatment) of our ordinary shares. We do not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections if we are classified as a PFIC. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and, if so, what the consequences of the alternative treatments would be in their particular circumstances.
U.S. Holders may avoid certain adverse tax consequences relating to PFIC status discussed above by making a mark-to-market election with respect to our ordinary shares annually, provided that the shares are “marketable.” Shares will be marketable if they are regularly traded on certain United States stock exchanges (including the NYSE) or on certain non-United States stock exchanges. For these purposes, our ordinary shares will generally be considered regularly traded during any calendar year during which they are traded, other than in negligible quantities, on at least 15 days during each calendar quarter.
If a U.S. Holder chooses to make a mark-to-market election, such U.S. Holder would recognize as ordinary income or loss each year in which we are a PFIC an amount equal to the difference as of the close of the taxable year between the fair market value of such U.S. Holder’s ordinary shares and such U.S. Holder’s adjusted tax basis in such ordinary shares. Such recognition of gain or loss will cause an increase or decrease, respectively, in the adjusted tax basis in such ordinary shares. Such losses would be allowed only to the extent of net mark-to-market gain previously included under the election for prior taxable years. If the mark-to-market election were made, then the PFIC rules described above relating to excess distributions and realized gains would not apply for periods covered by the election. If a U.S. Holder does not make a mark-to-market election for the first taxable year in which we are a PFIC during such U.S. Holder’s holding period of our ordinary shares, such U.S. Holder would be subject to interest charges with respect to the inclusion of ordinary income attributable to each taxable year in which we were a PFIC during such U.S. Holder’s holding period before the effective date of such election.
In addition, all U.S. Holders (including certain deemed U.S. Holders) may be required to file annual tax returns (including on IRS Form 8621) containing such information as the U.S. Treasury may require. For example, if a U.S. Holder owns ordinary shares during any year in which we are classified as a PFIC and the U.S. Holder recognizes gain on a disposition of our ordinary shares or receives distributions with respect to our ordinary shares, the U.S. Holder generally will be required to file an IRS Form 8621 with respect to the Company, generally with the U.S. Holder’s federal income tax return for that year. The failure to file this form when required could result in substantial penalties.
U.S. Holders should consult their tax advisors regarding whether we are a PFIC and the potential application of the PFIC rules.
Backup Withholding and Information Reporting Requirements
U.S. backup withholding and information reporting requirements may apply to payments to holders of our ordinary shares. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale of, our ordinary shares made within the United States, or by a U.S. payor or U.S. middleman, to a holder of our ordinary shares, other than an exempt recipient (including a corporation). A payor may be required to backup withhold from payments of dividends on, or the proceeds from the sale or redemption of, ordinary shares within the United States, or by a U.S. payor or U.S. middleman, to a holder, other than an exempt recipient, if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding tax requirements. Any amounts withheld under the backup withholding rules generally should be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and any excess amounts withheld under the backup withholding rules may be refunded, provided that the required information is timely furnished to the IRS.
Additional Medicare Tax
Certain U.S. Holders who are individuals, estates or trusts may be required to pay an additional 3.8% Medicare tax on, among other things, dividends and capital gains from the sale or other disposition of our ordinary shares. For individuals, the additional Medicare tax applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. U.S. Holders will likely not be able to credit foreign taxes against the 3.8% Medicare tax.
Foreign Asset Reporting
Certain U.S. Holders who are individuals (and under proposed regulations, certain entities) may be required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for shares held in accounts maintained by U.S. financial institutions). U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ordinary shares.
The above description is not intended to constitute a complete analysis of all tax consequences relating to acquisition, ownership and disposition of our ordinary shares. Holders should consult their tax advisors concerning the tax consequences of their particular situations.

Material Israeli Tax Considerations And Government Programs
The following description is not intended to constitute a complete analysis of all Israeli tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any other state, local, foreign or other taxing jurisdiction. The following description of material Israeli tax considerations is premised upon our expected receipt of a determination by the ITA as to our treatment as an Israeli taxpayer, as permitted by The Netherlands-Israel tax treaty.
Israeli Tax Considerations and Government Programs
We have our headquarters in Israel and our significant subsidiary, Mobileye Vision Technologies Ltd, is incorporated in Israel. The following is a summary of certain aspects of the current tax structure applicable to companies in Israel, with special reference to its effect on us (and our operations, in particular) following our becoming a resident of the State of Israel for tax purposes on            , 2014. The following also contains a discussion of the Israeli government programs benefiting us. To the extent that the discussion is based on new tax legislation that has not been subject to judicial or administrative interpretation, we cannot assure you that the tax authorities or the courts will accept the views expressed in this discussion. This discussion does not address all of the Israeli tax provisions that may be relevant to us.
General Corporate Tax Structure in Israel
The regular rate of corporate tax to which Israeli companies were subject in 2012 and 2013 was 25% and such rate has increased to 26.5% for 2014 and thereafter. However, the effective tax rate payable by a company that derives income from a “Benefited Enterprise” or a “Preferred Enterprise” may be considerably lower. See “Law for the Encouragement of Capital Investments, 1959.” In addition, commencing in 2010, Israeli companies have been subject to regular corporate tax rate on their capital gains.
Besides being subject to the general corporate tax rules in Israel, we have also, from time to time, applied for and received certain grants and tax benefits from, and participate in, programs sponsored by the Government of Israel, as described below.
Law for Encouragement of Capital Investments, 1959
MVT, our Israeli subsidiary, has been granted “Benefited Enterprise” status under the Israeli Law for Encouragement of Capital Investments, 1959 (the “Investment Law”). The Investment Law was significantly amended effective April 1, 2005 (the “2005 Amendment”), and further amended as of January 1, 2011 (the “2011 Amendment”). Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the 2005 Amendment. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or to elect irrevocably to forego such benefits and have the benefits of the 2011 Amendment apply.
The 2005 Amendment (“Benefited Enterprise”)
The extent of the tax benefits available under the 2005 Amendment to qualifying income of a Benefited Enterprise depends on, among other things, the geographic location in Israel of the Benefited Enterprise. The location will also determine the period for which tax benefits are available. Such tax benefits include an exemption from corporate tax on undistributed income for a period of between two to ten years, depending on the geographic location of the Benefited Enterprise in Israel, and a reduced corporate tax rate of between 10% to 25% for the remainder of the “Benefits Period,” depending on the level of “Foreign Investment,” as defined under law, in the company in each year. A company qualifying for tax benefits under the 2005 Amendment that pays a dividend out of income derived by its Benefited Enterprise during the tax exemption period will be subject to corporate tax in respect of the gross amount of the dividend at the otherwise applicable rate of 25%, or lower rates in the case of a qualified “Foreign Investors Company (“FIC”), according to the rate of Foreign Investment in the company at the applicable tax year. Dividends paid out of income attributed to a Benefited Enterprise are generally subject to withholding tax at source at the rate of 15%, or such lower rate as may be provided in an applicable tax treaty. The benefits available to a Benefited Enterprise are subject to the fulfillment of conditions stipulated in the Investment Law, its regulations, and any ruling received from the ITA. In the event of failure to comply with these conditions, the entitlement to the benefits might be cancelled and MVT might be required to refund the amount of the benefits, in whole or in part, together with linkage to the Israeli Consumer Price Index, interest and penalties.
The 2011 Amendment (“Preferred Enterprise”)
The 2011 Amendment canceled the availability of the benefits granted to companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes, inter alia, a company incorporated in Israel that is (i) not wholly owned by a governmental entity; (ii) owns a Preferred Enterprise, (iii) is controlled and managed from Israel, and subject to further conditions set in the Investment Law. From 2014 and thereafter, a Preferred Company is entitled to a reduced corporate tax rate of 16% with respect to its income derived by its Preferred Enterprise, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 9%. MVT’s location is subject to the reduced tax rate of 9%.
Dividends paid out of income attributed to a Preferred Enterprise are generally subject to withholding tax at the source at the rate of 20% with respect to dividends to be distributed after January 1, 2014, subject to certain conditions, or such lower rate as may be provided in an applicable tax treaty. However, if such dividends are paid to an Israeli company, no tax is required to be withheld (although, if the funds are subsequently distributed to individuals or to a non-Israeli company, the withholding tax would apply).
The 2011 Amendment also provided transitional provisions to address companies already enjoying existing tax benefits under the Investment Law. These transitional provisions provide, among other things, that unless an irrevocable request is made to apply the provisions of the Investment Law as amended in 2011 with respect to income to be derived as of January 1, 2011, a Benefited Enterprise can elect to continue to apply the benefits in effect prior to the 2011 Amendment, provided that certain conditions are met.
We currently have Benefited Enterprise programs under the Investment Law commencing 2005, which, we believe, entitle us to certain tax benefits. Additionally, in connection with the original grant of “Benefited Enterprise” status, in 2006 MVT was recognized by the Israeli Chief Scientist Office as a “Research and Development Company.”
Our management has determined not to distribute any amounts of its undistributed income as a dividend if such distribution would result in a tax liability. We intend to reinvest the amount of such profits. Accordingly, no deferred income taxes have been provided for.
We expect to obtain a tax ruling from the Israeli tax authorities (“ITA”), to the effect that following our proposed reorganization (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Our Operating Results — Reorganization”), MVT will change its status to a “Preferred Company” under the Investment Law and will be able to benefit from a reduced tax rate of 9%.
From time to time, the Israeli Government has discussed reducing the benefits available to companies under the Investment Law. The termination or substantial reduction of any of the benefits available under the Investment Law could materially increase our tax liabilities.

Taxation of Our Shareholders
Capital Gains Taxes Applicable to Non-Israeli Resident Shareholders.
A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will be exempt from Israeli tax so long as the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have directly or indirectly, alone or together with another, a controlling interest of 25% or more of any of the means of control in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. Such exemption might not be applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.
Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the United States-Israel Tax Treaty, the disposition of shares by a shareholder who (i) is a U.S. resident (for purposes of the treaty); (ii) holds the shares as a capital asset; and (iii) is entitled to claim the benefits afforded to such person by the treaty, is generally exempt from Israeli capital gains tax. Such exemption will not apply if: (i) the capital gain arising from the disposition can be attributed to a permanent establishment in Israel; (ii) the shareholder holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12-month period preceding the disposition, subject to certain conditions; or (iii) such U.S. resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In such case, the sale, exchange or disposition of our ordinary shares would be subject to Israeli tax, to the extent applicable; however, under the United States-Israel Tax Treaty, the taxpayer would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations under U.S. law applicable to foreign tax credits. The United States-Israel Tax Treaty does not relate to U.S. state or local taxes.
In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale.
Taxation of Non-Israeli Shareholders on Receipt of Dividends.
Non-Israeli residents are generally subject to Israeli withholding tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, unless relief is provided in a treaty between Israel and the shareholder’s country of residence (subject to the receipt of a valid certificate from the Israeli Tax Authority allowing for a reduced tax rate). With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or at any time during the preceding twelve months, the applicable withholding tax rate is 30%, unless such “substantial shareholder” holds such shares through a nominee company, in which case the rate is 25%. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates contractually with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the United States-Israel Tax Treaty) is 25%. A distribution of dividends to non-Israeli residents is subject to withholding tax at source at a rate of 15% if the dividend is distributed from income attributed to a Benefited Enterprise and 20% if the dividend is distributed from income attributed to a Preferred Enterprise, unless a reduced tax rate is provided under an applicable tax treaty. We cannot assure you that in the event we declare a dividend we will designate the income out of which the dividend is paid in a manner that will reduce shareholders’ tax liability.

If the dividend is attributable partly to income derived from a Benefited Enterprise or Preferred Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. U.S. residents who are subject to Israeli withholding tax on a dividend may be entitled to a credit or deduction for U.S. federal income tax purposes in the amount of the taxes withheld, subject to detailed rules contained in U.S. tax legislation.
Excess Tax
Individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 2% on annual income exceeding New Israeli Shekels 811,560 for 2014, which amount is linked to the annual change in the Israeli consumer price index, including, but not limited to, dividends, interest and capital gain, subject to the provisions of an applicable tax treaty.
Estate and gift tax
Israeli law presently does not impose estate or gift taxes.

Underwriting (Conflicts of Interest)
We, the selling shareholders and the underwriters named below have entered into an underwriting agreement with respect to the ordinary shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ordinary shares indicated in the following table. Goldman, Sachs & Co. and Morgan Stanley & Co. LLC are the representatives of the underwriters.

Underwriters	Number of Ordinary Shares
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC
Deutsche Bank Securities Inc.
Barclays Capital Inc.
Citigroup Global Capital Markets Inc.
Wells Fargo Securities, LLC
Robert W. Baird & Co. Incorporated
William Blair & Company, L.L.C.
Raymond James & Associates, Inc.
Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the ordinary shares covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional           ordinary shares from the selling shareholders to cover sales by the underwriters of a greater number of ordinary shares than the total number set forth in the table above. They may exercise that option for 30 days from the date of this prospectus. If any ordinary shares are purchased pursuant to this option, the underwriters will severally purchase ordinary shares in approximately the same proportion as set forth in the table above.
The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase           additional shares from the selling shareholders.

Paid by the Company	No Exercise	Full Exercise
Per Ordinary Share	$	$
Total	$	$

Paid by the Selling Shareholders	No Exercise	Full Exercise
Per Ordinary Share	$	$
Total	$	$

Ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount of up to $          per share from the initial public offering price. After the initial offering of the ordinary shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $          , which includes an amount not to exceed $           that we have agreed to reimburse the underwriters for certain FINRA-related expenses incurred by them in connection with this offering.

Prior to the offering there has never been a public market for our ordinary shares. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the ordinary shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.
Our ordinary shares have been authorized for listing on the New York Stock Exchange under the symbol “MBLY,” subject to official notice of issuance.
Lock-ups
We and our officers, directors and holders of substantially all of our ordinary shares, including the selling shareholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. See “Ordinary Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.
Stabilization
In connection with the offering, the underwriters may purchase and sell ordinary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of ordinary shares to cover the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase additional ordinary shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ordinary shares made by the underwriters in the open market prior to completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ordinary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.
Discretionary Accounts
The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of ordinary shares offered. No underwriter with a conflict of interest will confirm sales to any accounts over which it exercises discretionary authority without first receiving a written consent from those accounts.

Indemnification
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act. We have agreed to indemnify Morgan Stanley & Co. LLC against certain liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.
Relationships with the Underwriters
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.
Certain affiliates of Goldman, Sachs & Co., an underwriter in this offering, beneficially own approximately 17.5% of our outstanding ordinary shares in the aggregate immediately prior to this offering, will sell           ordinary shares in this offering and will own   % of our ordinary shares after giving effect to this offering (   % if the underwriters exercise their option to purchase additional shares in full). These affiliates of Goldman, Sachs & Co. are in the business of making investments and acquired our shares in the ordinary course of business in private placements in 2007 and 2013. See “Principal and Selling Shareholders.” In addition, a managing director of Goldman, Sachs & Co. was a member of our supervisory board until June 16, 2014.
Because of such ownership interests, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. Rule 5121 requires that a “qualified independent underwriter” meeting certain standards participate in the preparation of the registration statement and prospectus and exercise the usual standards of due diligence with respect thereto. Morgan Stanley & Co. LLC will act as a “qualified independent underwriter” within the meaning of Rule 5121 in connection with this offering. In connection with our 2013 private placement, Morgan Stanley & Co. received as compensation as a placement agent shares of our common stock representing approximately 0.13% of our outstanding ordinary shares in the aggregate immediately prior to this offering. Further, as required by Rule 5121, Goldman, Sachs & Co. will not confirm sales of the shares to any account over which it exercises discretionary authority without the prior written approval of the customer.
The principal business address of Goldman, Sachs & Co. is 200 West Street, New York, New York 10282, and the principal business address of Morgan Stanley & Co. LLC is 1585 Broadway, New York, New York 10036.
In connection with this offering, Wells Fargo Securities, LLC, one of the underwriters for this offering, has entered into a referral agreement with Tulip Capital (“Tulip”), a British company, pursuant to which such underwriter agreed to pay to Tulip a referral fee equal to a portion of the net underwriting discount or commission received by it in connection with this offering.

Selling Restrictions
European Economic Area
In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including The Netherlands, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state, an offer of shares to the public in that Relevant Member State may not be made prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, other than:
(a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
(c)
  to fewer than 100 or, if the relevant member state has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or
(d)
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each Relevant Member State. The expression 2010 PD Amending Directive means Directive 2010/73/EU.
United Kingdom
Each underwriter has represented and agreed that:
(a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the ordinary shares in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and
(b)
  it has complied and will comply with all applicable provisions of the FSMA in respect to anything done by it in relation to the ordinary shares in, from or otherwise involving the United Kingdom.
Hong Kong
The ordinary shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the ordinary shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.
Japan
The ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Notice to Prospective Investors in Israel
This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum (the “Addendum”), to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors may be required to submit written confirmation that they fall within the scope of the Addendum.

Expenses of the Offering
We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

SEC registration fee	$
FINRA filing fee
NYSE listing fees
Printer fees and expenses
Legal fees and expenses
Accounting fees and expenses
Transfer agent and registrar fees
Miscellaneous fees and expenses
Total	$

All amounts in the above table are estimates except the SEC registration fee, the NYSE listing fee and the FINRA filing fee. We and the selling shareholders shall pay our respective allocable portions of the expenses of this offering.
Legal Matters
The validity of our ordinary shares and certain other matters of Dutch law will be passed upon for us by Van Campen & Partners N.V., Amsterdam, The Netherlands. Certain matters of U.S. federal and New York State law will be passed upon for us by Morrison & Foerster LLP, New York, New York. The underwriters are represented in connection with this offering by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and Stibbe N.V., Stibbetoren, Strawinskylaan 2001, 1077 ZZ Amsterdam, The Netherlands.
Experts
The consolidated financial statements as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013 included in the prospectus, have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s restatement of its consolidated financial statements as described in Note 2(x) to the consolidated financial statements) of Kesselman & Kesselman (a member firm of PricewaterhouseCoopers International Limited), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Enforcement of Judgments
The ability of our shareholders in certain countries other than The Netherlands to bring an action against us may be limited under applicable law. Substantially all of our business is conducted, and substantially all of our assets are located, in jurisdictions outside the United States. In addition, a majority of the members of our board of directors and a majority of our executive officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or upon us, or to enforce judgments obtained in U.S. courts, including judgments predicated upon civil liabilities under the securities laws of the United States or any state or territory within the United States, against such persons. In addition, there is substantial doubt as to the enforceability, in The Netherlands, of original actions for enforcement against us or the members of our board of directors or our officers, based on the federal securities laws of the United States, or for enforcement of judgments of U.S. courts against us or the members of our board of directors, or our officers, predicated upon the civil liability provisions of the securities laws of the United States.
The United States and The Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Accordingly, a final judgment for the payment of money rendered by U.S. courts based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be directly enforceable in The Netherlands. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in The Netherlands, that party may submit to the Dutch court the final judgment that has been rendered in the United States. A judgment by a federal or state court in the United States against us will neither be recognized nor enforced by a Dutch court but such judgment may serve as evidence in a similar action in a Dutch court of competent jurisdiction. Additionally, under current practice, a Dutch court will generally grant the same judgment without a review of the merits of the underlying claim if (i) the relevant judgment is a final and conclusive judgment in personam obtained in a federal or state court in the United States against us under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty or in respect of punitive damages), (ii) the relevant judgment resulted from legal proceedings compatible with Dutch notions of due process, (iii) that judgment does not contravene public policy of The Netherlands, (iv) the jurisdiction of the U.S. federal or state court rendering the judgment was compatible with internationally recognized principles in respect of jurisdictional matters, (v) such judgment was not obtained by fraud, (vi) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of The Netherlands and (vii) there is due compliance with the current procedures under the laws of The Netherlands.
We believe that U.S. investors may originate actions in a Dutch court. However, there is doubt as to whether a Dutch court would impose civil liability on us, the members of our board of directors, our officers or certain experts named herein in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in The Netherlands against us or such members, officers or experts, respectively.
Our principal offices and operations are located in the State of Israel. Our officers and some of our directors reside in the State of Israel and all or a significant portion of the assets of such officers and directors and substantially all of our assets are located in the State of Israel. Israel does not have a formal treaty with either the United States or the Netherlands; however, Israeli case law has recognized de facto reciprocity with the United States under the Israeli Foreign Judgments Enforcement Law — 1958. As a result, it may not be possible for you to effect service of process within the United States upon such persons or to enforce against them or against us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. There is doubt as to the enforceability in the State of Israel, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated on the U.S. federal securities laws.

Where You Can Find More Information
We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to this offering of our ordinary shares. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our ordinary shares, we refer you to the registration statement, including the exhibits and the financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
We will send the transfer agent a copy of all notices of shareholders meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders of
MOBILEYE N.V.
We have audited the accompanying consolidated balance sheets of Mobileye N.V. (the “Company”) and its subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, of comprehensive income (loss), of shareholders’ equity and of cash flows, for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mobileye N.V. and its subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.
As discussed in note 2(x) to the consolidated financial statements, the Company has restated its 2013 financial statements to correct an error.

Tel-Aviv, Israel May 8, 2014, except for note 2(x) as to which the date is June 16, 2014.	/s/	Kesselman & Kesselman Certified Public Accountants (Isr.) A member firm of PricewaterhouseCoopers International Limited

MOBILEYE N.V.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
	U.S. dollars in thousands
Assets
CURRENT ASSETS
Cash and cash equivalents	72,560	14,979
Short-term deposits	5,006	10,225
Marketable securities	46,718	35,736
Restricted cash	78	75
Trade accounts receivables, net	12,490	7,101
Inventories	11,354	9,275
Other current assets	7,025	2,922
TOTAL CURRENT ASSETS	155,231	80,313
LONG-TERM ASSETS
Property and equipment, net	5,697	4,511
Funds in respect of employee rights upon retirement	6,962	4,889
Other assets	338	281
TOTAL LONG-TERM ASSETS	12,997	9,681
TOTAL ASSETS	168,228	89,994

MOBILEYE N.V.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
	U.S. dollars in thousands
Liabilities and shareholders’ equity
CURRENT LIABILITIES
Accounts payable and accrued expenses	11,096	6,772
Employee related accrued expenses	3,338	2,563
Other current liabilities	1,441	1,973
TOTAL CURRENT LIABILITIES	15,875	11,308
LONG TERM LIABILITIES
Liability in respect of employee rights upon retirement	8,313	6,136
Long term liabilities	1,402	982
TOTAL LONG TERM LIABILITIES	9,715	7,118
COMMITMENTS AND CONTINGENT LIABILITIES (Note 7)
TOTAL LIABILITIES	25,590	18,426
SHAREHOLDERS’ EQUITY
Class B Ordinary shares, EUR 0.01 par value: 5,000,000 shares at December 31, 2013 and 2012 authorized; 1,340,704 and 2,382,627 issued and outstanding at December 31, 2013 and 2012 respectively	15	26
Class C Ordinary shares, EUR 0.01 par value: 5,000,000 shares at December 31, 2013 and 2012 authorized; 678,098 and 963,759 issued and outstanding at December 31, 2013 and 2012 respectively	7	10
Class D Ordinary shares, EUR 0.01 par value: 10,000,000 shares at December 31, 2013 and 2012 authorized; 6,432,991 and 8,693,907 issued and outstanding at December 31, 2013 and 2012 respectively	83	112
Class E Ordinary shares, EUR 0.01 par value: 4,000,000 shares at December 31, 2013 and 2012 authorized; 2,349,940 and 2,809,487 issued and outstanding at December 31, 2013 and 2012 respectively	31	37
Class F1 Ordinary shares, EUR 0.01 par value: 3,000,000 shares at December 31, 2013 authorized; 2,865,330 issued and outstanding at December 31, 2013	33	—
Class F2 Ordinary shares, EUR 0.01 par value: 13,000,000 shares at December 31, 2013 authorized; 8,309,456 issued and outstanding at December 31, 2013	96	—
Ordinary shares (with liquidation preferences), EUR 0.01 par value: authorized 40,000,000 shares at December 31, 2013 and 2012; 12,111,943 and 15,509,277 issued and outstanding at December 31, 2013 and 2012 respectively	136	170
Class A Ordinary shares, EUR 0.01 par value: 20,000,000 shares at December 31, 2013 and 2012 authorized; 6,414,167 and 8,038,119 issued and outstanding at December 31, 2013 and 2012 respectively	69	87
Additional paid-in capital	242,443	191,712
Accumulated other comprehensive income	612	221
Accumulated deficit	(100,887)	(120,807)
TOTAL SHAREHOLDERS’ EQUITY	142,638	71,568
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	168,228	89,994

The accompanying notes are an integral part of the consolidated financial statements.

MOBILEYE N.V.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2013 (Restated)	2012	2011

	U.S. dollars in thousands except per share data
REVENUES	81,245	40,285	19,168
COST OF REVENUES	21,130	12,219	6,863
GROSS PROFIT	60,115	28,066	12,305
OPERATING COSTS AND EXPENSES:
RESEARCH AND DEVELOPMENT, net	22,309	15,866	15,377
SALES AND MARKETING	12,331	6,434	6,134
GENERAL AND ADMINISTRATIVE	10,277	7,418	2,567
OPERATING PROFIT (LOSS)	15,198	(1,652)	(11,773)
INTEREST INCOME	1,059	1,531	1,543
FINANCIAL INCOME (EXPENSES), net	1,389	402	(2,709)
PROFIT (LOSS) BEFORE TAXES ON INCOME	17,646	281	(12,939)
BENEFIT (TAXES) ON INCOME	2,274	(334)	(447)
NET INCOME (LOSS)	19,920	(53)	(13,386)
BASIC AND DILUTED LOSS PER SHARE:
Amount allocated to participating shareholders	(16,105)	—	—
Adjustment as a result of benefit to participating shareholders	(229,832)	—	—
Net loss applicable to Class A Ordinary shares	(226,017)	(53)	(13,386)
Basic and diluted	(30.15)	(0.01)	(1.67)
WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTATION OF LOSS PER CLASS A ORDINARY SHARE (IN THOUSANDS)
Basic and diluted	7,495	8,038	8,038
PRO FORMA BASIC AND DILUTED EARNINGS PER SHARE (UNAUDITED)
Net income	19,920
Basic (unaudited pro forma)	0.51
Diluted (unaudited pro forma)	0.49
WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTATION OF EARNINGS PER SHARE (IN THOUSANDS)
Basic (unaudited pro forma)	39,135
Diluted (unaudited pro forma)	40,986

The accompanying notes are an integral part of the consolidated financial statements.

MOBILEYE N.V.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year ended December 31,
	2013	2012	2011
	U.S. dollars in thousands
NET INCOME (LOSS)	19,920	(53)	(13,386)
OTHER COMPREHENSIVE INCOME (LOSS)
unrealized gain (loss) on marketable securities	391	549	(639)
TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	391	549	(639)
TOTAL COMPREHENSIVE INCOME (LOSS)	20,311	496	(14,025)

The accompanying notes are an integral part of the consolidated financial statements.

MOBILEYE N.V.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Number of shares	Amount	Additional paid in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total shareholders’ equity
	U.S. dollars in thousands (except for share data)
BALANCE AT JANUARY 1, 2011	37,591,086	431	175,029	(107,368)	311	68,403
CHANGES DURING 2011
Exercise of options			100			100
Issuance of shares, net of issuance costs	783,782	10	13,339			13,349
Comprehensive income (loss)				(13,386)	(639)	(14,025)
Share-based compensation			1,118			1,118
BALANCE AT DECEMBER 31, 2011	38,374,868	441	189,586	(120,754)	(328)	68,945
CHANGES DURING 2012
Exercise of options	22,308	1	271			272
Comprehensive income (loss)				(53)	549	496
Share-based compensation			1,855			1,855
BALANCE AT DECEMBER 31, 2012	38,397,176	442	191,712	(120,807)	221	71,568
CHANGES DURING 2013
Issuance of shares, net of issuance costs	859,599	11	27,871			27,882
Exercise of options	1,245,854	17	9,729			9,746
Comprehensive income				19,920	391	20,311
Share-based compensation			13,131			13,131
BALANCE AT DECEMBER 31, 2013	40,502,629	470	242,443	(100,887)	612	142,638

The accompanying notes are an integral part of the consolidated financial statements.

MOBILEYE N.V.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2013	2012	2011
	U.S. dollars in thousands
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) for the year	19,920	(53)	(13,386)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,694	1,245	1,030
Exchange rate differences on cash and cash equivalents	(280)	(103)	224
Liability in respect of employee rights upon retirement	2,177	1,390	522
Loss (gain) from funds in respect of employee rights upon retirement	(337)	(176)	115
Loss (gain) and exchange rate differences from marketable securities	(767)	226	1,483
Loss on disposal of property and equipment	22	12	—
Share-based compensation	13,131	1,855	1,118
Changes in asset and liabilities:
Trade accounts receivables, net	(5,389)	(1,758)	(2,046)
Other current assets	(4,103)	185	(952)
Inventories	(2,079)	(4,955)	(506)
Other long-term assets	(57)	(129)	(23)
Trade payables and accrued expenses	3,593	869	999
Employee-related accrued expenses	775	514	247
Other current-liabilities	(532)	(796)	1,683
Long-term liabilities	420	9	160
Net cash provided by (used in) operating activities	28,188	(1,665)	(9,332)
CASH FLOWS FROM INVESTMENT ACTIVITIES
Change in short-term deposits	5,219	5,012	(15,238)
Proceeds from maturities / sales of marketable securities	14,342	35,402	33,379
Purchase of marketable securities	(24,166)	(37,187)	(17,240)
Funds in respect of employee right upon retirement	(1,736)	(1,013)	(427)
Purchase of property and equipment	(2,592)	(1,526)	(1,652)
Change in restricted cash	(3)	(75)	—
Net cash provided by (used in) investing activities	(8,936)	613	(1,178)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of shares, net of issuance costs	28,303	—	13,349
Exercise of options	9,746	272	100
Net cash provided by financing activities	38,049	272	13,449
EXCHANGE RATE DIFFERENCES ON CASH AND CASH EQUIVALENTS	280	103	(224)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	57,581	(677)	2,715
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	14,979	15,656	12,941
BALANCE OF CASH AND CASH AND CASH EQUIVALENTS AT END OF YEAR	72,560	14,979	15,656
SUPPLEMENTARY INFORMATION ON ACTIVITIES NOT INVOLVING CASH FLOWS
Income taxes paid	405	613	641
Non cash purchase of property and equipment	310	121	167
Non cash share issuance costs	421	—	—

The accompanying notes are an integral part of the consolidated financial statements.

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1   GENERAL
Organization
Mobileye N.V. was incorporated in the Netherlands in 2001 and is the parent company of the following subsidiaries: Mobileye, Inc., a company incorporated in the United States (the “US subsidiary”), Mobileye Technologies Ltd., a company incorporated in Cyprus (the “Cypriot subsidiary”), Mobileye Vision Technologies Ltd., a company incorporated in Israel (the “Israeli subsidiary”), Mobileye Japan Ltd, a company incorporated in Japan (the “Japanese subsidiary”) and Mobileye Germany GmbH, a company incorporated in Germany (the “German subsidiary”). In April 2013, Mobileye N.V. established a new wholly owned subsidiary in China in the name of Mobileye Auto Service (Shanghai) Co. Ltd. (the “Chinese subsidiary”).
The Company and its subsidiaries together (the “Company”) is a global leader in the design and development of camera-based Advanced Driver Assistance Systems (“ADAS”) covering the entire range of vision applications for onboard driving assistance.
The Company’s Chief Operating Decision Maker manages the Company on the basis of two reportable segments: (i) Original Equipment Manufacturing (“OEM”) and (ii) After Market (“AM”). The OEM segment supplies core intelligence of complete systems to Tier 1 manufacturers in the automotive industry. In the OEM segment the Company supplies System on Chip (SoC) which includes core intelligence to be ultimately implemented within new vehicles through Tier 1 manufacturers who are system integrators to the automotive industry. In the AM segment the Company sells a complete system which offers a variety of advanced driver assistance functions to customers being primarily fleet commercial vehicles, fleet management system providers, new vehicle dealers and importers either directly, through distributors and insurance companies. See also note 2j and 13b for the Company’s major customers.
NOTE 2   SIGNIFICANT ACCOUNTING POLICIES
The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).
a. Use of estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclose contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the years reported. Actual results could differ from those estimates. On an on-going basis, management evaluates its estimates, judgments and assumptions. The most significant estimates and assumptions relate to write down of inventory, employee compensation in connection with equity awards, realizability of deferred tax assets, provision for uncertain tax positions and contingencies.
b. Functional currency
The currency of the primary economic environment in which the operations of the Company and its subsidiaries are conducted is the United States dollar (the “Dollar”).
Virtually all product revenues of the Company and its subsidiaries are derived in Dollars. Most purchases of materials and components are made in Dollars. Thus, the functional currency of each of the Company and its subsidiaries is the Dollar.
Monetary accounts maintained in currencies other than the Dollar are re-measured using the official exchange rate at the balance sheet date. Operational accounts and non-monetary balance sheet accounts are measured and recorded at the rate in effect at the date of the transaction or average rates. The effects of foreign currency re-measurements are recorded in the consolidated statements of operations as “financial income (expenses)”.

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2   SIGNIFICANT ACCOUNTING POLICIES (Continued)

c. Principles of consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany balances and transactions, including profits from intercompany sales not yet realized outside the Company, have been eliminated upon consolidation.
d. Cash and cash equivalents
All highly liquid investments, which include short-term bank deposits, that are not restricted as to withdrawal or use and the period to maturity of which does not exceed three months at the time of investment, are considered to be cash equivalents.
e. Short term deposits
Bank deposits with maturities of more than three months but less than one year are included in short-term deposits.
f. Marketable securities
The Company classifies its investing in marketable securities as available-for-sale. Accordingly, these securities are measured at fair value with unrealized gains and losses reported in accumulated other comprehensive income (loss) (“OCI”). Realized gains and losses on sales of investments, and a decline in value that is considered as other than temporary, are included in the consolidated statements of operations. Interest and amortization of premiums and discounts on debt securities are recorded as interest income.
The Company classifies marketable securities as available-for-sale as either current or non-current based on maturities and management’s reasonable expectation with regard to those securities.
Realized gains and losses on sale of the securities are included in the consolidated statements of operations as “financial income (expenses)”.
An other-than-temporary impairment has occurred if the Company does not expect to recover the amortized cost basis of the debt security. If the Company does not intend to sell the impaired debt security, and it is not more likely than not it will be required to sell the debt security before the recovery of its amortized cost basis, the amount of the other-than-temporary impairment recognized is limited to the portion attributed to the credit loss. The remaining portion of the other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss).
g. Restricted cash
Restricted cash consist of cash deposits relating to the Company’s credit cards. Classification of restricted deposits as current or noncurrent takes into consideration the expected release date.
h. Risk factors
Concentration of credit risk
Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash equivalents and short-term deposits and marketable securities.
The Company’s cash equivalents, short-term deposits and marketable securities are mainly invested with major Israeli, Swiss and U.S. banks. Management believes that the financial institutions holding the Company’s investments are financially sound, and accordingly, minimal credit risk exists with respect to these investments. See also note 13b for the Company’s major customers.

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2   SIGNIFICANT ACCOUNTING POLICIES (Continued)

Dependence on a single supplier
The Company purchases all its chips from a single supplier. Any problems that occur and persist in connection with the manufacture, delivery, quality or cost of the assembly and testing of inventory could have a material adverse effect on the Company’s business and financial condition. The agreement expires on December 31, 2022.
i. Fair value measurement
The Company measures fair value and discloses fair value measurements for financial and non-financial assets and liabilities. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting standard establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:
Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.
Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data or active market data for similar but not identical assets or liabilities.
Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.
In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and considers credit risk in its assessment of fair value.
j. Trade accounts receivable, net
The Company’s accounts receivable balances are due from companies primarily in the car manufacture industry. Credit is given based on an evaluation of a customer’s financial condition and generally, collateral is not required. Trade accounts receivable from sales of products are typically due from customers within 30 – 90 days. Trade accounts receivable balances are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than their original contractual payment terms, are considered past due. The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history from such customers, customer’s current ability to pay its obligation to the Company. Payments subsequently received on such receivables are credited to the allowance for doubtful accounts. The allowance for doubtful accounts is determined with respect to specific debts that are doubtful of collection. The Company writes-off accounts receivable when they become uncollectible.
k. Inventories
Inventories are stated at the lower of cost or market value. Cost is computed using standard cost, which approximates average cost. The Company analyzes and adjusts excess and obsolete inventories primarily based on future demand forecasts. Although the Company makes every effort to ensure the accuracy of its forecasts of future product demand, any significant unanticipated changes in demand or technological developments would significantly impact the value of the inventory and the reported operating results. If actual market conditions are less favorable than the Company’s assumptions, additional write-downs may be required.

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2   SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories are written-down for estimated excess and obsolescence, based on assumptions about future demand and market conditions. Once written-down, a new lower cost basis for that inventory is established.
l. Property and equipment
Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method.
Annual rates of depreciation are as follows:

%
Computers and electronic equipment	15 − 33
Vehicles	15
Office furniture and equipment	7
Equipment	33

Leasehold improvements are amortized by the straight-line method over the shorter of the term of the lease and estimated useful life of the improvements.
m. Impairment of long-lived assets
Long-lived assets, including definite life intangible assets, held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets (or asset group) may not be recoverable. In the event that the sum of the expected future cash flows (undiscounted and without interest charges) of the long-lived assets (or asset group) is less than the carrying amount of such assets, an impairment charge would be recognized, and the assets (or asset group) would be written down to their estimated fair values.
n. Research and development, net
Research and development expenses are expensed as incurred, and consist primarily of personnel, facilities, equipment and supplies for research and development activities.
Participations in research and development expenses for research and development projects are recognized on the basis of the costs incurred and is deducted from research and development expenses in the statement of operations. The Company does not receive any additional compensation or royalties upon completion of the project. The participation reimbursement received by the Company is not dependent on having future benefit from the project. All intellectual property generated from these arrangements are exclusively owned by the Company.
o. Comprehensive income
Comprehensive income (loss) consists of net income (loss) and other gains and losses affecting equity that under US GAAP are excluded from the net income (loss). For the Company, such items consist of unrealized gains and losses on available-for-sale securities.
p. Revenue recognition
The Company’s revenue results from sales of its products sold through its two operating segments, Original Equipment Manufacturing (“OEM”) and (ii) After Market (“AM”).
The Company recognizes revenue related to sales of its products, net of volume discounts, provided that (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the price is fixed or determinable and (iv) collectibility is reasonably assured. Delivery is considered to have

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2   SIGNIFICANT ACCOUNTING POLICIES (Continued)

occurred when the product is shipped to the customer and title and risk of loss have transferred to the customer. The Company evaluates the creditworthiness of its customers to determine that appropriate credit limits are established prior to the acceptance of an order.
Revenue of sales of products to resellers and distributors occurs upon delivery of products to the resellers and distributors. The Company does not give distributors any adjustments to cover price adjustments.
The Company also grants volume discounts to its OEM customers. These discounts are recorded as a reduction to revenue and are estimated at the time of sale. Total discounts for the years ended December 31, 2013, 2012 and 2011 were immaterial.
The Company does not provide rights of return to its customers.
q. Shipping and handling
Shipping and handling costs on sales are classified as a component of cost of revenues. The Company generally does not charge its customers for such expenses.
r. Share-based compensation
Equity awards granted to employees and directors are accounted for using the grant date fair value method. The fair value of share-based payment transactions is determined based on the Black-Scholes option pricing model and recognized as an expense over the requisite service period, net of estimated forfeitures. The Company estimates forfeitures based on historical experience and anticipated future conditions.
The Company elected to recognize compensation cost for awards that have a graded vesting schedule using the accelerated multiple-option approach.
Equity awards granted to non-employees are re-measured at each reporting period at fair value until they have vested. The fair value of equity awards is charged to the statement of operations over the service period.
s. Taxes on income
Deferred taxes are determined utilizing the assets and liabilities method, which is based on the estimated future tax effects of the differences between the financial accounting and tax bases of assets and liabilities under the applicable tax laws. Deferred tax balances are computed using the tax rates expected to be in effect when those differences reverse. A valuation allowance in respect of deferred tax assets is provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.
The Company did not provide for deferred taxes attributable to dividend distribution out of retained tax-exempt earnings from “Benefitted Enterprise” plans since it intends to permanently reinvest them and has no intention to declare dividends out of such tax exempt income in the foreseeable future. Management considers such retained earnings to be essentially permanent in duration. The Company may incur additional tax liabilities in the event of intercompany dividend distributions by its subsidiaries. Such additional tax liabilities has not been provided for in the Financial Statements, as it is the Company’s intention to permanently reinvest the subsidiaries’ earnings and to consider distributing dividends only when this can be performed in connection with a specific tax opportunity that may arise.
Results for tax purposes for the Israeli subsidiary are measured and reflected in NIS. The Company has not provided deferred income taxes on the differences resulting from changes in exchange rate and indexation. The Company follows a two-step approach to recognizing and

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2   SIGNIFICANT ACCOUNTING POLICIES (Continued)

measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate resolution. The Company’s policy is to include interest and penalties related to unrecognized tax benefits within income tax expense. Such liabilities are classified as long-term, unless the liability is expected to be settled in cash within twelve months from the balance sheet date. Interest and penalties are recorded as part of income tax expense.
t. Provision for warranty
The Company provides warranties for its products, which vary with respect to each contract and in accordance with the nature of each specific product, for terms of one to three years.
The Company estimates the costs that may be incurred under its warranty and records a liability in the amount of such costs at the time the product is shipped. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.
Provision for warranty as of December 31, 2013 and 2012, was $307 thousand and $259 thousand, respectively.
u. Contingencies
Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. Company’s management assesses such contingent liabilities, which inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, Company’s management evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.
Management applies the guidance in ASC 450-20-25 when assessing losses resulting from contingencies. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability is recorded in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Legal fees are expensed as incurred.
v. Basic and diluted net profit (loss) per Class A Ordinary share
Basic earnings (loss) per Class A Ordinary share are computed by dividing net income or loss applicable to Class A Ordinary shareholders by the weighted average number of shares of the Company’s Class A Ordinary Shares outstanding for each period.
Diluted earnings (loss) per share are calculated by dividing net income or loss applicable to Class A Ordinary shareholders by the fully-diluted weighted-average number of Class A Ordinary shares outstanding during each period.
Basic earnings (loss) per share is presented in conformity with the two-class method for participating securities for the periods prior to their conversion. Under this method the earnings per share for each class of shares are calculated assuming 100% of the Company’s earnings are distributed as dividends to each class of shares based on their contractual rights. In addition, since all classes other than Class A Ordinary shares do not participate in losses, for the years ended December 31, 2012 and 2011 these shares are not included in the computation of basic earnings (loss) per share.

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2   SIGNIFICANT ACCOUNTING POLICIES (Continued)

See note 8 with regard to shareholder rights of Class A Ordinary Shares, Ordinary shares with liquidation preference as well as Class B, C, D, E, F1 and F2 Shares.
w. Impact of recently issued accounting pronouncements
In February 2013, the FASB issued accounting standard update ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. Previously, information about amounts reclassified out of accumulated other comprehensive income and their corresponding effect on net income had been presented in separate places throughout the financial statements. ASU No. 2013-02 requires entities to present this information in one centralized disclosure in the financial statements; however, it emphasized that there is no change in the current requirements for reporting net income or other comprehensive income in financial statements. The adoption by the Company of ASU No. 2013-02 on January 1, 2012, did not have a material effect on Company’s consolidated financial statements.
For the years ended December 31, 2013, 2012, and 2011, there were $(291) thousand, $(419) thousand, and $146 thousand reclassified from accumulated other comprehensive income to financial income (expense) in the statements of operations as a result of sales of marketable securities.
x. Restatement of previously issued financial statements
The Company identified an error in the calculation of basic and diluted loss per Class A Ordinary share for the year ended December 31, 2013. The Company had previously treated the benefit given to its shareholders as described in note 8c as a modification instead of redemption of its preference shares in accordance with ASC 260-10-S99-2. The extinguishment accounting guidance requires the benefit given to shareholders be calculated as the excess of the fair value of the consideration transferred over the carrying amount. The impact of this error was material. Accordingly, the Company restated its basic and diluted loss per Class A Ordinary share for the year ended December 31, 2013. See note 9 and note 15.
The impact of correcting the error is as follows:

	2013 Previously reported	Adjustment	2013 (Restated)
	U.S. dollars in thousands (except share and per share data)
Basic and diluted EPS for Class A Ordinary Shares
Numerator –
Net income	19,920	—	19,920
Amount allocated to participating shareholders	(16,105)	—	(16,105)
Adjustment as a result of benefit to selling shareholders	(81,953)	(147,879)	(229,832)
Net loss applicable to Class A Ordinary shares	(78,138)	(147,879)	(226,017)
Denominator –
Weighted average Class A Ordinary shares outstanding	7,495,319	—	7,495,319
Net loss per share:
Basic and Diluted	(10.42)	(19.73)	(30.15)

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3   SUPPLEMENTARY CONSOLIDATED BALANCE SHEETS INFORMATION

	December 31,
	2013	2012
	U.S. dollars in thousands
a. Other current assets
Government institutions	856	881
Prepaid expenses	1,260	610
Deferred taxes	3,025	39
Other	1,884	1,392
	7,025	2,922
b. Property and equipment, net
Computers and electronic equipment	9,323	6,976
Vehicles	656	420
Office furniture and equipment	541	486
Leasehold improvements	2,928	2,769
Equipment	356	356
	13,804	11,007
Less – accumulated depreciation and amortization	8,107	6,496
	5,697	4,511

Depreciation expense totaled $1,694 thousand, $1,245 thousand and $1,030 thousand in the years ended December 31, 2013, 2012, and 2011, respectively.

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4   FAIR VALUE MEASUREMENT
The Company measures fair value and discloses fair value measurements for financial assets and liabilities. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
The fair value of marketable securities is based on quoted market prices in active markets (level 1). Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.
The cost, aggregate fair value and unrealized holding gains and losses by major security types were as follows:

	As of December 31, 2013
	Cost	Aggregate fair value	Unrealized gains, net
	U.S. dollars in thousands
Government and corporate debentures	45,518	46,114	596
Other	588	604	16
	46,106	46,718	612

	As of December 31, 2012
	Cost	Aggregate fair value	Unrealized gains (losses), net
	U.S. dollars in thousands
Government and corporate debentures	34,927	35,258	331
Other	588	478	(110)
	35,515	35,736	221

Short term deposits included in cash and cash equivalents were $31,935 thousand and $1,995 thousand, as of December 31, 2013 and 2012, respectively.
The carrying amount of financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their generally short maturities.
NOTE 5   INVENTORIES
Inventories are composed of the following:

	December 31,
	2013	2012
	U.S. dollars in thousands
Raw materials	2,387	2,307
Work in process	282	1,453
Finished goods and spare parts	8,685	5,515
Total	11,354	9,275

Inventory of $23 thousand, $231 thousand and $441 thousand was written down in the years ended December 31, 2013, 2012 and 2011, respectively.

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6   EMPLOYEE BENEFITS
Israeli labor laws and agreements require severance payments upon dismissal of an employee or upon termination of employment in other circumstances. The Company’s liability in respect of employee rights upon retirement required by Israeli law is covered by deposits with financial institutions and by accrual. The liability is presented as a long-term liability. The amounts funded are presented separately as funds in respect of employee rights upon retirement.
The Israeli subsidiary’s liability in respect of employee rights upon retirement, for their Israeli employees, is calculated pursuant to Israeli Severance Pay Law based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date. The liability is presented on the undiscounted basis. The Israeli subsidiary records an expense for the net increase in its severance liability. The Israeli subsidiary’s liability for all of its Israeli employees is covered for by monthly deposits with severance pay funds. The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligations pursuant to Israeli Severance Pay Law or labor agreements.
The value of the deposited funds is based on the cash surrender value of these policies and includes profits (or loss) accumulated through the balance sheet date.
Severance pay expenses for the Israeli subsidiary were $1,433 thousand, $1,321 thousand and $1,290 thousand for the years ended December 31, 2013, 2012 and 2011, respectively.
The US subsidiary has a defined contribution retirement plan (the “Contribution Plan”) under the provisions of Section 401(k) of the Internal Revenue Code (“Code”) that covers eligible U.S. employees as defined in the Contribution Plan. Participants may elect to contribute up to a maximum amount prescribed by the Code. The US subsidiary, at its discretion, makes matching contributions equal to the mandatory minimum 3% non elective (employer level) safe harbor contribution of the participant’s annual compensation. For the years ended December 31, 2013, 2012 and 2011 the US subsidiary made 401(k) Plan contributions of approximately $87 thousand, $57 thousand, and $34 thousand, respectively.
NOTE 7   COMMITMENTS AND CONTINGENT LIABILITIES
Commitments
a. Lease agreements
In September 2013, the Israeli subsidiary exercised its option to extend the existing operating lease agreement for a period of additional 5 years until the end of February 2019. As part of this agreement the Israeli subsidiary had secured a bank guarantee in the amount of approximately $1,347 thousand (denominated in NIS).
Rent expenses for the Company for the years ended December 31, 2013, 2012 and 2011 were $1,447 thousand, $1,060 thousand and $892 thousand, respectively.

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7   COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

Future minimum annual lease commitments under all of the Company’s operating lease agreements are as follows:

U.S. dollars in thousands
Years ending December 31:
2014	1,333
2015	1,329
2016	1,242
2017	1,214
2018	1,214
2019	202
6,534

Other lease agreements
The Israeli subsidiary leases vehicles under vehicle operating lease agreements. Vehicles lease expenses for the Company for the years ended December 31, 2013, 2012 and 2011 were $600 thousand, $554 thousand, and $545 thousand, respectively.
Future minimum annual lease commitments under operating lease agreements are as follows:

U.S. dollars in thousands
Years ending December 31:
2014	541
2015	308
2016	107
956

b. Royalty and commissions bearing agreements
The Cypriot subsidiary signed a number of license agreements and technology transfer agreements with third parties. The agreements allow the Cypriot subsidiary to utilize and leverage the third parties’ technology in order to integrate it into the Company’s products (“Integrated Product”). In consideration thereof, the Cypriot subsidiary is obligated to pay royalties to each of the third parties, for each unit of the applicable Integrated Product sold to other parties. Some agreements include special terms, such as entitlement of the third party to purchase from the Cypriot subsidiary the applicable integrated product at a specified purchase price as stipulated in the agreement.
As a result, the Company recorded during the years ended December 31, 2013, 2012 and 2011, expenses of approximately $920 thousand, $554 thousand and $235 thousand in the financial statements, respectively. These expenses are classified as a component of cost of revenues.
In connection with multiple contractor and agent agreements, the Company is committed to pay commissions ranging between 1% and 3% of the direct sales earned directly as a result of these agreements. These expenses are classified as a component of sales and marketing.

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7   COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

c. Bank guarantees
The Israeli subsidiary had secured several bank guarantees in a total amount of approximately $1,682 thousand (denominated in NIS) mainly in connection with a lease agreement and the employment encouragement plan of the Israeli Ministry of Industry, Trade and Labor plan it had undertaken.
d. Contingent liabilities:
1)
  In March 2007, a consultant of the Company filed a claim in an Israeli court against the Company claiming that the Company owes the consultant a commission from proceeds received by the Company from a customer. The amount claimed was NIS 2.5 million (approximately $670 thousand). According to the district court’s judgment received in February 2010 and the complementary resolution received in August 2010, the Company is committed to pay commissions to the former consultant from proceeds received by the Company for each purchase order received from a certain customer, excluding certain research and development reimbursements, which are less than $150 thousand, and within two years of each purchase order. After the Company filed an appeal, in February 2013, the parties came to a final settlement agreement, which was approved by the Supreme Court, according to which the Company paid the consultant $300 thousand, as well as the remainder accrued commissions payable as of December 2012. An adequate provision was recorded in the financial statements as of December 2012 and the total amount was paid in 2013.
2)
  In December 2008, a former distributor of the Company filed a claim against the Cypriot subsidiary in an Israeli court for alleged misrepresentation concerning Company’s product. In January 2012, the parties have come to an agreement according to which the claim was dismissed without material consequences to the Company.
3)
  In October 2012, the Cypriot and Israeli subsidiaries received a lawsuit filed by a former consultant of the Cypriot subsidiary, claiming Euro 260 thousand (approximately $340 thousand) for early termination of the consultancy agreement, reputational damages and interest. On January 22, 2014, the Court rejected the former consultant’s claim and the case was dismissed.
NOTE 8   EQUITY
Share capital
a. The issued share capital of the Company is composed of Class A Ordinary shares (with no liquidation preference), Ordinary shares (with liquidation preference), Class B, C, D, E, F1 and F2 shares, all at EUR 0.01 par value. The Ordinary shares (with liquidation preference) are herein referred to in this note as Ordinary shares.
b. On August 15, 2013 the Company amended its Articles of Association. Accordingly, the authorized shares were divided differently among the different classes of shares (while the total authorized share capital remained the same). Following this amendment, authorized shares are as follows: 20,000,000 class A shares, 40,000,000 Ordinary shares, 5,000,000 class B shares, 5,000,000 class C shares, 10,000,000 class D shares, 4,000,000 class E shares and 16,000,000 class F shares divided into (i) 3,000,000 F1 shares and (ii) 13,000,000 F2 shares.

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8   EQUITY (Continued)

The shares of the Company have the following significant rights:
Voting
The holders of Ordinary Shares, and Class A, B, C, D, E, F1 and F2 Ordinary shares have identical voting rights. The holders of class D shares have a veto right with respect to certain related party transactions and the right to designate a director of the Company. The holders of F1 shares have the right effectively to designate a director of the Company. The holders of Class D shares and Class F shares have the right to veto further issuances of Class D shares and Class F shares, respectively. All of the special rights described above will terminate upon the closing of an initial public offering of the Company’s securities (an “IPO”).
Conversion
Each holder of Class B, C, D, E, F1 and F2 shares shall have the right, at any time and from time to time, to convert each share held by it into one fully paid and non-assessable Ordinary share. The Class A shareholders have the right to convert to Ordinary shares, however, their shares will not have any additional rights nor liquidation preference as a result of such conversion. In addition, immediately prior to an initial public offering of stock of the Company, all shares of the Company shall automatically convert into Ordinary shares, with no effective liquidation rights, on the date of the initial public offering.
In connection with the consummation of the Company’s IPO or upon receipt of notice from the Company of the listing for trading of the Company’s shares on a securities exchange, all Class A shares, Class B shares, Class C shares, Class D shares, Class E shares and Class F shares, will immediately be converted into the same number of Ordinary shares and will forfeit special rights, including the Ordinary shares’ liquidation preferences.
Anti-Dilution Rights
Certain Ordinary shares, and certain Class B, C, D, E, F1and F2 shares have the following contractual anti-dilution rights.
At any time prior to an initial public offering of the Company’s securities, in the event the Company issues any shares to a third party in return for an investment (the “Subsequent Investment”) and the Subsequent Investment is made based on a price per share of less than the “Adjusted Price Per Share” (as defined in the relevant Investment Agreement to which a shareholder is a party), then the Investors (as defined in the relevant agreement) shall be issued additional shares of the Company of the relevant class of shares held by such shareholder, for no further consideration, such that the number of shares of the relevant class held by such Investor shall be increased to such number of shares as such Investor would have held had it originally purchased such shares for the lower price at which shares are proposed to be issued.
The Company determined that the anti-dilution feature is a contingent beneficial conversion feature at the date of issuance. Since this is contingent upon a future event, it has not been recorded in the consolidated financial statements as of December 31, 2013 and 2012.
Liquidation Preference
In the event of any liquidation, dissolution or winding up of the Company, the Company undertakes that (i) each holder of Class B and Ordinary shares that is a party to an Investment Agreement providing for a liquidation preference and (ii) each holder of Class C, D, E, F1 and F2 shares shall be entitled to receive, out of the assets of the Company invested by such holder in the

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8   EQUITY (Continued)

Company (the “Consideration Amount of such holder). Such distribution will be made pro rata to all holders entitled to a liquidation preference, until each holder has received the full Consideration Amount to which it is entitled, after which such holder will not participate in the preferential distribution.
After the full preferential amount referred to above has been distributed to all shareholders entitled thereto, the Company’s remaining assets and funds available for distribution will be distributed pro rata to all shareholders.
There is no deemed liquidation that requires redemption of the shares.
Following is a summary of the equity activity for the years ended December 31, 2013, 2012 and 2011:

	Class A Ordinary shares	Class B Ordinary shares	Class C Ordinary shares	Class D Ordinary shares	Class E Ordinary shares	Class F1 Ordinary shares	Class F2 Ordinary shares	Ordinary shares
	Number of shares – issued and outstanding
Balance, as of January 1, 2011	8,038,119	2,382,627	963,759	8,693,907	2,025,705	—	—	15,486,969
Issuance of E shares	—	—	—	—	783,782	—	—	—
Balance, as of December 31, 2011	8,038,119	2,382,627	963,759	8,693,907	2,809,487	—	—	15,486,969
Exercise of options	—	—	—	—	—	—	—	22,308
Balance, as of December 31, 2012	8,038,119	2,382,627	963,759	8,693,907	2,809,487	—	—	15,509,277
Exercise of options	—	—	—	—	—	—	—	1,245,854
Issuance of F1 shares	—	—	—	—	—	859,599	—	—
Investment transaction (see note 8(c))	(1,623,952)	(1,041,923)	(285,661)	(2,260,916)	(459,547)	2,005,731	8,309,456	(4,643,188)
Balance, as of December 31, 2013	6,414,167	1,340,704	678,098	6,432,991	2,349,940	2,865,330	8,309,456	12,111,943

c. Investment transactions
On June 28, 2013, the Company entered into a share purchase agreement with an investor pursuant to which the Company agreed to sell and issue to the investor 859,599 Class F1 Shares par value EUR 0.01 each, at a purchase price of $34.90 per share and total consideration of $30,000,000. On the same day, investors, including the investor in the preceding sentence, entered into an agreement with the Company and a newly formed Dutch private company, Driving Momentum BV (“Newco”), which owned 100 Ordinary shares of the Company pursuant to which Newco agreed to sell to the investors an aggregate of 2,005,731 Class F1 and 8,309,456 Class F2 shares. NewCo then purchased 10,315,187 issued and outstanding Class A, Ordinary Shares, Class B, Class C, Class D and Class E shares of the Company from existing shareholders, at a purchase price of US $33 (net of expenses) per share. Newco converted the 10,315,187 shares it had acquired from the existing shareholders into 2,005,731 Class F1 and 8,309,456 Class F2 shares. The closing of the purchase of the 859,599 F1 shares from the Company and the 2,005,731 Class F1 and 8,309,456 Class F2 shares from Newco occurred on August 22, 2013. The repurchase conversion and sale of the shares took place simultaneously. Subsequent to the completion of these transactions, Newco, which did not have any substantive net assets, was merged with the Company. This transaction was accounted for as benefit to participating shareholders of the Class A, B, C, D, E and Ordinary shares. See also note 9.

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8   EQUITY (Continued)

2011 Capital Raises
In January 2011 and February 2011, the Company signed two share purchase agreements with certain investors, under which the Company issued the investors a total amount of 783,782 shares of the Company’s Class E ordinary shares of 0.01 EUR par value, in consideration for approximately $14.5 million.
d. Employee and Non-employee stock options
Options to employees and service providers
The Company has adopted a stock option plan (the “Plan”), whereby up to 11% (out of the Company’s issued and outstanding aggregate number of shares of all classes) options may be granted to employees and service providers for purchase of the Company’s Ordinary shares. Under the terms of the Plan, the board of directors or the designated committee will grant options and will determine the period over which options become exercisable and the exercise terms. The grant of options to Israeli employees and service providers under the Plan is subject to terms stipulated by Section 102 of the Israeli Income Tax Ordinance (“the Ordinance”). The Company usually grants options that vests over a period of 4.5 years and expire 7 years after grant. Each option can be exercised into one Ordinary share EUR 0.01 par value of the Company.
The following table summarizes information about options under the Company’s plan outstanding at December 31, 2013, 2012 and 2011.

Exercise price	Number outstanding at December 31,			Number exercisable at December 31,			Weighted average remaining contractual life (in years)
(US $)	2013	2012	2011	2013	2012	2011	2013	2012	2011
0.48 − 1.88	533,905	994,790	1,049,790	505,905	994,790	1,049,790	3.09	2.0	2.95
2.77 − 3.88	139,435	195,080	237,992	139,435	195,080	237,992	3.0	2.0	3.0
5.65 − 7.2	234,675	356,514	361,514	234,675	356,514	359,229	3.0	2.0	3.0
11.37 − 14.953	378,920	433,006	447,931	373,130	396,099	336,297	3.01	2.36	3.39
18.5	1,992,659	602,595	419,950	488,507	116,829	—	5.69	5.49	5.94
34.9	219,300	—	—	688	—	—	7.0	—	—
	3,498,894	2,581,985	2,517,177	1,742,340	2,059,312	1,983,308

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8   EQUITY (Continued)

Following is a summary of the option activity for the years ended December 31, 2013, 2012 and 2011.

	Year ended December 31,
	2013		2012		2011
	Number	Weighted average exercise price	Number	Weighted average exercise price	Number	Weighted average exercise price
		$		$		$
Options outstanding at beginning of year	2,581,985	7.51	2,517,177	7.07	2,259,517	5.72
Changes during the year:
Granted	2,210,863	19.96	179,591	18.50	295,215	18.49
Exercised	(1,245,854)	8.55	(22,308)	2.62	—	—
Forfeited	(48,100)	17.35	(92,475)	18.00	(37,555)	15.67
Options outstanding at end of year	3,498,894	14.87	2,581,985	7.51	2,517,177	7.07
Options exercisable at year-end	1,742,340	9.47	2,059,312	5.44	1,983,308	4.41

During 2013, the Company granted two of its officers, who are also shareholders, 900,000 options exercisable into the same amount of the Company’s Ordinary shares, at an exercise price of $18.5 per share, subject to acceleration upon an exit event, as defined in the option agreement. In connection with this grant, the Company recorded share-based compensation expense of $4.5 million in 2013. The remaining $6.3 million expense will be recorded based on the service terms or fully and immediately in the reporting period following the exit event. For an additional grant to these officers, see also note 15.
The fair value of options granted was estimated using the Black-Scholes option pricing model, and based on the following assumptions:

	Year ended December 31,
	2013	2012	2011
Risk-free interest rate	0.19% − 2.74%	0.88% − 1.33%	0.16% − 3.12%
Expected option term	1 − 12.35 years	6.26 − 7.06 years	1.77 − 7.65 years
Expected price volatility	42% − 53%	52% − 53%	44% − 51%
Dividend yield	0%	0%	0%
Weighted average fair value at the date of grant	$11.11	$10.23	$7.15

The Company’s computation of expected volatility was based on comparable companies. The expected option term was calculated in accordance with the simplified method in accordance with ASC 718. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.
As of December 31, 2013, approximately $13.3 million of total unrecognized compensation expense related to unvested share-based compensation grants under the Plan. That cost is expected to be recognized over a weighted-average period of 2.27 years.

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8   EQUITY (Continued)

Share-based compensation expenses included in the Company’s Statements of Operations were:

	Year ended December 31,
	2013	2012	2011
	U.S. dollars in thousands
Cost of revenues	16	32	—
Research and development, net	2,320	1,124	788
Sales and marketing	5,861	565	285
General and administrative	4,934	134	45
Total stock-based compensation	13,131	1,855	1,118

During December 2013, the Company’s Board of Directors approved the modification of certain outstanding stock options previously granted to employees and service providers. The modification was for the extension of all outstanding options with a termination date earlier than December 31, 2014. The options will now expire on December 31, 2016. The modification resulted in compensation expense of $823 thousand that was recorded during the year ended December 31, 2013 and included in the above table.
NOTE 9   EARNINGS (LOSS) PER CLASS A ORDINARY SHARE

	Year ended December 31,
	2013 (Restated)	2012	2011
	U.S. dollars in thousands (except share and per share data)
Basic and diluted EPS for Class A Ordinary Shares
Numerator
Net income (loss)	19,920	(53)	(13,386)
Amount allocated to participating shareholders	(16,105)	—	—
Adjustment as a result of benefit to participating shareholders	(229,832)	—	—
Net loss applicable to Class A Ordinary shares	(226,017)	(53)	(13,386)
Denominator
Weighted average Class A Ordinary shares outstanding	7,495,319	8,038,119	8,038,119
Net loss per share:
Basic and Diluted	(30.15)	(0.01)	(1.67)

During the year ended December 31, 2013, as a result of the investment transaction described in note 8c, the Company redeemed 8,691,235 aggregate shares of classes B, C, D, E and Ordinary shares (with liquidation preference), which were subsequently converted to Class F1 and Class F2 shares and sold to new investors. In connection with this redemption, the Company transferred value to the preferred shareholders, which was calculated as the difference between (1) the fair value of the

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9   EARNINGS (LOSS) PER CLASS A ORDINARY SHARE (Continued)

consideration transferred and (2) the carrying value of the 8,691,235 shares of classes B, C, D, E and Ordinary shares (with liquidation preferences) surrendered. The difference, in the amount of $230 million, was recorded as a reduction to net income applicable to Class A Ordinary shares used to calculate basic and diluted loss per share.
For the years ended December 31, 2013, all outstanding options and all Ordinary shares (with liquidation preference) and Class B, C, D, E, F1 and F2 shares were excluded from the calculation of the diluted earnings per share, since their effect was anti-dilutive.
For the years ended December 31, 2012 and 2011, all outstanding options and all Ordinary Shares (with liquidation preference) and Class B, C, D and E shares were excluded from the calculation of diluted loss per share for the year since their effect was anti-dilutive.
Unaudited Pro Forma EPS
The following represents the proforma EPS calculation assuming the conversion of all outstanding shares (including Class A Ordinary shares) to Ordinary shares (with no liquidation preferences) for the year ended December 31, 2013:

U.S. dollars in thousands (except share and per share data)
Unaudited
Basic EPS
Numerator
Net income	19,920
Denominator
Weighted average Ordinary shares outstanding	39,135,192
Diluted EPS
Numerator
Net income	19,920
Denominator
Weighted average number of shares used in the computation of basic earnings per share	39,135,192
Dilutive options	1,851,150
Weighted average number of shares used in the computation of diluted earnings per share	40,986,342
Net income per share
Basic	0.51
Diluted	0.49

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10   TAXES ON INCOME
a. Tax rates
Each of the Company’s subsidiaries is taxed under the applicable law, in accordance with the country of its residence. The enacted statutory tax rates applicable to the significant subsidiaries of the Company’s subsidiaries are as follows:
Cypriot subsidiary — income is taxed at the corporate tax rate. The Corporate tax rate in Cyprus was 12.5% in 2013. The Cypriot subsidiary can offset profits arising in future years with taxable losses (carryforward losses) for the previous five years from the fiscal year in which the losses were incurred. Interest income is taxed at the Defence tax rate. The Defence tax rates in Cyprus were as follows: 2012 — 15%, 2013 — 30% (effective from May 1, 2013).
The Israeli subsidiary is taxed under the Israeli law. Income not eligible for benefits under the Investment Law mentioned below is taxed at the corporate tax rate. Corporate tax rates in Israel were as follows: 2011 — 24%, 2012 — 25%, 2013 — 25%. Pursuant to recent amendment of the Israeli Income Tax Ordinance the corporate tax rate will increase to 26.5% commencing on January 1, 2014.
The Company has determined to permanently reinvest its undistributed income with respect to undistributed foreign subsidiaries’ earnings and does not currently foresee a need to distribute dividends from these earnings. Accordingly, no related deferred tax liability has been provided.
Upon distribution of those earnings in the form of dividends or otherwise, the Company may be subject to both income taxes and withholding taxes. As of December 31, 2013, the undistributed earnings approximated $9 million. An assessment of the tax that would have been payable had the Company’s foreign subsidiaries distributed their income to the Company is not practicable because of the multiple tax rates and different tax regimes through the years.
Israel Tax benefits under the Law for Encouragement of Capital Investments, 1959 (the “Law”)
The Israeli subsidiary has been granted with a “Benefited Enterprise” status, which provides certain benefits, including tax exemptions for undistributed income and reduced tax rates. The Israeli subsidiary is entitled to tax exemption during a period of ten years commencing 2005. The proportion of the Israeli subsidiary’s taxable income entitled to tax exemption is calculated on the basis of the ratio between the turnover attributed to the “Benefited Enterprise” and the whole turnover of the Israeli subsidiary. The turnover attributed to the “Benefited Enterprise” is calculated, by taking the increase resulting from the comparison of the Israeli subsidiary’s turnover with its “base” turnover, which is the average turnover attributed to the last three years before the activation of the “Benefited Enterprise”, or by applying such other basis as is stipulated in the instrument of approval. The Israeli subsidiary elected 2005 as its “Implementation Year” as stipulated in the Law, and notified the Israeli Tax Authorities that it elects 2007, 2009 and 2012 as its “Expansion Years”, as stipulated in the Law.
In the event of distribution of a cash dividend from income which was tax exempt as set forth above, the Israeli subsidiary would have to pay the 25% tax in respect of the amount distributed.
The entitlement to the above benefits is conditional upon the Israeli subsidiary’s fulfilling certain conditions. In the event of failure to comply with these conditions, the entitlement for benefits might be cancelled and the Israeli subsidiary might be required to refund the amount of the benefits, in whole or in part, with the addition of linkage differences to the Israeli CPI and interest. As part of the requirements necessary to be granted with this status, the Israeli subsidiary was recognized during 2006, by the Chief Scientist Office as a “Research and Development company”. The Company’s management believes that all conditions are fulfilled and therefore these financial statements were prepared under the assumption that the Israeli subsidiary is entitled to those benefits.

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10   TAXES ON INCOME (Continued)

b. Tax assessments
The Israeli subsidiary has final tax assessments through 2009. Mobileye N.V. has final tax assessments through 2012, and the Cypriot subsidiary has final tax assessments through 2008. All other Company’s subsidiaries have not been assessed since incorporation.
c. Carryforward tax losses
Carryforward tax losses related to the Cypriot subsidiary totaled approximately $23,779 thousand as of December 31, 2013.
During the year ended December 31, 2013, the Company released its valuation allowance on deferred tax assets of the Cypriot subsidiary, as it is no longer in a three-year cumulative loss position and management believes that it is more likely than not that the deferred tax asset will be realized within the foreseeable future.
As of the years ended December 31, 2012 and 2011, a valuation allowance in the amount of approximately $5,850 thousand and $9,936 thousand, respectively, has been recorded in respect of deferred tax assets relating to these losses.
Carryforward capital losses for tax purposes totaled approximately $85 thousand at December 31, 2013. Such losses have no expiration date.
d. Profit (loss) before taxes on income included in the statements of operations
Profit (loss) before taxes on income is comprised as follows:

	Year ended December 31,
	2013	2012	2011
	U.S. dollars in thousands
Domestic (Netherlands)	(109)	50	211
Foreign	17,755	231	(13,150)
	17,646	281	(12,939)

e. Benefit (taxes) on income included in the statement of operations
Benefit (taxes) on income for the years ended December 31, 2013, 2012 and 2011 was composed of the following:

	Year ended December 31,
	2013	2012	2011
	U.S. dollars in thousands
Current taxes:
Domestic (Netherlands)	—	—	—
Foreign	(713)	(327)	(466)
	(713)	(327)	(466)
Deferred taxes:
Domestic (Netherlands)	—	—	—
Foreign	2,987	(7)	19
	2,987	(7)	19
	2,274	(334)	(447)

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10   TAXES ON INCOME (Continued)

f. Taxes on income reconciliation
A reconciliation of the theoretical tax expense assuming all income is taxed at the statutory rate to taxes on income as reported in the statements of operations:

	Year ended December 31,
	2013	2012	2011
	U.S. dollars in thousands
Income (loss) before taxes on income as reported in the statements of operations	17,646	281	(12,939)
Statutory tax rate in the Netherlands	25%	20%	25%
Theoretical tax benefit (taxes on income)	(4,412)	(56)	3,235
Increase (decrease) in taxes on income resulting from:
Tax adjustment for foreign subsidiaries subject to a different tax rate	1,292	(212)	(3,415)
Usage of carry forward tax losses in the Cypriot subsidiary	3,276	—	—
Reversal of valuation allowance in the Cypriot subsidiary	2,574	—	—
Non-deductible expenses	(34)	(25)	(94)
Other	(422)	(41)	(173)
Tax benefit (taxes) on income as reported in the statements of operations	2,274	(334)	(447)

g. Uncertain tax positions
The following is a roll-forward of the Company’s unrecognized tax positions for the years ended December 31, 2013, 2012 and 2011:

U.S. dollars in thousands
Balance at January 1, 2011	728
Increase in unrecognized tax positions as a result of tax positions taken during the current year	227
Decrease in unrecognized tax positions as a result of statute of limitation expirations	(60)
Balance at December 31, 2011	895
Increase in unrecognized tax positions as a result of tax positions taken during the current year	186
Decrease in unrecognized tax positions as a result of statute of limitation expirations	(179)
Balance at December 31, 2012	902
Increase in unrecognized tax positions as a result of tax positions taken during the current year	798
Decrease in unrecognized tax positions as a result of statute of limitation expirations	(298)
Balance at December 31, 2013	1,402

All of the above amounts of unrecognized tax benefits would affect the effective tax rate if recognized. There are no anticipated changes in the uncertain tax positions in the next twelve months.

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10   TAXES ON INCOME (Continued)

h. Deferred income taxes
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2013	2012
	U.S. dollars in thousands
Deferred tax assets
Net operating losses carryforward	2,972	—
Provisions for employee benefits	53	39
Deferred tax assets − short-term − other current assets	3,025	39
Liability in respect of employee rights upon retirement, net	70	61
Net operating losses carryforward		5,850
Deferred tax assets, before valuation allowance – Long-term	70	5,911
Less − valuation allowance	—	(5,850)
Deferred tax assets, net − Long-term	70	61

Realization of this deferred tax balance is conditional upon earning, in the coming years, taxable income. The amount of the deferred tax asset, however, could be reduced in the near term if estimates of future taxable income are reduced.
NOTE 11   SUPPLEMENTARY STATEMENTS OF OPERATIONS INFORMATION

	Year ended December 31,
	2013	2012	2011
	U.S. dollars in thousands
a. Research and development expenses, net
Research and development expenses	32,820	25,860	22,852
Less −
participation in research and development	(10,511)	(9,994)	(7,475)
	22,309	15,866	15,377

	Year ended December 31,
	2013	2012	2011
	U.S. dollars in thousands
b. Financial income (expenses), net
Foreign currency gains (losses), net	1,972	688	(2,185)
Bank charges	(117)	(113)	(101)
Loss from sales of marketable securities	(466)	(173)	(423)
	1,389	402	(2,709)

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11   SUPPLEMENTARY STATEMENTS OF OPERATIONS INFORMATION (Continued)

c.
  The Israeli subsidiary receives grants from the Israeli Ministry of Industry, Trade and Labor, as part of an employment encouragement plan it takes part in. The grants are granted in respect of the Israeli subsidiary hiring new employees and subject to the conditions stipulated in the plan above mentioned. The Israeli subsidiary records these grants as a reduction of salary expenses. Total grants recorded during the years ended December 31, 2013, 2012 and 2011 were approximately $149 thousand, $94 thousand and $300 thousand, respectively.
NOTE 12   SEGMENT INFORMATION
The Company operates under two operating segments: (i) Original Equipment Manufacturing (“OEM”) and (ii) After Market (“AM”).
The Company’s chief operating decision-maker (CEO of the Company) evaluates performance, makes operating decisions and allocates resources based on the financial data of these operating segments. Segment performance reported excludes stock-based compensation.
The measure of assets has not been disclosed for each segment as it is not regularly reviewed by the CODM.
The following is segment results for the years ended December 31, 2013, 2012 and 2011:

	Year ended December 31, 2013
	OEM	AM	Amounts not allocated to segments	Consolidated
	U.S. dollars in thousands
Revenues	63,290	17,955		81,245
Cost of revenues	15,907	5,207	16	21,130
Gross profit	47,383	12,748		60,115
Research and development, net	18,362	1,627	2,320	22,309
Sales and Marketing	337	6,133	5,861	12,331
General and administrative	4,767	576	4,934	10,277
Segment performance	23,917	4,412		15,198
Interest income				1,059
Financial income (expenses), net				1,389
Profit (loss) before taxes on income				17,646

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12   SEGMENT INFORMATION (Continued)

	Year ended December 31, 2012
	OEM	AM	Amounts not allocated to segments	Consolidated
	U.S. dollars in thousands
Revenues	27,818	12,467		40,285
Cost of revenues	8,135	4,052	32	12,219
Gross profit	19,683	8,415		28,066
Research and development, net	13,100	1,642	1,124	15,866
Sales and marketing	438	5,431	565	6,434
General and administrative	6,750	534	134	7,418
Segment performance	(605)	808		(1,652)
Interest income				1,531
Financial income (expenses), net				402
Income before taxes on income				281

	Year ended December 31, 2011
	OEM	AM	Amounts not allocated to segments	Consolidated
	U.S. dollars in thousands
Revenues	12,526	6,642		19,168
Cost of revenues	4,173	2,690		6,863
Gross profit	8,353	3,952		12,305
Research and development, net	12,459	2,130	788	15,377
Sales and marketing	256	5,593	285	6,134
General and administrative	2,007	515	45	2,567
Segment performance	(6,369)	(4,286)		(11,773)
Interest income				1,543
Financial expenses, net				(2,709)
Loss before taxes on income				(12,939)

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13   ENTITY-WIDE DISCLOSURE
a. Total revenues based on the country that the product is shipped to and long-lived assets geographical locations were as follows:

	As of and for the year ended December 31,
	2013		2012		2011
	Total revenues	Long-lived assets	Total revenues	Long-lived assets	Total revenues	Long-lived assets
	U.S. dollars in thousands
USA	52,679	110	24,353	55	8,572	42
Japan	9,642	29	4,102	26	2,254	22
Sweden	8,743	—	3,639	—	530	—
EUROPE − other	4,468	8	3,079	3	4,591	—
Israel	1,995	12,756	2,509	9,396	705	7,752
APAC − other	2,105	94	1,143	201	1,551	157
South America	1,496	—	1,370	—	921	—
Africa	117	—	90	—	44	—
	81,245	12,997	40,285	9,681	19,168	7,973

b. Major Customers
Revenues and accounts receivable from major customers each of whom amount to 10% or more of total revenues reported in the financial statements:

	Year ended December 31,
	2013	2012	2011
	U.S. dollars in thousands
Revenues from major customers	56,941	24,495	9,748
Percent of total revenues
Customer A	34%	29%	10%
Customer B	18%	*	*
Customer C	11%	*	*
Customer D	*	11%	*
Customer E	*	*	13%
Customer F	*	*	14%
Accounts receivable from major customers	7,404	2,944	3,743
Percent of total accounts receivables
Customer A	*	17%	13%
Customer B	40%	*	17%
Customer C	*	*	*
Customer D	*	*	13%
Customer E	*	*	*
Customer F	13%	18%	21%

*
  Less than 10%.

MOBILEYE N.V.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14   VALUATION AND QUALIFYING ACCOUNTS

	Warranty provision	Allowance for doubtful accounts	Valuation allowance for deferred tax assets
	U.S. dollars in thousands
Balance, as of January 1, 2011	221	25	8,797
Additions	22	—	1,139
Balance, as of December 31, 2011	243	25	9,936
Additions	49	—	94
Deductions	(33)	—	(4,180)
Balance, as of December 31, 2012	259	25	5,850
Additions	136	25	—
Deductions	(88)	—	(5,850)
Balance, as of December 31, 2013	307	50	—

NOTE 15   SUBSEQUENT EVENTS
Subsequent to December 31, 2013, the Company granted to its employees additional 2,566,620 options exercisable into the same amount of the Company’s Ordinary shares, at a weighted average exercise price of $34.9 per share. Of these options, 2,300,000 were granted to two of the Company executive officers, who are also shareholders.
In addition, the Company decided to increase the stock option plan pool, from 11% to up to 18% options out of the Company’s outstanding aggregate number of shares of all classes. See also note 8d.
The Company has evaluated subsequent events through May 8, 2014, which is the date the financial statements were available to be issued. The Company also evaluated subsequent events through June 16, 2014, as part of its reissuance of its financial statements.

MOBILEYE N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2014	2013
	U.S. dollars in thousands
Assets
CURRENT ASSETS:
Cash and cash equivalents	64,274	72,560
Short-term deposits	13,836	5,006
Marketable securities	51,341	46,718
Restricted cash	78	78
Trade accounts receivables, net	21,093	12,490
Inventories	11,881	11,354
Other current assets	5,982	7,025
TOTAL CURRENT ASSETS	168,485	155,231
LONG-TERM ASSETS:
Property and equipment, net	8,888	5,697
Funds in respect of employee rights upon retirement	7,249	6,962
Other assets	420	338
TOTAL LONG-TERM ASSETS	16,557	12,997
TOTAL ASSETS	185,042	168,228

MOBILEYE N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	December 31,
	2014	2013
	U.S. dollars in thousands
Liabilities and shareholders’ equity
CURRENT LIABILITIES –
Accounts payable and accrued expenses	11,948	11,096
Employee related accrued expenses	3,718	3,338
Other current liabilities	1,303	1,441
TOTAL CURRENT LIABILITIES	16,969	15,875
LONG TERM LIABILITES:
Liability in respect of employee rights upon retirement	8,681	8,313
Long term liabilities	3,300	1,402
TOTAL LONG TERM LIABILITIES	11,981	9,715
COMMITMENTS AND CONTINGENT LIABILITIES (Note 4)
TOTAL LIABILITIES	28,950	25,590
SHAREHOLDERS’ EQUITY:
Class B Ordinary shares, EUR 0.01 par value: 5,000,000 shares at March 31, 2014 and December 31, 2013 authorized; 1,340,704 issued and outstanding at March 31, 2014 and December 31, 2013	15	15
Class C Ordinary shares, EUR 0.01 par value: 5,000,000 shares at March 31, 2014 and December 31, 2013 authorized; 678,098 issued and outstanding at March 31, 2014 and December 31, 2013	7	7
Class D Ordinary shares, EUR 0.01 par value: 10,000,000 shares at March 31, 2014 and December 31, 2013 authorized; 6,432,991 issued and outstanding at March 31, 2014 and December 31, 2013	83	83
Class E Ordinary shares, EUR 0.01 par value: 4,000,000 shares at March 31, 2014 and December 31, 2013 authorized; 2,349,940 issued and outstanding at March 31, 2014 and December 31, 2013	31	31
Class F1 Ordinary shares, EUR 0.01 par value: 3,000,000 shares at March 31, 2014 and December 31, 2013 authorized; 2,865,330 issued and outstanding at March 31, 2014 and December 31, 2013	33	33
Class F2 Ordinary shares, EUR 0.01 par value: 13,000,000 shares at March 31, 2014 and December 31, 2013 authorized; 8,309,456 issued and outstanding at March 31, 2014 and December 31, 2013	96	96
Ordinary shares (with liquidation preferences), EUR 0.01 par value: authorized 40,000,000 shares at March 31, 2014 and December 31, 2013; 12,111,943 issued and outstanding at March 31, 2014 and December 31, 2013	136	136
Class A Ordinary shares, EUR 0.01 par value: 20,000,000 shares at March 31, 2014 and December 31, 2013 authorized; 6,414,167 issued and outstanding at March 31, 2014 and December 31, 2013	69	69
Additional paid-in capital	275,229	242,443
Accumulated other comprehensive income	839	612
Accumulated deficit	(120,446)	(100,887)
TOTAL SHAREHOLDERS’ EQUITY	156,092	142,638
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	185,042	168,228

The accompanying notes are an integral part of the condensed consolidated financial statements.

MOBILEYE N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
	2014	2013
	U.S. dollars in thousands (except per share data)
REVENUES	35,649	11,738
COST OF REVENUES	8,810	3,213
GROSS PROFIT	26,839	8,525
OPERATING COSTS AND EXPENSES:
RESEARCH AND DEVELOPMENT, net	8,621	4,606
SALES AND MARKETING	2,842	4,890
GENERAL AND ADMINISTRATIVE	30,851	2,291
OPERATING LOSS	(15,475)	(3,262)
INTEREST INCOME	385	351
FINANCIAL INCOME (EXPENSES), net	(286)	536
LOSS BEFORE TAXES ON INCOME	(15,376)	(2,375)
TAXES ON INCOME	(4,183)	(192)
NET LOSS	(19,559)	(2,567)
BASIC AND DILUTED LOSS PER SHARE:
Net income (loss) applicable to Class A Ordinary shares	(19,559)	(2,567)
Basic and diluted	(3.05)	(0.32)
WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTATION OF LOSS PER CLASS A ORDINARY SHARE (IN THOUSANDS) –
basic and diluted	6,414	8,038
PRO FORMA BASIC AND DILUTED LOSS PER SHARE (UNAUDITED):
Net loss	(19,559)
Basic and diluted (unaudited pro forma)	(0.48)
WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTATION OF EARNINGS PER SHARE (IN THOUSANDS):
Basic and diluted (unaudited pro forma)	40,503

The accompanying notes are an integral part of the condensed consolidated financial statements.

MOBILEYE N.V.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three months ended March 31,
	2014	2013
	U.S. dollars in thousands
NET INCOME (LOSS)	(19,559)	(2,567)
OTHER COMPREHENSIVE INCOME (LOSS) –
unrealized gain (loss) on marketable securities	227	(37)
TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	227	(37)
TOTAL COMPREHENSIVE INCOME (LOSS)	(19,332)	(2,604)

The accompanying notes are an integral part of the condensed consolidated financial statements.

MOBILEYE N.V.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(UNAUDITED)

	Capital stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total shareholders’ equity
	U.S. dollars in thousands
BALANCE AT JANUARY 1, 2014	470	242,443	(100,887)	612	142,638
CHANGES DURING THE THREE MONTHS PERIOD ENDED MARCH 31, 2014:
Exercise of options		613			613
Comprehensive income (loss)			(19,559)	227	(19,332)
Share-based compensation		32,173			32,173
BALANCE AT MARCH 31, 2014	470	275,229	(120,446)	839	156,092

The accompanying notes are an integral part of the condensed consolidated financial statements.

MOBILEYE N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three months ended March 31,
	2014	2013
	U.S. dollars in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) for the period	(19,559)	(2,567)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	516	366
Exchange rate differences on cash and cash equivalents	109	23
Liability in respect of employee rights upon retirement	368	446
Loss (gain) and exchange rate differences from marketable securities	230	(436)
Share-based compensation	32,173	4,496
Changes in asset and liabilities:
Trade accounts receivables, net	(8,603)	556
Other current assets	1,043	(1,895)
Inventories	(527)	(314)
Other long-term assets	(82)	(27)
Accounts payables and accrued expenses	(2,773)	(716)
Employee-related accrued expenses	380	153
Other current-liabilities	(138)	(193)
Long-term liabilities	1,898	103
Net cash provided by (used in) operating activities	5,035	(5)
CASH FLOWS FROM INVESTMENT ACTIVITIES:
Change in short-term deposits	(8,830)	2,079
Proceeds from maturities / sales of marketable securities	4,212	7,003
Purchase of marketable securities	(8,838)	(2,743)
Funds in respect of employee right upon retirement	(287)	(349)
Purchase of property and equipment	(82)	(442)
Net cash provided by (used in) investing activities	(13,825)	5,548
CASH FLOWS FROM FINANCING ACTIVITIES:
Exercise of options	613	76
Net cash provided by financing activities	613	76
EXCHANGE RATE DIFFERENCES ON CASH AND CASH EQUIVALENTS	(109)	(23)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(8,286)	5,596
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	72,560	14,979
BALANCE OF CASH AND CASH AND CASH EQUIVALENTS AT END OF YEAR	64,274	20,575
SUPPLEMENTARY INFORMATION ON ACTIVITIES NOT INVOLVING CASH FLOWS:
Income taxes paid	177	192
Non-cash purchase of property and equipment	3,625	957

The accompanying notes are an integral part of the condensed consolidated financial statements.

MOBILEYE N.V.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
NOTE 1   GENERAL AND BASIS OF PRESENTATION
Organization
Mobileye N.V. was incorporated in the Netherlands in 2001 and is the parent company of the following subsidiaries: Mobileye Inc., a company incorporated in the United States (the “US subsidiary”), Mobileye Technologies Ltd., a company incorporated in Cyprus (the “Cypriot subsidiary”), Mobileye Vision Technologies Ltd., a company incorporated in Israel (the “Israeli subsidiary”), Mobileye Japan Ltd, a company incorporated in Japan (the “Japanese subsidiary”) and Mobileye Germany GmbH, a company incorporated in Germany (the “German subsidiary”). In April 2013, Mobileye N.V. established a new wholly owned subsidiary in China in the name of Mobileye Auto Service (Shanghai) Co. Ltd. (the “Chinese subsidiary”).
The Company and its subsidiaries together (the “Company”) is a global leader in the design and development of camera-based Advanced Driver Assistance Systems (“ADAS”) covering the entire range of vision applications for onboard driving assistance.
The Company’s Chief Operating Decision Maker manages the Company on the basis of two operating segments: (i) Original Equipment Manufacturing (“OEM”) and (ii) After Market (“AM”). The OEM segment supplies core intelligence of complete systems to Tier 1 manufacturers in the automotive industry. In the OEM segment, the Company supplies System on Chip (SoC) which includes core intelligence to be ultimately implemented within new vehicles through Tier 1 manufacturers who are system integrators to the automotive industry. In the AM segment the Company sells a complete system which offers a variety of advanced driver assistance functions to customers being primarily fleet commercial vehicles, fleet management system providers, new vehicle dealers and importers either directly, through distributors or through insurance companies.
Basis of Presentation
The condensed consolidated financial statements included herein have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and on the same basis as the audited consolidated financial statements.
The condensed consolidated statements of operations, comprehensive loss and cash flows for the periods ended March 31, 2014 and 2013 as well as the condensed consolidated balance sheet as of March 31, 2014 and changes in shareholders’ equity and cash flows for the periods ended March 31, 2014 are not audited but in the opinion of management reflect all adjustments that are of a normal recurring nature and that are considered necessary for a fair statement of the results of the periods presented. Certain information and disclosures normally included in audited financial statements have been omitted in these condensed consolidated financial statements pursuant to the rules and regulations of the SEC. Because the condensed consolidated financial statements do not include all of the information and disclosures required by U.S. GAAP for annual financial statements, they should be read in conjunction with the audited consolidated financial statements and notes. The results for the three months ended March 31, 2014 are not necessarily indicative of a full fiscal year’s results.
Intercompany accounts and transactions within the Company have been eliminated.
Recent Accounting Pronouncements
On May 28, 2014, the FASB and IASB issued their converged standard on revenue recognition. The objective of the revenue standard (ASC 606) is to provide a single, comprehensive revenue recognition model for all contracts with customers to improve comparability within industries, across industries, and across capital markets. The revenue standard contains principles that an entity will apply to determine the measurement of revenue and timing of when it is recognized. The underlying

MOBILEYE N.V.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

NOTE 1   GENERAL AND BASIS OF PRESENTATION (Continued)

principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. For public companies, the revenue standard is effective for the first interim period within annual reporting periods beginning after December 15, 2016 and early adoption is not permitted. Given the recentness of the standard, the Company has not fully evaluated the impact the standard will have on its revenue recognition policies.
NOTE 2   FAIR VALUE MEASUREMENT
The Company measures fair value and discloses fair value measurements for financial assets and liabilities. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
The fair value of marketable securities is based on quoted market prices in active markets (level 1). Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.
The cost, aggregate fair value and unrealized holding gains and losses by major security types were as follows:

	As of March 31, 2014
	Cost	Aggregate fair value	Unrealized gains, net
	U.S. dollars in thousands
Government and corporate debentures	49,914	50,700	786
Other	588	641	53
	50,502	51,341	839

	As of December 31, 2013
	Cost	Aggregate fair value	Unrealized gains, net
	U.S. dollars in thousands
Government and corporate debentures	45,518	46,114	596
Other	588	604	16
	46,106	46,718	612

Short term deposits included in cash and cash equivalents were $32,032 thousand and $31,935 thousand as of March 31, 2014 and December 31, 2013, respectively.
The carrying amount of financial instruments, which include cash and cash equivalents, short-term deposits, marketable securities, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their generally short maturities.

MOBILEYE N.V.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

NOTE 3   INVENTORIES
Inventories are composed of the following:

	March 31, 2014	December 31, 2013
	U.S. dollars in thousands
Raw materials	2,255	2,387
Work in process	444	282
Finished goods and spare parts	9,182	8,685
Total	11,881	11,354

NOTE 4   COMMITMENTS AND CONTINGENT LIABILITIES:
Commitments:
a. Royalty and commissions bearing agreements
The Cypriot subsidiary signed a number of license agreements and technology transfer agreements with third parties. The agreements allow the Cypriot subsidiary to utilize and leverage the third parties’ technology in order to integrate it into the Company’s products (“Integrated Product”). In consideration thereof, the Cypriot subsidiary is obligated to pay royalties to each of the third parties, for each unit of the applicable Integrated Product sold to other parties. Some agreements include special terms, such as entitlement of the third party to purchase from the Cypriot subsidiary the applicable integrated product at a specified purchase price as stipulated in the agreement.
As a result, the Company recorded during the three months ended March 31, 2014 and 2013, expenses of approximately $442 thousand and $168 thousand, respectively. These expenses are classified as a component of cost of revenues.
In connection with multiple contractor and agent agreements, the Company is committed to pay commissions ranging between 1% and 3% of the direct sales earned directly as a result of these agreements. These expenses are classified as a component of sales and marketing.
b. Bank guarantees
As of March 31, 2014, the Israeli subsidiary had secured several bank guarantees in a total amount of approximately $1,578 thousand (denominated in NIS) mainly in connection with a lease agreement and the employment encouragement plan of the Israeli Ministry of Industry, Trade and Labor plan it had undertaken.
c. Contingent liabilities:
In October 2012, the Cypriot and Israeli subsidiaries received a lawsuit filed by a former consultant of the Cypriot subsidiary, claiming Euro 260 thousand (approximately $340 thousand) for early termination of the consultancy agreement, reputational damages and interest. On January 22, 2014, the Court rejected the former consultant’s claim and the case was dismissed.
NOTE 5   EQUITY
Employee and Non-employee stock options:
Options to employees and service providers
The Company has adopted a stock option plan (the “Plan”), whereby up to 18% (out of the Company’s issued and outstanding aggregate number of shares of all classes) options may be granted

MOBILEYE N.V.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

NOTE 5   EQUITY (Continued)

to employees, officers, directors, consultants and service providers for purchase of the Company’s Ordinary shares. Under the terms of the Plan, the board of directors or the designated committee will grant options and will determine the period over which options become exercisable and the exercise terms. The grant of options to Israeli employees, officers, directors, consultants and service providers under the Plan is subject to terms stipulated by Section 102 of the Israeli Income Tax Ordinance (“the Ordinance”). The Company usually grants options that vest over a period of 4.5 years and expire 7 years after grant. Each option can be exercised into one Ordinary share EUR 0.01 par value of the Company.
The following table summarizes information about options under the Company’s plan outstanding at March 31, 2014.

Exercise price	Number outstanding at March 31	Number exercisable at March 31	Weighted average remaining contractual life (in years)
(US $)	2014	2014	2014
0.48 – 1.88	513,905	492,905	2.92
2.77 – 3.88	139,435	139,435	2.76
5.65 – 7.2	234,675	234,675	2.76
11.37 – 14.953	377,920	375,555	2.58
18.5	1,973,766	633,131	5,45
34.9 – 35.5	2,768,920	775,638	6.82
	6,008,621	2,651,339

Following is a summary of the option activity for the three months ended March 31, 2014.

	Three months ended March 31,
	2014
	Number	Weighted average exercise price
		$
Options outstanding at beginning of period	3,498,894	14.87
Changes during the period:
Granted	2,549,620	34.9
Exercised	—
Forfeited	(39,893)	9.38
Options outstanding at end of period	6,008,621	23.41
Options exercisable at period-end	2,651,339	17.44

MOBILEYE N.V.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

NOTE 5   EQUITY (Continued)

On January 13, 2014 the Company granted two of its officers, who are also shareholders, 2,300,000 options, exercisable into the same amount of the Company’s Ordinary shares (with liquidation preference), at an exercise price of $34.9 per share, 770,000 options were vested immediately and the remainder vest over two years.
The fair value of options granted was estimated using the Black-Scholes option pricing model, and based on the following assumptions:

Three months ended March 31, 2014
Risk-free interest rate	0.7% – 2.17%
Expected option term	5.54 – 7.27 years
Expected price volatility	41% – 53%
Dividend yield	0%
Weighted average fair value at the date of grant	$29.68

The Company’s computation of expected volatility was based on comparable companies. The expected option term was calculated in accordance with the simplified method in accordance with ASC 718. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.
As of March 31, 2014, there was approximately $57.3 million of total unrecognized compensation expense related to unvested share-based compensation grants under the Plan. That cost is expected to be recognized over a weighted-average period of 1.73 years.
Share-based compensation expenses included in the Company’s Statements of Operations were:

	Three months ended March 31,
	2014	2013
	U.S. dollars in thousands
Cost of revenues	8	—
Research and development, net	1,270	408
Sales and marketing	1,080	3,539
General and administrative	29,815	549
Total stock-based compensation	32,173	4,496

MOBILEYE N.V.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

NOTE 6   EARNINGS (LOSS) PER CLASS A ORDINARY SHARE:

	Three months ended March 31
	2014	2013
	U.S. dollars in thousands (except per share data)
Basic and diluted EPS for Class A Ordinary Shares
Numerator:
Net loss	(19,559)	(2,567)
Net loss applicable to Class A Ordinary shares	(19,559)	(2,567)
Denominator – Weighted average Class A Ordinary shares outstanding	6,414	8,038
Net loss per share – basic and Diluted	(3.05)	(0.32)

For the three months period ended March 31, 2014 and 2013, all outstanding options and all Ordinary shares (with liquidation preference) and Class B, C, D, E, F1 and F2 shares were excluded from the calculation of the diluted earnings per share, since their effect was anti-dilutive.
Unaudited Proforma EPS
The following represents the proforma EPS calculation assuming the conversion of all outstanding shares (including Class A Ordinary shares) to Ordinary shares (with no liquidation preferences) for the three months ended March 31, 2014 and 2013:

Three months ended March 31, 2014
U.S. dollars in thousands (except per share data)
Unaudited
Basic EPS – numerator – net loss	(19,559)
Denominator – Weighted average Ordinary shares outstanding	40,503
Diluted EPS – numerator – net loss	(19,559)
Denominator:
Weighted average number of shares used in the computation of basic earnings per share	40,503
Dilutive options	—
Weighted average number of shares used in the computation of diluted earnings per share	40,503
Net loss per share:
Basic and diluted	(0.48)

MOBILEYE N.V.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

NOTE 7   TAXES ON INCOME:
a. Carry forward tax losses
Carryforward tax losses related to the Cypriot subsidiary totaled approximately $6,425 thousand as of March 31, 2014. During the three month period ended March 31, 2014, the Company utilized carryforward tax losses of $17,354 thousand.
Carryforward capital losses for tax purposes totaled approximately $85 thousand at March 31, 2014. Such losses have no expiration date.
b. Tax rate
The effective tax rate changed significantly in the three months ended March 31, 2014 compared to the prior period as a result of the Cypriot subsidiary having taxable income in the current period and as a result of an increase in unrecognized tax positions taken in the current period.
c. Uncertain tax positions
The following is a roll-forward of the Company’s unrecognized tax positions for the three months ended March 31, 2014:

U.S. dollars in thousands
Balance at January 1, 2014	1,402
Increase in unrecognized tax positions as a result of tax positions taken in the current period	1,898
Balance at March 31, 2014	3,300

All of the above amounts of unrecognized tax benefits would affect the effective tax rate if recognized. There are no anticipated changes in the uncertain tax positions in the next twelve months.
NOTE 8   SUPPLEMENTARY STATEMENTS OF OPERATIONS INFORMATION:

	Three months ended March 31
	2014	2013
	U.S. dollars in thousands
Research and development expenses, net:
Research and development expenses	10,761	6,918
Less – participation in research and development	(2,140)	(2,312)
	8,621	4,606

NOTE 9   SEGMENT INFORMATION
The Company operates under two operating segments: (i) Original Equipment Manufacturing (“OEM”) and (ii) After Market (“AM”).
The Company’s chief operating decision-maker (CEO of the Company) evaluates performance, makes operating decisions and allocates resources based on the financial data of these operating segments. Segment performance reported excludes stock-based compensation.

MOBILEYE N.V.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

NOTE 9   SEGMENT INFORMATION (Continued)

The measure of assets has not been disclosed for each segment as it is not regularly reviewed by the CODM.
The following is segment results for the three months ended March 31, 2014 and 2013:

	Three months ended March 31, 2014
	OEM	AM	Amounts not allocated to segments	Consolidated
	U.S. dollars in thousands
Revenues	31,856	3,793		35,649
Cost of revenues	7,778	1,024	8	8,810
Gross profit	24,078	2,769		26,839
Research and development, net	6,925	426	1,270	8,621
Sales and Marketing	117	1,645	1,080	2,842
General and administrative	859	177	29,815	30,851
Segment performance	16,177	521		(15,475)
Interest income				385
Financial income (expenses), net				(286)
Loss before taxes on income				(15,376)

	Three months ended March 31, 2013
	OEM	AM	Amounts not allocated to segments	Consolidated
	U.S. dollars in thousands
Revenues	9,262	2,476		11,738
Cost of revenues	2,458	755		3,213
Gross profit	6,804	1,721		8,525
Research and development, net	3,819	379	408	4,606
Sales and marketing	7	1,344	3,539	4,890
General and administrative	1,626	116	549	2,291
Segment performance	1,352	(118)		(3,262)
Interest income				351
Financial income (expenses), net				536
Loss before taxes on income				(2,375)

MOBILEYE N.V.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

NOTE 10   ENTITY-WIDE DISCLOSURE:
a. Total revenues based on the country that the product is shipped to and long-lived assets geographical locations were as follows:

	As of and for the three months ended March 31			As of December 31, 2013
	2014		2013
	Total revenues	Long-lived assets	Total revenues
USA	22,040	97	8,586	110
Japan	1,397	24	458	29
Sweden	3,202	—	1,068	—
United Kingdom	4,654	—	67	—
EUROPE – other	1,132	8	765	8
Israel	1,567	16,273	265	12,756
APAC – other	1,306	155	240	94
South America	276	—	276	—
Africa	75	—	13	—
	35,649	16,557	11,738	12,997

b. Major Customers
Revenues and accounts receivable from major customers each of whom amount to 10% or more of total revenues reported in the financial statements:

	Three months ended March 31		December 31, 2013
	2014	2013
	U.S. dollars in thousands
Revenues from major customers:	24,656	6,994
Percent of total revenues:
Customer A	37%	*
Customer B	26%	43%
Customer C	*	11%
Accounts receivable from major customers:	14,377		7,404
Percent of total accounts receivables (at period end):
Customer A	28%		40%
Customer B	34%		*
Customer C	*		13%

*
  Less than 10%.
NOTE 11   SUBSEQUENT EVENTS
The Company has evaluated subsequent events through July 8, 2014, which is the date the financial statements were available to be issued.

GLOSSARY OF SELECTED TERMS
Unless otherwise noted or indicated by context, the following terms used in this prospectus have the following meanings:
Adaptive Cruise Control (ACC) systems automatically adjust a vehicle’s speed to maintain a safe following distance from the vehicle in front of it using cameras, radar or lidar sensors in front of the vehicle to detect the time-to-contact and distance of the vehicle ahead of it.
Adaptive High Beam Control (AHC) automatically adjusts the height of the high-beam pattern depending on traffic conditions to give the driver the maximum amount of illumination.
Autonomous Emergency Braking (AEB) avoids and/or mitigates an imminent collision with another vehicle by automatically applying the brakes to slow down the vehicle. Depending on the host car speed, the collision can be avoided or mitigated. AEB is equivalent to crash imminent braking (CIB), which the NHTSA is currently considering adding to the NCAP.
Construction Zone Assist systems sense and measure the position of possible stationary obstacles located in the periphery of the driving path to enable automatic lateral control of the vehicle to find a “clear path” moving forward in a cluttered scene — such as construction areas.
Drivable Path Delimiter Features provide the sensing technology underlying the support of Construction Zone Assist, whose aim is to find a clear path moving forward in a cluttered scene.
Forward Collision Warning (FCW) systems use cameras, radar or lidar sensors to monitor the area in front of a vehicle and alert the driver of a potential rear-end collision with another vehicle.
Free-Space Analysis is synonymous with Drivable Path Delimiter Features.
Headway Monitoring and Warning (HMW) recognizes the preceding vehicles in the host vehicle’s lane and adjacent lanes and provides accurate time-range (range divided by host car speed) estimation for contact with the targets.
Lane Departure Warning (LDW) systems use visible lane markers to track vehicle position within a lane and issue a warning for an unintended road departure.
Lane Keeping and Support (LKS) is a steering system that provides torque overlay in cases where the host vehicle approaches the lane marker without the turn signal having been activated, both alerting the driver of a lane departure and directing the vehicle to stay in the lane.
Lane Keeping Assistant (LKA) is a Lane Departure Warning (LDW) system in which the controller sends torque input to the steering system in order to keep the vehicle inside lane boundaries.
NCAP means a New Car Assessment Program.
NHTSA means the U.S. National Highway Traffic Safety Administration, a U.S. federal government agency.
Pedestrian Autonomous Emergency Braking (Ped-AEB) is similar to AEB, but here the imminent collision threatens a pedestrian who is stationary, walking, running or emerging behind an occlusion boundary.
Pedestrian Collision Warning (PCW) warns the driver about potential collision with pedestrians.
Traffic Jam Assist systems control the car autonomously up to a pre-set speed during traffic jams by controlling following distance as well as providing active steering input.
Traffic Sign Recognition (TSR) notifies and warns the driver which restrictions may be effective on the current stretch of road.
Vector accelerators (called VMP, PMA, MPC), including off-the-shelf vector accelerators (like DSPs, GPUs, FPGAs) are silicon cores that parallelize certain families of computations to enable much higher throughput per silicon area compared to a CPU architecture.
Speed Limit Indicator (SLI) is the equivalent to TSR, but limited to recognizing speed limit traffic signs.
A-1

Ordinary Shares

Goldman, Sachs & Co.
Morgan Stanley

Deutsche Bank Securities

Barclays
Citigroup

Wells Fargo Securities
Baird
William Blair
Raymond James
Through and including            , 2014 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Item 8.   Exhibits and Financial Statement Schedules
(a)
  The following exhibits are filed herewith:

Number	Exhibit Title
1.1#	Form of Underwriting Agreement
3.1**	Form of Amended and Restated Articles of Association
3.2#	Rules and Regulations (reglement) of the board of directors
4.1**	Global Registration Rights Agreement dated as of August 19, 2013, among the Registrant and all holders of Series D, E and F Shares
4.2**	Founders Agreement dated as of August 15, 2013, among the Registrant and the investors signatory thereto
4.3**	Founders Agreement dated as of August 19, 2013, among the Registrant and the investors signatory thereto
5.1#	Opinion of Van Campen & Partners N.V.
8.1#	Tax Opinion of Morrison & Foerster LLP
8.2#	Tax Opinion of Van Campen & Partners N.V., special Dutch counsel to the Registrant
10.1**	The 2003 Share Option Plan, with Israeli Appendix, as amended
10.2#	Form of Indemnification Agreement
10.3#	Form of Employment Agreement, between Mobileye Vision Technologies Ltd. and Amnon Shashua
10.4#	Form of Employment Agreement, between Mobileye Vision Technologies Ltd. and Ziv Aviram
10.5#	Form of Employment Agreement, between Mobileye Vision Technologies Ltd. and Ofer Maharshak
10.6**	Employment Agreement dated January 8, 1999, between Mobileye Vision Technologies Ltd. and Gaby Hayon
10.7**	Employment Agreement dated October 1, 2000, between Mobileye Vision Technologies Ltd. and Elchanan Rushinek
10.8**	Employment Agreement dated October 14, 2003, between Mobileye Vision Technologies Ltd. and Itay Gat
10.9**	English translation of Unprotected Leasing Agreement made as of January 31, 2008 by and between “Atirey Yeda” and Mobileye Technologies Limited and English summary of addendums thereto
10.10#	Summary of a Sub-Lease Agreement dated April 24, 2012, between Mobileye Vision Technologies Ltd. and OrCam Technologies Ltd., and addendums thereto
10.11†*	Agreement dated October 17, 2006, between Mobileye Technologies Limited and STMicroelectronics N.V., as amended
10.12†*	Manufacturing Agreement, dated January 29, 2013, between Mobileye Technologies Limited and Golden Vast Macao Commercial Offshore Limited
21.1**	List of Subsidiaries
23.1#	Consent of Van Campen & Partners N.V. (included in Exhibit 5.1)
23.2*	Consent of Kesselman & Kesselman, independent registered public accounting firm

II-1

Number	Exhibit Title
24.1**	Powers of Attorney (included in the signature page)
99.1**	Consent of Eli Barkat, Director-Nominee
99.2**	Consent of Tomaso A. Poggio, Director-Nominee
99.3**	Consent of Judith Richter, Director-Nominee

*
  Filed herewith.
**
  Previously filed.
#
  To be filed by amendment.
†
  Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a confidential treatment request.
II-2

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Jerusalem, Israel, on July 9, 2014.

MOBILEYE N.V.
By:	/s/ Ziv Aviram
	Name:	Ziv Aviram
	Title:	President and Chief Executive Officer
By:	/s/ Ofer Maharshak
	Name:	Ofer Maharshak
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated:

Signature	Title	Date

* Ziv Aviram	President, Chief Executive Officer and Executive Director (Principal Executive Officer)
/s/ Ofer Maharshak Ofer Maharshak	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 9, 2014
* Professor Amnon Shashua	Chairman and Executive Director
* Eyal Desheh	Director
* Peter Seth Neustadter	Director

* By: /s/ Ofer Maharshak Ofer Maharshak Attorney-in-Fact	July 9, 2014

Authorized U.S. Representative:

Mobileye, Inc.
By:	/s/ Ziv Aviram
	Name:	Ziv Aviram
	Title:	Chief Executive Officer
	Date:	July 9, 2014

S-1